UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

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ASIAINFO HOLDINGS, INC.

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ASIAINFO HOLDINGS, INC.

PROPOSED BUSINESS COMBINATION—YOUR VOTE IS VERY IMPORTANT

Dear AsiaInfo Holdings, Inc. Stockholder:

On December 6, 2009, AsiaInfo Holdings, Inc. announced that it had negotiated and executed a definitive Business Combination Agreement, or the Combination Agreement, to combine our business with the business of Linkage Technologies International Holdings Limited, or Linkage Cayman, through our acquisition of 100% of the outstanding share capital of Linkage Cayman’s wholly-owned subsidiary, Linkage Technologies Investment Limited, or Linkage Technologies. Linkage Technologies operates in China through its direct and indirect subsidiaries. Like AsiaInfo, Linkage Technologies is a leading provider of software solutions and IT services for the telecom industry in China. In this letter and in the enclosed Proxy Statement, we refer to our acquisition of Linkage Technologies and its subsidiaries from Linkage Cayman as the “Combination.” We believe the proposed Combination will allow us to leverage both AsiaInfo’s and Linkage Technologies’ leading market positions and complementary customer bases to provide a robust, full-service offering to telecom operators in China.

In the proposed Combination, Linkage Cayman will receive US$60 million, or the Cash Consideration, and 26,832,731 shares of common stock of AsiaInfo, or the Stock Consideration (and together with the Cash Consideration, the “Consideration”), and will distribute the Consideration to its existing shareholders, which shareholders we refer to as the Legacy Linkage Shareholders. Upon completion of the Combination, AsiaInfo’s stockholders will continue to own their existing shares. Upon distribution of the Consideration to the Legacy Linkage Shareholders, the Legacy Linkage Shareholders will own shares representing approximately 35.8% of the outstanding common stock of the combined company, based on the fully-diluted number of shares of AsiaInfo common stock outstanding on December 6, 2009. The value of the Share Consideration to be issued in exchange for 100% of the outstanding share capital of Linkage Technologies will fluctuate with the market price of AsiaInfo’s common stock.

Your vote is very important. The Combination cannot be completed unless our stockholders approve the payment of the Consideration and the amendment to our certificate of incorporation to effect the change of our corporate name to “AsiaInfo-Linkage, Inc.” We are holding a special meeting of our stockholders to vote on the proposals necessary to complete the Combination. Information about this special meeting, the Combination and the other business to be considered by the stockholders is contained in this Proxy Statement. We urge you to read this Proxy Statement carefully. You should carefully consider the Risk Factors beginning on page 23.

Whether or not you plan to attend the special meeting of stockholders, please submit your proxy as soon as possible to make sure that your shares are represented at the special meeting.

Our board of directors recommends that you vote FOR the proposal to approve the payment of the Consideration and FOR the proposal to amend to our certificate of incorporation to effect the change of our corporate name to “AsiaInfo-Linkage, Inc.”

/S/ JAMES DING
James Ding
Chairman of the Board of Directors

ASIAINFO HOLDINGS, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [                    ], 2010

[                    ], 2010

TO THE STOCKHOLDERS OF ASIAINFO HOLDINGS, INC.:

You are cordially invited to attend a special meeting of stockholders of AsiaInfo Holdings, Inc., a Delaware corporation, which we refer to as “AsiaInfo,” “we,” “us” or the “Company,” to be held on [                    ], 2010 at [                    ], local time, at the our executive offices located at 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing, People’s Republic of China.

At the special meeting, you will be asked to consider and vote upon the following matters related to our proposed acquisition of Linkage Technologies Investment Limited, or Linkage Technologies, and its subsidiaries from Linkage Technologies International Holdings, or Linkage Cayman, which transaction we refer to as the “Combination”:

1.	A proposal, which we refer to as the “Consideration Proposal,” to approve the payment of US$60 million, or the Cash Consideration, and the issuance of 26,832,731 shares of common stock of AsiaInfo, or the Stock Consideration (and together with the Cash Consideration, the Consideration), to Linkage Cayman, which Consideration will be distributed to Linkage Cayman’s existing shareholders, which shareholders we refer to as the “Legacy Linkage Shareholders,” as consideration for AsiaInfo’s purchase of 100% of the outstanding share capital of Linkage Cayman’s wholly-owned subsidiary, Linkage Technologies, pursuant to that certain Business Combination Agreement, or the Combination Agreement, by and among AsiaInfo, Linkage Cayman, certain shareholders of Linkage Cayman, and Libin Sun as agent for the shareholders of Linkage Cayman, dated December 4, 2009 a copy of which is attached as Annex A to the Proxy Statement accompanying this notice;

2.	A proposal, which we refer to as the “Name Change Proposal,” to approve the change of the name of AsiaInfo following the completion of the Combination to “AsiaInfo-Linkage, Inc.”;

3.	A proposal, which we refer to as the “Adjournment Proposal,” to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the Consideration Proposal or the Name Change Proposal at the time of the special meeting; and

4.	Such other business as may properly come before the meeting or any adjournment thereof.

After careful consideration, our board of directors (i) determined that the Combination Agreement and the transactions contemplated by the Combination Agreement, including the purchase of 100% of the shares of Linkage Technologies and the change of the Company’s name to “AsiaInfo-Linkage, Inc.,” are in the best interests of AsiaInfo and our stockholders, (ii) approved and authorized the Combination Agreement, the Combination and the other transactions contemplated by the Combination Agreement, and (iii) recommends that you vote “FOR” the approval of the Consideration Proposal, “FOR” the approval of the Name Change Proposal and “FOR” the approval of the Adjournment Proposal at the special meeting. All of our directors support these determinations.

The Proxy Statement and the related materials are dated [                    ], 2010 and are first being mailed to our stockholders on or about [                    ], 2010. Only stockholders who owned shares of our common stock at the close of business on [                    ], 2010, the record date for the special meeting, will be entitled to vote at the special meeting. To vote your shares, you may use the enclosed proxy card, vote via the Internet or telephone or attend the special meeting and vote in person. On behalf of our board of directors, I urge you to complete, sign, date and return the enclosed proxy card, or vote via the Internet or telephone as soon as possible, even if you currently plan to attend the special meeting.

This Proxy Statement provides detailed information about the Combination Agreement and the Combination. The description of the Combination Agreement and all other agreements in this Proxy Statement are subject to the terms of the actual agreements. We encourage you to read this Proxy Statement carefully, including its annexes and the documents we refer to in this Proxy Statement.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Combination, passed upon the merits or fairness of the Combination or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE CONSIDERATION PROPOSAL, THE NAME CHANGE PROPOSAL AND THE ADJOURNMENT PROPOSAL MUST BE ADOPTED BY THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF OUR COMMON STOCK ENTITLED TO VOTE PRESENT (IN PERSON OR BY PROXY) AT THE SPECIAL MEETING AND CONSTITUTING A QUORUM FOR VOTING ON SUCH MATTERS.

Thank you for your support of our company. We look forward to seeing you at the special meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/S/ JAMES DING
James Ding
Chairman of the Board of Directors

i

CERTAIN FREQUENTLY USED TERMS

Unless otherwise specified or the context so requires:

•	“AsiaInfo,” “we,” “us,” or the “Company” refers to AsiaInfo Holdings, Inc., a Delaware corporation, its subsidiaries and consolidated variable interest entities;

•	“AsiaInfo-Linkage, Inc.” refers to the new name of the combined company following the completion of the Combination;

•	“Cash Consideration” refers to the $60 million to be paid to Linkage Cayman in partial consideration for AsiaInfo’s purchase of 100% of the outstanding shares of Linkage Technologies;

•	“China” or “PRC” refers to the People’s Republic of China, excluding, for purposes of this Proxy Statement, Taiwan, Hong Kong and Macau;

•	“closing” refers to the consummation of the Combination;

•

“Combination Agreement” refers to the Business Combination Agreement, dated as of December 4, 2009, by and among AsiaInfo, Linkage Technologies, and certain other parties thereto, a copy of which is attached as Annex A to this Proxy Statement;

•	“Combination” refers to our acquisition of Linkage Technologies and its subsidiaries from Linkage Cayman pursuant to the Combination Agreement;

•	“combined company” refers to our Company following the consummation of the Combination;

•	“Consideration” refers collectively to the Cash Consideration and the Stock Consideration;

•	“Legacy Linkage Shareholders” refers to the existing shareholders of Linkage Cayman;

•	“Linkage Cayman” refers to Linkage Technologies International Holdings Limited, a company organized under the laws of the Cayman Islands, and the holding company for Linkage Technologies;

•	“Linkage HK” refers to Hong Kong Linkage Technology Limited, a Hong Kong company, and a wholly-owned subsidiary of Linkage Technologies;

•	“Linkage Nanjing” refers to Linkage Technology (Nanjing) Co., Ltd., a company organized under the laws of the PRC, and an indirect subsidiary of Linkage Technologies;

•	“Linkage Suzhou” refers to Suzhou United New Science and Technology Corporation, a company organized under the laws of the PRC, and a wholly-owned subsidiary of Linkage Technologies;

•

“Linkage Technologies” refers to Linkage Technologies Investment Limited, a company organized under the laws of the British Virgin Islands, and the wholly-owned subsidiary of Linkage Cayman, and in the context of describing its operations, risk factors and financial results, also includes its subsidiaries;

•	“RMB” and “Renminbi” refers to the legal currency of China;

•	“SEC” refers to the United States Securities and Exchange Commission;

•

“Stock Consideration” refers to the 26,832,731 shares of common stock of AsiaInfo to be issued to Linkage Cayman in partial consideration for AsiaInfo’s purchase of 100% of the outstanding shares of Linkage Technologies; and

•	“$,” “dollars” and “U.S. dollars” refer to the legal currency of the United States.

SUMMARY TERM SHEET

This summary highlights selected information contained in this Proxy Statement, and does not contain all the information that may be important to you. Each section of this summary is qualified in its entirety by reference to the full discussions of the related matters in the body of this Proxy Statement, and we urge you to read carefully this Proxy Statement, including the annexes, in its entirety. Additional important information is also contained in the documents incorporated by reference into this Proxy Statement—see “Where You Can Find More Information” beginning on page 129.

The Combination

AsiaInfo and Linkage Cayman have entered into a Combination Agreement pursuant to which AsiaInfo will purchase 100% of the outstanding share capital of Linkage Technologies, a wholly-owned subsidiary of Linkage Cayman. In consideration for such purchase of shares, AsiaInfo will pay to Linkage Cayman $60 million, or the Cash Consideration, and issue to Linkage Cayman 26,832,731 shares of common stock of AsiaInfo, or the Stock Consideration, and together with the Cash Consideration, the Consideration. The Consideration will be distributed to the Legacy Linkage Shareholders (each of whom is not a U.S. person) in a non-public offering in accordance with Regulation S promulgated under the Securities Act of 1933, as amended, or the Securities Act, on or promptly following the closing of the Combination. The estimated aggregate market value of the Consideration was approximately $734 million as of December 4, 2009, the date the parties entered into the Combination Agreement, and was approximately $689 million as of February 22, 2010.

A copy of the Combination Agreement is attached as Annex A to this Proxy Statement. We encourage you to read the entire Combination Agreement carefully because it is the principal document governing the Combination. For more information on the Combination Agreement, see “The Combination Agreement” beginning on page 65. See “The Companies—AsiaInfo” beginning on page 45.

The Companies

AsiaInfo	AsiaInfo is a leading provider of software solutions and IT services for the telecom industry in China. In addition to providing software and customer solutions to China’s telecom carriers, the Company also offers a wide range of security products and services to small, medium and large sized Chinese enterprises across multiple vertical industries. Organized as a Delaware corporation, AsiaInfo began operations in the United States in 1993. AsiaInfo moved its major operations to China in 1995 and played a significant role in the construction of the national Internet backbones and provincial access networks for all of China’s major national telecom carriers, including China Telecom, China Mobile and China Unicom. The address of AsiaInfo’s principal executive office is 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing, People’s Republic of China, and its telephone number is +8610-8216-6688.

Linkage Technologies	Like AsiaInfo, Linkage Technologies is a leading provider of software solutions and IT services for the telecom industry in China. Linkage Technologies develops and implements core operating systems for all three telecom operators in China, namely, China Mobile, China Telecom and China Unicom. Linkage Technologies conducts its operations through its direct and indirect subsidiaries, including Linkage HK, Linkage Nanjing, and Linkage Suzhou. The address of Linkage Technologies’ principal executive office is No. 16 Building, No. 12 Dinghuaimen, Nanjing 210013, People’s Republic of China, and the telephone number is (86-25) 8375-3888. For more information on Linkage Technologies’ corporate history and structure, see “Information about Linkage Technologies—Corporate History and Structure” beginning on page 76.

AsiaInfo’s Reasons for the Combination

In the course of determining that the Combination and the Combination Agreement are advisable and in the best interests of AsiaInfo and its stockholders, the AsiaInfo board of directors consulted with its management, as well as its financial and legal advisors. The AsiaInfo board of directors concluded that the Combination could enhance stockholder value through:

•   the complementary nature of the technology, products and services of AsiaInfo and Linkage Technologies, which may allow the combined company to better service its customers and accelerate the development of new technology;

•   the ability to broaden and integrate the companies’ products and services, which may enable the combined company to meet the needs of its customer more effectively and efficiently;

•   combined technological resources of AsiaInfo and Linkage Technologies, which may allow the combined company to compete more effectively by providing it with enhanced abilities to develop new products and greater functionality for existing products;

•   the creation of larger sales and services organizations, greater marketing resources, and financial strength, which may present improved opportunities for marketing the products and services of the combined company;

•   the combined experience, financial resources, size and breadth of product and service offerings of AsiaInfo and Linkage Technologies, which may allow the combined company to respond more quickly and effectively to technological change, increased competition and shifting market demands;

•   the opportunity to utilize the skills and resources of the combined management teams;

•   the potential for the Combination to provide an improved platform for future growth; and

•   scale and cost synergies, which may enhance the Company’s ability to effectively meet the demands for its products and services.

The AsiaInfo board of directors also considered a number of factors and risks concerning the Combination, which are described in greater detail on pages 23 to 28.

Matters to be Considered at the Special Meeting	The AsiaInfo stockholders will be asked to vote on a proposal, which we refer to as the “Consideration Proposal,” to approve the payment of the Cash Consideration, and the issuance of the Stock Consideration, to Linkage Cayman, which Consideration will be distributed to the Legacy Linkage Shareholders as consideration for AsiaInfo’s purchase of 100% of the outstanding share capital of Linkage Technologies pursuant to the Combination Agreement.

The AsiaInfo stockholders will also be asked to vote on a proposal, which we refer to as the “Name Change Proposal,” to approve the change of the name of AsiaInfo following the completion of the Combination to “AsiaInfo-Linkage, Inc.”

Finally, the AsiaInfo stockholders will be asked to vote to approve the proposal, which we refer to as the “Adjournment Proposal,” to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies in the event there are not sufficient votes in favor of the adoption of the Consideration Proposal or the Name Change Proposal at the time of the special meeting. See “Proposal No. 1—The Consideration Proposal” beginning on page 124, “Proposal No. 2—The Name Change” beginning on page 125 and “Proposal No. 3—The Adjournment Proposal” beginning on page 126.

Recommendations of the AsiaInfo Board	Our board of directors recommends that you vote “FOR” the adoption of the Consideration Proposal, “FOR” the adoption of the Name Change Proposal and “FOR” the adoption of the Adjournmenet Proposal. All of our directors concur in this recommendation. See “Proposal No. 1—The Consideration Proposal” beginning on page 124, “Proposal No. 2—The Name Change” beginning on page 125 and “Proposal No. 3—The Adjournment Proposal” beginning on page 126.

Linkage Cayman’s Reasons for the Combination

In reaching a conclusion to approve the Combination, the Linkage Cayman board of directors consulted with its management, as well as financial and legal advisors. The Linkage Cayman board of directors considered a number of factors, including, without limitation, the following:

•   the strategic fit between the companies, including the companies’ product portfolios and the increased operational scale and scope that the combined company will provide, which may result in a more diversified revenue base and enable the combined company to better meet its customers’ needs;

•   that the shareholders of Linkage Cayman will receive a substantial cash payment, while at the same time retaining an equity stake in the combined company, which would provide the shareholders of Linkage Cayman the opportunity, if they so choose, to participate in the future financial performance of the combined company;

•   the fact that following the completion of the Combination the board of directors of the combined company will include two current non-independent Linkage Cayman directors, which the Linkage Cayman board of directors believed will provide the AsiaInfo board of directors with a greater level of knowledge regarding Linkage Technologies’ operations and thereby provide a greater level of stability regarding those operations as they become part of AsiaInfo’s business;

•   the review by the Linkage Cayman board of directors with its legal and financial advisors of the structure of the Combination and the financial and other terms of the Combination Agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the Linkage Cayman board of directors’ evaluation of the likely time period necessary to close the Combination; and

•   the potential synergies expected to be derived from the Combination of Linkage Cayman’s and AsiaInfo’s businesses, including elimination of duplicative corporate costs, decreased research and development costs, and tax benefits.

The Linkage Cayman board of directors also considered a number of factors and risks concerning the Combination. See “The Combination—Linkage Cayman’s Reasons for the Combination” beginning on page 50.

Opinion of AsiaInfo’s Financial Advisor	In connection with the Combination, Merrill Lynch (Asia Pacific) Limited, or BofA Merrill Lynch, AsiaInfo’s financial advisor, delivered to AsiaInfo’s board of directors a written opinion, dated December 4, 2009, as to the fairness, from a financial point of view and as of the date of the opinion, of the Consideration to be paid in the Combination by AsiaInfo. The full text of the written opinion dated December 4, 2009, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken is attached as Annex H to this Proxy Statement and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to AsiaInfo’s board of directors for the benefit and use of AsiaInfo’s board of directors in connection with and for purposes of its evaluation of the Consideration, from a financial point of view. BofA Merrill Lynch’s opinion is limited to the fairness, from a financial point of view, to AsiaInfo of the Consideration to be paid in the Combination and does not address any other aspect of the Combination and does not constitute a recommendation as to how any stockholder should vote or act in connection with the Combination. See “The Combination—Opinion of AsiaInfo’s Financial Advisor” beginning on page 52.

Interests of AsiaInfo’s Directors, Executive Officers and Certain Significant Stockholders in the Combination

You should be aware that some of AsiaInfo’s directors and executive officers have interests in the Combination that are different from, or are in addition to, the interests of AsiaInfo stockholders generally.

At the closing of the Combination, Steve Zhang, the Chief Executive Officer and President of AsiaInfo, will continue to be the Chief Executive Officer and President of the combined company, Wei Li, the Chief Financial Officer of AsiaInfo, will continue to be the Chief Financial Officer of the combined company, and James Ding, the Chairman of the combined company’s board of directors of AsiaInfo, will serve as a Co-Chairman of the board of directors. Additionally, Steve Zhang, James Ding, Edward Tian, Tom Manning, Yungang Lu and Davin Mackenzie, each of whom currently serve on the AsiaInfo board of directors, are expected to continue to be members of the board of directors of the combined company.

Steve Zhang, Wei Li, Jie Li, the Vice President and General Manager of Human Resources and Administration of AsiaInfo, Jian Qi, the President and Chief Executive Officer of the Lenovo-AsiaInfo Division of AsiaInfo, and Feng Liu, the Vice President and General Manager of Research and Development of the AsiaInfo Technologies Division of AsiaInfo, hold 247,500, 60,000, 20,000, 35,000 and 44,500 performance stock units of AsiaInfo, respectively. These performance stock units vest based upon achievement of targeted increases in the Company’s operating profit. If this Combination is completed, the combined company’s results of operations could result in the vesting of some or all of these performance stock units.

Interests of Linkage Technologies’ Directors, Executive Officers and Certain Significant Shareholders in the Combination

You should be aware that Linkage Technologies’ executive officers and directors, some of whom will become executive officers and directors of the combined company following consummation of the Combination, have interests in the transaction that are different from, or in addition to, the interests of AsiaInfo stockholders generally.

AsiaInfo will offer employment agreements (including related change of control and severance agreements) to each of Libin Sun, Guoxiang Liu and Xiwei Huang, to be effective upon the closing of the Combination. Such employment agreements will be in substantially the same form as those forms that have been publicly filed as exhibits to AsiaInfo’s SEC filings prior to the date of the Combination Agreement between AsiaInfo and AsiaInfo’s executive officers. Although the amount of compensation to be paid to each of Mr. Sun, Mr. Liu and Dr. Huang under the terms of these employment agreements has not yet been finalized by the parties, we currently expect that each individual will receive an initial base salary consistent with the base salary such individual received from Linkage Cayman for the 12 months prior to December 4, 2009.

At the closing of the Combination, the initial board of directors of the combined company will consist of nine directors, of which AsiaInfo will designate six directors and Linkage Cayman will designate three directors. Libin Sun will be the Executive Co-Chairman of the board of directors of the combined company.

Upon the closing of the Combination, affiliates or immediate relatives of certain directors and officers of Linkage Technologies (including Mr. Sun, Mr. Liu and Dr. Huang), who currently beneficially own shares in Linkage Technologies, are expected to, in the aggregate, beneficially own 12,068,756 shares of common stock of the combined company.

AsiaInfo, Linkage Cayman and Mr. Sun have entered into a stockholders’ agreement as described in “Stockholders’ Agreement” beginning on page 74. AsiaInfo and

LT International Limited, a company incorporated in the British Virgin Islands and wholly-owned by Mr. Sun, will also enter into a registration rights agreement with respect to the shares of AsiaInfo common stock to be received by LT International Limited in connection with the Combination. See “The Combination Agreement— Registration Rights Agreements” beginning on page 74.

Directors and Executive Management Following the Combination	Upon the consummation of the Combination, the AsiaInfo board of directors will be comprised of four non-independent directors and five independent directors. Linkage Cayman will be entitled to designate for appointment two non-independent directors who held management positions with Linkage Cayman prior to the consummation of the Combination, which directors shall initially be Libin Sun and Xiwei Huang, as well as one independent director. The two remaining non-independent directors shall be directors who served on AsiaInfo’s board of directors immediately prior to the closing of the Combination, and are expected to be Steve Zhang and Tom Manning. Additionally, the remaining four independent directors shall be appointed by the current AsiaInfo board of directors immediately prior to the closing of the Combination, and are expected to be James Ding, Edward Tian, Yungang Lu and Davin Mackenzie. Libin Sun will be appointed Executive Co-Chairman of the board of directors, and James Ding will serve as a Co-Chairman of the board of directors. Steve Zhang will continue to be the Chief Executive Officer and President of the combined company, Wei Li will continue to be the Chief Financial Officer of the combined company, and Xiwei Huang will be the Chief Operating Officer of the combined company. See “The Combination Agreement—Directors and Executive Management Following the Combination” beginning on page 65.

The AsiaInfo Special Meeting	The special meeting of the AsiaInfo stockholders will be held on [ ], 2010 at [ ], local time, at the 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing, People’s Republic of China. See “The Special Meeting of Stockholders” beginning on page 42.

No Appraisal Rights	Under Section 262 of the General Corporation Law of the State of Delaware, the holders of AsiaInfo common stock will have no appraisal rights in connection with the Combination. See “The Combination—No Appraisal Rights” beginning on page 63.

Regulatory Matters	The parties to the Combination Agreement believe that no government regulatory approvals are necessary to complete the Combination. See “The Combination—Regulatory Approval Required for the Combination” beginning on page 62.

Conditions to Completion of the Combination

As more fully described in this Proxy Statement and the Combination Agreement, the completion of the Combination depends on a number of mutual conditions being satisfied or waived, including:

•   the adoption by the AsiaInfo stockholders of the Consideration Proposal and the Name Change Proposal;

• the absence of any law or order that would prohibit the Combination or otherwise make the consummation of the Combination illegal; and • the receipt of any required regulatory approvals.

Each of AsiaInfo’s and Linkage Cayman’s obligations to complete the Combination is also separately subject to the satisfaction or waiver of a number of conditions, including:

•   the other party’s representations and warranties in the Combination Agreement (including, in the case of Linkage Cayman, the representations and warranties of certain key Linkage Cayman shareholders) being true and correct as of the closing of the Combination, without any qualifications as to materiality or material adverse effects, except where the failure of such representations and warranties to be true or correct, individually or in the aggregate, has not had a material adverse effect;

•   material performance of and compliance by the other party of its agreements and covenants in the Combination Agreement on or prior to the closing of the Combination; and

•   with respect to each party’s obligations, the absence of a material adverse effect of the other party.

AsiaInfo’s obligations to complete the Combination are also subject to the satisfaction or waiver of a number of conditions, including:

•   certain agreements with respect to the voting of and sale of AsiaInfo shares held by Libin Sun will be in full force and effect at the closing of the Combination;

•   other than those contemplated in the stockholders’ agreement between Libin Sun, Edward Tian, AsiaInfo and Linkage Cayman, there shall be no voting trusts, proxies or other agreements between Linkage Cayman or any of its subsidiaries, or to Linkage Cayman’s knowledge, any of the Legacy Linkage Shareholders, with respect to the issuance, holding, acquisition, voting or disposition of any AsiaInfo common stock;

•   at least 70% of the Linkage Cayman management employees, and at least 70% of the Linkage Cayman employees whose annual salary or other remuneration is at least US$30,000, shall remain employees of Linkage Technologies, in each case in substantially similar roles as such employees held prior to the execution of the Combination Agreement; and

•   Linkage Cayman shall have delivered to AsiaInfo reasonable proof that certain fees and expenses related to the Combination have been paid in full by Linkage Cayman and its subsidiaries, and that certain fees and expenses related to Linkage Cayman’s proposed initial public offering have been paid in full by Legacy Linkage Shareholders.

The obligations of Linkage Cayman and certain of its key shareholders to complete the Combination are also subject to the satisfaction or waiver of a number of conditions, including:

•   certain agreements with respect to the voting of and sale of AsiaInfo shares held by Edward Tian will be in full force and effect at the closing of the Combination;

•   AsiaInfo shall have offered employment agreements to each of Libin Sun, Guoxiang Liu and Xiwei Huang effective upon the closing of the Combination;

•   AsiaInfo shall have executed and delivered a registration rights agreement to LT International Limited or Libin Sun;

•   the 14-day trading volume weighted average closing price per share of AsiaInfo’s common stock ending on the date that certain of the closing conditions are satisfied must be greater than or equal to US$13.58;

•   the AsiaInfo common stock to be issued to Linkage Cayman as Stock Consideration shall have been authorized for listing on the NASDAQ Global Market;

•   one current member of the AsiaInfo board of directors shall have resigned; and

•   each of Libin Sun, Xiwei Huang and an additional independent director designee of Linkage Cayman shall have been duly appointed to the AsiaInfo board of directors.

See “The Combination Agreement—Conditions to Completion of the Combination” beginning on page 71.

Termination of the Combination Agreement

AsiaInfo and Linkage Cayman can agree at any time to terminate the Combination Agreement without completing the Combination, even if the AsiaInfo stockholders have approved the Consideration Proposal. Also, either of AsiaInfo or Linkage Cayman can terminate the Combination Agreement if:

•   a governmental authority shall have issued a final and non-appealable order that prohibits the consummation of the Combination, or a substantially similar transaction, provided that the party seeking termination has complied in all material respects with its obligations under the Combination Agreement;

•   the AsiaInfo stockholders fail to approve the Consideration Proposal or the Name Change Proposal at the special meeting; or

•   the Combination shall not have been consummated by June 4, 2010, which time period will be automatically extended until October 4, 2010 if necessary to complete any antitrust review by any governmental authority.

If Linkage Cayman or certain key Linkage Cayman shareholders materially breach the representations and warranties contained in the Combination Agreement, AsiaInfo shall have the right to terminate the Combination Agreement, subject to the right of the breaching party to cure, if curable, the breach within 30 days of written notice of the breach, and provided AsiaInfo is not then in material breach of the Combination Agreement. Conversely, if AsiaInfo materially breaches the representations and warranties contained in the Combination Agreement, Linkage Cayman or the shareholders’ agent shall have the right to terminate the Combination Agreement, subject to the right of the breaching party to cure, if curable, the breach within 30 days of written notice of the breach, and provided neither Linkage Cayman nor certain key Linkage Cayman shareholders are then in material breach of the Combination Agreement. Additionally, Linkage Cayman may terminate the Combination Agreement if the AsiaInfo board of directors, or any committee thereof, shall withdraw, qualify or modify in any manner adverse to Linkage Cayman or certain of its key shareholders the recommendation to the AsiaInfo stockholders that they vote in favor of the Consideration Proposal and the Name Change Proposal. See “The Combination Agreement—Termination of the Combination Agreement” beginning on page 72.

Termination Fees	The Combination Agreement contains certain termination rights for both AsiaInfo and Linkage Cayman. Upon a material and uncured breach of representations and warranties or covenants by Linkage Cayman and certain Linkage Cayman shareholders on the one hand, or AsiaInfo on the other hand, the non-breaching party would be entitled to terminate the Combination Agreement and receive a termination fee of $17.6 million from the other party. In addition, in the event that the AsiaInfo board of directors changes its recommendation that stockholders vote in favor of the proposals to be considered at the special meeting, Linkage Cayman would be entitled to terminate the Combination Agreement and receive a termination fee of $17.6 million from AsiaInfo, and in the event that the stockholders of AsiaInfo do not vote in favor of the Consideration Proposal and the Name Change Proposal, Linkage Cayman would be entitled to terminate the Combination Agreement and receive a termination fee of $10.0 million from AsiaInfo. See “The Combination Agreement— Termination Fees” beginning on page 73.

Timing of the Combination	AsiaInfo expects to complete the Combination after all of the conditions to the Combination in the Combination Agreement are satisfied or waived, including after receipt of stockholder approval at the AsiaInfo special meeting and the receipt of any required regulatory approvals. AsiaInfo currently expects to complete the Combination late in the first calendar quarter or early in the second calendar quarter of 2010. See “The Combination Agreement—Closing of the Combination” beginning on page 65.

Accounting Treatment of the Combination	The Combination will be accounted for as an “acquisition” by AsiaInfo of Linkage Technologies, as that term is used under generally accepted accounting principles in the U.S., or US GAAP, for accounting and financial reporting purposes. See “The Combination—Accounting Treatment of the Combination” beginning on page 61.

QUESTIONS AND ANSWERS ABOUT THE

SPECIAL MEETING AND THE COMBINATION

The following questions and answers are intended to address commonly asked questions regarding the special meeting of AsiaInfo stockholders and the Combination. These may not address all questions that may be important to you as a stockholder. We urge you to read carefully the more detailed information contained elsewhere in this Proxy Statement, the annexes to this Proxy Statement and the documents we refer to in this Proxy Statement.

Q:	Why am I receiving this Proxy Statement?

A:	Our board of directors is furnishing this Proxy Statement in connection with the solicitation of proxies to be voted at a special meeting of stockholders, or at any adjournments or postponements of the special meeting.

Q:	What am I being asked to vote on?

A:	You are being asked to vote to approve the payment of the Cash Consideration and the issuance of the Stock Consideration to Linkage Cayman, which Consideration will be distributed to the Legacy Linkage Shareholders as consideration for AsiaInfo’s purchase of 100% of the outstanding share capital of Linkage Technologies pursuant to Combination Agreement by and among AsiaInfo, Linkage Cayman, certain shareholders of Linkage Cayman, and Libin Sun as agent for the shareholders of Linkage Cayman, dated December 4, 2009. See “Proposal No. 1—The Combination Proposal” beginning on page 124.

In addition, you are being asked to approve the change of the name of AsiaInfo following the completion of the Combination to “AsiaInfo-Linkage, Inc.” See “Proposal No. 2—The Name Change Proposal” beginning on page 125.

Finally, you are being asked to grant our management discretionary authority to adjourn or postpone the special meeting. If, for example, we do not receive proxies from stockholders holding a sufficient number of shares to adopt the Consideration Proposal or the Name Change Proposal, we could use the additional time to solicit proxies in favor of adoption of such proposals. See “Proposal No. 3—The Adjournment Proposal” beginning on page 126.

Q:	Why is AsiaInfo proposing the Combination?

A:	The AsiaInfo board of directors, following consultation with its management, as well as its financial and legal advisors, has determined that the Combination and the Combination Agreement are advisable and in the best interests of AsiaInfo and its stockholders. See “The Combination—AsiaInfo’s Reason for the Combination and Board Recommendation” beginning on page 49.

Q:	What effects will the Combination have on our company?

A:	Upon completion of the Combination, Linkage Technologies will become our wholly-owned subsidiary. In partial consideration for the purchase of Linkage Technologies, Linkage Cayman will receive shares of AsiaInfo representing approximately 35.8% of the fully-diluted share capital of the combined company and will distribute these shares to the Legacy Linkage Shareholders.

Q:	What happens if the Combination is terminated?

A:	If the Consideration Proposal is not adopted by our stockholders, Linkage Cayman would be entitled to terminate the Combination Agreement and receive a termination fee of $10.0 million from AsiaInfo. Additionally, if our board of directors changes its recommendation that our stockholders vote in favor of the Combination, Linkage Cayman will be entitled to terminate the Combination Agreement and receive a termination fee of $17.6 million from AsiaInfo.

The Combination Agreement also provides that upon a material and uncured breach of representations and warranties or covenants by Linkage Cayman and certain Linkage Cayman shareholders on the one hand, or AsiaInfo on the other hand, the non-breaching party would be entitled to terminate the Combination Agreement and receive a termination fee of $17.6 million. See “The Combination Agreement—Termination Fees” beginning on page 73.

Q:	What do I need to do now?

A:	We urge you to read this Proxy Statement, the annexes to this Proxy Statement and the documents we refer to in this Proxy Statement carefully and consider how the Combination affects you. Then mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible, or vote via the Internet or telephone, so that your shares can be voted at the special meeting of our stockholders.

Q:	How does AsiaInfo’s board of directors recommend that I vote?

A:	Our board of directors recommends that you vote “FOR” the adoption of the Consideration Proposal, “FOR” the adoption of the Name Change Proposal and “FOR” the adoption of the Adjournment Proposal. All of our directors concur in this recommendation. See “The Combination—AsiaInfo’s Reasons for the Combination and Board Recommendation” beginning on page 49, “Proposal No. 1—The Consideration Proposal” beginning on page 124, “Proposal No. 2—The Name Change Proposal” beginning on page 125 and “Proposal No. 3—The Adjournment Proposal” beginning on page 126.

Q:	What vote is required to adopt the Consideration Proposal?

A:	Adoption of the Consideration Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock present (in person or by proxy) at the special meeting and constituting a quorum for the purpose of voting on such matters. As of [ ], 2010, the record date for determining who is entitled to vote at the special meeting, there were [ ] shares of our common stock issued and outstanding.

Q:	What vote is required to adopt the Name Change Proposal?

A:	Adoption of the Name Change Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock present (in person or by proxy) at the special meeting and constituting a quorum for the purpose of voting on such matters. As of [ ], 2010, the record date for determining who is entitled to vote at the special meeting, there were [ ] shares of our common stock issued and outstanding.

Q:	What vote is required to adopt the Adjournment Proposal?

A:	Adoption of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock present (in person or by proxy) at the special meeting and constituting a quorum for the purpose of voting on such matters. As of [ ], 2010, the record date for determining who is entitled to vote at the special meeting, there were [ ] shares of our common stock issued and outstanding.

Q:	Where and when is the special meeting of stockholders?

A:	The special meeting will be held on [ ], 2010 at [ ], local time, at our offices at 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing, People’s Republic of China.

Q:	Who is entitled to vote at the special meeting?

A:	Only stockholders of record as of the close of business on [ ], 2010 are entitled to receive notice of the special meeting and to vote at the special meeting, or at any adjournments or postponements thereof, the shares of our common stock that they held as of the record date.

Q:	May I vote in person?

A:	Yes. If your shares are registered in your name, you may attend the special meeting and vote your shares in person, rather than signing and returning your proxy card or voting via the Internet or telephone. If your shares are held in “street name” and you wish to attend and vote in person at the special meeting, then you must obtain a legal proxy issued in your name from the broker, bank or other nominee that holds your shares of record. Even if you plan to attend the special meeting in person, we urge you to complete, sign, date and return the enclosed proxy or vote via the Internet or telephone to ensure that your shares will be represented at the special meeting.

Q:	May I vote via the Internet or telephone?

A:	If your shares are registered in your name, you may vote by returning a signed proxy card or voting in person at the special meeting. Additionally, you may submit a proxy authorizing the voting of your shares over the Internet at http://www.eproxy.com/asias or telephonically by calling the toll-free number (in the United States only) 1-866-540-5760. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m. (Eastern time) on [ ], 2010. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to submit a proxy via the Internet or telephone.

If your shares are held in “street name” through a broker, bank or other nominee, you may vote by completing and returning the voting form provided by your broker, bank or other nominee, or via the Internet or telephone through your broker, bank or other nominee if such a service is provided. To vote via the Internet or telephone through your broker, bank or other nominee, you should follow the instructions on the voting form provided by your broker, bank or other nominee. You cannot vote shares held in “street name” by returning a proxy card directly to our company or by voting in person at the special meeting. If you hold your shares in “street name” and wish to vote in person at the special meeting, then you must obtain a legal proxy issued in your name from the broker, bank or other nominee that holds your shares of record.

Q:	What happens if I do not return my proxy card, vote via the Internet or telephone or attend the special meeting and vote in person?

A:	The adoption of each of the Consideration Proposal, the Name Change Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock present (in person or by proxy) at the special meeting and constituting a quorum for the purpose of voting on such matters. If you do not return your proxy card, vote via the Internet or telephone or attend the special meeting and vote in person, your shares will not be counted for purposes of constituting a quorum or for the purposes of voting on such matters.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways:

•

You can deliver a written notice to AsiaInfo’s Legal Department, at our principal executive offices, bearing a date later than the proxy you delivered to us stating that you would like to revoke your proxy, provided the notice is received before the vote is taken at the special meeting.

•

You can complete, execute and deliver to AsiaInfo’s Legal Department a later-dated proxy for the same shares. If you originally submitted via the Internet or telephone the proxy you are seeking to revoke, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided the new proxy is received by 11:59 p.m. (Eastern time in the U.S.) on [                    ], 2010.

•	You can attend the meeting and vote in person. Your attendance at the special meeting alone will not revoke your proxy.

Any written notice of revocation or subsequent proxy should be delivered to AsiaInfo’s Legal Department, at our principal executive offices, at or before the taking of the vote at the special meeting.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow directions received from your broker, bank or other nominee to change those instructions.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares following the procedure provided by your broker. Without instructions, your shares will not be voted.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return (or vote via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:	What happens if I sell my shares of common stock before the special meeting?

A:	The record date for the special meeting is earlier than the date of the special meeting and the date the Combination is expected to be completed. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting.

Q:	What regulatory approvals and filings are needed to complete the Combination?

A:	The parties to the Combination Agreement believe that no government regulatory approvals are necessary to complete the Combination. See “The Combination—Regulatory Approvals Required for the Combination” beginning on page 62.

Q:	When do you expect the Combination to be completed?

A:	We are working toward completing the Combination as quickly as possible and currently expect to consummate the Combination at the end of the first quarter or beginning of the second quarter of calendar 2010. In addition to obtaining stockholder approval, we must satisfy all other closing conditions.

Q:	Do I have appraisal rights?

A:	The holders of AsiaInfo common stock will not be entitled to exercise any appraisal rights in connection with the Combination.

Q:	Should I send in my stock certificates?

A:	No. AsiaInfo stockholders will not be exchanging their stock certificates in connection with the Combination. Accordingly, AsiaInfo stockholders holding stock certificates should keep their stock certificates both now and after the Combination is completed.

Q:	Who can help answer my questions?

A:	If you have questions about the Combination, including the procedures for voting your shares, you should contact:

Legal Department

AsiaInfo Holdings, Inc.

4/F, Zhongdian Information Tower

No. 6 Zhongguancun South Street

Haidian District

Beijing 100086, PRC

Tel: +010-82166023

Fax: +010-82166655

E-mail: shanhua@asiainfo.com

Investor Relations

AsiaInfo Holdings, Inc.

5201 Great America Pkwy, #429

Santa Clara, CA 95054, USA

Toll Free: +1-800-618-0588

Tel: +1-408-970-9788

Fax: +1-408-970-9366

E-mail: ir@asiainfo.com

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Bankers and Brokers call:

+1-203-658-9400

Stockholders Call Toll-Free:

+1-800-607-0088

SELECTED HISTORICAL DATA OF ASIAINFO

The following selected consolidated statements of operations data for the years ended December 31, 2004, 2005, 2006, 2007 and 2008 and consolidated balance sheet data as of December 31, 2004, 2005, 2006, 2007 and 2008 have been derived from AsiaInfo’s audited consolidated financial statements incorporated by reference into this Proxy Statement or filed with the SEC. AsiaInfo’s selected consolidated statements of operations data for the nine months ended September 30, 2008 and 2009 and selected consolidated balance sheet data as of September 30, 2009 have been derived from AsiaInfo’s unaudited condensed consolidated financial statements incorporated by reference into this Proxy Statement. AsiaInfo has prepared the unaudited condensed consolidated financial statements on the same basis as its audited consolidated financial statements. The unaudited condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, that AsiaInfo considers necessary for a fair presentation of its financial results for the periods presented. You should read the following information together with AsiaInfo’s consolidated financial statements and related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operation in the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q for the periods presented, and the Current Report on Form 8-K dated January 27, 2010. The historical results are not necessarily indicative of results to be expected in any future period. In addition, AsiaInfo’s unaudited results for the nine months ended September 30, 2009 may not be indicative of its results for the full year ended December 31, 2009.

	Years Ended December 31,					Nine Months Ended September 30,
	2008	2007(1)	2006(2)	2005	2004	2009	2008
	(Amounts in thousands of US dollars except share and per share data)
Selected Consolidated Statements of Operations Data:
Total revenues	$175,543	$132,761	$109,583	$90,284	$100,279	$173,077	$121,859
Total cost of revenues	86,730	69,705	65,387	53,705	64,259	82,086	61,783
Gross profit	88,813	63,056	44,196	36,579	36,020	90,991	60,076
Total operating expenses	69,521	52,983	42,327	63,720	30,760	68,187	48,544
Income (loss) from continuing operations	17,795	20,334	4,996	(23,806)	10,597	22,066	15,595
Income (loss) on discontinued operations, net of taxes	980	3,293	835	(13,363)	(806)	—	980
Net income (loss)	18,775	23,627	5,831	(37,169)	9,791	22,066	16,575
Less: Net loss attributable to noncontrolling interest(3)	(15)	—	—	—	—	6	(4)
Net income (loss) attributable to AsiaInfo Holdings, Inc.	18,790	23,627	5,831	(37,169)	9,791	22,060	16,579

Earnings per share:
Net income (loss) from continuing operations attributable to AsiaInfo Holdings, Inc. common stockholders:
Basic	$0.40	$0.47	$0.11	$(0.53)	$0.23	0.49	0.35
Diluted	$0.38	$0.45	$0.11	$(0.53)	$0.20	0.48	0.33

Net income (loss) from discontinued operations attributable to AsiaInfo Holdings, Inc. common stockholders:
Basic	$0.02	$0.07	$0.02	$(0.30)	$(0.02)	—	0.02
Diluted	$0.02	$0.07	$0.02	$(0.30)	$(0.02)	—	0.02

Net income (loss) attributable to AsiaInfo Holdings, Inc. common stockholders:
Basic	$0.42	$0.54	$0.13	$(0.83)	$0.21	0.49	0.37
Diluted	$0.40	$0.52	$0.13	$(0.83)	$0.19	0.48	0.35

	As of December 31,					As of September 30,
	2008	2007	2006	2005	2004	2009
	(amounts in thousands of US dollars)
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	$172,119	$148,834	$104,575	$92,176	$94,156	$184,219
Total assets	323,154	308,469	244,162	228,226	297,364	392,596
Total equity	208,460	207,788	162,461	167,624	201,792	253,282

(1)	We adopted authoritative accounting guidance regarding accounting for uncertainty in income taxes on January 1, 2007, prospectively.
(2)	We adopted authoritative accounting guidance regarding share-based payment on January 1, 2006, prospectively.
(3)	We adopted authoritative accounting guidance regarding noncontrolling interest in consolidated financial statements on January 1, 2009, retrospectively.

SELECTED HISTORICAL DATA OF LINKAGE TECHNOLOGIES

The following selected consolidated statements of operations data for the years ended December 31, 2006, 2007 and 2008 and selected consolidated balance sheet data as of December 31, 2007 and 2008 have been derived from Linkage Technologies’ audited consolidated financial statements included elsewhere in this Proxy Statement. The consolidated balance sheet data as of December 31, 2006 have been derived from unaudited management accounts. Linkage Technologies’ selected consolidated statements of operations data for the nine months ended September 30, 2008 and 2009 and the selected consolidated balance sheet data as of September 30, 2009 have been derived from its unaudited condensed consolidated financial statements included elsewhere in this Proxy Statement. Linkage Technologies has prepared the unaudited condensed consolidated financial statements and management accounts on the same basis as its audited consolidated financial statements. The unaudited condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, that Linkage Technologies considers necessary for a fair presentation of its financial results for the periods presented. You should read the following information in conjunction with Linkage Technologies’ consolidated financial statements and related notes and “Linkage Technologies’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 94. Linkage Technologies’ consolidated financial statements are prepared and presented in accordance with US GAAP. The historical results are not necessarily indicative of results to be expected in any future period. In addition, Linkage Technologies’ unaudited results for the nine months ended September 30, 2009 may not be indicative of its results for the full year ended December 31, 2009. Linkage Technologies has not included financial information for the years ended December 31, 2004 and 2005, as such information is not available on a basis that is consistent with the consolidated financial information for the years ended December 31, 2006, 2007 and 2008 and cannot be provided on a US GAAP basis without unreasonable effort or expense.

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2006	2007	2008	2008	2009
	($ in thousands, except share and per share data)
Selected Consolidated Statements of Operations Data
Revenues:
Software development	32,751	44,729	77,961	47,205	100,883
IT services	6,358	4,703	5,192	2,734	2,319
Third-party hardware and software	7,659	4,348	5,176	2,753	9,277

Total revenues	46,768	53,780	88,329	52,692	112,479

Cost of revenues:
Software development(1)	(16,233)	(19,319)	(35,587)	(22,599)	(46,475)
IT services	(953)	(519)	(942)	(646)	(1,188)
Third-party hardware and software	(6,827)	(3,852)	(4,626)	(2,455)	(8,259)

Total cost of revenues	(24,013)	(23,690)	(41,155)	(25,700)	(55,922)

Gross profit:	22,755	30,090	47,174	26,992	56,557

Operating expenses:
Sales and marketing expenses(1)	(4,332)	(5,651)	(7,384)	(4,999)	(6,679)
General and administrative expenses(1)	(7,186)	(9,661)	(15,607)	(6,496)	(14,614)
Research and development expenses	(704)	(1,098)	(2,522)	(1,635)	(5,421)

Total operating expenses	(12,222)	(16,410)	(25,513)	(13,130)	(26,714)

Income from operations	10,533	13,680	21,661	13,862	29,843

Other income (expense):
Interest income	141	231	165	134	85
Interest expense	(614)	(683)	(489)	(405)	(568)
Other income (expense), net	54	165	245	235	1,473

Total other income (expense), net	(419)	(287)	(79)	(36)	990

Income before income taxes	10,114	13,393	21,582	13,826	30,833
Income tax expense	(943)	(810)	(4,477)	(3,776)	(5,486)

Net income	9,171	12,583	17,105	10,050	25,347

	As of December 31, 2006	As of December 31, 2007	As of December 31, 2008	As of September 30, 2009
	($ in thousands)
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	11,901	17,696	17,976	9,654
Trade accounts receivable, net	28,566	35,979	52,393	84,792
Total current assets	52,803	79,001	90,729	123,572
Total assets	54,653	81,105	92,970	126,637
Deferred revenue	7,835	14,373	17,085	13,853
Total liabilities	37,834	52,883	59,286	80,413
Total shareholders’ equity	16,819	28,222	33,684	46,224

(1)	Includes share-based compensation expenses as follows:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2006	2007	2008	2008	2009
	($ in thousands)
Share-based compensation expenses included in:
Cost of revenues software development	—	—	1,820	1,820	—
Sales and marketing expenses	—	—	232	232	—
General and administrative expenses	—	577	231	231	1,882

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following summary unaudited pro forma condensed combined financial data is designed to show how the Combination might have affected certain historical financial statement information of AsiaInfo if the Combination had been completed at an earlier time and was prepared based on the historical consolidated financial statements of AsiaInfo and Linkage Technologies. The following should be read in connection with the “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 118, the historical consolidated financial statements of Linkage Technologies included elsewhere in this Proxy Statement, and the historical consolidated financial statements of AsiaInfo incorporated by reference into this Proxy Statement.

The unaudited pro forma balance sheet data at September 30, 2009 combines the historical consolidated balance sheets of AsiaInfo and Linkage Technologies as of September 30, 2009, giving effect to the Combination as if it had been completed on September 30, 2009. The unaudited pro forma statements of operations data for the year ended December 31, 2008 and the nine months ended September 30, 2009 combines the historical consolidated statements of operations of AsiaInfo and Linkage Technologies for such periods, giving effect to the Combination as if it had been completed on January 1, 2008.

The unaudited pro forma balance sheet data does not allocate the Consideration to be paid by AsiaInfo to complete the Combination to Linkage Technologies assets and liabilities based upon their estimated fair values as of the date of completion of the Combination, because such an allocation depends upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make meaningful estimations. Additionally, a final determination of the fair value of Linkage Technologies’ assets and liabilities, which cannot be made prior to the completion of the Combination, will be based upon their actual fair values as of the date of completion of the Combination. AsiaInfo expects that a completed purchase price allocation would likely result in recognizing intangible assets in addition to those reflected in the historical consolidated balance sheets of Linkage Technologies, the amortization of which would result in expense in future periods after the consummation of the Combination. AsiaInfo also expects that a completed purchase price allocation would likely increase the carrying value of certain recorded assets and liabilities of Linkage Technologies from their historical book value to their fair value, which would reduce net income in periods following the Combination from those reflected in the historical financial statements of Linkage Technologies.

In addition to the potential adjustments discussed above, AsiaInfo believes there are certain differences in the accounting policies applied by AsiaInfo and Linkage Technologies, including differences in the application of the percentage of completion method to account for certain contracts for software development, the recognition of hardware revenue in bundled products, whether to record certain revenues on a gross or net basis, whether to defer pre-contract costs, and how PRC business tax is recorded. The unaudited pro forma condensed combined financial information makes no adjustments to reflect the effect of such differences in accounting policies, which would require an extensive review of individual Linkage Technologies contracts that is impracticable to complete without unreasonable effort and expense prior to completing the Combination.

The unaudited pro forma condensed combined financial information is for informational purposes only and should not be considered indicative of the operating results or financial position that would have occurred if the Combination had been completed on the dates indicated or that may occur as of any future date or for any future period.

	Year Ended December 31, 2008	Nine Months Ended September 30, 2009
	(In thousands, except per share data)
Statements of Operations Data:
Total revenues	$268,872	$285,556
Cost of revenues	127,885	138,008
Total operating expenses	95,034	94,901
Income from operations	40,953	52,647
Net income	35,880	47,413
Net income attributable to common stockholders	35,895	47,407

Earnings per share:
Net income attributable to common stockholders
Basic	$0.50	$0.66
Diluted	$0.49	$0.65

As of September 30, 2009
Balance Sheet Data:
Cash and cash equivalents	$133,873
Total current assets	422,395
Goodwill	663,608
Total assets	1,101,700
Total liability	219,727
Total equity	881,973

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

AsiaInfo makes forward-looking statements in this Proxy Statement and in the documents that are incorporated by reference. These forward-looking statements relate to outlooks or expectations for earnings, revenues, expenses, asset quality or other future financial or business performance, strategies or expectations, or the impact of legal, regulatory or supervisory matters on business, results of operations or financial condition. Specifically, forward looking statements may include:

•	statements relating to the benefits of the Combination, including anticipated synergies and cost savings estimated to result from the Combination;

•	statements relating to future business prospects, cross-selling opportunities, revenue, income and financial condition; and

•	statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These statements reflect management judgments based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.

Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•	the anticipated timing of filings and approvals relating to the proposed Combination;

•	the expected timing of the completion of the Combination;

•	the risk that the products, services and employees of AsiaInfo and Linkage Technologies will not be integrated successfully;

•	the risk that expected cost savings from the Combination may not be fully realized within the expected time frames or at all;

•	the risk that the combined company’s revenues following the Combination may be lower than expected;

•	the ability to successfully develop and market new products and services, and the uncertainty of whether our products and services will achieve market acceptance or result in revenue growth;

•	the continued performance or market growth of the combined company’s products and services;

•	the effects of vigorous competition in the markets in which AsiaInfo and Linkage Technologies operate;

•

the possibility of one or more of the markets in which AsiaInfo and Linkage Technologies compete being impacted by changes in political or other factors such as monetary policy, legal and regulatory changes or other external factors over which they have no control;

•	dilution to stockholders of the combined company as a result of any financing that involves equity or equity-linked securities;

•	changes in general economic and market conditions; and

•	other risks referenced from time to time in our filings with the SEC and those factors listed or incorporated by reference into this Proxy Statement under “Risk Factors” beginning on page 23.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Proxy Statement, or in the case of a document incorporated by reference, as of the date of that document. Except as required by law, we undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our reports filed with the SEC. See “Where You Can Find More Information” beginning on page 129 for a list of the documents incorporated by reference.

RISK FACTORS

In addition to the other information contained or incorporated by reference into this Proxy Statement, you should carefully consider the following risk factors in deciding how to vote on the proposals to be considered at the AsiaInfo special meeting. In addition, you should read and consider the risks associated with the business of AsiaInfo because these risks will also relate to AsiaInfo following completion of the Combination. Certain of these risks can be found in the documents incorporated by reference into this Proxy Statement.

Risks Related to the Combination

The issuance of shares of AsiaInfo common stock to Linkage Cayman in the Combination will substantially dilute the interest in AsiaInfo held by AsiaInfo stockholders prior to the Combination.

If the Combination is completed, AsiaInfo will issue 26,832,731 shares of AsiaInfo common stock in the Combination. Based on the number of shares of AsiaInfo common stock outstanding on December 6, 2009, Linkage Cayman and the Legacy Linkage Shareholders will own approximately 35.8%, on a fully-diluted basis, of the outstanding common stock of the combined company following the closing of the Combination. The issuance of shares of AsiaInfo common stock to Linkage Cayman in connection with the Combination will cause a significant reduction in the relative percentage interest of current AsiaInfo stockholders in the combined company’s earnings, voting, liquidation value and book and market value.

The principal stockholders, officers and directors of the combined company will own a large percentage of the combined company’s voting stock and could exert significant influence over matters requiring stockholder approval.

It is anticipated that following the closing of the Combination, certain of the combined company’s officers and directors, including Libin Sun, Edward Tian, James Ding and Steve Zhang, will together beneficially own more than 30% of the combined company’s common stock. Of that amount, it is anticipated that Mr. Sun will beneficially own 16.6% and Mr. Tian will beneficially own 9.8% of the combined company’s common stock. Accordingly, these stockholders will be able to exert significant influence over matters requiring approval by the combined company’s stockholders, including the election of directors and the approval of mergers or other business combinations. This concentration could have the effect of delaying or preventing a change in control of the combined company.

Uncertainty about the completion of the Combination and diversion of management attention before the completion of the Combination could harm AsiaInfo or Linkage Technologies, whether or not the Combination is completed.

In response to the announcement of the Combination, existing or prospective customers of AsiaInfo or Linkage Technologies may delay or defer their purchasing or other decisions concerning AsiaInfo or Linkage Technologies, or they may seek to change their existing business relationship. In addition, as a result of the announcement, current and prospective employees could experience uncertainty about their future with the combined company, and either AsiaInfo or Linkage Technologies could lose key employees as a result. In addition to retention, these uncertainties may also impair each company’s ability to recruit or motivate key personnel. Completing the Combination will also require a significant amount of time and attention from management. The diversion of management attention away from ongoing operations could adversely affect ongoing operations and business relationships.

Failure to complete the Combination could adversely affect AsiaInfo’s stock price and its future business and financial results.

Completion of the Combination is conditioned upon, among other things, the receipt of any required regulatory approvals and approval of AsiaInfo’s stockholders of the Consideration Proposal and the Name Change Proposal. The parties may not receive the necessary approvals or satisfy the other conditions to the completion of the Combination. Failure to complete the proposed Combination would prevent AsiaInfo from realizing the anticipated benefits of the Combination. AsiaInfo will also remain liable for significant transaction costs, including legal, accounting and financial advisory fees. In addition, the market price of AsiaInfo’s common stock may reflect various market assumptions as to whether the Combination will occur. Consequently, the completion of, or failure to complete, the Combination could result in a significant change in the market price of AsiaInfo’s common stock.

Any delay in completion of the Combination may significantly reduce the benefits expected to be obtained from the Combination.

In addition to any required regulatory approvals, the Combination is subject to a number of other conditions beyond the control of AsiaInfo and Linkage Cayman that may prevent, delay or otherwise materially adversely affect completion of the Combination. These conditions may not be satisfied on a timely basis, if at all. Further, obtaining any required clearances or approvals could delay the completion of the Combination for a significant period of time or prevent it from occurring. Any delay in completing the Combination may significantly reduce the benefits that AsiaInfo expects to achieve if it successfully completes the Combination with Linkage Technologies within the expected timeframe and integrates the businesses of AsiaInfo and Linkage Technologies.

Integrating the combined company will divert management’s attention and resources, and the anticipated benefits of the Combination, including anticipated cost savings, may not be realized fully or at all or may take longer to realize than expected.

The Combination involves the integration of two companies that have previously operated independently with principal offices in two distinct locations. AsiaInfo will be required to devote significant management attention and resources to integrating the two companies. In the process of integration, the combined company may face difficulties in retaining customers and personnel. If AsiaInfo fails to successfully integrate Linkage Technologies, its revenue growth and business could be negatively affected.

Moreover, even if AsiaInfo is able to integrate Linkage Technologies’ business operations successfully, this integration may not result in the realization of the full benefits of synergies, cost savings, innovation and operational efficiencies that may be possible from this integration. Moreover, these benefits may not be achieved within a reasonable period of time, if at all.

Additionally, as a condition to their approval of the Combination, regulatory agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of the combined company’s business. If AsiaInfo and Linkage Cayman were to agree to these requirements, limitations, costs, divestitures or restrictions, the ability to realize the anticipated benefits of the Combination may be impaired.

If AsiaInfo is unable to maintain an effective system of internal controls in light of Linkage Technologies’ material weaknesses in internal controls, AsiaInfo may be unable to accurately report its financial results or prevent fraud.

Linkage Technologies has been a private company with limited numbers of accounting personnel and other resources with which to address internal controls and procedures. In connection with the audit of Linkage Technologies’ consolidated financial statements for 2006, 2007 and 2008, Linkage Technologies’ auditors, an independent registered public accounting firm, identified and communicated to Linkage Technologies a number of material weaknesses for the periods and a number of significant deficiencies in its internal controls over financial reporting as defined in the standards established by the U.S. Public Company Accounting Oversight Board, or PCAOB, that could result in more than a remote likelihood that a material misstatement of its consolidated financial statement that is more than inconsequential will not be prevented or detected. The material weaknesses identified by Linkage Technologies’ auditors related to (i) insufficient resources with an appropriate level of accounting knowledge, experience and training in the application of SEC and US GAAP reporting requirements and the rules and regulations promulgated by the PCAOB, (ii) inadequate documentation of formal accounting policies and procedures, including processes to ensure that all relevant agreements are provided on a timely basis to those responsible for financial reporting and maintenance of the books and records, and (iii) insufficient corporate governance procedures, including the lack of internal audit function, audit committee and independent directors. Neither Linkage Technologies nor its independent registered public accounting firm undertook a comprehensive assessment for purposes of identifying and reporting material weakness and other control deficiencies in the internal control over financial reporting of Linkage Technologies.

AsiaInfo has not assessed the impact that Linkage Technologies’ material weaknesses will have on the combined company’s disclosure controls and procedures or internal control over financial reporting. The process of integrating the accounting systems, records and procedures of Linkage Technologies and designing and implementing an effective financial reporting system for the combined company may entail significant time and expense and may not be effective in preventing material weaknesses or significant deficiencies in internal control over financial reporting. If the combined company or its independent registered public accounting firm identify a material weakness in the combined company’s internal controls in the future, the combined company may experience a loss of public confidence, which could have an adverse effect on its business and stock price.

Approvals may be required in connection with the Combination under certain PRC M&A regulations, and, if required, AsiaInfo may not be able to obtain such approvals.

On August 8, 2006, six PRC regulatory agencies, including the PRC Ministry of Commerce, or MOFCOM, the State Assets Supervision and Administration Commission, or SASAC, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, or CSRC, and the State Administration of Foreign Exchange, or SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and were subsequently amended on June 22, 2009 by MOFCOM. Among other things, the M&A Rules require offshore special purpose vehicles, or SPVs, that are controlled by PRC companies or residents and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published a notice on its website specifying the documents and materials that SPVs are required to submit when seeking CSRC approval for their listings outside of China. To date, the CSRC has not issued any definitive rule or interpretation concerning whether the transactions contemplated by this Proxy Statement are subject to this new procedure.

In the opinion of Linkage Technologies’ PRC counsel, Global Law Office, and AsiaInfo’s PRC counsel, Han Kun Law Office, based on their informal advice from MOFCOM, unless there are new PRC laws and regulations or clear requirements from the CSRC in any form providing otherwise, CSRC approval is not required for the Combination. In addition, according to Global Law Office and Han Kun Law Office, the acquisition by foreign investors of PRC domestic companies under the M&A Rules only refer to the acquisition by foreign companies of equity interests or assets of domestic PRC companies that are defined as non-foreign-invested enterprises, whereas the transactions involved in the Combination are between offshore companies; therefore, the Combination does not require approval by MOFCOM or any local commerce authority under the M&A Rules. Accordingly, the parties to the Combination Agreement have not taken steps to obtain approval from MOFCOM or any local commerce authority, the CSRC or any other regulatory agency in the PRC, for the Combination. However, the interpretation and application of the M&A Rules remain unclear, and PRC government authorities have the sole discretion to determine whether the Combination is subject to the approval of MOFCOM, the CSRC or other PRC regulatory agencies. If PRC government authorities subsequently determine that MOFCOM, the CSRC or other regulatory agency approval is required for the Combination, or if implementing rules or guidance are issued prior to the completion of the Combination which consequently conclude approval is required for the Combination, such approval may not be obtained on a timely basis, if at all. Additionally, if governmental approval is required for the Combination, AsiaInfo’s and Linkage Technologies’ failure to obtain or delay in obtaining approval for the Combination could subject AsiaInfo and/or Linkage Technologies to sanctions imposed by PRC regulatory agencies, which could include fines and penalties on AsiaInfo’s and/or Linkage Technologies’ operations in China, preventing the completion of the Combination, requiring that the Combination be unwound, and other forms of sanctions that may materially and adversely affect the business, results of operations and financial condition of AsiaInfo and/or Linkage Technologies.

The M&A Rules also established additional regulatory procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise and any of the following situations exist: (i) the transaction involves an important industry in China; (ii) the transaction may affect national “economic security”; or (iii) the PRC domestic enterprise has a well-known trademark or historical Chinese trade name in China. In addition, the M&A Rules require that the approval from the MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. Complying with the requirements of the above regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from MOFCOM, may delay or inhibit the completion of the Combination. See “The Combination—Regulatory Approvals Required for the Combination” beginning on page 62 and “The Combination Agreement—Conditions to Completion of the Combination” beginning on page 71.

The Combination may require approval of the PRC government under the PRC Anti-Monopoly Law, and, if required, AsiaInfo cannot currently predict whether it will be able to obtain such approval.

China’s Anti-Monopoly Law, or the AML, was approved by the National People’s Congress on August 30, 2007, and became effective on August 1, 2008. While certain aspects of the AML are unclear and are subject to subsequent interpretation by China’s State Council, Anti-Monopoly Commission and Anti-Monopoly Enforcement Agency, the AML prohibits certain conduct, referred to as “monopolistic acts,” and requires checks on mergers and acquisitions of foreign and Chinese enterprises to ascertain whether they will have the effect of eliminating or restricting competition on the domestic market of China and whether they affect national security in China. The law also provides the Anti-Monopoly Commission with authority to make competition policy, publish guidelines, coordinate anti-monopoly enforcement work and conduct investigations and impose penalties on “business operators” that commit certain monopolistic acts within or outside of China that have the effect of eliminating or restricting competition in the China market.

In the opinion of Linkage Technologies’ PRC counsel, Global Law Office, and AsiaInfo’s PRC counsel, Han Kun Law Offices, unless there are new PRC laws and regulations or clear requirements in any form that require the approval under the AML for the Combination, PRC government approval under the AML is not required for the Combination because the historical revenues of AsiaInfo and Linkage Technologies fall below certain thresholds set forth in the AML. Accordingly, the parties to the Combination Agreement have not taken steps to obtain approval under the AML for the Combination. However, there are still many ambiguities under the AML and uncertainty as to the scope of the regulations. If the PRC government authorities subsequently determine that AML approval is required for the Combination, or if implementing rules or guidance are issued prior to the completion of the Combination which conclude that AML approval is required for the Combination, the parties to the Combination Agreement cannot predict how long it would take to obtain such approval.

The Combination Agreement contains provisions that could discourage a potential acquirer that may otherwise wish to acquire AsiaInfo, as well as discouraging AsiaInfo’s entry into other merger or similar transactions with another party.

The Combination Agreement contains “no shop” provisions that restrict AsiaInfo’s ability to solicit or facilitate proposals regarding a merger or similar transaction with another party, with limited exceptions for certain small acquisitions by AsiaInfo. Although AsiaInfo’s board of directors could terminate the Combination Agreement in response to such a merger proposal, doing so would entitle Linkage Cayman to collect a $17.6 million termination fee. See “The Combination Agreement—Termination of the Combination Agreement” beginning on page 72 and “The Combination Agreement—Termination Fees” beginning on page 73.

Resales of shares of AsiaInfo common stock by Legacy Linkage Shareholders following the expiration of the lock-up periods after the Combination may cause the market price of AsiaInfo common stock to fluctuate.

As of                     , 2010, AsiaInfo had approximately [            ] million shares of common stock outstanding. AsiaInfo expects to issue 26,832,731 shares of its common stock to Linkage Cayman, which shares will be distributed to the Legacy Linkage Shareholders in connection with the Combination. Legacy Linkage Shareholders holding at least 95% of Linkage Cayman’s shares will be required to enter into lock-up agreements at the closing of the Combination, which agreements will prohibit such Legacy Linkage Shareholders from transferring the AsiaInfo shares issued in connection with the Combination for specified periods of time. The sale of these shares of AsiaInfo common stock from time to time following the termination of the relevant lock-up periods could have the effect of depressing the market price for shares of AsiaInfo common stock.

We expect the integration of AsiaInfo and Linkage will result in significant expenditures and accounting charges that may have an adverse effect on the results and financial condition of the combined company, which are not reflected in the pro forma condensed combined financial information contained in this Proxy Statement.

The financial results of the combined company may be adversely affected by cash expenditures and non-cash charges incurred in connection with the Combination. The cash expenditures include the payment of professional service fees in connection with the Combination incurred after September 30, 2009, as well as costs expected to be incurred following the completion of the Combination, such as restructuring and integration activities and, possibly, retention bonuses or other changes in employee compensation. In addition to cash expenditures, we expect significant non-cash charges, including those associated with the amortization of intangible assets and stock-based compensation. We anticipate that a disproportionate amount of these cash expenditures will occur in the 12 months following the completion of the Combination. These expenditures and charges are not reflected in the unaudited pro forma condensed combined financial information contained in this Proxy Statement, which may not be indicative of the actual results of the combined company following the Combination. In addition, the unaudited pro forma condensed combined financial information does not allocate the purchase price to the fair value of the assets to be acquired and liabilities to be assumed from Linkage Technologies, which is expected to reduce net income in periods following the Combination from the amounts reflected in the historical financial statements of Linkage Technologies. The unaudited pro forma condensed combined financial information also do not make adjustments to certain revenue recognition practices of Linkage Technologies to conform to the practices of AsiaInfo, including differences in the application of the percentage of completion method to account for certain contracts for software development, the recognition of hardware revenue in bundled products, whether to record certain revenues on a gross or net basis, whether to defer pre-contract costs, and how PRC business tax is recorded. These differences may result in materially different revenues than those presented in the unaudited pro forma condensed combined financial information, which may result in timing differences in the recognition of revenues or expenses, inaccurate period to period comparisons, or distorted trends regarding operating results. As a result of these expenditures, charges, and revenue recognition practices, the operating results and financial condition of the combined company may be adversely affected after the completion of the Combination, particularly in the first year following the Combination.

The opinion obtained by AsiaInfo from its financial advisor does not and will not reflect changes in circumstances subsequent to the date of the Combination Agreement.

On December 4, 2009, BofA Merrill Lynch issued its written opinion to the AsiaInfo board of directors regarding the fairness, from a financial point of view and as of the date of the opinion, of the Consideration to be paid in the Combination by AsiaInfo. AsiaInfo has not obtained, and will not obtain, an updated opinion.

Although AsiaInfo believes there have been no material changes in the matters and conditions considered by BofA Merrill Lynch in rendering its fairness opinion and no material changes are anticipated to occur prior to the special meeting of AsiaInfo’s stockholders, changes in the operations and prospects of AsiaInfo or Linkage Technologies, general market and economic conditions and other factors that may be beyond the control of

AsiaInfo and Linkage Technologies, and on which the opinion was based, may alter the value of Linkage Technologies by the time the Combination is completed. The opinion rendered by BofA Merrill Lynch does not speak to the time when the Combination will be completed or to any other date other than the date of such opinion. As a result, the opinion rendered by BofA Merrill Lynch does not and will not address the fairness, from a financial point of view of the Consideration to be paid in the Combination by AsiaInfo at the time the Combination is completed. For a more complete description of the opinion rendered by BofA Merrill Lynch, see “The Combination—Opinion of AsiaInfo’s Financial Advisor” beginning on page 52 and the full text of the opinion contained in Annex H to this Proxy Statement.

Certain directors and executive officers of AsiaInfo and Linkage Technologies may have potential conflicts of interest in recommending that you vote in favor of the Combination.

The directors and executive officers of each of AsiaInfo and Linkage Cayman may have interests in the Combination as individuals that may be in addition to, or different from, the interests of AsiaInfo’s stockholders. See “The Combination—Interests of AsiaInfo’s Directors, Executive Officers and Certain Significant Stockholders in the Combination” beginning on page 60 and “The Combination—Interests of Linkage Technologies’ Directors, Executive Officers and Certain Significant Stockholders in the Combination” beginning on page 61.

Risks Related to Linkage Technologies

Linkage Technologies’ current business, like AsiaInfo’s business, depends almost entirely on demand for IT solutions and services from customers in China’s telecom industry. If the growth of China’s telecom industry or the demand for IT solutions and services does not continue, the combined company’s results of operation could suffer.

Linkage Technologies focuses exclusively on the telecom industry in China and depends almost entirely on demand from the telecom industry in China for its solutions and services. Most of AsiaInfo’s revenues are also derived from China’s telecom industry. Linkage Technologies’ past growth, like AsiaInfo’s past growth, has been driven by substantial growth in the telecom industry in China and related growth in IT spending by telecom operators. This growth may not continue at the same rate or at all. Any economic downturn, inflation, contraction in subscriber base, decline in the stock price of telecom operators or any other adverse changes in market conditions could adversely affect the telecom operators. Other developments in the telecom industry, such as industry consolidation, entry of new market participants, competition from the Internet or any other changes that affect the overall competition in the telecom market could also have a material adverse effect on telecom operators. As external factors favor less growth in the telecom industry or for individual operators, telecom operators may reduce their IT expenditures. They may also delay purchases or put downward pressure on pricing. Linkage Technologies’ results of operation, and the combined company’s results of operation, could be adversely affected as a result.

As the telecom industry in China is heavily regulated by the Chinese government, the business strategies, capital expenditure budgets and spending plans of the telecom operators are significantly affected by government policies. As a result, the growth of Linkage Technologies’ business, like the growth of AsiaInfo’s business, is heavily dependent on these government policies. Insufficient future funding allocated to China’s telecom industry by the government could directly reduce the demand for Linkage Technologies’ solutions and services. Government initiatives directed at the market could also significantly affect the market conditions for telecom operators and influence the level of spending on IT solutions and services. While some of these initiatives, such as the convergence of mobile and fixed-line markets in the telecom industry, may increase market competition and generate more demand for Linkage Technologies’ solutions and services, the anticipated increase in demand may not materialize. Some operators may not adapt well to the market conditions under the new regulatory environment and may reduce their demand for Linkage Technologies’ solutions and services as a result. The telecom industry may also become less competitive over time, either as a result of market propelled consolidations or as a result of government efforts to curtail competition. A less competitive market may create fewer incentives for IT spending on innovations and upgrades, which may directly affect Linkage Technologies’ and the combined company’s results of operation.

The global financial and economic crisis, particularly the slowdown in the Chinese economy, may adversely affect Linkage Technologies’ results of operations.

The global financial markets have experienced significant disruptions recently, and most of the world’s major economies have entered into recession. The Chinese economy has also slowed down significantly since the second half of 2008 and this trend may continue for the rest of 2010 and beyond. Linkage Technologies’ operations, like AsiaInfo’s operations, are located in China and, like AsiaInfo, Linkage Technologies derives most of its revenues from the telecom industry in China. Any prolonged slowdown in the Chinese economy, in particular the telecom industry, could have a negative impact on Linkage Technologies’ business, operating results and financial condition in a number of ways. For example, Linkage Technologies’ customers may decrease or delay spending on Linkage Technologies’ solutions and services, while it may have difficulty expanding its customer base fast enough, or at all, to offset the impact of decreased spending by its existing customers.

Linkage Technologies depends on a few customers for a significant portion of its revenues and this dependence is likely to continue. If Linkage Technologies fails to obtain business from these key existing customers, its revenues will decline.

Like AsiaInfo, Linkage Technologies markets its telecom-related solutions to, and signs contracts with, individual provincial subsidiaries of the three telecom operators as well as the headquarters of these three telecom operators. Of the 97 provincial subsidiaries and headquarters of these three telecom operators within China, Linkage Technologies had contracts with 69 of them as of September 30, 2009. For the years ended December 31, 2006, 2007 and 2008, and in the nine months ended September 30, 2009, three, one, one and one, respectively, of these provincial subsidiaries accounted for more than 10% of Linkage Technologies’ revenues, although no single contract accounted for more than 10% of Linkage Technologies’ revenues during any of those periods. However, in aggregate, China Mobile, China Telecom and China Unicom (including results from China Netcom that merged with China Unicom on October 15, 2008) accounted for 98.6%, 98.2%, 98.9% and 99.8% of Linkage Technologies’ software development revenues in 2006, 2007 and 2008, and in the nine months ended September 30, 2009, respectively. Linkage Technologies expects revenues from these operators will continue to account for the majority of its revenues, in particular, for its software development revenues.

Linkage Technologies does not have long-term contracts with its customers. It believes that its revenue growth will depend to a significant extent on its ability to develop and maintain long-term relationships with these operators at the headquarter and provincial levels. The decision to purchase Linkage Technologies’ products and services is in some cases made by operators at the headquarter level and in most cases at the provincial levels. Linkage Technologies has dedicated significant resources over the past few years to maintaining its relationships with these operators at both the provincial and the headquarter levels. However, IT spending authority may become more centralized. For instance, China Unicom recently adopted the practice of requiring contracts to be entered into with the headquarters for solutions provided to its provincial subsidiaries, although the provincial subsidiaries will remain as the main decision-makers of the purchases. If telecom operators begin to centralize purchasing decisions or otherwise change the level within the telecom operator at which the purchase decision is made or replace a key decision-maker at any decision-making level, Linkage Technologies’ customer relationship may be disrupted and Linkage Technologies may be unable to effectively and timely restore these relationships. Any failure to maintain close relationships with customers, due to unsuccessful sales and marketing efforts, lack of suitable solutions, unsatisfactory customer support and services or any other reason, could result in its losing customers and their businesses. If Linkage Technologies loses a key customer, if a key customer significantly reduces its purchasing levels or delays a major purchase or if Linkage Technologies fails to attract additional major customers, its results of operations could be materially and adversely affected.

Linkage Technologies has transferred intellectual property rights to a number of its customized software solutions to its customers in the past and may not own all these intellectual property rights. Linkage Technologies may be subject to intellectual property infringement claims from these customers and others, which may force it to incur substantial legal expenses and, if determined adversely against us, may disrupt its business and materially and adversely affect its results of operation.

Linkage Technologies’ business involves the development and customization of software solutions for customers. While Linkage Technologies’ retains ownership in the intellectual property rights underlying the core technologies required to develop its customized finished software solutions, in most cases, its contracts for custom-designed projects provided that Linkage Technologies’ customers own, or share with it, intellectual property rights to the finished software solutions developed under such contracts. Under these circumstances, Linkage Technologies may not have the right to reuse the related finished software in projects involving other customers, nor can Linkage Technologies unilaterally apply for copyright registrations, patents or other intellectual property rights for these software solutions. To the extent that Linkage Technologies is unable to reuse the software and to the extent that the use of such software is important to the growth of its business with other customers, the inability to reuse such software could hinder the growth of its business. Furthermore, a portion of these contracts provide that its customers have ownership rights to any substantial improvements Linkage Technologies subsequently makes to the software solutions developed under these contracts. As a result, Linkage Technologies may be subject to intellectual property infringement or profit sharing claims in the future from these customers. Any such claims could subject Linkage Technologies to costly litigation and may require it to pay damages and develop non-infringing intellectual property or acquire licenses to the intellectual property that is the subject of the alleged infringement. These could harm its reputation and materially and adversely affect its results of operation.

Failure to obtain the required assignment registration for patents and patent applications or failure to renew the trademark license from Lianchuang Technology Company Limited, or Lianchuang, and/or complications arising from the assignment or license could disrupt Linkage Technologies’ operations and materially and adversely affect Linkage Technologies’ operating results.

Linkage Technologies currently licenses certain core technologies it uses in its solutions from an affiliate, Lianchuang, controlled by Libin Sun, Linkage Technologies’ chairman and chief executive officer, and certain other members of Linkage Technologies’ senior management. Linkage Nanjing has entered into an assignment agreement with Lianchuang whereby Lianchuang has assigned to Linkage Nanjing the rights in the patents or patent applications underlying these technologies. However, the transfer of ownership of the patents and patent applications is conditioned on the successful registration of the assignment agreement with the China State Patent Office. Linkage Nanjing has submitted a request for the registration of the assignment agreement, but it does not know when it will successfully obtain such registration, if at all. Prior to the effective transfer of the patents and patent applications, Linkage Technologies will continue to rely on its license arrangement with Lianchuang. Linkage Nanjing does not pay license fees under the license arrangement, and the arrangement will be in effect until approval has been obtained for the transfer of all of the patents and patent applications or, alternatively, their expiration. Although Lianchuang has issued a non-competition commitment letter to Linkage Nanjing and Linkage Suzhou, the enforcement of the non-competition commitment letter is uncertain under U.S. and PRC laws.

Linkage Technologies also licenses its trademarks from Lianchuang. Under the recently executed supplemental agreement, the license is extended for a term of 20 years. However, this is not automatically renewable and further extension will be subject to negotiation at the end of the current term, which negotiation may not be successful. Additionally, Linkage Technologies currently shares the same trademark with Lianchuang for its offshore operating entity and, in the past, shared the same website as Lianchuang. Any allegations of misconduct worded ambiguously against Lianchuang could be confused or misinterpreted by Linkage Technologies’ competitors, customers, suppliers, governmental authorities and/or the general public as allegations of misconduct against Linkage Technologies, which could materially and adversely affect Linkage Technologies’ reputation, share price and results of operations. Furthermore, Linkage Technologies’ usage of a common name and Linkage Technologies’ past sharing of website with Lianchuang could be confusing to its customers and potential investors, which would lead to unwanted brand dilution and cause its brand awareness and reputation to be tied to those of Lianchuang, and vice-versa.

Any act of infringement, whether alleged or committed by or against Lianchuang, or any other defect, with respect to either the technologies or the trademarks licensed from Lianchuang, would be materially adverse to Linkage Technologies’ interests, and Linkage Technologies would have no control over any acts committed or omitted by Lianchuang or claims, actions, lawsuits or other proceedings by or against Lianchuang. Changes to or transactions involving Lianchuang’s corporate or capital structure may require the amendment or termination of Linkage Technologies’ licenses from Lianchuang, which could be time-consuming and costly. If Linkage Technologies is unable to retain intellectual property rights to certain of Linkage Technologies’ technologies and trademarks or if it suffers from the adverse consequences from the lack of the ownership to the technologies or the sharing of the trademarks, its business and results of operations could be materially and adversely affected.

If Linkage Technologies does not continually enhance its solution and service offerings, it may have difficulty in retaining existing customers and attracting new customers.

Linkage Technologies believes that its future success will depend, to a significant extent, upon its ability to enhance its existing solutions and to introduce new solutions and features to meet the requirements of its customers in a rapidly developing and evolving market. Linkage Technologies currently devotes significant resources to refining and expanding its base software modules and to developing solutions that operate in accordance with its customers’ networks and systems. Unexpected technical, operational, distribution or other problems could delay or prevent the introduction of one or more of these products or services or any products or services that Linkage Technologies may plan to introduce in the future. Linkage Technologies’ present or future products may not satisfy the evolving needs of the telecom industry, and these solutions and services may not achieve anticipated market acceptance or generate incremental revenue. If Linkage Technologies is unable to anticipate or respond adequately to the need for solutions and services enhancements due to resource, technological or other constraints, its results of operations could be materially and adversely affected.

Linkage Technologies may lose its customers and its financial results would suffer if its customers merge with or are acquired by other telecom operators as a result of the recent and any future restructuring in the telecom industry or otherwise, or if they develop their own in-house capabilities.

Linkage Technologies’ business may be negatively impacted if its business with a significant number of Linkage Technologies’ customers is reduced. This may occur if its customers are consolidated or if a customer is acquired by, or merges with, another operator that has a more established relationship with other IT solutions providers. Specifically, pursuant to the restructuring plan of China’s telecom industry announced in May 2008, the number of operators has been reduced from six to three through mergers and acquisitions. As a result of the recent and any future restructuring, Linkage Technologies may lose customers. Furthermore, as China’s telecom industry grows larger in size and smaller in the number of operators, more IT solutions providers will be competing for projects and operators may be able to exact lower prices for Linkage Technologies’ solutions and services. If Linkage Technologies cannot effectively compete with its competitors, Linkage Technologies may lose business and its results of operations may be materially and adversely affected. Furthermore, telecom operators may also find it more cost-effective to set up their own IT divisions to meet their IT needs, instead of outsourcing to third-party providers. If the current trend favoring the outsourcing of such services is reduced or reversed, Linkage Technologies’ results of operations may be materially and adversely affected.

In addition, as restrictions against foreign ownership in the telecom industry ease, more foreign investors may acquire stakes in, or form strategic alliances with, Chinese telecom operators, and may direct or influence management to use IT solutions providers they recommend or favor, which may lead to lost or reduced business and revenues with these existing customers.

Changes in technology could adversely affect Linkage Technologies’ business by increasing its costs, reducing its profit margins and causing a decline in its competitiveness.

China’s telecom industry, in which Linkage Technologies operates, is characterized by rapidly changing technology, evolving industry standards, frequent new services and solutions introductions and enhancements as well as changing customer demands. New solutions and new technologies often render existing solutions and services obsolete, excessively costly or otherwise unmarketable. As a result, Linkage Technologies’ success depends on its ability to adapt to the latest technological progress, such as the 3G standard and technologies, and to develop or acquire and integrate new technologies into its software solutions and IT-related services. Advances in technology also require Linkage Technologies to commit substantial resources to developing or acquiring and then deploying new technologies for use in its operations. Linkage Technologies must continuously train personnel in new technologies and in how to integrate existing hardware and software systems with these new technologies. Linkage Technologies may not be able to adapt quickly to new technologies or commit sufficient resources to compete successfully against existing or new competitors in bringing to market solutions and services that incorporate these new technologies. If Linkage Technologies fails to adapt to changes in technologies and compete successfully against established or new competitors, its results of operations could be adversely affected.

Returns on Linkage Technologies’ investment in new technologies, such as 3G technology, and new solutions may not materialize as expected.

Linkage Technologies has invested and will invest in the future substantial amount of capital, manpower and other resources to develop new solutions and acquire technologies in preparation for the adoption by the telecom industry in China of new standards and technologies, such as the 3G standard and technologies. However, Linkage Technologies’ abilities to successfully develop and commercialize these new solutions and technologies are subject to a number of risks and uncertainties, including uncertainty surrounding the timing of the adoption of these new standards and technologies by China’s telecom industry and the receptiveness to these new technologies by their customer base, as well as Linkage Technologies’ abilities to develop and market these new solutions cost-effectively and to deliver these solutions ahead of its competitors. Any of the above risks and uncertainties could jeopardize Linkage Technologies’ ability to successfully realize a significant return on its investment in the 3G and other new technologies and solutions, if at all.

The markets in which Linkage Technologies sells its solutions and services are highly competitive and it may not be able to compete effectively.

The market for telecom IT solutions is highly competitive, and Linkage Technologies expects competition to continue to intensify in the future. Linkage Technologies faces competition from international telecom software solutions providers such as Amdocs, Convergys, HP and IBM, domestic companies such as Boco, Neusoft and Digital China, and if the Combination is not consummated, AsiaInfo. It also faces competition from the software development divisions of some telecom equipment manufacturers such as Huawei and ZTE. Some of these competitors have long operating histories, large customer bases, substantial financial, technical, sales, marketing and other resources, and strong name recognition. In addition, Linkage Technologies’ competitors have acquired, and may continue to acquire in the future, companies that may enhance their market offerings. Accordingly, new competitors or alliances among competitors may emerge and rapidly acquire significant market share. As a result, Linkage Technologies’ competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements, and may be able to devote greater resources to the promotion and sale of their solutions and services. Linkage Technologies may not be able to compete successfully against existing or new competitors, and it may face challenges in maintaining and expanding its customer base and in pricing of its solutions and services, which could have a material adverse effect on its results of operations.

Problems with the quality or performance of Linkage Technologies’ solutions may cause delays in the introduction of new solutions or result in the loss of customers and revenues, which could have a material and adverse effect on Linkage Technologies’ business and results of operations.

Linkage Technologies’ software solutions are complex and may contain defects, errors or bugs when first introduced to the market or to a particular customer, or as new versions are released. Because Linkage Technologies cannot test for all possible scenarios, its solutions may contain errors which are not discovered until after they have been installed, and it may not be able to timely correct these problems. These defects, errors or bugs could interrupt or delay completion of projects or sales to its customers. In addition, Linkage Technologies’ reputation may be damaged and Linkage Technologies may fail to acquire new projects from existing customers or new customers. Errors may occur when Linkage Technologies provides systems integration and maintenance services. Some of the contracts with its customers do not have provisions setting forth limitations on liability for consequential damages. Even in cases where Linkage Technologies has agreements with its customers that contain provisions designed to limit its exposure to potential claims and liabilities arising from customer problems, these provisions may not effectively protect it against such claims in all cases and in all jurisdictions. In addition, as a result of business and other considerations, Linkage Technologies may undertake to compensate its customers for damages arising from the use of its solutions, even if its liability is limited by these provisions. Moreover, claims and liabilities arising from customer problems could also result in adverse publicity and materially and adversely affect its business, results of operations and financial condition. Linkage Technologies currently does not carry any product or service liability insurance and any imposition of liability on it may materially and adversely affect its business and results of operations.

Linkage Technologies may be subject to infringement, misappropriation and indemnity claims in the future, which may cause Linkage Technologies to incur significant expenses, pay substantial damages and be prevented from providing its services or technologies.

Linkage Technologies’ continued growth depends, in part, on its ability to carry out its business without infringing the intellectual property rights of third parties. Patent and copyright law covering software-related technologies and IT marketing is evolving rapidly and is subject to a great deal of uncertainty. Linkage Technologies’ self-developed or licensed technologies, processes or methods may be covered by third-party patents or copyrights, either now existing or to be issued in the future. Any potential litigation may cause Linkage Technologies to incur significant expenses. Third-party claims, if successfully asserted against it or its licensor, may cause it to pay substantial damages, seek licenses from third parties, pay ongoing royalties, redesign its services or technologies, or prevent it from providing services or technologies subject to these claims. Even if Linkage Technologies was to prevail, any litigation would likely be costly and time-consuming and divert the attention of its management and key personnel from its business operations.

Additionally, most of Linkage Technologies’ software development contracts signed with its customers contain indemnity clauses whereby Linkage Technologies will indemnify its customers for any loss or damages suffered as a result of any third-party claims against them for any infringement of intellectual property rights in connection with the installation and use of the customized software solutions Linkage Technologies develops for them. Although Linkage Technologies has obtained similar indemnities from Lianchuang under the license agreement and the assignment agreement, it may still be exposed to significant liabilities under these indemnity clauses agreed with its customers.

Linkage Technologies’ failure to protect its intellectual property rights may subject Linkage Technologies to costly litigation to protect its intellectual property rights.

Any misappropriation of Linkage Technologies’ technology or the development of competitive technology could seriously harm its business. Linkage Technologies regards a substantial portion of its software solutions and systems as proprietary and relies on statutory copyright, trademark, patent, trade secret laws, customer license agreements, employee and third-party non-disclosure agreements and other methods to protect its proprietary rights. Nevertheless, these resources afford only limited protection and the actions Linkage

Technologies takes to protect its intellectual property rights may not be adequate. In particular, third parties may infringe or misappropriate Linkage Technologies’ proprietary technologies or other intellectual property rights, which could have a material adverse effect on the business and results of operations of Linkage Technologies. In addition, intellectual property rights and confidentiality protection in China may not be as effective as in the United States, and policing unauthorized use of proprietary technology can be difficult and expensive. In addition, litigation may be necessary to enforce its intellectual property rights, protect its trade secrets or determine the validity and scope of the proprietary rights of others. The outcome of any such litigation may not be in Linkage Technologies’ favor. Furthermore, any such litigation may be costly and may divert management attention as well as Linkage Technologies’ other resources away from its business. An adverse determination in any such litigation will impair Linkage Technologies’ intellectual property rights and may harm the business, prospects and reputation of Linkage Technologies.

Linkage Technologies may be liable to its customers for damages caused by unauthorized disclosure of sensitive and confidential information, whether through its employees or otherwise.

Linkage Technologies has access to confidential customer data in connection with the solutions and services it provides. Under the terms of contracts with its customers, Linkage Technologies is required to keep such information strictly confidential. Linkage Technologies seeks to implement specific measures to protect sensitive and confidential customer data. Linkage Technologies requires its employees and subcontractors to enter into non-disclosure arrangements to limit access to and distribution of its customers’ sensitive and confidential information as well as Linkage Technologies’ own trade secrets. The steps taken by Linkage Technologies in this regard may not be adequate to protect its customers’ confidential information. Linkage Technologies has in the past experienced unauthorized disclosure by an employee of confidential information on the systems of one of its customers. If its customers’ proprietary rights are misappropriated by Linkage Technologies’ employees or Linkage Technologies’ subcontractors or their employees, in violation of any applicable confidentiality agreements or otherwise, Linkage Technologies’ customers may consider Linkage Technologies liable for that act and seek damages and compensation from Linkage Technologies. However, Linkage Technologies currently does not have any insurance coverage for mismanagement or misappropriation of such information by its subcontractors or employees. Any litigation with respect to unauthorized disclosure of sensitive and confidential information might result in substantial costs and diversion of resources and management attention.

Linkage Technologies’ business depends substantially on the continuing efforts of its management and other key personnel. If Linkage Technologies loses their services, it could incur significant costs in finding suitable replacements and its business may be severely disrupted.

Linkage Technologies’ revenue growth heavily depends upon the continued services of its management and other key personnel. If one or more of Linkage Technologies’ senior management or key personnel were unable or unwilling to continue in their present positions, Linkage Technologies might not be able to replace them easily or at all. Linkage Technologies’ business may be severely disrupted, its financial condition and results of operations may be materially and adversely affected, and Linkage Technologies may incur additional expenses to recruit, train and retain personnel.

Linkage Technologies’ business could suffer if its key personnel compete against Linkage Technologies and Linkage Technologies’ non-competition agreements with them cannot be enforced.

If any of Linkage Technologies’ key personnel joins a competitor or forms a competing company, Linkage Technologies may lose customers, suppliers, know-how and key professionals and staff members. Each of Linkage Technologies’ key personnel has entered into employment agreements and confidentiality and non-competition agreements with Linkage Technologies. However, if any dispute arises between its key personnel and Linkage Technologies, the non-competition provisions contained in their confidentiality and non-competition agreements may not be enforceable, especially in China, where most of these key employees reside, on the ground that Linkage Technologies has not provided adequate compensation to these key employees for their non-competition obligations, which is required under the relevant PRC regulations. See “Risk Factors—Risks Related to Linkage Technologies—Uncertainties with respect to the PRC legal system could adversely affect Linkage Technologies.”

The beneficial owners of Lianchuang may have potential conflicts of interest with Linkage Technologies and they may not act in Linkage Technologies’ best interest.

Libin Sun, Linkage Technologies’ chairman and chief executive officer, Guoxiang Liu, Linkage Technologies’ president, and Xiwei Huang, Linkage Technologies’ chief operating officer and chief accounting officer, who are expected to become executive officers and directors of the combined company following consummation of the Combination, currently hold majority equity interests in Lianchuang. In addition, Mr. Sun serves as the chairman of the board of Lianchuang and is involved in the operations of Lianchuang. Conflicts of interests between their dual roles as beneficial owners/management of both Lianchuang Technologies and Linkage Technologies may arise. If conflicts of interest arise, these individuals may not act in the best interests of Linkage Technologies and may not resolve any conflict of interest in Linkage Technologies’ favor. Linkage Technologies also licenses its technologies from Lianchuang and has entered into other agreements with Lianchuang. See “Information about Linkage Technologies—Related Party Transactions” on page 91 and “Risk Factors—Risks Related to Linkage Technologies—Failure to obtain the required assignment registration for patents and patent applications or failure to renew the trademark license from Lianchuang, and/or complications arising from the assignment or license could disrupt Linkage Technologies’ operations and materially and adversely affect Linkage Technologies’ operating results” on page 30. Mr. Sun, as the chairman of Lianchuang, may have interests adverse to, or not aligned with, Linkage Technologies’ interests.

A significant portion of the software development, ongoing system support and enhancement service revenues Linkage Technologies generates are fixed amounts according to its sales contracts. If Linkage Technologies fails to accurately estimate costs and determine resource requirements in relation to its projects, its margins and profitability could be materially and adversely affected.

A significant portion of the software development, ongoing system support and enhancement service revenues Linkage Technologies generates are fixed amounts according to its sales contracts or bids it submits. Linkage Technologies’ projects often involve complex technologies and must often be completed within compressed timeframes and meet increasingly sophisticated customer requirements. Linkage Technologies may be unable to accurately assess the time and resources required for completing projects and price its projects accordingly. If Linkage Technologies underestimates the time or resources required, it may experience cost overruns and mismatches in project staffing. Conversely, if Linkage Technologies over-estimates requirements, its bids may become uncompetitive and it may lose business as a result. Furthermore, any failure to complete a project within the stipulated timeframe could expose Linkage Technologies to contractual and other liabilities and damage its reputation.

Linkage Technologies extends warranties to its customers, which exposes Linkage Technologies to potential liabilities.

For third-party hardware and software products, Linkage Technologies typically provides its customers with one to three years of warranties, under which Linkage Technologies agrees to maintain third-party hardware and software products for a fee or at no additional cost to its customers. Although Linkage Technologies seeks to arrange back-to-back warranties with hardware and software vendors, it is nevertheless obligated to perform the terms of warranties issued by it regardless of whether its back-to-back warranties are honored. In addition, Linkage Technologies does not currently maintain any insurance policies with respect to its exposure to warranty claims.

Linkage Technologies’ customized software contracts typically provide for a six-month warranty period starting from when preliminary acceptance is received from the customer. Linkage Technologies is contractually obligated to fix bugs and defects in the software during the warranty period. Linkage Technologies’ assumptions regarding the durability and reliability of its solutions may not be accurate, and the amount of accrued warranty expenses that it has allowed for its solutions may not be sufficient to meet its actual warranty costs. If Linkage Technologies experiences a significant increase in warranty claims, particularly from its large telecom operator customers, it may incur significant repair and replacement costs associated with such claims, which could have a material adverse effect on its financial condition and results of operations. Furthermore, widespread product failure will damage its reputation and customer relationships and may cause its sales to decline, which in turn could have a material adverse effect on its results of operations. Under a small portion of Linkage Technologies’ software development contracts involving its solutions and services and those of other service providers, Linkage Technologies is also held jointly and severally liable to the customers for defects relating to solutions or services provided by other service providers.

Linkage Technologies’ computer networks may be vulnerable to security risks that could disrupt its services and adversely affect its results of operations.

Linkage Technologies’ computer networks may be vulnerable to unauthorized access, computer hackers, computer viruses and other security problems caused by unauthorized access to, or improper use of, systems by third parties or employees. A hacker who circumvents security measures could misappropriate proprietary information or cause interruptions or malfunctions in operations. Computer attacks or disruptions may jeopardize the security of information stored in and transmitted through computer systems of its customers. Actual or perceived concerns that Linkage Technologies’ systems may be vulnerable to such attacks or disruptions may deter telecom operators and consumers from using Linkage Technologies’ solutions or services. As a result, Linkage Technologies may be required to expend significant resources to protect against the threat of these security breaches or to alleviate problems caused by these breaches, which could adversely affect its results of operations.

Linkage Technologies’ solutions incorporate a portion of and work in conjunction with third-party hardware and software solutions. If these third-party hardware or software solutions are not available to Linkage Technologies at reasonable costs or at all, its results of operations could be adversely impacted.

Although Linkage Technologies’ solutions primarily rely on core technologies licensed and assigned to it by its affiliate, some of Linkage Technologies’ solutions incorporate a small portion of third-party hardware and software solutions. In addition, Linkage Technologies’ solutions are designed to work in conjunction with the third-party hardware and software in its customers’ existing systems. If any third party were to discontinue making their solutions available to Linkage Technologies or Linkage Technologies’ customers on a timely basis, or increase materially the cost of their solutions, or if Linkage Technologies’ solutions failed to properly function or interoperate with replacement hardware or software solutions, Linkage Technologies may need to incur costs in finding replacement third-party solutions and/or redesigning its solutions to replace or function with or on replacement third-party solutions. Replacement solutions may not be available on terms acceptable to Linkage Technologies or at all, and it may be unable to develop alternative solutions or redesign its solutions on a timely basis or at a reasonable cost. If any of these were to occur, Linkage Technologies’ results of operations could be adversely impacted.

Linkage Technologies has very limited insurance coverage which could expose it to significant costs and business disruption.

Linkage Technologies does not maintain any insurance coverage for its leased properties. Should any natural catastrophes such as earthquakes, floods, typhoons or any acts of terrorism occur in Nanjing, where its head office is located and most of its employees are based, or elsewhere in China, Linkage Technologies might suffer not only significant property damages, but also loss of revenues due to interruptions in its business operations, which could have a material adverse effect on its business, operating results or financial condition.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products, and do not, to Linkage Technologies’ knowledge, offer business liability insurance. As a result, Linkage Technologies does not have any business liability insurance coverage for its operations. Moreover, while business disruption insurance is available, Linkage Technologies has determined that the risks of disruption and cost of the insurance are such that Linkage Technologies does not require it at this time. Any business disruption, litigation or natural disaster might result in substantial costs and diversion of resources, particularly if it affects Linkage Technologies’ technology platforms which Linkage Technologies depends on for delivery of its software and services, and could have a material adverse effect on its results of operations.

Linkage Technologies’ cash flow and results of operations would be negatively impacted if Linkage Technologies continues to maintain a high accounts receivable balance.

As of December 31, 2007 and 2008 and September 30, 2009, Linkage Technologies’ accounts receivable balance was $36.0 million, $52.4 million and $84.8 million, respectively. The number of customers with accounts receivable due representing more than 10% of its total outstanding accounts receivable balance for the years ended 2007 and 2008 and for the nine months ended September 30, 2009 was three, nil and one, respectively. Although two-thirds of its billed accounts receivables were collected within the three month credit terms Linkage Technologies extends under its contracts, the remaining were collected over a longer period of time. Linkage Technologies believes this is a result of industry practice and contract negotiations. Linkage Technologies does not expect the age of its receivables to significantly improve in the foreseeable future. As its business expands and current industry payment and collection practices as well as its own billing practices continue, Linkage Technologies may continue to maintain high accounts receivable balances, which could negatively affect its cash flows, and in particular its short-term cash flows. As the age of its receivables increases, its exposure to the credit risk of its customers increases as well. If Linkage Technologies incurs bad debt expenses as a result, its results of operations would be negatively impacted.

Seasonality and fluctuations in customers’ annual IT budget and spending cycle and other factors can cause Linkage Technologies’ revenues and operating results to vary significantly from quarter to quarter and from year to year.

Linkage Technologies’ revenues and operating results will vary significantly from quarter to quarter and from year to year due to a number of factors, many of which are outside of its control. A large number of Linkage Technologies’ engineers take leave around the Chinese New Year holiday, which typically falls between late January and February of each year. The lack of man-hours during this holiday period usually leads to relatively lower revenues during the first calendar quarter. Linkage Technologies typically experiences higher revenues during the fourth quarter of the year as more of its software solutions are delivered and installed close to the year-end, the timing of which delivery and installation is influenced by the calendar-year-based IT budget and spending cycle of many of its customers. Due to the annual budget cycles of most of its customers, Linkage Technologies also may be unable to accurately estimate the demand for its solutions and services beyond the immediate calendar year, which could adversely affect its business planning. Moreover, Linkage Technologies’ results will vary depending on its customers’ business needs from year to year. Due to these and other factors, Linkage Technologies’ operating results have fluctuated significantly from quarter to quarter and from year to year. These fluctuations are likely to continue in the future, and operating results for any period may not be indicative of its future performance in any future period.

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect Linkage Technologies’ business.

Substantially all of Linkage Technologies’ business operations are conducted in China. Accordingly, its business, results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. Although the Chinese economy is no longer a planned economy, the

PRC government continues to exercise significant control over China’s economic growth through direct allocation of resources, monetary and tax policies, and a host of other government policies such as those that encourage or restrict investment in certain industries by foreign investors, control the exchange between RMB and foreign currencies, and regulate the growth of the general or specific market. These government involvements have been instrumental in China’s significant growth in the past 30 years. The reorganization of the telecommunications industry encouraged by the PRC government has directly affected Linkage Technologies’ industry and its growth prospects. If the PRC government’s current or future policies fail to help the Chinese economy achieve further growth or if any aspect of the PRC government’s policies limits the growth of the telecommunications industry in China or Linkage Technologies’ industry or otherwise negatively affects its business, its growth rate, Linkage Technologies’ results of operations could be adversely affected as a result.

Linkage Technologies’ business benefits from certain government tax incentives. Expiration, reduction or discontinuation of, or changes to, these incentives will increase its tax burden and reduce its net income.

Under the PRC Corporate Income Tax Law passed in 2007, or the New CIT Law, a unified enterprise income tax rate of 25% and unified tax deduction standard is applied equally to both domestic-invested enterprises and foreign-invested enterprises, or FIEs. Enterprises established prior to March 16, 2007 eligible for preferential tax treatment in accordance with the then tax laws and administrative regulations shall gradually become subject to the New CIT Law rate over a five-year transition period starting from the date of effectiveness of the New CIT Law. However, certain qualifying high-technology enterprises may still benefit from a preferential tax rate of 15% if they own their core intellectual properties and they are enterprises in certain State-supported high-tech industries to be later specified by the government. As a result, if Linkage Technologies’ PRC subsidiaries qualify as “high-technology enterprises,” they will continue to benefit from the preferential tax rate of 15%, subject to transitional rules implemented from January 1, 2008. Furthermore, if its PRC subsidiaries qualify as “key software enterprises,” they will enjoy a further reduction to their preferential tax rate to 10%. Otherwise, the applicable tax rate of its PRC subsidiaries may gradually increase to the unified tax rate of 25% by January 1, 2013 under the New CIT Law and the Implementing Rules. Currently, the value-added taxes Linkage Technologies pays on its software products are refunded to it by the tax authorities as part of the PRC state policies to encourage the development of the PRC software industry. If its PRC subsidiaries cease to qualify as “high-technology enterprises” or “key software enterprises,” or if the refund of the value-added taxes ceases to apply, Linkage Technologies’ financial condition and results of operations could be materially and adversely affected.

If Linkage Technologies were deemed a “resident enterprise” by PRC tax authorities, it could be subject to tax on its global income at the rate of 25% under the New CIT Law and its non-PRC shareholders could be subject to certain PRC taxes.

Under the New CIT Law, effective January 1, 2008, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” and will be subject to the CIT at the rate of 25% on its global income. The implementing rules of the New CIT Law define “de facto management” as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. If Linkage Technologies were to be considered a “resident enterprise” by the PRC tax authorities, its global income would be subject to tax under the New CIT Law at the rate of 25% and, to the extent Linkage Technologies were to generate substantial amount of income outside of PRC in the future, Linkage Technologies would be subject to additional taxes. In addition, if Linkage Technologies were to be considered a “resident enterprise,” the dividends it pays to its non-PRC enterprise shareholders would be subject to withholding tax and its non-PRC enterprise shareholders would be subject to a 10% income tax on any gains they would realize from the transfer of their shares, if such income were sourced from within the PRC. A substantial majority of the members of Linkage Technologies’ management team as well as properties are located in the PRC. However, according to Linkage Technologies’ PRC counsel, as of the date of this Proxy Statement, no final interpretations on the implementation of the “resident enterprise” designation are available. Moreover, any such designation, when made by PRC tax authorities, will be determined based on the facts and circumstances of individual cases. As a result, Linkage Technologies, after consulting its PRC counsel, cannot determine the likelihood of Linkage Technologies being designated a “resident enterprise” as of the date of this Proxy Statement.

Uncertainties with respect to the PRC legal system could adversely affect Linkage Technologies.

Linkage Technologies conducts its business primarily through its subsidiaries in China. Linkage Technologies’ operations in China are governed by PRC laws and regulations. Linkage Technologies’ PRC subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws and regulations applicable to wholly foreign-owned enterprises. The PRC legal system is based on statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, PRC legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, Linkage Technologies may not be aware of its violation of these policies and rules until some time after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent Linkage Technologies from making loans or additional capital contributions to its PRC operating subsidiaries, which could materially and adversely affect its liquidity and its ability to fund and expand its business.

As an offshore holding company of its PRC operating subsidiaries, Linkage Technologies may make loans to its PRC subsidiaries, or Linkage Technologies may make additional capital contributions to its PRC subsidiaries. Any loans to its PRC subsidiaries are subject to PRC regulations. For example, loans by Linkage Technologies to its subsidiaries in China, which are FIEs, to finance their activities cannot exceed statutory limits and must be registered with the SAFE. On August 29, 2008, SAFE promulgated Circular 142, a notice regulating the conversion by a foreign-invested company of foreign currency into RMB by restricting how the converted RMB may be used. The notice requires that RMB converted from the foreign currency-denominated capital of a foreign-invested company may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC unless specifically provided for otherwise. The foreign currency-denominated capital shall be verified by accounting firm before converting into RMB. In addition, SAFE strengthened its oversight over the flow and use of RMB funds converted from the foreign currency-denominated capital of a foreign-invested company. To convert such capital into RMB, the foreign-invested company must report the use of such RMB to the bank, and the RMB must be used to the reported purposes. According to Circular 142, change of the use of such RMB without approval is prohibited. In addition, such RMB may not be used to repay RMB loans if the proceeds of such loans have not yet been used. Violations of Circular 142 may result in severe penalties, including substantial fines as set forth in the Foreign Exchange Administration Rules.

Linkage Technologies may also decide to finance its subsidiaries by means of capital contributions. These capital contributions must be approved by the MOFCOM, or its local counterpart. Linkage Technologies may not be able to obtain these government approvals on a timely basis, if at all, with respect to future capital contributions by it to its PRC subsidiaries. If Linkage Technologies fails to receive such approvals, its ability to capitalize its PRC operations may be negatively affected, which could adversely affect its liquidity and its ability to expand its business.

Governmental control of currency conversion may affect Linkage Technologies’ ability to pay dividends in foreign currencies.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. Linkage Technologies receives substantially all of its revenues in RMB. Under its current corporate structure, its income is primarily derived from dividend payments from its PRC subsidiaries. Shortages in the availability of foreign currency may restrict the ability of its PRC subsidiaries to remit sufficient foreign currency to pay dividends or other payments to Linkage Technologies, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents Linkage Technologies from obtaining sufficient foreign currency to satisfy its currency demands, it may not be able to pay dividends in foreign currencies to shareholders.

PRC regulations relating to the establishment of offshore special purpose vehicles by PRC residents may subject Linkage Technologies’ PRC resident shareholders or Linkage Technologies to penalties and limit its ability to inject capital into its PRC subsidiaries, limit its PRC subsidiaries’ ability to distribute profits to Linkage Technologies, or otherwise adversely affect Linkage Technologies.

SAFE issued a public notice in October 2005 requiring PRC residents to register with the local SAFE branch before establishing or controlling any company outside of China for the purpose of capital financing with assets or equities of PRC companies, referred to in the notice as an “offshore special purpose vehicle.” PRC residents that are shareholders and/or beneficial owners of offshore special purpose companies established before November 1, 2005 are required to register with the local SAFE branch. In addition, any PRC resident that is a shareholder of an offshore special purpose vehicle is required to amend its SAFE registration with respect to that offshore special purpose company in connection with any increase or decrease of capital, transfer of shares, merger, division, equity investment or creation of any security interest over any assets located in China or other material changes in share capital. In May 2007, SAFE issued relevant guidance to its local branches with respect to the operational process for SAFE registration, which standardized more specific and stringent supervision on the registration relating to the SAFE notice. Linkage Technologies has requested its current shareholders and/or beneficial owners to disclose whether they or their shareholders or beneficial owners fall within the ambit of the SAFE notice and urge those who are PRC residents to register with the local SAFE branch as required under the SAFE notice. As of the date of this Proxy Statement, Messrs. Libin Sun, Guoxiang Liu, Dr. Xiwei Huang and Haidong Pang, Linkage Technologies’ directors, executive officers and/or principal shareholders that are PRC residents, have complied with the registration requirements under the SAFE notice with respect to their interests in us. Linkage Technologies has not kept record, however, of the extent of compliance with the requirements under the SAFE notice by other shareholders and/or beneficial owners of its ordinary shares. The failure of these shareholders and/or beneficial owners to timely amend their SAFE registrations pursuant to the SAFE notice or the failure of future shareholders and/or beneficial owners of Linkage Technologies who are PRC residents to comply with the registration procedures set forth in the SAFE notice may subject such shareholders, beneficial owners and/or its PRC subsidiaries to fines and legal sanctions and may also limit its ability to contribute additional capital into its PRC subsidiaries, limit its PRC subsidiaries’ ability to distribute dividends to Linkage Technologies or otherwise adversely affect its business.

Linkage Technologies may be subject to currency exchange rate risk due to fluctuations in the exchange rate between the U.S. dollars and the RMB.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy has resulted in an approximately 21.2% appreciation of the RMB against the U.S. dollar between July 21, 2005 and January 21, 2010. Provisions on Administration of Foreign Exchange, as amended in August 2008, further changed China’s exchange regime to a managed floating exchange rate regime based on market supply and demand. Since reaching a high against the U.S. dollar in July 2008, however, the Renminbi has traded within a narrow band against the U.S. dollar, remaining within 1% of its July 2008 high but never exceeding it. As a consequence, the Renminbi has fluctuated sharply since July 2008 against other freely traded currencies, in tandem with the U.S. dollar. It is difficult to predict how long the current situation may continue and when and how it may change again. Substantially all of Linkage Technologies’ revenues and costs are denominated in the RMB, and a significant portion of its financial assets are also denominated in RMB. Linkage Technologies principally relies on dividends and other distributions paid to it by its subsidiaries in China. Any significant revaluation of the RMB may materially and adversely affect Linkage Technologies’ cash flows, revenues, earnings and financial position. Any fluctuations of the exchange rate between the RMB and the U.S. dollar could also result in foreign currency translation losses for financial reporting purposes.

Any health epidemics and other outbreaks, war, acts of terrorism or other man-made or natural disasters could severely disrupt Linkage Technologies’ business operations.

Linkage Technologies’ business could be materially and adversely affected by the outbreak of H1N1 Flu, avian influenza, severe acute respiratory syndrome, or SARS, or another epidemic. A recent outbreak of swine influenza in Mexico could widely spread to China and there have been hundreds of confirmed cases of H1N1 Flu in China. In 2006 and 2007, there were reports on the occurrences of avian influenza in various parts of China, including a few confirmed human cases and deaths. Any prolonged recurrence of H1N1 Flu, avian influenza, SARS or other adverse public health developments in China could require the temporary closure of Linkage Technologies’ offices or prevent its staff from traveling to its customers’ offices to sell its services or provide on-site services. Such closures could severely disrupt its business operations and adversely affect its results of operations.

Linkage Technologies’ operations are vulnerable to interruption and damage from man-made or natural disasters, including wars, acts of terrorism, snowstorms, earthquakes, fire, floods, environmental accidents, power loss, communications failures and similar events. In January and February of 2008, large portions of Southern and Central China were hit with a series of snowstorms, which caused extensive damage and transportation disruption. On May 12, 2008, a severe earthquake measuring approximately 8.0 on the Richter scale occurred in Sichuan province of China, resulting in huge casualties and property damage. If any similar man-made or natural disaster were to occur in the future, Linkage Technologies’ ability to operate its business could be seriously impaired.

THE SPECIAL MEETING OF STOCKHOLDERS

General

This document is being furnished to holders of AsiaInfo common shares in connection with the solicitation of proxies on behalf of AsiaInfo’s board of directors for use at a special meeting of AsiaInfo stockholders and any adjournments or postponements of the meeting.

When and Where the AsiaInfo Special Meeting Will Be Held

The special meeting of stockholders will be held on [                    ], 2010, at [            ], local time, at our offices located at 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing, PRC.

Purpose of the Special Meeting

The purpose of the AsiaInfo special meeting of stockholders is to consider and vote upon the following proposals:

•	the Consideration Proposal

•	the Name Change Proposal;

•	the Adjournment Proposal; and

The AsiaInfo stockholders will also be asked to transact such other business as may properly come before the meeting or any adjournment thereof.

The AsiaInfo stockholders must vote to approve the Consideration Proposal and the Name Change Proposal in order for the Combination to occur. If the AsiaInfo stockholders fail to vote to approve the Consideration Proposal or the Name Change Proposal, the Combination will not occur.

Record Date; Stockholders Entitled to Vote

All persons who are AsiaInfo stockholders of record at the close of business on [                    ], 2010, which date is referred to herein as the Record Date, are entitled to notice of and to vote at the special meeting. As of the Record Date, [            ] shares of AsiaInfo’s common stock were issued and outstanding and held of record by approximately [            ] registered stockholders.

Quorum and Voting Requirements

The required quorum for the transaction of business at the special meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date, present in person or represented by proxy. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, such share will be counted for purposes of establishing a quorum at any postponement or adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

The affirmative vote of a majority of all the votes cast by holders of common shares represented in person or by proxy at the special meeting is necessary to approve each of Proposal No. 1, Proposal No. 2 and Proposal No. 3.

At the special meeting, each AsiaInfo common share is entitled to one vote on all matters properly submitted to the AsiaInfo stockholders.

As of the record date, directors and executive officers of AsiaInfo and their affiliates beneficially owned and were entitled to vote [            ] AsiaInfo common shares, or approximately [    ]% of the outstanding AsiaInfo common shares entitled to vote at the special meeting. Linkage Cayman, Edward Tian, a director of the Company, and James Ding, Chairman of the board of the Company, have entered into a Voting Agreement pursuant to which each of Mr. Tian and Mr. Ding agreed to vote all of their respective shares of the Company’s common stock in favor of approval of the proposals being considered at the special meeting. Additionally, Lenovo IT Alliance Limited and Linkage Cayman entered into a Voting Agreement pursuant to which Lenovo IT Alliance Limited agreed to vote all of the shares of the Company’s common stock it beneficially owns in favor of the proposals being considered at the special meeting. As of the record date, Lenovo IT Alliance Limited beneficially owned [            ] AsiaInfo common shares representing approximately [    %] of the outstanding AsiaInfo common shares.

Voting Procedures; Proxies; Revocation

Registered stockholders can vote by mail, telephone, the Internet or in person. Telephone voting can be accessed by calling the toll-free number (in the United States only) 1-866-540-5760. Internet voting can be accessed by logging on to the following Internet address: http://www.eproxy.com/asias. Telephone and Internet voting information is provided on the proxy card. A control number located on the proxy card is designed to verify each stockholder’s identity and allow stockholders to vote their shares and confirm that their voting instructions have been properly recorded.

If you do not choose to vote by telephone or the Internet, you may still return your proxy card, properly signed, and the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the proxy card. If you vote by telephone or the Internet, it is not necessary to return your proxy card.

Your vote is important. Accordingly, regardless of whether you plan to attend the special meeting, you are urged to vote by telephone, by the Internet, or by signing and returning the accompanying proxy card. If you do attend, you may vote by ballot at the special meeting, thereby canceling any proxy previously given. However, attendance at the special meeting will not revoke a proxy unless you actually vote in person at the meeting. All AsiaInfo common shares represented by properly executed proxies received before or at the special meeting, and not revoked, will be voted in accordance with the instructions indicated in the proxies. Proxies that are properly signed and dated but that do not contain voting instructions will be voted FOR Proposal No. 1, Proposal No. 2 and Proposal No. 3. In addition, if other matters properly come before the special meeting, or at any adjournment or postponement of the special meeting, AsiaInfo intends that shares represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card unless you withhold authority to do so on the proxy card. Our board of directors is currently unaware of any other matters that may be presented for action at the special meeting.

If your shares are held in “street name” by your broker or bank, you should instruct your broker or bank how to vote your shares using the instructions provided by your broker or bank. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker or bank and they can give you instructions on how to vote your shares. If an executed proxy card returned by a broker or bank indicates that the broker or bank does not have discretionary authority to vote on a particular matter, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be voted. This is called a “broker non-vote.” Your broker or bank will vote your shares over which it does not have discretionary authority only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank. AsiaInfo common shares held by persons attending the special meeting but not voting, or shares for which AsiaInfo has received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists.

Revocation of Proxies

You may revoke your proxy at any time before it is voted at the special meeting by casting a different vote by telephone or the Internet, by executing a later-voted proxy by mail, by voting by ballot at the special meeting, or by providing written notice of the revocation to AsiaInfo’s Legal Department, at our principal executive offices.

Solicitation of Proxies

The cost of soliciting proxies will be borne by AsiaInfo. Proxies may be solicited by certain of AsiaInfo’s directors, officers and employees, without additional compensation, in person or by telephone, email or facsimile. In addition, AsiaInfo has retained Morrow & Co. to assist in such solicitation. The fee to be paid to such firm is not expected to exceed US$7,500 plus reasonable out-of-pocket costs and expenses. AsiaInfo may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

Delivery of Proxy Materials to Households Where Two or More Stockholders Reside

As permitted by the Securities Exchange Act of 1934, as amended, or the Exchange Act, only one copy of this Proxy Statement is being delivered to stockholders residing at the same address, unless stockholders have notified us of their desire to receive multiple copies of the Proxy Statement. This is known as householding. If any stockholder at such an address wishes to discontinue householding and receive a separate copy of the Proxy Statement, they should notify their broker, bank or other nominee. Stockholders sharing an address to which a single copy of the Proxy Statement was delivered can also request prompt delivery of a separate copy of the Proxy Statement by contacting us at AsiaInfo Holdings, Inc., Attn: Legal Department, 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing, People’s Republic of China, +8610-8216-6688.

We will promptly deliver, upon oral or written request, a separate copy of this Proxy Statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies for this Proxy Statement should be directed to AsiaInfo’s Legal Department, at our principal executive offices.

THE COMBINATION

The following is a discussion of the Combination and the material terms of the Combination Agreement between AsiaInfo and Linkage Cayman. You are urged to read carefully the Combination Agreement in its entirety, a copy of which is attached as Annex A to this Proxy Statement and is incorporated by reference herein.

The Companies

AsiaInfo

AsiaInfo is a leading provider of software solutions and IT services for the telecom industry in China. In the telecommunications market, our software and services enable our customers to build, maintain, operate, manage and continuously improve their communications infrastructure. Our largest customers are the major telecommunications carriers in China and their provincial subsidiaries. In addition to providing customized software solutions to China’s telecommunications carriers, we also offer sophisticated IT security products and services to many small- and medium-sized companies and government agencies in China.

We commenced our operations in the United States in 1993 and moved our major operations from the United States to China in 1995. We conduct the bulk of our business through our operating subsidiaries, most of which are Chinese companies.

Linkage Technologies

Like AsiaInfo, Linkage Technologies is a leading provider of software solutions and IT services for the telecom industry in China. Linkage Technologies develops and implements core operating systems for all three telecom operators in China, namely, China Mobile, China Telecom and China Unicom.

Linkage Technologies was organized under the laws of the British Virgin Islands in July 2003. Linkage Technologies conducts its operations through its direct and indirect subsidiaries, including Linkage HK, Linkage Nanjing and Linkage Suzhou. For more information on Linkage Technologies’ corporate history and structure, see “Information about Linkage Technologies—Corporate History and Structure” on page 76.

Background of the Combination

AsiaInfo has periodically reviewed and assessed trends and conditions impacting AsiaInfo, including those in the information technology industries generally, and in China’s telecommunications software industry in particular. From time to time, AsiaInfo’s board of directors has reviewed the strategic options potentially available to achieve AsiaInfo’s desired scale, including internal growth through customer and product initiatives, investing in its business, and acquisitions of other businesses. As a result of increased competition in AsiaInfo’s industry and ongoing consolidation within the global software and telecommunications industries generally, AsiaInfo has considered the possibility of various strategic combinations and commercial arrangements and, in the past, has had discussions from time to time with potential strategic partners.

Discussions regarding a business combination transaction between AsiaInfo and Linkage Technologies began in April 2009, when representatives of AsiaInfo engaged in discussions with representatives of Linkage Technologies and its parent company, Linkage Cayman. The parties discussed the synergies that could potentially be realized as a result of a combination of the two companies. While AsiaInfo continued to evaluate Linkage Technologies and Linkage Cayman internally at this time, the discussions between AsiaInfo and Linkage Technologies did not lead to a firm proposal by AsiaInfo or otherwise progress to more advanced negotiations at this time.

From April to September 2009, representatives of AsiaInfo and Linkage Cayman, with their respective financial advisors, continued their discussions from time to time regarding the merits of a business combination.

On September 17, 2009, AsiaInfo and Linkage Cayman entered into a confidentiality agreement in furtherance of a potential business combination transaction. The respective parties commenced limited due diligence on each other with respect to a business combination in the last week of September 2009.

On September 29, 2009, the AsiaInfo board of directors held a special meeting, which was attended by representatives of management, DLA Piper, outside legal counsel to AsiaInfo, and BofA Merrill Lynch and The Hina Group Holdings, or Hina, together with BofA Merrill Lynch, the financial advisors to AsiaInfo. The AsiaInfo board of directors considered AsiaInfo’s strategic alternatives, the business of Linkage Technologies, the strategic rationale for AsiaInfo’s proposed acquisition of Linkage Technologies, the valuation of Linkage Technologies, and certain legal issues. The AsiaInfo board of directors also considered the key provisions of a preliminary terms sheet prepared by AsiaInfo management upon consultation with its legal and financial advisors and the status of discussions with Linkage Cayman. The AsiaInfo board of directors determined that a business combination with Linkage Technologies would present strategic advantages to AsiaInfo, that AsiaInfo should enter into further negotiations with Linkage Cayman, and that AsiaInfo should present a preliminary term sheet to Linkage Cayman.

On September 29, 2009, AsiaInfo delivered a preliminary non-binding term sheet to Linkage Cayman proposing the acquisition of all of the share capital of Linkage Technologies in exchange for a combination of cash and AsiaInfo common stock. The term sheet proposed that the parties agree to exclusive negotiations with respect to the proposed transaction, subject to certain exceptions.

On September 30, 2009, in response to the term sheet AsiaInfo had provided, AsiaInfo received a counterproposal in the form of a non-binding term sheet from Linkage Cayman. In addition to proposing an increased purchase price for Linkage Technologies, Linkage Cayman proposed that the combined company change its Chinese name to “Linkage-AsiaInfo.” The term sheet proposed that the parties agree to exclusive negotiations with respect to the proposed transaction, subject to certain exceptions.

During October 2009, representatives of AsiaInfo, Linkage Cayman, and their respective legal and financial advisors continued their discussions regarding the structure of transaction, the valuation of Linkage Technologies, the consideration, and other material terms regarding a proposed transaction. Representatives of Linkage Cayman indicated that the aggregate consideration would need to be increased above the amount AsiaInfo had initially offered in its proposed term sheet in order to be acceptable to Linkage Cayman. The parties also discussed the synergies that could potentially be realized as a result of a combination of the two companies. In addition, during October 2009, management and the board of directors of AsiaInfo conferred with BofA Merrill Lynch and Hina regarding the valuation of Linkage Technologies.

On November 11, 2009, the AsiaInfo board of directors held a special meeting, which was attended by representatives of management, DLA Piper and BofA Merrill Lynch, to consider the combination transaction with Linkage Technologies. The AsiaInfo board of directors considered the status of the negotiations, the structure of the transaction, the strategic rationale for the transaction, the proposed valuation, the recent increase in the trading price of AsiaInfo’s common stock and its valuation implications, the impact of the transaction on AsiaInfo’s customers, and other key business and legal issues. Representatives of AsiaInfo’s management, DLA Piper, and BofA Merrill Lynch responded to questions regarding the transaction and the proposed terms. The AsiaInfo board of directors authorized and directed management to negotiate, finalize and execute a term sheet for the acquisition of Linkage Technologies. The AsiaInfo board of directors authorized and directed management to work with AsiaInfo’s legal counsel to prepare and negotiate a definitive agreement and related ancillary agreements for final approval by the AsiaInfo board of directors.

On November 12, 2009, AsiaInfo delivered a new term sheet to Linkage Cayman for the acquisition of all of the share capital of Linkage Technologies for US$50 million in cash and shares of AsiaInfo common stock equal to 37.5% of the outstanding equity of the combined company on a fully diluted basis. Under the new term sheet, the English and Chinese names of the combined company would be “AsiaInfo-Linkage,” although Linkage Technologies’ indirect wholly-owned subsidiary, Linkage Nanjing, would be named “Linkage-AsiaInfo” in Chinese. The term sheet also proposed that the parties agree to exclusive negotiations with respect to the proposed transaction, subject to certain exceptions, including that Linkage Cayman would be permitted to pursue its initial public offering in the U.S. pursuant to its registration statement on Form F-1. AsiaInfo and Linkage Cayman both signed the term sheet.

On November 12, 2009, AsiaInfo sent Linkage Cayman a supplemental due diligence request list requesting various information and documents relating to Linkage Cayman and its subsidiaries. Upon execution of the term sheet and until the execution of the Combination Agreement, representatives of AsiaInfo, with the assistance of representatives from BofA Merrill Lynch, Hina, DLA Piper, and Han Kun Law Offices, PRC counsel to AsiaInfo, conducted extensive due diligence on Linkage Cayman and its subsidiaries covering a broad range of topics, including corporate, commercial, intellectual property, financial, accounting, legal and business matters.

From November 12, 2009 until the execution of the Combination Agreement, representatives of AsiaInfo, BofA Merrill Lynch, Hina, DLA Piper, Linkage Cayman, and Linkage Cayman’s financial and legal advisors continued to discuss, in Beijing and via conference calls, drafting of definitive agreements, due diligence, and the terms of the transaction. During this timeframe, the parties also held extensive discussions regarding the Linkage Cayman representations and warranties, restrictions on Linkage Cayman’s and AsiaInfo’s conduct during the period between the signing of the Combination Agreement and the closing of the Combination, regulatory reviews of the Combination, post-Combination governance matters, termination fees, the ability of AsiaInfo’s board of directors to change its recommendations to AsiaInfo’s stockholders and the balancing of restrictions against fiduciary obligations to stockholders, adjustments to the purchase price, indemnification and the size, duration and recourse to an escrow account to secure indemnification and other obligations to AsiaInfo.

From November 16, 2009 until the execution of the Combination Agreement, AsiaInfo, Linkage Cayman, and their respective legal and financial advisors exchanged drafts of the Combination Agreement and held extensive negotiations relating to its terms and conditions.

On November 18, 2009, Linkage Cayman publicly filed its registration statement on Form F-1 with the SEC, which sought to register an unspecified number of American Depository Shares, or ADSs. On November 19, 2009, Linkage Cayman publicly filed its registration statement on Form F-6 in connection with its proposed offering of ADSs. On November 20, 2009, Linkage Cayman publicly filed its Form 8-A registration statement in connection with its ordinary shares underlying its ADSs, which the New York Stock Exchange certified on November 25, 2009.

On November 25, 2009, Linkage Cayman filed Amendment No. 1 to its registration statement on Form F-1 with the SEC, which sought to register 10,200,000 ADSs, each representing the right to receive ten Linkage Cayman ordinary shares, with an estimated price range of between $13.00 and $15.00 per ADS. AsiaInfo was informed that Linkage Cayman would commence a road show in Asia for its proposed public offering on November 26, 2009, which would then move to Europe and the U.S.

On November 28, 2009, the AsiaInfo board of directors held a special meeting, which was attended by representatives of management, DLA Piper, BofA Merrill Lynch, and Hina. The AsiaInfo board of directors considered the status of AsiaInfo’s negotiations with Linkage Cayman. Management of AsiaInfo reviewed with BofA Merrill Lynch and DLA Piper open business issues in the Combination Agreement, the status of negotiations, the revised transaction terms, the business integration outlook and management issues for the combined company. Management and representatives of BofA Merrill Lynch and DLA Piper updated the AsiaInfo board of directors regarding financial and legal due diligence that had been conducted on Linkage

Cayman and its subsidiaries. Thereafter, the AsiaInfo board of directors directed management and AsiaInfo’s advisors to proceed with negotiations regarding the Combination, with a view toward finalizing a definitive agreement for the further consideration of the AsiaInfo board of directors. The AsiaInfo board of directors also proposed to hold an informal teleconference with Mr. Libin Sun, Chairman and Chief Executive Officer of Linkage Cayman.

On November 29, 2009, certain members of AsiaInfo’s board of directors and management held an informal teleconference with Libin Sun. The parties discussed several open business issues and transaction terms, focusing on business integration and post-Combination management issues.

On December 4, 2009, the AsiaInfo board of directors again convened a special meeting to review the status of AsiaInfo’s negotiations with Linkage Cayman and the definitive agreements. Management of AsiaInfo and representatives of DLA Piper, BofA Merrill Lynch and Hina were present at the meeting. Management of AsiaInfo reviewed and summarized the status of the Combination Agreement. Representatives of BofA Merrill Lynch and DLA Piper summarized the structure and terms of the transaction, including changes from the terms discussed at the prior meeting and changes from the terms reflected in the non-binding term sheet. Also at this meeting, BofA Merrill Lynch reviewed with AsiaInfo’s board of directors its financial analysis of the Consideration and delivered to AsiaInfo’s board of directors an oral opinion which was confirmed by delivery of a written opinion dated December 4, 2009, to the effect that, as of that date, and based on and subject to various assumptions and limitations described in its opinion, the Consideration to be paid in the Combination by AsiaInfo is fair, from a financial point of view, to AsiaInfo. The full text of BofA Merrill Lynch’s written opinion dated December 4, 2009, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this Proxy Statement as Annex H. DLA Piper then presented a due diligence report regarding various legal, financial and business issues that had been analyzed during due diligence of Linkage Cayman and its subsidiaries. The AsiaInfo board of directors posed numerous questions of management regarding business terms, integration issues, the timetable for closing the transaction, and regulatory matters relating to the transaction. Following the discussion, the AsiaInfo board of directors unanimously approved the Combination and the related transactions, approved the Combination Agreement and the ancillary agreements, and recommended that the stockholders of AsiaInfo approve the Combination and the related transactions.

On December 4, 2009, representatives of AsiaInfo and Linkage Cayman finalized the Combination Agreement. As of that date, AsiaInfo and Linkage Cayman entered into the Combination Agreement. Under the Combination Agreement, AsiaInfo would acquire all of the share capital of Linkage Technologies for US$60 million in cash and 26,832,731 shares of AsiaInfo common stock which is expected to represent approximately 35.8% of the outstanding equity of the combined company on a fully diluted basis. The estimated aggregate market value of the Consideration was approximately $734 million as of December 4, 2009, and was approximately $689 million as of February 22, 2010. The name of the combined company will be, and the combined company will be referred to and branded in Chinese as, “AsiaInfo-Linkage,” although the Linkage Technologies subsidiary in Nanjing would be referred to and branded as “Linkage-AsiaInfo.” Following signing, certain restrictions would apply to the parties regarding alternative transactions, including a restriction on Linkage Cayman from selling securities under or related to its registration statement on Form F-1 or in any similar public offering or private placement. The terms of the Combination Agreement are summarized under “The Combination Agreement” beginning on page 65.

Concurrently with entering into the Combination Agreement, Edward Tian and James Ding, AsiaInfo directors and significant stockholders, executed a voting agreement with Linkage Cayman; AsiaInfo, Linkage Cayman and Messrs. Tian and Mr. Sun entered into a stockholders’ agreement; and LT International and Messrs. Sun, Guoxiang Liu, Haidong Pang, Xiwei Huang and Edward Tian entered into lock-up agreements.

On December 6, 2009, AsiaInfo and Linkage Cayman issued a joint press release announcing the Combination, the execution of the Combination Agreement, and related matters.

AsiaInfo’s Reasons for the Combination

In the course of determining that the Combination and the Combination Agreement are advisable and in the best interests of AsiaInfo and its stockholders, the AsiaInfo board of directors consulted with its management, as well as its financial and legal advisors. The AsiaInfo board of directors concluded that the Combination could enhance stockholder value through:

•

the complementary nature of the technology, products and services of AsiaInfo and Linkage Technologies, which may allow the combined company to better service its customers and accelerate the development of new technology;

•	the ability to broaden and integrate the companies’ products and services, which may enable the combined company to meet the needs of its customer more effectively and efficiently;

•

combined technological resources of AsiaInfo and Linkage Technologies, which may allow the combined company to compete more effectively by providing it with enhanced abilities to develop new products and greater functionality for existing products;

•

the creation of larger sales and services organizations, greater marketing resources, and financial strength, which may present improved opportunities for marketing the products and services of the combined company;

•

the combined experience, financial resources, size and breadth of product and service offerings of AsiaInfo and Linkage Technologies, which may allow the combined company to respond more quickly and effectively to technological change, increased competition and shifting market demands;

•	the opportunity to utilize the skills and resources of the combined management teams;

•	the potential for the Combination to provide an improved platform for future growth; and

•	scale and cost synergies, which may enhance AsiaInfo’s ability to effectively meet the demands for its products and services.

The AsiaInfo board of directors considered a number of factors and risks relating to the Combination, including the following:

•	its strategic benefits;

•

historical information regarding AsiaInfo’s and Linkage Technologies’ respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position;

•	management’s view of the financial condition, results of operations and businesses of AsiaInfo and Linkage Technologies before and after giving effect to the Combination;

•	current financial and market conditions;

•	the relationship between the market value of AsiaInfo’s common stock and the consideration to be paid to the shareholders of Linkage Technologies;

•	management’s view of the prospects of AsiaInfo and Linkage Cayman as separate, independent entities should the Combination not occur;

•	other strategic alternatives of AsiaInfo;

•

the opinion of BofA Merrill Lynch dated December 4, 2009, to Asiainfo’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the Consideration to be paid in the Combination by AsiaInfo as more fully discussed in the section entitled “The Combination—Opinion of AsiaInfo’s Financial Advisor” beginning on page 52;

•	reports from management and AsiaInfo’s legal, accounting and financial advisors regarding the results of the due diligence investigation of Linkage Cayman and its subsidiaries;

•	the risk that the potential benefits of the Combination may not be fully realized;

•	the possibility that the Combination may not be consummated or may be unduly delayed;

•	the effect that the Combination may have on sales, operating results, and key personnel;

•	the ability to attract and retain management and key personnel;

•	the potential for diversion of management and employee attention from other strategic priorities;

•	the substantial challenges and costs to be incurred in connection with the Combination, including integration costs and transaction expenses;

•

the risks associated with a fixed number of shares payable to the shareholders of Linkage Cayman under the Combination Agreement, which subjects the parties to market risk if AsiaInfo’s stock price fluctuates significantly prior to the Combination;

•

the $17.6 million termination fee payable to Linkage Cayman if the Combination Agreement is terminated as a result of a material and uncured breach of the representations and warranties or covenants of AsiaInfo, or a change by the board of directors of AsiaInfo of its recommendation that the stockholders vote in favor of the proposals to be considered at the special meeting; and

•

the $10.0 million termination fee payable to Linkage Cayman if the Combination Agreement is terminated due to the failure of the AsiaInfo stockholders to approve the Consideration Proposal or the Name Change Proposal.

The foregoing discussion of the factors considered by AsiaInfo’s board of directors is not intended to be exhaustive but summarizes the material factors and risks considered in making its recommendation. In view of the wide variety of factors considered in connection with its evaluation of the Combination and the complexity of these matters, the AsiaInfo board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the AsiaInfo board of directors may have given different weight to different factors.

In addition, the AsiaInfo board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, AsiaInfo’s management team and AsiaInfo’s legal and financial advisors. Based on the totality of the information presented, AsiaInfo’s board of directors determined that AsiaInfo should proceed with the Combination and the Combination Agreement, and recommends that AsiaInfo’s stockholders approve the Consideration Proposal, the Name Change Proposal and the Adjournment Proposal. As of the date of this Proxy Statement, there have been no material changes in the operations or performance of AsiaInfo or Linkage Cayman or in the financial projections by AsiaInfo’s management provided to BofA Merrill Lynch since the delivery of its opinion dated December 4, 2009, and AsiaInfo does not anticipate such changes to occur prior to the special meeting of AsiaInfo’s stockholders.

Linkage Cayman’s Reasons for the Combination

In reaching a conclusion to approve the Combination, the Linkage Cayman board of directors consulted with its management, as well as its financial and legal advisors. The board of directors considered a number of factors, including, without limitation, the following:

•

The strategic fit between the companies, including the companies’ product portfolios and the increased operational scale and scope that the combined company will provide, which may result in a more diversified revenue base and enable the combined company to better meet its customers’ needs;

•

The potential synergies expected to be derived from the Combination of Linkage Technologies’ and AsiaInfo’s businesses, including elimination of duplicative corporate costs, decreased research and development costs, and tax benefits;

•	Linkage Cayman’s and Linkage Technologies’ management’s support of the proposed Combination;

•

That the shareholders of Linkage Cayman will receive a substantial cash payment, while at the same time retaining an equity stake in the combined company, which would provide the shareholders of Linkage Cayman the opportunity, if they so choose, to participate in the future financial performance of the combined company. In that regard, Linkage Cayman’s board of directors understood that general stock market conditions and other factors will cause the value of the portion of the Combination consideration payable in AsiaInfo’s common stock to fluctuate, perhaps significantly, but was of the view that on a long-term basis it would be desirable for shareholders to have an opportunity, if they so choose, to retain a continuing investment in the combined company;

•

The fact that following the completion of the Combination the board of directors of the combined company would include two current non-independent Linkage Cayman directors, which the Linkage Cayman board of directors believed would provide the AsiaInfo board of directors with a greater level of knowledge regarding Linkage Technologies’ operations and thereby provide a greater level of stability regarding those operations as they become part of AsiaInfo’s business;

•

The review by the Linkage Cayman board of directors with its legal and financial advisors of the structure of the Combination and the financial and other terms of the Combination Agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the Linkage Cayman board of directors’ evaluation of the likely time period necessary to close the Combination;

•

The fact that the Combination Agreement provides for a fixed number of shares of AsiaInfo common stock to be issued in the Combination regardless of any change in the value of Linkage Technologies ordinary shares or AsiaInfo common stock between the execution of the Combination Agreement and closing of the Combination. The Linkage Cayman board of directors understood that the shareholders of Linkage Cayman will not receive additional consideration if the value per share of AsiaInfo common stock is lower at the time of closing than prior to the execution of the Combination Agreement, but was of the view that it is desirable for the shareholders of Linkage Cayman to receive the benefit of any increase in value of AsiaInfo common stock during that time period;

•

the $17.6 million termination fee payable to Linkage Cayman if the Combination Agreement is terminated as a result of a material and uncured breach of the representations and warranties or covenants of AsiaInfo, or a change by the board of directors of AsiaInfo of its recommendation that the stockholders vote in favor of the proposals to be considered at the special meeting; and

•

the $10.0 million termination fee payable to Linkage Cayman if the Combination Agreement is terminated due to the failure of the AsiaInfo stockholders to approve the Consideration Proposal or the Name Change Proposal.

In the course of its deliberations, the Linkage Cayman board of directors also considered the following factors and risks concerning the Combination:

•	the possibility that the Combination might not be completed in a timely manner or at all;

•

the possibility that the expected cost savings and synergies will not be achieved. Achieving the expected cost savings and synergies is subject to a number of risks and uncertainties and may not occur in full or at all. For more information, see the discussion provided under the section titled “Risk Factors—Risks Relating to the Combination—Integrating the combined company will divert management’s attention and resources, and the anticipated benefits of the Combination, including anticipated cost savings, may not be realized fully or at all or may take longer to realize than expected.” beginning on page 24.

•	the risk that AsiaInfo may terminate the Combination Agreement;

•	the risks associated with obtaining the AsiaInfo stockholder votes; and

•	the cost of foregoing Linkage Cayman’s initial public offering and other strategic alternatives.

The foregoing information and factors considered by Linkage Cayman’s board of directors are not intended to be exhaustive but are believed to summarize the material factors and risks considered by Linkage Cayman’s board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Combination and the complexity of these matters, Linkage Cayman’s board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of Linkage Cayman’s board of directors may have given different weight to different factors. Linkage Cayman’s board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, Linkage Cayman’s management and Linkage Cayman’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination.

Linkage Cayman’s board of directors determined that the Combination Agreement and the Combination are advisable, fair to and in the best interest of the shareholders of Linkage Cayman and approved the Combination. Linkage Cayman is incorporated as an exempted limited company under the laws of the Cayman Islands. In the opinion of Linkage Cayman’s Cayman Islands legal counsel, Conyers Dill & Pearman, under Cayman Islands law, and under Linkage Cayman’s articles of association, no vote of Linkage Cayman shareholders is necessary for the completion of the Combination.

Opinion of AsiaInfo’s Financial Advisor

AsiaInfo has retained BofA Merrill Lynch to act as AsiaInfo’s financial advisor in connection with the Combination. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. AsiaInfo selected BofA Merrill Lynch to act as AsiaInfo’s financial advisor in connection with the Combination on the basis of BofA Merrill Lynch’s experience in transactions similar to the Combination and its reputation in the investment community.

On December 4, 2009, at a meeting of AsiaInfo’s board of directors held to evaluate the Combination, BofA Merrill Lynch delivered to AsiaInfo’s board of directors an oral opinion, which was confirmed by delivery of a written opinion dated December 4, 2009, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the Consideration to be paid in the Combination by AsiaInfo is fair, from a financial point of view, to AsiaInfo.

The full text of BofA Merrill Lynch’s written opinion to AsiaInfo’s board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex H to this document and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to AsiaInfo’s board of directors for the benefit and use of AsiaInfo’s board of directors in connection with and for purposes of its evaluation of the Consideration to be paid in the Combination by AsiaInfo from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the Combination and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed Combination.

In connection with rendering its opinion, BofA Merrill Lynch, among other things:

•	reviewed certain publicly available business and financial information relating to Linkage Technologies and AsiaInfo;

•

reviewed certain financial forecasts relating to Linkage Technologies prepared by the management of AsiaInfo, referred to herein as the AsiaInfo-Target forecasts, and discussed with the management of AsiaInfo its assessments as to the relative likelihood of achieving the future financial results reflected in the AsiaInfo-Target forecasts;

•

reviewed certain internal financial and operating information with respect to the business, operations and prospects of AsiaInfo furnished to or discussed with BofA Merrill Lynch by the management of AsiaInfo, including certain financial forecasts relating to AsiaInfo prepared by the management of AsiaInfo, referred to herein as the AsiaInfo forecasts;

•

reviewed certain estimates as to the amount and timing of cost savings and revenue enhancements, which are referred to herein as the expected synergies, anticipated by the management of AsiaInfo to result from the Combination;

•

discussed the past and current business, operations, financial condition and prospects of Linkage Technologies with members of senior managements of Linkage Technologies and AsiaInfo, and discussed the past and current business, operations, financial condition and prospects of AsiaInfo with members of senior management of AsiaInfo;

•	reviewed the potential pro forma financial impact of the Combination on the future financial performance of AsiaInfo, including the potential effect on AsiaInfo’s estimated earnings per share;

•	reviewed the trading history for the common stock of AsiaInfo;

•	compared certain financial information of Linkage Technologies and financial and stock market information of AsiaInfo with similar information of other companies BofA Merrill Lynch deemed relevant;

•	compared certain financial terms of the Combination to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

•	reviewed the relative financial contributions of Linkage Technologies and AsiaInfo to the future financial performance of the combined company on a pro forma basis;

•	reviewed a draft, dated December 4, 2009, of the Combination Agreement; and

•	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of AsiaInfo and Linkage Technologies that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the AsiaInfo-Target forecasts, AsiaInfo forecasts and the expected synergies, BofA Merrill Lynch was advised by AsiaInfo, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of AsiaInfo as to the future financial performance of Linkage Technologies and AsiaInfo and the other matters covered thereby. BofA Merrill Lynch did not make or was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Linkage Technologies or AsiaInfo, nor did it make any physical inspection of the properties or assets of Linkage Technologies or AsiaInfo. BofA Merrill Lynch did not evaluate the solvency or fair value of Linkage Technologies or AsiaInfo under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of AsiaInfo, that the Combination would be completed in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Combination, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on AsiaInfo or the contemplated benefits of the Combination. BofA Merrill Lynch also assumed that the final form of the Combination Agreement would be substantially similar to the last draft reviewed by it in all respects material to its opinion.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the Combination (other than the Consideration to be paid in the Combination by AsiaInfo to the extent expressly specified in its opinion), including, without limitation, the form or structure of the Combination. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, to AsiaInfo of the Consideration to be paid in the Combination by AsiaInfo and no opinion or view was expressed with respect to any consideration received in connection with the Combination by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Combination, or class of such persons, relative to the Consideration to be paid in the Combination by AsiaInfo. Furthermore, no opinion or view was expressed as to the relative merits of the Combination in comparison to other strategies or transactions that might be available to AsiaInfo or in which AsiaInfo might engage or as to the underlying business decision of AsiaInfo to proceed with or effect the Combination. BofA Merrill Lynch did not express any opinion as to the prices at which AsiaInfo common stock would trade at any time, including following announcement or consummation of the Combination. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the Combination or any related matter. Except as described above, AsiaInfo imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to AsiaInfo’s board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

Linkage Technologies Financial Analyses

Selected Publicly Traded Companies Analysis. Using publicly available securities research analyst estimates and other publicly available financial and stock market information, BofA Merrill Lynch compared selected financial data of Linkage Technologies with financial and trading data for selected publicly traded companies engaged in businesses that BofA Merrill Lynch judged to be reasonably comparable to those of Linkage Technologies:

•	AsiaInfo Holdings, Inc.

•	Neusoft Corporation

•	Longtop Financial Technologies Limited

•	VanceInfo Technologies Inc.

•	BOCO Inter-Telecom Corporation

For each of the companies identified above, BofA Merrill Lynch calculated various valuation multiples, including:

•	the ratio of enterprise value to the estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for calendar years 2009 and 2010;

•	the ratio of enterprise value to the estimated earnings before interest and taxes, or EBIT, for calendar years 2009 and 2010; and

•	the ratio of share price to the estimated cash earnings per share, or cash EPS, for calendar years 2009 and 2010.

Based upon its analysis of the full ranges of multiples calculated for the companies identified above and its consideration of various factors and judgments about current market conditions and the characteristics of such companies (including qualitative factors and judgments involving non-mathematical considerations), BofA Merrill Lynch determined relevant ranges of multiples for such companies (which relevant ranges were narrower than the full ranges of such multiples). The relevant ranges of such multiples, as determined by BofA Merrill Lynch, are set forth in the tables below.

For the purpose of its analysis, BofA Merrill Lynch calculated the enterprise value as the market capitalization plus total debt, minority interests and preferred stock, less cash and cash equivalents, and BofA Merrill Lynch calculated the estimated cash EPS as estimated EPS under generally accepted accounting principles excluding amortization of intangible property, excluding stock based compensation expenses and excluding one-time charges. To calculate these valuation multiples, BofA Merrill Lynch used EBITDA, EBIT and cash EPS projections reported by independent research analyst reports and closing trading prices of equity securities of each identified company on December 3, 2009.

The following table summarizes the derived relevant ranges of multiples for the companies identified above and the ranges of equity values per Linkage Technologies share implied by such multiples, rounded to the nearest $1.00, and based on the 9,288 total ordinary shares of Linkage Technologies outstanding from which the relevant ranges of equity value of Linkage Technologies can also be derived:

	Multiple Range	Implied Equity Value per Linkage Technologies Share
Enterprise Value/Calendar Year 2009 Estimated EBITDA	21.0x-26.0x	$59,555-$73,417
Enterprise Value/Calendar Year 2010 Estimated EBITDA	17.0x-21.0x	$62,508-$76,902
Enterprise Value/Calendar Year 2009 Estimated EBIT	26.0x-31.0x	$70,315-$83,581
Enterprise Value/Calendar Year 2010 Estimated EBIT	19.0x-24.0x	$66,866-$84,111
Price/Calendar Year 2009 Estimated Cash EPS	26.0x-34.0x	$65,699-$85,914
Price/Calendar Year 2010 Estimated Cash EPS	21.0x-27.0x	$72,011-$92,585

No company used in this analysis is identical or directly comparable to Linkage Technologies. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Linkage Technologies was compared.

Selected Precedent Transactions Analysis. Using publicly available information, BofA Merrill Lynch examined certain multiples paid in certain transactions that BofA Merrill Lynch deemed to be relevant. The precedent transactions that BofA Merrill Lynch identified were:

Acquirer	Target
Syniverse Technologies Inc.	Billing Services Group Luxembourg S.a.r.l
Oracle Corporation	Metasolv Inc.
Amdocs Limited	Cramer Systems Group Ltd.
Amdocs Limited	Qpass Inc.
IBM Corporation	Micromuse Inc.
Oracle Corporation	i-Flex Solutions Limited

For each of the transactions identified above, BofA Merrill Lynch calculated various valuation multiples after excluding one-time charges, including:

•

the ratio of enterprise value implied by the transaction to the historical revenue for the identified company for the latest twelve months before the quarter in which the relevant transaction was announced; and

•

the ratio of enterprise value implied by the transaction to the historical EBITDA for the identified company for the latest twelve months before the quarter in which the relevant transaction was announced.

Based upon its analysis of the full ranges of multiples calculated for the transactions identified above and its consideration of various factors and judgments about current market conditions and the characteristics of such transactions and the companies involved in such transactions (including qualitative factors and judgments involving non-mathematical considerations), BofA Merrill Lynch determined relevant ranges of multiples for such transactions (which relevant ranges were narrower than the full ranges of such multiples). The relevant ranges of such multiples, as determined by BofA Merrill Lynch, are set forth in the table below.

All calculations of multiples paid in the transactions identified above were based on public information available at the time of public announcement of such transactions. BofA Merrill Lynch’s analysis did not take into account different market and other conditions during the period in which the transactions identified above occurred.

The following table summarizes the derived relevant ranges of multiples for the transactions identified above and the ranges of equity values per Linkage Technologies share implied by such multiples, rounded to the nearest $1.00, and based on the 9,288 total ordinary shares of Linkage Technologies outstanding from which the relevant ranges of equity value of Linkage Technologies can also be derived:

	Multiple Range	Implied Equity Value per Linkage Technologies Share
Enterprise Value/Latest Twelve Months Revenue	4.0x-6.0x	$65,123-$97,017
Enterprise Value/Latest Twelve Months EBITDA	30.0x-40.0x	$84,507-$112,231

No company, business or transaction used in this analysis is identical or directly comparable to Linkage Technologies, AsiaInfo or the Combination. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which Linkage Technologies, AsiaInfo and the Combination were compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of Linkage Technologies, without giving effect to the proposed Combination, for the period from January 1, 2010 through December 31, 2014. BofA Merrill Lynch calculated ranges of equity values per Linkage Technologies share based upon the sum of the discounted net present value of Linkage Technologies’ five year stream of projected unlevered free cash flows plus the discounted net present value of the terminal value based on a range of multiples applied to projected EBITDA for the Linkage Technologies fiscal year ending December 31, 2014. The projected unlevered free cash flows were based on AsiaInfo management’s projections for the entire period.

Using discount rates ranging from 10.5% to 13.5% and terminal value multiples of estimated EBITDA for the Linkage Technologies fiscal year ended December 31, 2014 ranging from 12.0x to 18.0x, BofA Merrill Lynch calculated the following range of implied equity values per Linkage Technologies share rounded to the nearest $1.00, and based on the 9,288 total ordinary shares of Linkage Technologies outstanding from which the relevant range of equity value of Linkage Technologies can also be derived:

	Low	High
Implied equity value per Linkage Technologies share	$69,995	$109,891

AsiaInfo Financial Analyses

Analyst Stock Price Targets. Using publicly available securities research analyst estimates, BofA Merrill Lynch noted that the range of the analyst stock price targets for AsiaInfo was $24.00-$28.00 as of October 29, 2009.

Selected Publicly Traded Companies Analysis. Using publicly available securities research analyst estimates and other publicly available financial and stock market information, BofA Merrill Lynch compared selected financial and trading data of AsiaInfo with similar data for selected publicly traded companies engaged in businesses that BofA Merrill Lynch judged to be reasonably comparable to those of AsiaInfo. These companies were:

•	Neusoft Corporation

•	Longtop Financial Technologies Limited

•	VanceInfo Technologies Inc.

•	BOCO Inter-Telecom Corporation

For each of the companies identified above, BofA Merrill Lynch calculated various valuation multiples after excluding one-time charges and stock-based compensation expense, including:

•	the ratio of enterprise value to the estimated earnings before interest, taxes, depreciation and amortization, or EBITDA, for calendar years 2009 and 2010;

•	the ratio of enterprise value to the estimated earnings before interest and taxes, or EBIT, for calendar years 2009 and 2010; and

•	the ratio of share price to the estimated cash earnings per share, or cash EPS, for calendar years 2009 and 2010.

Based upon its analysis of the full ranges of multiples calculated for the companies identified above and its consideration of various factors and judgments about current market conditions and the characteristics of such companies (including qualitative factors and judgments involving non-mathematical considerations), BofA Merrill Lynch determined relevant ranges of multiples for such companies (which relevant ranges were narrower than the full ranges of such multiples). The relevant ranges of such multiples, as determined by BofA Merrill Lynch, are set forth in the tables below and were identical to those used for purposes of its analysis for Linkage Technologies, as described above.

For the purpose of its analysis, BofA Merrill Lynch calculated the enterprise value as the market capitalization plus total debt, minority interests and preferred stock, less cash and cash equivalents, and BofA Merrill Lynch calculated the estimated cash EPS as estimated EPS under generally accepted accounting principles excluding amortization of intangible property, excluding stock based compensation expenses and excluding one-time charges. To calculate these valuation multiples, BofA Merrill Lynch used EBITDA, EBIT and cash EPS projections reported by independent research analyst reports and closing trading prices of equity securities of each identified company on December 3, 2009.

The following table summarizes the derived relevant ranges of multiples for the companies identified above and the ranges of stock prices per AsiaInfo common stock implied by such multiples, rounded to the nearest $0.01:

	Multiple Range	Implied Price Per Share of AsiaInfo Common Stock
Enterprise Value/Calendar Year 2009 Estimated EBITDA	21.0x-26.0x	$23.02-$27.33
Enterprise Value/Calendar Year 2010 Estimated EBITDA	17.0x-21.0x	$23.94-$28.42
Enterprise Value/Calendar Year 2009 Estimated EBIT	26.0x-31.0x	$24.36-$28.10
Enterprise Value/Calendar Year 2010 Estimated EBIT	19.0x-24.0x	$24.47-$29.62
Price/Calendar Year 2009 Estimated Cash EPS	26.0x-34.0x	$24.82-$32.45
Price/Calendar Year 2010 Estimated Cash EPS	21.0x-27.0x	$24.18-$31.09

No company used in this analysis is identical or directly comparable to AsiaInfo. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which AsiaInfo was compared.

Discounted Cash Flow Analysis. BofA Merrill Lynch performed a discounted cash flow analysis of AsiaInfo, without giving effect to the proposed Combination, for the period from January 1, 2010 through December 31, 2014. BofA Merrill Lynch calculated ranges of equity values per share of AsiaInfo’s common stock based upon the sum of the discounted net present value of AsiaInfo’s five year stream of projected unlevered free cash flows plus the discounted net present value of the terminal value based on a range of multiples applied to AsiaInfo’s projected EBITDA for the fiscal year ending December 31, 2014. The projected unlevered free cash flows were based on AsiaInfo management’s guidance for the entire period of the analysis.

Using discount rates ranging from 10.5% to 13.5% and terminal value multiples of estimated EBITDA for the AsiaInfo fiscal year ended December 31, 2014, ranging from 12.0x to 18.0x, BofA Merrill Lynch calculated the following range of implied equity values per share of AsiaInfo common stock, rounded to the nearest $0.01:

	Low	High
Implied equity value per share of AsiaInfo common stock	$30.90	$45.48

Relative Valuation Analyses

For comparative purposes for the following analyses, BofA Merrill Lynch noted that the implied exchange ratio for the Consideration to be paid in the Combination was 3,147.0x, which accounts for the $60 million cash portion of the Consideration to be paid in the Combination by AsiaInfo and the 26,832,731 shares of AsiaInfo common stock to be issued by AsiaInfo in exchange for the 9,288 outstanding ordinary shares of Linkage Technologies.

Relative Comparable Company Analysis. Using the comparable public trading multiples analyses for Linkage Technologies and AsiaInfo summarized above, BofA Merrill Lynch calculated implied exchange ratios by dividing the implied equity values per Linkage Technologies share by the implied equity values per share of AsiaInfo common stock. Based upon this analysis, BofA Merrill Lynch calculated the following implied exchange ratio ranges:

	Low	High
Enterprise Value/Calendar Year 2009 Estimated EBITDA	2,178.8x	3,189.5x
Enterprise Value/Calendar Year 2010 Estimated EBITDA	2,199.4x	3,212.3x
Enterprise Value/Calendar Year 2009 Estimated EBIT	2,502.3x	3,431.5x
Enterprise Value/Calendar Year 2010 Estimated EBIT	2,257.5x	3,437.5x
Price/Calendar Year 2009 Estimated Cash EPS	2,024.5x	3,462.1x
Price/Calendar Year 2010 Estimated Cash EPS	2,316.2x	3,828.8x

Relative Discounted Cash Flow Analysis. Using the standalone discounted cash flow analyses summarized above, BofA Merrill Lynch calculated the exchange ratio implied by dividing the implied discounted cash flow equity value per Linkage Technologies share, without giving effect to any effects from the Combination, by the implied discounted cash flow equity value per share of AsiaInfo common stock. Based upon this analysis, BofA Merrill Lynch calculated the following implied exchange ratio range:

	Low	High
Implied exchange ratio per share of AsiaInfo common stock	1,539.2x	3,556.3x

Pro Forma Accretion/Dilution Analysis

BofA Merrill Lynch analyzed certain pro forma effects expected to result from the Combination, including, among other things, the expected effect of the Combination on the estimated cash earnings per share for AsiaInfo for calendar year 2010. Estimated financial data of Linkage Technologies were based on AsiaInfo management forecasts and estimated financial data for AsiaInfo were based on the AsiaInfo management forecasts and the AsiaInfo public forecasts. This analysis indicated that the Combination may be accretive to AsiaInfo’s cash earnings per share in 2010, assuming expected synergies. The actual results achieved by the combined company after the Combination may vary from estimated results and the variations may be material.

Other Factors

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including, historical trading prices of AsiaInfo common stock during the one-year period ended December 3, 2009.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to AsiaInfo’s board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of AsiaInfo and Linkage Technologies. The estimates of the future performance of AsiaInfo and Linkage Technologies in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, to AsiaInfo of the Consideration to be paid in the Combination by AsiaInfo and were provided to AsiaInfo’s board of directors in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of AsiaInfo or Linkage Technologies.

The type and amount of consideration payable in the Combination was determined through negotiations between AsiaInfo and Linkage Cayman, and was not determined by BofA Merrill Lynch or by any other financial advisor, and were approved by AsiaInfo’s board of directors. The decision to enter into the Combination Agreement by AsiaInfo was solely that of AsiaInfo’s board of directors. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by AsiaInfo’s board of directors in its evaluation of the proposed Combination and should not be viewed as determinative of the views of AsiaInfo’s board of directors or the management of AsiaInfo with respect to the Combination or the Consideration.

AsiaInfo has agreed to pay BofA Merrill Lynch for its services in connection with the Combination an aggregate fee currently estimated to be approximately $1.5 million, $500,000 of which was payable in connection with its opinion and the remaining portion of which is contingent upon the completion of the Combination. AsiaInfo also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of AsiaInfo and certain of its respective affiliates and any other company that may be involved in the transaction contemplated hereby.

BofA Merrill Lynch and its affiliates have not in the past two years provided investment banking, commercial banking or other financial services or had any material relationship with AsiaInfo. However, BofA Merrill Lynch and its affiliates in the future may provide such services to AsiaInfo and may receive compensation for the rendering of these services, including acting as lead manager or sole bookrunner in connection with any financing transaction by AsiaInfo in the connection with the Combination.

Interests of AsiaInfo’s Directors, Executive Officers and Certain Significant Stockholders in the Combination

You should be aware that some of AsiaInfo’s directors and executive officers have interests in the Combination that are different from, or are in addition to, the interests of AsiaInfo stockholders generally.

At the closing of the Combination, Steve Zhang will continue to be the Chief Executive Officer and President of the combined company, Wei Li will continue to be the Chief Financial Officer of the combined company, and James Ding will continue to serve as a Co-Chairman of the board of directors. Additionally, Steve Zhang, James Ding, Edward Tian, Tom Manning, Yungang Lu and Davin Mackenzie, each of whom currently serve on the AsiaInfo board of directors, are expected to continue to be members of the board of directors of the combined company.

Steve Zhang, Wei Li, Jie Li, the Vice President and General Manager of Human Resources and Administration of AsiaInfo, Jian Qi, the President and Chief Executive Officer of the Lenovo-AsiaInfo Division of AsiaInfo, and Feng Liu, the Vice President and General Manager of Research and Development of the AsiaInfo Technologies Division of AsiaInfo, hold 247,500, 60,000, 20,000, 35,000 and 44,500 performance stock units of AsiaInfo, respectively. These performance stock units vest based upon achievement of targeted increases in the Company’s operating profit. If this Combination is completed, the combined company’s results of operations could result in the vesting of some or all of these performance stock units.

Interests of Linkage Technologies’ Directors, Executive Officers and Certain Significant Shareholders in the Combination

You should be aware that Linkage Technologies’ executive officers and directors, some of whom will become executive officers and directors of AsiaInfo-Linkage following consummation of the Combination, have interests in the transaction that are different from, or in addition to, your interests as a shareholder. These interests include, among other things:

AsiaInfo will offer employment agreements (including related change of control severance agreements) to each of Libin Sun, Guoxiang Liu and Xiwei Huang, to be effective upon the closing of the Combination. Such employment agreements with each of Mr. Sun, Mr. Liu and Dr. Huang will be in substantially the same form as those forms that have been publicly filed as exhibits to AsiaInfo’s SEC filings prior to the date of the Combination Agreement between AsiaInfo and AsiaInfo’s executive officers. Although the amount of compensation to be paid to each of Mr. Sun, Mr. Liu and Dr. Huang under the terms of these employment agreements has not yet been finalized by the parties, we currently expect that each individual will receive an initial base salary consistent with the base salary such individual received from Linkage Cayman for the 12 months prior to December 4, 2009.

At the closing of the Combination, the initial AsiaInfo-Linkage board of directors will consist of nine directors, of which AsiaInfo will designate six directors and Linkage Cayman will designate three directors. Mr. Sun will be the Executive Co-Chairman of the board of directors of AsiaInfo-Linkage.

Upon the closing of the Combination, affiliates or immediate relatives of certain directors and officers of Linkage Technologies (including Mr. Sun, Mr. Liu and Dr. Huang), who currently beneficially own shares in Linkage Technologies, are expected to, in aggregate, beneficially own 12,068,756 shares of common stock of the combined company.

All such persons are also expected to be subject to a 24-month lock-up agreement with respect to such shares of AsiaInfo common stock as described in “The Combination Agreement—Lock-Up Agreements” beginning on page 74. AsiaInfo, Linkage Cayman and Mr. Sun have entered into a stockholders’ agreement as described in “The Combination Agreement—Stockholders’ Agreement” beginning on page 74. AsiaInfo and LT International Limited (a company incorporated in the British Virgin Islands and wholly-owned by Mr. Sun) will also enter into a registration rights agreement with respect to the shares of AsiaInfo common stock to be received by LT International Limited in connection with the Combination. See “The Combination Agreement—Registration Rights Agreements” beginning on page 74.

Accounting Treatment of the Combination

The Combination will be accounted for as an “acquisition” by AsiaInfo of Linkage Technologies, as that term is used under US GAAP, for accounting and financial reporting purposes. In identifying AsiaInfo as the acquiring entity, AsiaInfo took into account the relative outstanding share ownership, the composition of the governing body of the combined company and the designation of certain senior management positions of the combined company. The assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Linkage Technologies will be recorded at their respective fair values and added to those of AsiaInfo, including an amount for goodwill representing the difference between the purchase price and the fair value of the identifiable net assets. Excess of fair value of Linkage Technologies’ net assets over the purchase price, if any, will be recorded as a gain in earnings on the date the transactions are completed. The financial statements of the combined company issued after the closing under the Combination Agreement will reflect such fair values and will not be restated retroactively to reflect the historical financial position or results of operations of Linkage Technologies. The results of operations of Linkage Technologies will be included in the results of operations of combined company following the closing under the Combination Agreement, and thereafter the combined company will report its historical financial results and condition using AsiaInfo’s historical financial statements.

All unaudited pro forma condensed combined financial information contained in this Proxy Statement were prepared using the purchase method of accounting. The allocation of the purchase price has not been determined and will be determined after the Combination is completed and after completion of an analysis to determine the fair value of Linkage Technologies’ assets and liabilities. Accordingly, the final purchase accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the fair value of the assets or increase in the fair value of the liabilities of Linkage Technologies as compared to the unaudited pro forma information included in this Proxy Statement will have the effect of increasing the amount of the purchase price allocable to goodwill.

Regulatory Approvals Required for the Combination

PRC M&A Rules

On August 8, 2006, six PRC regulatory agencies, including MOFCOM, SASAC, the State Administration for Taxation, the State Administration for Industry and Commerce, CSRC, and SAFE, jointly adopted the M&A Rules, which became effective on September 8, 2006 and were subsequently amended on June 22, 2009 by MOFCOM. Among other things, the M&A Rules require offshore special purpose vehicles, or SPVs, that are controlled by PRC companies or residents and that have been formed for the purpose of seeking a public listing on an overseas stock exchange through acquisitions of PRC domestic companies or assets to obtain CSRC approval prior to publicly listing their securities on an overseas stock exchange. On September 21, 2006, the CSRC published a notice on its website specifying the documents and materials that SPVs are required to submit when seeking CSRC approval for their listings outside of China. To date, the CSRC has not issued any definitive rule or interpretation concerning whether the transactions contemplated by this Proxy Statement are subject to this new procedure.

In the opinion of Linkage Technologies’ PRC counsel, Global Law Office, and AsiaInfo’s PRC counsel, Han Kun Law Office, based on their informal advice from MOFCOM unless there are new PRC laws and regulations or clear requirements from the CSRC in any form providing otherwise, CSRC approval is not required for the Combination. In addition, according to Global Law Office and Han Kun Law Office, the acquisition by foreign investors of PRC domestic companies under the M&A Rules only refer to the acquisition by foreign companies of equity interests or assets of domestic PRC companies that are defined as non-foreign-invested enterprises, whereas the transactions involved in the Combination are between offshore companies; therefore, the Combination does not require approval by MOFCOM or any local commerce authority under the M&A Rules. Accordingly, the parties to the Combination Agreement have not taken steps to obtain approval from MOFCOM, any local commerce authority, CSRC or any other regulatory agency in the PRC, for the Combination. However, the interpretation and application of the M&A Rules remain unclear, and PRC government authorities have the sole discretion to determine whether the Combination is subject to the approval of MOFCOM, CSRC or other PRC regulatory agencies. If PRC government authorities subsequently determine that MOFCOM, CSRC or other regulatory agency approval is required for the Combination, or if implementing rules or guidance are issued prior to the completion of the Combination which consequently conclude approval is required for the Combination, the parties to the Combination Agreement cannot predict how long it would take to obtain such approval. Additionally, if governmental approval is required for this transaction, AsiaInfo’s and

Linkage Technologies’ failure to obtain or delay in obtaining approval for the Combination could subject AsiaInfo and/or Linkage Technologies to sanctions imposed by PRC regulatory agencies, which could include fines and penalties on AsiaInfo’s and/or Linkage Technologies’ operations in China, preventing the completion of the Combination, requiring that the Combination be unwound, and other forms of sanctions that may materially and adversely affect the business, results of operations and financial condition of AsiaInfo and/or Linkage Technologies.

The M&A Rules also established additional regulatory procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise and any of the following situations exist (i) the transaction involves an important industry in China; (ii) the transaction may affect national “economic security”; or (iii) the PRC domestic enterprise has a well-known trademark or historical Chinese trade name in China. The M&A Rules also require that the approval from the MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. Complying with the requirements of the above regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from MOFCOM, may delay or inhibit the completion of the Combination.

PRC Anti-Monopoly Law

China’s AML was approved by the National People’s Congress on August 30, 2007, and became effective date on August 1, 2008. While certain aspects of the AML are unclear and are subject to subsequent interpretation by China’s State Council, Anti-Monopoly Commission and Anti-Monopoly Enforcement Agency, the AML prohibits certain conduct, referred to as “monopolistic acts,” and requires checks on mergers and acquisitions of foreign and Chinese enterprises to ascertain whether they will have the effect of eliminating or restricting competition on the domestic market of China and whether they affect national security in China. The law also provides the Anti-Monopoly Commission with authority to make competition policy, publish guidelines, coordinate anti-monopoly enforcement work and conduct investigations and impose penalties on “business operators” that commit certain monopolistic acts within or outside of China that have the effect of eliminating or restricting competition in the China market.

In the opinion of Linkage Technologies’ PRC counsel, Global Law Office, and AsiaInfo’s PRC counsel, Han Kun Law Offices, unless there are new PRC laws and regulations or clear requirements in any form that require the approval under the AML for the Combination. PRC government approval under the AML is not required for the Combination because the historical revenues of AsiaInfo and Linkage Technologies fall below certain thresholds set forth in the AML. Accordingly, the parties to the Combination Agreement have not taken steps to obtain approval under the AML for the Combination. However, there are still many ambiguities under the AML and uncertainty as to the scope of the regulations. If the PRC government authorities subsequently determine that AML approval is required for the Combination, or if implementing rules or guidance are issued prior to the completion of the Combination which conclude that AML approval is required for the Combination, the parties to the Combination Agreement cannot predict how long it would take to obtain such approval.

No Appraisal Rights

Under Section 262 of the General Corporation Law of the State of Delaware, the holders of AsiaInfo common stock will have no appraisal rights in connection with the Combination.

Restrictions on Sales of Shares by Certain Affiliates of AsiaInfo and Linkage Cayman

Concurrently and in connection with the execution of the Combination Agreement, Libin Sun, the Chairman and Chief Executive Officer of Linkage Cayman, LT International Limited, an entity controlled by Mr. Sun,

Guoxiang Liu, a director and President of Linkage Cayman, Xiwei Huang, a director and Chief Operating Officer and Chief Accounting Officer of Linkage Cayman, Haidong Pang, a shareholder of Linkage Cayman, and Edward Tian, a director of AsiaInfo, entered into lock-up agreements. By the date of closing of the Combination Agreement, shareholders collectively owning at least 95% of Linkage Cayman’s shares must also enter into lock-up agreements. The lock-up agreements prohibit transfers of AsiaInfo’s shares received pursuant to the Combination Agreement until they are released from lock-up, subject to certain exceptions. At each 6-month anniversary of the closing under the Combination Agreement, 25% of the shares held by each of the parties will be released from lock-up.

The foregoing description of the lock-up agreement does not purport to be complete and is qualified in its entirety by reference to the lock-up agreement, a form of which is attached as Annex D hereto. We encourage you to read the lock-up agreement in its entirety.

THE COMBINATION AGREEMENT

The following discussion summarizes material provisions of the Combination Agreement, a copy of which is attached as Annex A to this Proxy Statement and is incorporated by reference herein. The rights and obligations of the parties are governed by the express terms and conditions of the Combination Agreement and not by this summary. This summary is not complete and is qualified in its entirety by reference to the complete text of the Combination Agreement. We urge you to read the Combination Agreement carefully in its entirety, as well as this Proxy Statement, before making any decisions regarding the Combination.

The representations and warranties described below and included in the Combination Agreement were made by AsiaInfo, on the one hand, and Linkage Cayman and certain key Linkage Cayman shareholders, on the other hand, to each other as of specific dates. The assertions embodied in those representations and warranties were made for purposes of the Combination Agreement and were subject to important qualifications and limitations agreed to by AsiaInfo, Linkage Cayman and certain key Linkage Cayman shareholders in connection with negotiating its terms. Moreover, the representations and warranties were subject to a contractual standard of materiality that may be different from what may be viewed as material to stockholders, or may have been used for the purpose of allocating risk between AsiaInfo, Linkage Cayman and certain key Linkage Cayman shareholders rather than establishing matters as facts. You should read the information provided elsewhere in this Proxy Statement and in the documents incorporated by reference into this Proxy Statement for information regarding AsiaInfo and Linkage Technologies, and their respective businesses. See “Where You Can Find More Information” beginning on page 129 of this Proxy Statement.

The Combination

Subject to the terms and conditions of the Combination Agreement, AsiaInfo will purchase from Linkage Cayman 100% of the outstanding share capital of Linkage Technologies, and Linkage Technologies will become a wholly-owned subsidiary of AsiaInfo.

Closing of the Combination

The Combination will be consummated as soon as practicable, but no later than two business days following the waiver or satisfaction of each of the conditions to the Combination in the Combination Agreement, including receipt of stockholder approval at the AsiaInfo special meeting and the receipt of all required regulatory approvals.

Directors and Executive Management Following the Combination

Upon the consummation of the Combination, the combined company’s board of directors will be comprised of four non-independent directors and five independent directors. Linkage Cayman will be entitled to designate for appointment two non-independent directors who held management positions with Linkage Cayman prior to the consummation of the Combination, which directors shall initially be Libin Sun and Xiwei Huang, as well as one independent director. The two remaining non-independent directors shall be directors who served on AsiaInfo’s board of directors immediately prior to the closing of the Combination, and are expected to be Steve Zhang and Tom Manning. Additionally, the remaining four independent directors shall be appointed by the current AsiaInfo board of directors immediately prior to the closing of the Combination, and are expected to be James Ding, Edward Tian, Yungang Lu and Davin Mackenzie. Mr. Sun will be appointed Executive Co-Chairman of the board of directors, and Mr. Ding will serve as a Co-Chairman of the board of directors.

Steve Zhang will be the Chief Executive Officer and President of the combined company, Wei Li will be the Chief Financial Officer of the combined company, and Xiwei Huang will be the Chief Operating Officer of the combined company.

Consideration to be Issued in the Combination

Upon the closing of the Combination, AsiaInfo will purchase 100% of the outstanding share capital of Linkage Technologies in exchange for the payment of US$60 million and the issuance of 26,832,731 shares of common stock of AsiaInfo, or the Consideration. The estimated aggregate market value of the Consideration was approximately $734 million as of December 4, 2009, and was approximately $689 million as of February 22, 2010. The Consideration will be subject to certain pre-closing and post-closing adjustments, as described in more detail below. Linkage Cayman has agreed to distribute the Consideration promptly following the closing of the Combination to the Legacy Linkage Shareholders (each of whom is not a U.S. person) in a non-public offering in accordance with Regulation S promulgated under the Securities Act.

Of the aggregate Consideration to be delivered to Linkage Cayman, 10% (consisting of US$6 million in cash and 2,683,273 shares of AsiaInfo common stock) will instead be deposited into an escrow account for a period of 18 months as security for the indemnification obligations of Linkage Cayman and certain key Linkage Cayman shareholders described in more detail below.

The aggregate Consideration to be delivered to Linkage Cayman at the closing of the Combination may be reduced if Linkage Cayman has not met certain threshold requirements with respect to its customer orders as of January 18, 2010, which thresholds the parties currently believe have been satisfied. Additionally, to the extent that Linkage Cayman’s actual working capital and actual net debt at the time of the closing of the Combination do not meet certain threshold requirements, the amounts of any such deficiencies will be released from the escrowed funds to AsiaInfo.

Representations and Warranties

The Combination Agreement contains generally customary representations and warranties of AsiaInfo, Linkage Cayman and certain key Linkage Cayman shareholders relating to their respective businesses, or in the case of the key Linkage Cayman shareholders, their qualification and authority to enter into the Combination Agreement. For purposes of determining the satisfaction of the closing conditions relating to each party’s representations and warranties as described under “The Combination Agreement—Conditions to Completion of the Combination” beginning on page 71, subject to limited exceptions, each representation and warranty, when read without any qualifications relating to materiality or material adverse effect, will be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be true and correct, individually or in the aggregate, results in a material adverse effect with respect to the party making the representations and warranties. As used in the Combination Agreement, “material adverse effect” means with respect to AsiaInfo or Linkage Cayman, as the case may be, any event, change or effect that, individually or together with all other events, changes or effects has had or would reasonably be expected to have a materially adverse effect on the financial condition, properties, assets, liabilities, business, operations or results of operations of such party and its subsidiaries (taken as a whole). However, in determining whether a material adverse effect has occurred, there will be excluded any event, change or effect on the referenced party which resulted from or is attributable to:

•	general economic conditions (provided such party and its subsidiaries (taken as a whole) are not disproportionately impacted by such conditions);

•	general industry conditions (provided such party and its subsidiaries (taken as a whole) are not disproportionately impacted by such conditions);

•	the announcement or pendency of the Combination;

•	any action or inaction by such party taken or omitted to be taken with the other party’s prior written consent, at the other party’s request, or required by the Combination Agreement;

•	any modifications of or to law applicable to such party or any generally accepted accounting principles or the interpretation or application thereof;

•	any act of terrorism, war, calamity or act of God, to the extent that such act does not have a materially disproportionate effect on such party; or

•

with respect to AsiaInfo only, any decrease in the trading price of AsiaInfo common stock due to the failure to meet any projections or budgets (provided that the underlying cause for such failure may still qualify as a material adverse effect if it satisfies one of the foregoing tests).

Each of AsiaInfo, on the one hand, and Linkage Cayman, on the other hand, has made representations and warranties to the other in the Combination Agreement that are subject, in some cases, to specified exceptions and qualifications. These representations and warranties relate to, among other things:

•	corporate matters, including due organization and qualification;

•	subsidiaries;

•	capitalization;

•

authority relative to execution and delivery of the Combination Agreement and the absence of conflicts with, or violations of, organizational documents, applicable law or certain agreements as a result of entering into the Combination Agreement and consummating the Combination;

•	financial statements;

•	matters concerning material contracts;

•	the absence of undisclosed liabilities;

•	the absence of certain changes or events;

•	compliance with laws;

•	permits;

•	litigation matters;

•	restrictions on business activities;

•	properties and assets;

•	insurance matters;

•	tax matters;

•	environmental matters;

•	intellectual property;

•	employee matters;

•	brokers fees payable in connection with the Combination;

•	interested party transactions; and

•	customers and suppliers.

Conduct of Business Pending the Combination

Each of AsiaInfo and Linkage Cayman has agreed in the Combination Agreement that, prior to the consummation of the Combination, except as expressly contemplated or permitted by the Combination Agreement or as required by applicable law, rule or regulation, it will, and will cause its subsidiaries to, (i) carry on their respective businesses in the usual, regular and ordinary course consistent with past practice, (ii) pay their respective debts and taxes when due subject to good faith disputes over such debts or taxes, (iii) pay or perform their other material obligations when due, and (iv) use all reasonable efforts to preserve intact their present respective business organizations, keep available the services of their respective officers and key employees and preserve their respective relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with either, to the end that their respective goodwill and ongoing businesses shall be unimpaired at the closing of the Combination. Additionally, each of AsiaInfo, on the one hand, and Linkage Cayman and certain key Linkage Cayman shareholders, on the other hand, agreed to promptly notify the other of any event or occurrence with respect to such party or any their respective businesses that would reasonably be expected to have a material adverse effect on such party or such party’s respective business.

Each of AsiaInfo and Linkage Cayman has also agreed that, with respect to itself and each such party’s respective subsidiaries (individually and taken as a whole), except as expressly contemplated or permitted by the Combination Agreement, and with certain limited exceptions, they will not undertake any of the following actions without the prior written consent of the other party:

•	amend its charter documents;

•

declare or pay any dividends on or make any other distributions with respect to its capital stock or share capital, or split, combine or reclassify any of its capital stock or share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or share capital, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or share capital, except from former employees, directors and consultants in accordance with agreements in effect prior to December 4, 2009, providing for the repurchase of shares in connection with any termination of service from it or any of its subsidiaries;

•

accelerate, amend, or change the period of exercisability or vesting of options or rights granted under its stock plans or authorize cash payments in exchange of any options or other rights granted under any such plans;

•	issue or agree to issue shares of its capital stock or share capital, other than issuance of shares in connection with certain AsiaInfo equity awards;

•	transfer any rights to such party’s intellectual property, other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practices;

•	enter into or amend any agreements granting another party exclusive marketing or other exclusive rights of any type or scope with respect to any products or intellectual property of such party;

•

sell, lease, license (other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practices) or otherwise dispose of or encumber any of its properties or assets that are material, individually or in the aggregate, to such party’s business (other than the sale of inventory in the ordinary course of business);

•	incur any indebtedness for borrowed money, or guarantee any such indebtedness, or issue or sell any debt securities or guaranty any debt securities of others;

•

enter into, terminate or amend, in a manner that would be reasonably expected to adversely affect the business of such party, any material contract, any agreement relating to the license, transfer or other disposition or acquisition of such party’s intellectual property or any rights to market or sell such party’s products (other than non-exclusive licenses in the ordinary course of business consistent with past practice), or any other agreement material to the business or prospects of such party that would result in a material adverse effect;

•

pay, discharge or satisfy, in an amount in excess of US$50,000 in the aggregate, any claims, liabilities or obligations arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in such party’s financial statements, or fees and expenses incurred in connection with the Combination;

•

make any capital expenditures, capital additions or capital improvements, outside of the ordinary course of business in excess of US$100,000 per calendar month (on a cumulative basis), or in excess of US$50,000 for any individual expenditure, addition or improvement;

•	materially reduce the amount of, or materially modify any of the terms of, any insurance coverage provided by existing insurance policies that are material to such party’s business;

•	terminate or waive any material right, other than in the ordinary course of business consistent with past practice;

•	commence a lawsuit other than for the routine collection of bills or for a breach of the Combination Agreement;

•

acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or entity or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to such party’s business, other than, in the case of AsiaInfo, one or more acquisitions of not more than US$10 million individually, or more than US$20 million in aggregate;

•

other than in the ordinary course of business, make or change any material election in respect of such party’s taxes, adopt or change any accounting method in respect of such party’s taxes, file any tax return or any amendment to a tax return, enter into any closing agreement, settle any claim or assessment in respect of such party’s taxes in excess of US$15,000, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of such party’s taxes;

•	revalue any of such party’s assets, other than in the ordinary course of business, consistent with past practice, or as required by changes in US GAAP; or

•

take or agree in writing or otherwise to take, any of the actions described above, or any action that would prevent such party from performing, in any material respect, or cause such party not to perform, in any material respect, its covenants described above.

Linkage Cayman has further agreed that, with respect to itself and its subsidiaries (individually and taken as a whole), except as expressly contemplated or permitted by the Combination Agreement, and with certain limited exceptions, it will not undertake any of the following actions without the prior written consent of AsiaInfo:

•

amend any existing equity or incentive plan or adopt any new equity or incentive plan, except in order to comply with applicable laws or regulations, pay or provide any material bonus, remuneration (other than wages, salary and/or commission at rates in effect on December 4, 2009) or material noncash benefit (except payments and benefits made pursuant to written agreements in effect prior to December 4, 2009 and disclosed by Linkage Cayman to AsiaInfo), or increase the benefits, salaries or wage rates of any of Linkage Cayman’s or its subsidiaries’ employees, in each case other than in the ordinary course of business consistent with past practice;

•

grant or pay any severance or termination pay or benefits to any Linkage Cayman director, officer, or any other employee, except for payments made pursuant to written agreements in effect prior to December 4, 2009, and disclosed by Linkage Cayman or as required by applicable law, or take any action that would incur severance or termination pay or benefits (whether or not required by applicable law) above US$200,000 in the aggregate;

•

cause or permit the transfer of any right, title or interest in and to any of: (i) the assets, including but not limited to its intellectual property and accounts receivable from a subsidiary of Linkage Cayman to Linkage; or (ii) the liabilities, including those liabilities arising out of or in connection with the negotiation and consummation of the Combination, of Linkage Cayman to any of its subsidiaries (except in the ordinary course of business, consistent with past practices); or

•

take or agree in writing or otherwise to take, any of the actions described above, or any action that would prevent Linkage Cayman from performing, in any material respect, or cause Linkage Cayman not to perform, in any material respect, its covenants described above.

Stockholders’ Meeting and Duty to Recommend

AsiaInfo has agreed to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable to consider the adoption of the Consideration Proposal and the Name Change Proposal. AsiaInfo’s board of directors has agreed (i) to recommend the approval of the Consideration Proposal and the Name Change Proposal by the AsiaInfo stockholders, (ii) not withdraw, modify or qualify such recommendation in any manner adverse to Linkage Cayman or certain key Linkage Cayman shareholders, or take any other action or make any other public statement in connection with the AsiaInfo special meeting inconsistent with such recommendation, and (iii) use commercially reasonable efforts to solicit from the AsiaInfo stockholders proxies in favor of the Consideration Proposal and the Name Change Proposal, and subject to such directors’ fiduciary duties, take all reasonably necessary action to secure the vote of the stockholders required by applicable law to approve the Consideration Proposal and the Name Change Proposal. The Combination Agreement requires AsiaInfo to submit the Consideration Proposal and the Name Change Proposal to a stockholder vote even if the AsiaInfo board of directors no longer recommends adoption of the Consideration Proposal and/or the Name Change Proposal.

No Solicitations or Alternative Transactions

Each of Linkage Cayman and AsiaInfo has agreed that prior to the earlier of the termination of the Combination Agreement or the consummation of the Combination, it, its subsidiaries, and with respect to Linkage Cayman only, certain of its key shareholders, and any of their respective officers, directors, employees, advisors, consultants, representatives or agents, will not, directly or indirectly:

•

solicit, facilitate, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or any material amount of its assets, sale of shares of capital stock or similar transactions involving such party or any of its, other than the Combination;

•	engage or participate in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any of acquisition proposal described above; or

•	agree to, enter into, accept, approve or recommend any acquisition proposal described above.

Each of Linkage Cayman and AsiaInfo has agreed to immediately notify the other party of any such acquisition proposals or requests for non-public information related to any such acquisition proposals that such party receives.

Agreements to Take Further Action and Use Reasonable Efforts

Subject to the terms and condition of the Combination Agreement, each party has agreed to use its commercially reasonable efforts to satisfy or cause to be satisfied all conditions precedent to the closing of the Combination contained in the Combination Agreement, to execute and deliver such instruments and do and perform such acts, and take all actions and to do all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Combination.

Indemnification

The Combination Agreement provides that from and after the effective time of the Combination, Linkage Cayman and certain key Linkage Cayman shareholders will, jointly and severally, indemnify AsiaInfo and its officers, directors, employees, agents and affiliates, in respect of certain actions, losses, diminution in value or interest suffered, incurred or sustained by any of them arising from, among other things:

•	breaches of or inaccuracies in any representation or warranty of Linkage Cayman or certain key Linkage Cayman shareholders;

•	breaches, non-fulfillment of or failure to perform any covenant or agreement of Linkage Cayman;

•	payments related to the Combination or Linkage Cayman’s proposed initial public offering;

•	claims by any person relating to such person’s ownership of share capital of Linkage Cayman, or certain trust or other ownership arrangements relating to Linkage Cayman;

•	post-closing adjustments to the Consideration to be paid to Linkage Cayman in connection with the Combination;

•	certain claims by governmental authorities relating to the failure of Linkage Cayman or any of its subsidiaries to comply with certain PRC laws and mandates;

•	breaches by Linkage Cayman of its non-competition agreement with AsiaInfo;

•	claims with respect to certain intellectual property rights licensed to Linkage Cayman; and

•	claims with respect to the failure of Linkage Cayman or any of its subsidiaries to pay or withhold applicable taxes and/or fees incurred in connection with the Combination.

The above indemnification rights are subject to certain limitations, including in some cases materiality limits, time limits, and applicability of insurance proceeds, as more fully described in the Combination Agreement.

Conditions to Completion of the Combination

As more fully described in this Proxy Statement and the Combination Agreement, the completion of the Combination depends on a number of mutual conditions being satisfied or waived, including:

•	the adoption by the AsiaInfo stockholders of the Consideration Proposal and the Name Change Proposal;

•	the absence of any law or order that would prohibit the Combination or otherwise make the consummation of the Combination illegal; and

•	the receipt of any required regulatory approvals.

Each of AsiaInfo’s and Linkage Cayman’s obligations to complete the Combination is also separately subject to the satisfaction or waiver of a number of conditions, including:

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the other party’s representations and warranties in the Combination Agreement (including, in the case of Linkage Cayman, the representations and warranties of certain key Linkage Cayman shareholders) being true and correct as of the closing of the Combination, without any qualifications as to materiality or material adverse effects, except where the failure of such representations and warranties to be true or correct, individually or in the aggregate, has not had a material adverse effect;

•	material performance of and compliance by the other party of its agreements and covenants in the Combination Agreement on or prior to the closing of the Combination; and

•	with respect to each party’s obligations, the absence of a material adverse effect of the other party.

AsiaInfo’s obligations to complete the Combination are also subject to the satisfaction or waiver of a number of conditions, including:

•	certain agreements with respect to the voting of and sale of AsiaInfo shares held by Libin Sun will be in full force and effect at the closing of the Combination;

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other than those contemplated in the stockholders’ agreement between Libin Sun, Edward Tian, AsiaInfo and Linkage Cayman, there shall be no voting trusts, proxies or other agreements between Linkage Cayman or any of its subsidiaries, or to Linkage Cayman’s knowledge, any of the Legacy Linkage Shareholders, with respect to the issuance, holding, acquisition, voting or disposition of any AsiaInfo common stock;

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at least 70% of the Linkage Cayman management employees, and at least 70% of the Linkage Cayman employees whose annual salary or other remuneration is at least US$30,000, shall remain employees of Linkage Cayman, in each case in substantially similar roles as such employees held prior to the execution of the Combination Agreement; and

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Linkage Cayman shall have delivered to AsiaInfo reasonable proof that certain fees and expenses related to the Combination have been paid in full by Linkage Cayman and its subsidiaries, and that certain fees and expenses related to Linkage Cayman’s proposed initial public offering have been paid in full by Legacy Linkage Shareholders (provided that, in lieu of such proof, Linkage Cayman may deliver a notice to AsiaInfo that up to $3 million be deducted from the Cash Consideration to cover expenses associated with Linkage Cayman’s proposed initial public offering).

The obligations of Linkage Cayman and certain of its key shareholders to complete the Combination are also subject to the satisfaction or waiver of a number of conditions, including:

•	certain agreements with respect to the voting of and sale of AsiaInfo shares held by Edward Tian will be in full force and effect at the closing of the Combination;

•	AsiaInfo shall have offered employment agreements to each of Libin Sun, Guoxiang Liu and Xiwei Huang effective upon the closing of the Combination;

•	AsiaInfo shall have executed and delivered a registration rights agreement to LT International Limited or Libin Sun;

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the 14-day trading volume weighted average closing price per share of AsiaInfo’s common stock ending on such date as certain of the closing conditions are satisfied shall be greater than or equal to US$13.58;

•	the AsiaInfo common stock to be issued to Linkage Cayman as Stock Consideration shall have been authorized for listing on the NASDAQ Global Market;

•	one current member of the AsiaInfo board of directors shall have resigned; and

•	each of Libin Sun, Xiwei Huang and an additional independent director designee of Linkage Cayman shall have been duly appointed to the AsiaInfo board of directors.

Termination of the Combination Agreement

AsiaInfo and Linkage Cayman can agree at any time to terminate the Combination Agreement without completing the Combination, even if the AsiaInfo stockholders have approved the Consideration Proposal. Also, either of AsiaInfo or Linkage Cayman can terminate the Combination Agreement if:

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a governmental authority shall have issued a final and non-appealable order that prohibits the consummation of the Combination, or a substantially similar transaction, provided that the party seeking termination has complied in all material respects with its obligations under the Combination Agreement;

•	the AsiaInfo stockholders fail to approve the Consideration Proposal or the Name Change Proposal at the special meeting; or

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the Combination shall not have been consummated by June 4, 2010, which time period will be automatically extended until October 4, 2010 if necessary to complete any antitrust review by any governmental authority.

If Linkage Cayman or certain key Linkage Cayman shareholders materially breach the representations and warranties contained in the Combination Agreement, AsiaInfo shall have the right to terminate the Combination Agreement, subject to the right of the breaching party to cure, if curable, the breach within 30 days of written notice of the breach, and provided AsiaInfo is not then in material breach of the Combination Agreement. Conversely, if AsiaInfo materially breaches the representations and warranties contained in the Combination Agreement, Linkage Cayman or the shareholders’ agent shall have the right to terminate the Combination Agreement, subject to the right of the breaching party to cure, if curable, the breach within 30 days of written notice of the breach, and provided neither Linkage Cayman nor certain key Linkage Cayman shareholders are then in material breach of the Combination Agreement.

Additionally, Linkage Cayman may terminate the Combination Agreement if the AsiaInfo board of directors, or any committee thereof, shall withdraw, qualify or modify in any manner adverse to Linkage Cayman or certain of its key shareholders the recommendation to the AsiaInfo stockholders that they vote in favor of the Consideration Proposal and the Name Change Proposal.

Termination Fees

The Combination Agreement contains certain termination rights for both AsiaInfo and Linkage Cayman. Upon a material and uncured breach of representations and warranties or covenants by Linkage Cayman and certain Linkage Cayman shareholders on the one hand, or AsiaInfo on the other hand, the non-breaching party would be entitled to terminate the Combination Agreement and receive a termination fee of $17.6 million from the other. In addition, in the event that the AsiaInfo board of directors changes its recommendation that stockholders vote in favor of the proposals to be considered at the special meeting, Linkage Cayman would be entitled to terminate the Combination Agreement and receive a termination fee of $17.6 million from AsiaInfo, and in the event that the stockholders of AsiaInfo do not vote in favor of the Consideration Proposal and the Name Change Proposal, Linkage Cayman would be entitled to terminate the Combination Agreement and receive a termination fee of $10.0 million from AsiaInfo.

Employee Matters

As a condition to the closing of the Combination, at least 70% of the Linkage Cayman management employees, and at least 70% of the Linkage Cayman employees whose annual salary or other remuneration is at least US$30,000, shall remain employees of Linkage Cayman, in each case in substantially similar roles as such employees held prior to the execution of the Combination Agreement.

Amendment, Waiver and Extension of the Combination Agreement

The Combination Agreement may only be amended with the written consent of each of the parties thereto. To the extent legally allowed, the parties may mutually agree to extend the time for the performance of any of the obligations or acts of any of the parties to the Combination Agreement, or waive compliance of a party with respect to any of the covenants, agreements or conditions contained in the Combination Agreement.

Fees and Expenses

As a general matter, all fees and expenses incurred by the parties to the Combination Agreement in connection with the Combination will be borne by the party incurring such fees and expenses, irrespective of whether the Combination is consummated. Each of the parties may be obligated to pay to the other party certain termination fees in connection with the termination of the Combination Agreement in certain circumstances. See “The Combination Agreement—Termination Fees” on page 73 for additional information.

Governing Law

The Agreement is governed by the laws of the State of New York, without regard for the conflicts of laws principles thereof.

Voting Agreements

Concurrently and in connection with the execution of the Combination Agreement, Linkage Cayman, Edward Tian, a director of AsiaInfo, and James Ding, Chairman of the Board of AsiaInfo, entered into a Voting Agreement pursuant to which each of Mr. Tian and Mr. Ding agreed to vote all of their respective shares of AsiaInfo’s common stock in favor of approval of the Combination Agreement and the Combination. Until the closing under the Combination Agreement, the AsiaInfo voting shares held by Mr. Tian and Mr. Ding are also subject to certain restrictions on transfer. Additionally, Lenovo IT Alliance Limited and Linkage Cayman entered into a Voting Agreement pursuant to which Lenovo IT Alliance Limited agreed to vote all of the shares of AsiaInfo’s common stock it beneficially owns in favor of approval of the Combination Agreement and the Combination.

The foregoing description of the voting agreements does not purport to be complete and is qualified in its entirety by reference to the voting agreements, the forms of which are attached as Annex B and Annex C hereto. We encourage you to read the voting agreements in their entirety.

Lock-Up Agreements

Concurrently and in connection with the execution of the Combination Agreement, Libin Sun, the Chairman and Chief Executive Officer of Linkage Cayman, LT International Limited, an entity controlled by Mr. Sun, Guoxiang Liu, a director and President of Linkage Cayman, Xiwei Huang, a director and Chief Operating Officer and Chief Accounting Officer of Linkage Cayman, Haidong Pang, a shareholder of Linkage Cayman, and Edward Tian, a director of AsiaInfo, entered into lock-up agreements. By the date of closing of the Combination Agreement, shareholders collectively owning at least 95% of Linkage Cayman’s shares must also enter into lock-up agreements. The lock-up agreements prohibit transfers of AsiaInfo’s shares received pursuant to the Combination Agreement until they are released from lock-up, subject to certain exceptions. At each 6-month anniversary of the closing under the Combination Agreement, 25% of the shares held by each of the parties will be released from lock-up.

The foregoing description of the lock-up agreement does not purport to be complete and is qualified in its entirety by reference to the lock-up agreement, a form of which is attached as Annex D hereto. We encourage you to read the lock-up agreement in its entirety.

Registration Rights Agreement

At the closing under the Combination Agreement, AsiaInfo and LT International Limited will enter into a registration rights agreement pursuant to which AsiaInfo will grant certain registration rights for the shares of AsiaInfo common stock to be received by LT International Limited in accordance with the Combination Agreement. Pursuant to the registration rights agreement, at any time after the 180th day following the closing under the Combination Agreement, LT International Limited may demand that AsiaInfo register shares of AsiaInfo common stock held by LT International Limited. LT International Limited will be entitled to two such demand registrations under the registration rights agreement. In addition, LT International Limited will have the right to include shares of AsiaInfo common stock held by LT International Limited in certain registration statements filed by AsiaInfo after the closing under the Combination Agreement.

The foregoing description of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the registration rights agreement, a form of which is attached as Annex E hereto. We encourage you to read the registration rights agreement in its entirety.

Stockholders’ Agreement

Concurrently and in connection with the execution of the Combination Agreement, AsiaInfo entered into a stockholders’ agreement with each of Linkage Cayman, Edward Tian and Libin Sun containing certain restrictions on the voting of AsiaInfo voting shares following the closing under the Combination Agreement.

Until the shares of AsiaInfo common stock received by it pursuant to the Combination Agreement are distributed to Linkage Cayman’s shareholders, Linkage Cayman has agreed to vote, and cause the voting of, all AsiaInfo voting shares held by it for or against, or to abstain or withhold authority, on all matters submitted to the stockholders of AsiaInfo for their approval, in proportion to the votes for and against, and the abstentions and withholds, of all outstanding shares of AsiaInfo capital stock entitled to vote generally in the election of directors that are not held by Linkage Cayman, Mr. Tian or Mr. Sun or otherwise issued pursuant to the Combination Agreement, or the Proportionate Voting Requirement. Each of Mr. Tian and Mr. Sun has agreed (i) to use his reasonable efforts (solely in his capacity as a stockholder of AsiaInfo) to support the other person as a candidate for election or re-election to the AsiaInfo board of directors and (ii) to vote, and cause the voting of, all of his respective AsiaInfo voting shares in favor of the election or re-election of the other person to the board. In all other matters submitted to the stockholders of AsiaInfo for their approval, each of Mr. Tian and Mr. Sun has agreed to vote, and cause the voting of, all of his respective AsiaInfo voting shares in accordance with the Proportionate Voting Requirement. During the term of the stockholders’ agreement, the AsiaInfo voting shares held by Linkage Cayman, Mr. Tian and Mr. Sun are also subject to certain restrictions on transfer.

The stockholders’ agreement also includes a customary standstill provision which, among other things, prevents Linkage Cayman, Mr. Tian and Mr. Sun from acquiring additional voting securities of AsiaInfo and its subsidiaries. The Proportionate Voting Requirement and the standstill provision are subject to suspension upon the occurrence of certain “significant events” with respect to AsiaInfo, which include AsiaInfo entering into an agreement providing for the merger or consolidation, or any similar transaction, involving a change of control, the purchase of 25% or more of the assets of AsiaInfo, or the purchase or acquisition of beneficial ownership of securities representing 15% or more of the voting power of AsiaInfo, or the announcement of a tender offer that would result in any person or group owning more than 15% of the voting power of AsiaInfo.

Subject to certain exceptions, the stockholders’ agreement shall continue in force and effect until the third annual meeting of the stockholders of AsiaInfo following the closing under the Combination Agreement.

The foregoing description of the stockholders’ agreement does not purport to be complete and is qualified in its entirety by reference to the stockholders’ agreement, a form of which is attached as Annex F hereto. We encourage you to read the stockholders’ agreement in its entirety.

Lianchuang Non-Competition and Non-Solicitation Agreement

At the closing under the Combination Agreement, AsiaInfo, Lianchuang, and the top ten largest beneficial owners of the outstanding share capital of Lianchuang, or the Lianchuang Shareholders, will enter into a Non-Competition and Non-Solicitation Agreement, or the Lianchuang Non-Compete. Pursuant to the Lianchuang Non-Compete, from the closing under the Combination Agreement and for five (5) years thereafter, Lianchuang, the Lianchuang Shareholders, and their respective affiliates have agreed not to take certain actions that compete with AsiaInfo, solicit the customers of AsiaInfo, solicit the employees of AsiaInfo, or disclose any confidential information of AsiaInfo.

The foregoing description of the Lianchuang Non-Compete does not purport to be complete and is qualified in its entirety by reference to the Lianchuang Non-Compete, a form of which is attached as Annex G hereto. We encourage you to read the Lianchuang Non-Compete in its entirety.

INFORMATION ABOUT LINKAGE TECHNOLOGIES

Business Overview

Linkage Technologies is a leading provider of software solutions and IT services for the telecom industry in China. Linkage Technologies develops and implements core operating systems for all of the three telecom operators in China, namely, China Mobile, China Telecom and China Unicom.

Linkage Technologies’ telecom software solutions are built on unified platforms, scalable modules and standardized interfaces. This is intended to allow it to seamlessly and reliably support the fixed-line, mobile and broadband operations of its telecom operator customers, and help them timely and cost-effectively respond to challenges presented by a rapidly converging and expanding subscriber base, diversified service offerings and continuous technological innovations. Marketed as an integrated system or individual functions, Linkage Technologies’ telecom software solutions include primarily the following:

•	BSS, or Business Support Systems, that support customer-oriented account, billing and customer service functions.

•	OSS, or Operation Support Systems, that manage network systems.

•	BI, or Business Intelligence systems, that facilitate decision analysis processes.

As of September 30, 2009, 69 out of the 97 provincial subsidiaries and headquarters of China’s three telecom operators, which together support an estimated 425 million mobile and 285 million fixed-line subscribers in China, were customers of Linkage Technologies’ software solutions and services.

As of September 30, 2009, Linkage Technologies had six research and development centers located in different cities in China and 3,308 of its 3,465 employees dedicated to research, development and implementation. Linkage Technologies’ core technologies are the subject of nine patents and 12 pending patent applications in China, and one patent and two pending patent applications in the United States.

Linkage Technologies’ total revenues grew from $46.8 million in 2006 to $88.3 million in 2008 and its net income grew from $9.2 million in 2006 to $17.1 million in 2008. For the nine months ended September 30, 2009, Linkage Technologies generated total revenues of $112.5 million and net income of $25.3 million. In addition to software development, Linkage Technologies generates revenues from offering telecom operators IT services, such as consulting and system integration, and implementation of third-party hardware and software to address their other IT needs. Revenues from software development, IT services and third-party hardware and software constituted 88.3%, 5.9% and 5.8%, respectively, of Linkage Technologies’ total revenues in 2008, and 89.7%, 2.1% and 8.2%, respectively, of its total revenues for the nine months ended September 30, 2009.

Corporate History and Structure

Set forth below is the corporate history of Linkage Technologies Investment Limited, or Linkage Technologies:

•	Linkage Technologies was organized under the laws of the British Virgin Islands in July 2003;

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Linkage Technologies commenced operations in 1997 through Lianchuang Technology Company Limited, or Lianchuang, a joint stock limited company in China. Lianchuang was primarily engaged in providing customized proprietary software, system integration and network solutions in China;

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In November 1998, Lianchuang, through two employees, incorporated Hong Kong Linkage Technology Limited, or Linkage HK, a Hong Kong company. In January 2003, Lianchuang organized Suzhou United New Science and Technology Corporation, or Linkage Suzhou, a wholly foreign owned enterprise in China;

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In February 2004, Linkage Technologies formed Linkage Technology (Nanjing) Co., Ltd., or Linkage Nanjing, a wholly-owned subsidiary of Linkage Technologies. In June 2004, Linkage Nanjing acquired the telecom-related business and assets of Lianchuang. Subsequently, Linkage Technologies acquired all the issued and outstanding share capital of Linkage Suzhou and Linkage HK;

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In February 2004, Linkage Technologies International Holdings Limited, or Linkage Cayman was organized under the laws of the Cayman Islands. In December 2008, in connection with a proposed initial public offering of Linkage Cayman, Linkage Cayman issued 406,995,882 of its ordinary shares to the then-existing shareholders of Linkage Technologies in exchange for all of the outstanding shares of Linkage Technologies. As a result, Linkage Cayman became the holding company of Linkage Technologies and its subsidiaries. Linkage Cayman is owned by LT International Limited (BVI), a company organized under the laws of the British Virgin Islands and wholly-owned by Mr. Sun, and certain other shareholders; and

•	In December 2008, Linkage Technologies transferred all of its equity interests in Linkage Nanjing to Linkage HK.

The following diagram illustrates Linkage Technologies’ current corporate structure and the place of organization of each of Linkage Technologies’ subsidiaries as of the date of this Proxy Statement. The portion of the diagram shaded in gray represents the entities that AsiaInfo will acquire upon consummation of the Combination.

(1)	LT International Limited is a company organized in the British Virgin Islands and its sole shareholder is Mr. Libin Sun.
(2)	Linkage Cayman was organized under the laws of the Cayman Islands.
(3)	Linkage Technologies was organized under the laws of the British Virgin Islands.
(4)	Linkage HK is a limited company organized under the laws of Hong Kong and a wholly-owned subsidiary of Linkage Technologies. Linkage HK is primarily engaged in third-party hardware procurement.

(5)	Linkage Nanjing is a wholly foreign owned enterprise organized under the laws of the PRC and a wholly- owned subsidiary of Linkage HK. Linkage Nanjing is Linkage Technologies’ primary operating subsidiary providing software solutions and IT services to the telecom operators in China.
(6)	Linkage Suzhou is a wholly foreign owned enterprise organized under the laws of the PRC and a wholly- owned subsidiary of Linkage Technologies. Linkage Suzhou is currently inactive.

Linkage Technologies’ Solutions and Services

Linkage Technologies and its affiliate companies have over ten years of experience developing software solutions for China’s telecom operators and their provincial subsidiaries. Linkage Technologies provides custom-designed software solutions using a combination of proprietary and third-party software to address a comprehensive range of business operation support needs. Linkage Technologies also provides software enhancement and maintenance services for the solutions it develops.

Software Development

The key software solutions Linkage Technologies develops are BSS, OSS and BI. Its telecom software solutions are marketed as integrated systems or as individual functional modules that cover all major categories of software solutions essential to telecom operators in China and include primarily the following:

Business Support System

BSS includes accounts systems, billing systems, customer relationship management systems and integrated settlement systems. Linkage Technologies’ accounts systems allow telecom operators to provide one-stop account services and real-time access and management of account information, while exercising basic credit control and fraud prevention. Linkage Technologies’ billing systems help telecom operators track usage of various telecom services, including voice and non-voice services. Linkage Technologies’ customer relationship management systems help telecom operators identify trends in customer demand and support business management. Linkage Technologies’ integrated settlement systems allow telecom operators to perform accurate inter-network settlements and intra-network settlements.

As of September 30, 2009, Linkage Technologies had offered its BSS solutions to 30 provincial subsidiaries (including Macau) of the three telecom operators in China.

Operation Support System

OSS includes business management systems and network management systems. Linkage Technologies’ business management systems help telecom operators initiate, schedule and complete services and maintenance for subscribers, and manage number/line resources. Linkage Technologies’ network management systems contain various resource management tools to help telecom operators manage their telecom and computer networks.

As of September 30, 2009, Linkage Technologies had offered its OSS solutions to 30 provincial subsidiaries (including Macau) of the three telecom operators in China.

Business Intelligence

BI systems perform data gathering and analysis functions and include process management systems and operations analysis systems. Linkage Technologies’ BI systems serve as valuable and powerful tools for telecom operators to analyze market and operation information as a basis for strategy setting and decision making.

As of September 30, 2009, Linkage Technologies had offered its BI systems to 13 provincial subsidiaries (including Macau) of the three telecom operators in China.

IT Services and Third-Party Hardware and Software

Linkage Technologies offers value-added services to address its customers’ IT requirements apart from software development. Its IT service revenues include revenues from system integration and other value-added IT consulting and planning services. Linkage Technologies also generates revenues from the implementation of third-party hardware and software in its customized software solutions.

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Value-added IT consulting and planning services. Linkage Technologies leverages its industry knowledge, research capabilities and development expertise to offer its customers stand-alone, value-added consulting services for all aspects of their information systems, including system evaluation, reconfiguration, security and risk management.

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System integration services. Since inception, Linkage Technologies has provided system integration services to its customers to assist them in the procurement and installation of hardware and software solutions that best suit their system requirements. While system integration is not the main focus of its business, Linkage Technologies provides these services as part of its effort to build relationships with customers and provide comprehensive “one-stop” services.

Linkage Technologies’ Customers

Linkage Technologies’ customers are the three Chinese telecom operators, namely, China Mobile, China Telecom and China Unicom, and their provincial subsidiaries. Each major telecom operator in China has approximately 30 provincial subsidiaries. The provincial subsidiaries and the headquarters generally make independent decisions on IT-related procurement, including the implementation of telecom software solutions and the selection of the software provider for the entire core operating systems, functional modules, related services and upgrades. As a result, Linkage Technologies separately negotiates and contracts with each individual provincial subsidiary and the headquarters of the respective telecom operators to provide telecom software solutions and IT services. The decision to purchase Linkage Technologies’ products and services is, in certain cases, made by operators at the headquarter level and, in other cases, at provincial levels. In some cases, Linkage Technologies’ customers require that the headquarters act as the contracting party to contracts negotiated by their provincial subsidiaries. As of September 30, 2009, Linkage Technologies had contracted with an aggregate of 69 provincial subsidiaries and the headquarters of the three operators, representing approximately two-thirds of the total number of their provincial subsidiaries and headquarters.

Linkage Technologies believes its long and trusted relationships with the provincial subsidiaries, as well as the headquarters of these operators, have enabled it to actively participate in their strategic planning for IT spending and position it at the forefront of the technological development of the Chinese telecom information systems.

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China Mobile. Linkage Technologies first offered its telecom software solutions and services to China Mobile in Xinjiang province in 1999. Since then, Linkage Technologies has completed full scale telecom software solutions and specific modules for 18 provincial subsidiaries and the headquarters of China Mobile, including billing, customer relationship management, settlement, network management systems, accounts and business intelligence modules.

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China Telecom. Linkage Technologies first offered its telecom software solutions and services to China Telecom in Jiangsu province in 1997. Since then, Linkage Technologies has completed full scale telecom software solutions and specific modules for 31 provincial subsidiaries and the headquarters of China Telecom, including billing, customer relationship management, settlement, network management systems, accounts and business intelligence modules.

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China Unicom. Linkage Technologies first offered its telecom software solutions and services to China Unicom in Heilongjiang province in 2000. Since then, Linkage Technologies has completed full scale telecom software solutions and specific modules for 20 provincial subsidiaries and the headquarters of China Unicom, including billing, customer relationship management, settlement, network management systems, accounts and business intelligence modules.

Sales and Marketing

Sales

Linkage Technologies sells its solutions primarily through its sales division, which had 57 employees as of September 30, 2009. Linkage Technologies has set up one account team for each of the three major Chinese telecom operators, and four regional teams, covering the entire PRC (other than the Hong Kong Special Administrative Region). Account teams are based in Beijing, where the three Chinese telecom operators are headquartered, and are responsible for obtaining an understanding of the development of its customers’ strategic plans and coordinating the implementation of such strategic plans with its regional teams. Headed by a senior vice president or a vice president, each regional team covers a number of major provinces and a few areas with relatively underdeveloped customer bases. They work closely with the customers’ local operational units to implement the headquarters’ strategic plans. In addition, all teams coordinate with Linkage Technologies’ technology division and customer service department to provide comprehensive customer support. Linkage Technologies’ management reinforce its sales efforts by maintaining close contact with the customers’ decision-makers for IT solutions.

Marketing

Linkage Technologies’ marketing organization focuses on defining product requirements, educating its customers, media and analysts on its technology, building brand awareness and supporting the efforts of the sales teams. Linkage Technologies promotes its solutions and services through annual conferences hosted by telecom operators, product launch news conferences, trade advertising and industry conferences, a company website and marketing media.

Customer Service

Linkage Technologies strives to provide high quality customer service based on the standards promulgated under ISO 9000, and Level III of the Capability Maturity Model. Linkage Technologies provides customer services via its contract execution management, customer service and technical support teams. Linkage Technologies’ contract execution management team plans and coordinates the execution process of its commercial contracts to manage the timing of its projects, which, in turn, facilitates its collection management. Linkage Technologies’ customer service team, operating out of its 37 service centers across 23 provinces throughout China, is available for customer inquiries and requests. Linkage Technologies maintains both a 24 hours service hotline and customer support email system. Linkage Technologies’ technical support team provides remote maintenance and on-site support to ensure customers receive localized technical service. Linkage Technologies’ local technical teams also work closely with its customers’ information technology department to provide regular on-going services such as scheduled system check-up and troubleshooting.

To further enhance its customers’ experience, Linkage Technologies surveys its customers regularly through a system of “First Contact Responsibility,” which requires all its employees to take responsibility in properly logging customer requests with its customer service department.

Technology

Linkage Technologies’ solutions are developed based on unified software development platforms, which contain scalable modules and standardized interfaces. The graphic below illustrates the functions of Linkage Technologies’ proprietary technologies underlying its solutions:

BUDE and WADE are Linkage Technologies’ two major proprietary software development platforms. BUDE is a Unix-based technical platform, while WADE is based on Java 2nd Enterprise Edition technologies. WADE is widely used as the development framework for browser/server architecture in conjunction with BUDE, which supports database management systems and provides interfaces for WADE. These platforms allow Linkage Technologies’ solutions to work in various environments, including:

•	Operating Systems: Windows, Linux, HP-Unix, Solaris, AIX, etc.

•	Application Server: WebSphere, Weblogic, Jboss, Tomcat, etc.

•	Middleware: Tuxedo, CICS, Tong, etc.

Below are some notable features of Linkage Technologies’ technologies:

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Unified software development platform. Linkage Technologies’ BUDE and WADE development platforms are designed to standardize and simplify its development processes. They are module-based platforms that hide lower-level platforms and technical details from higher-level applications so that Linkage Technologies’ engineers can focus on the development in their assigned areas. Leveraging BUDE and WADE, Linkage Technologies has developed many of its solutions that are easily adapted to the change of business needs. For example, Linkage Technologies’ integrated settlement systems are capable of accommodating complex new business models by simply changing system configurations and thereby avoids the otherwise required modification of the underlying source code

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Scalable modules. Each of Linkage Technologies’ individual functional modules can be installed on an individual stand-alone basis or as part of an integrated telecom software system. Linkage Technologies’ modules have incorporated many industry best practices and can be expanded with the customer’s evolving needs. The modular approach also preserves the customer’s initial investment in individual solutions, while minimizing future disruptions and the overall cost of system implementation.

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Standardized interface. Linkage Technologies’ standardized interface is designed to centrally manage information exchanges between its functional modules and external networks and applications. These external networks and applications may be based on different technical standards and industry specifications. In order to support stable, flexible and real-time exchange of information, Linkage Technologies’ proprietary information exchange interface follows generally accepted protocols for information exchange.

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Other advanced technologies. Linkage Technologies incorporates other proprietary advanced technologies in its functional modules. For example, Linkage Technologies employs various security technologies, including back-up, monitoring, auditing, and emergency reporting functions, in its CRM solutions. Linkage Technologies also incorporates powerful integration capabilities in its BI systems to allow for seamless integration with various database platforms, multi-tier analysis engines, data mining engines and foreground presentation tools.

Research and Development

Linkage Technologies attributes its past success to its research and development efforts. Linkage Technologies believes it was among the first software providers to introduce and implement the concept of developing core versions of BSS, OSS and BI, with modular add-ons. Linkage Technologies’ sustained success and future growth depend on continued investment of resources in research and development.

As of September 30, 2009, 1,251 of Linkage Technologies’ employees were involved in specific research projects aside from their regular development and implementation work for customers. Linkage Technologies’ research and development are currently carried out in six research and development centers located in Nanjing, Changsha, Tianjin, Fuzhou, Chengdu and Beijing. In October 2004, Linkage Technologies obtained Level III of the Capability Maturity Model, an industry-recognized rating system for evaluating the quality of a company’s management and software engineering practices, developed by the Software Engineering Institute at Carnegie Mellon University.

Linkage Technologies has set up a strategic planning department that is dedicated to tracking, researching and studying the development of new technology in order to predict new technology trends and timing of market adoption of these technologies with greater accuracy.

Linkage Technologies is an active participant in industry forums and standards organizations for BSS, OSS, BI and other telecom solutions. Linkage Technologies also collaborates with partners in complementary markets in order to leverage its complementary resources and expertise. These partnerships include the Nanjing University of Post and Telecommunications, HP, IBM, Microsoft, Oracle, Sun Microsystems and Sybase.

Intellectual Property

Linkage Technologies relies on copyright, patent, trademark, trade secret and other intellectual property law, as well as non-competition and confidentiality agreements with its employees, business partners and others, to protect its intellectual property rights.

Linkage Technologies owns copyrights to the core software solutions it develops, which serve as the basis for its customized solutions. As of September 30, 2009, Linkage Technologies had registered a total of 65 copyrights for its proprietary software solutions with the State Copyright Administration of the PRC. Its solutions also use technologies that are exclusively licensed to it by Lianchuang, an affiliate of Linkage Technologies, and are the subject of nine patents and 12 pending patent applications in China and one patent and two pending patent applications in the United States. On June 23, 2009, Linkage Nanjing entered into an assignment agreement with Lianchuang for the transfer of these patents and pending patent applications to it and the exclusive rights to these technologies during the time period that the registration of the assignment agreement is being approved by relevant government authorities.

Linkage Technologies owns or licenses from Lianchuang all the technologies underlying the core versions of its solutions. In most cases, Linkage Technologies’ contracts for custom-designed projects provide that its customers own intellectual property rights to software solutions and services developed under these contracts, while Linkage Technologies expressly retains ownership to the core intellectual property rights underlying the customized products and solutions. As a result of this practice, Linkage Technologies may not have rights to re-use the related software in projects involving other customers. Furthermore, a portion of these contracts provide that Linkage Technologies and its customers have joint ownership rights to certain technologies or improvements Linkage Technologies developed specifically for these customers when Linkage Technologies customizes the core versions of its solutions or when Linkage Technologies performs maintenance and enhancement design services. As a result of these sharing or co-ownership arrangements, Linkage Technologies cannot unilaterally apply for copyright registration, patent license or other intellectual property rights for the relevant technologies. In addition, its customers can use or modify these technologies or, where Linkage Technologies does not limit the transfer rights of these technologies, transfer them to third parties without its consent. Since the ability to develop and use these technologies requires know-how and expertise that is hard to duplicate, and since the solutions subject to sharing or co-ownership arrangements are highly customized, Linkage Technologies does not believe that these arrangements would have a significant negative impact on its applying its know-how or core technologies to other solutions or development processes.

Linkage Technologies relies on confidentiality and non-competition agreements to protect its proprietary information and know-how. Each of its management and its key research and development personnel have entered into a standard confidentiality and non-compete agreement, which includes confidentiality undertakings and an acknowledgement and agreement that all copyrights and patents generated during their services with Linkage Technologies are its property, and assigns to Linkage Technologies any ownership rights that they may claim in those works. The enforceability of these confidentiality and non-competition agreements may be uncertain. See “Risk Factors—Linkage Technologies’ business depends substantially on the continuing efforts of its management and other key personnel. If Linkage Technologies loses their services, it could incur significant costs in finding suitable replacements and its business may be severely disrupted” beginning on page 34.

Competition

The telecom software solutions market in China is highly competitive. Competition in this market depends largely on industry experience, quality of solutions and services offered, reputation and price. Prior to entering into the Combination Agreement, Linkage Technologies faced competition from AsiaInfo, and continues to face competition from other domestic telecom software solutions providers such as Boco, Neusoft and Digital China, and international telecom software solutions providers such as Amdocs, Convergys, HP and IBM. Linkage Technologies also faces competition from the software development divisions of some telecom equipment manufacturers such as Huawei and ZTE.

Employees

Linkage Technologies had 1,328, 1,603 and 2,277 employees as of December 31, 2006, 2007 and 2008, respectively. As of September 30, 2009, Linkage Technologies had 3,465 employees, including 3,308 in research, development and implementation, 57 in sales and marketing, and 100 in administration. Its employees are not covered by any collective bargaining agreement. Linkage Technologies generally has good relations with its employees.

Facilities

Linkage Technologies’ corporate headquarters are located in Nanjing, Jiangsu Province, China, where Linkage Technologies leases approximately 10,000 square meters of office space. Linkage Technologies also leases approximately 4,400 square meters of office space for its 15 representative offices in Beijing, Changchun, Chengdu, Guiyang, Guangzhou, Harbin, Haikou, Hangzhou, Hefei, Jinan, Kunming, Lanzhou, Tianjin, Yinchuan and Urumqi and its six research and development centers in Nanjing, Changsha, Tianjin, Fuzhou, Chengdu and Beijing. These leases typically have terms of one year. In 2006, 2007, 2008 and the nine months ended September 30, 2009, its total rental payments were approximately $0.18 million, $0.33 million, $0.90 million and $0.80 million, respectively.

Legal Proceedings

Linkage Technologies is subject to legal proceedings, investigations and claims incidental to the conduct of its business from time to time. Linkage Technologies is not currently a party to, nor is Linkage Technologies aware of, any legal proceeding, investigation or claim which, in the opinion of its management, is likely to have a material adverse effect on its business, financial condition or results of operations.

PRC Government Regulations

This section sets forth a summary of the most significant regulations or requirements that affect Linkage Technologies’ business activities in China.

Regulation of the Software Industry

Software Copyright

China’s State Council promulgated the Regulations on the Protection of Computer Software, or the Software Protection Regulations, on December 20, 2001, which became effective on January 1, 2002. The Software Protection Regulations were promulgated, among other things, to protect the copyright of computer software in China. According to the Software Protection Regulations, computer software that is independently developed and exists in a physical form or is attached to physical goods will be protected. However, such protection does not apply to any ideas, mathematical concepts, processing and operation methods used in the development of software solutions.

Under the Software Protection Regulations, PRC citizens, legal persons and organizations may enjoy copyright protection over computer software that they have developed, regardless of whether the software has been published. Foreigners or any person without a nationality may enjoy copyright protection over computer software that they have developed, as long as such computer software was first distributed in China. Software of foreigners or any person without a nationality may enjoy copyright protection in China under these regulations in accordance with a bilateral agreement signed between China and the country to which the developer is a citizen of or in which the developer habitually resides, or in accordance with an international treaty to which China is a party.

Under the Software Protection Regulations, owners of software copyright may enjoy the rights of publication, authorship, modification, duplication, issuance, lease, transmission on the information network, translation, licensing and transfer. Software copyright protection takes effect on the day of completion of the software’s development.

The protection period for software developed by legal persons and other organizations is 50 years and ends on the thirty-first day of December of the fiftieth year from the date the software solution was first published. However, the Software Protection Regulations does not protect the software if it is not published within 50 years of the completion of its development. A contract of licensing may be made to license others to exploit the software copyright, and if the licensing of exploitation of software copyright is exclusive, a written contract must be made. A written contract also must be made for the transfer of any software copyright.

Civil remedies available under the Software Protection Regulations against infringements of copyright include cessation of the infringement, elimination of the effects, apology and compensation for losses. The administrative department of copyright may order the infringer of software copyright to stop all infringing acts, confiscate illegal gains, confiscate and destroy infringing copies, and may impose a fine on the offender under certain circumstances. Disputes regarding infringements of software copyright may be settled through mediation. In addition, the parties involved in the disputes may apply for arbitration in accordance with any effective arbitration provisions set forth in the copyright contract or arbitration agreement otherwise entered into between or among the parties. If the parties neither have an arbitration provision in the copyright contract, nor an arbitration agreement, they may resolve their dispute through the PRC courts directly.

Software Copyright Registration

On February 20, 2002, the State Copyright Administration of the PRC promulgated and enforced the Measures Concerning Registration of Computer Software Copyright Procedures, or the Registration Procedures, to implement the Software Protection Regulations and to promote the development of China’s software industry. The Registration Procedures apply to the registration of software copyrights and software copyright exclusive licensing contracts and assignment contracts. The registrant of a software copyright will either be the copyright owner, or another person (whether a natural person, legal person or an organization) in whom the software copyright becomes vested through succession, assignment or inheritance.

Pursuant to the Registration Procedures, the software to be registered must (i) have been independently developed or (ii) significantly improve in its function or performance after modification from the original software with the permission of the original copyright owner. If the software being registered is developed by more than one person, the copyright owners may nominate one person to handle the copyright registration process on behalf of the other copyright owners. If the copyright owners fail to reach an agreement with respect to the registration, any of the copyright owners may apply for registration but the names of the other copyright owners must be recorded on the application.

The registrant of a software copyright and the parties to a software copyright assignment contract or exclusive licensing contract may apply to the Copyright Protection Center of the PRC for registration of such software copyright and contracts. To register a software copyright, the following documents must be submitted: (i) a completed software copyright registration application form in accordance with relevant requirements; (ii) identification materials of the software; and (iii) relevant documentation demonstrating ownership. To register a software copyright assignment contract or exclusive licensing contract, the following materials must be submitted: (i) a completed contract registration form in accordance with relevant requirements; (ii) a copy of the contract; and (iii) the applicant’s identification documents. The Copyright Protection Center of the PRC will complete its examination of an accepted application within 60 days of the date of acceptance. If an application complies with the requirements of the Software Protection Regulations and the Registration Procedures, a registration will be granted, a corresponding registration certificate will be issued and the registration will be publicly announced.

Software Products Administration

On October 27, 2000, China’s Ministry of Industry and Information Technology, or the MIIT, issued the Measures Concerning Software Products Administration, to regulate and administer software products and to promote the development of the software industry in China. Pursuant to the Measures Concerning Software Products Administration, all software products operated or sold in China must be duly registered and recorded with the relevant authorities, and no entity or individual is allowed to sell or distribute any unregistered and unrecorded software products.

In order to produce software products in China, a software producer is required to meet the following requirements: (i) it possesses the status of an enterprise legal person, and its scope of operations includes the computer software business (including technology development of software or production of software products); (ii) it has a fixed production site; (iii) it possesses necessary conditions and technologies for producing software products; and (iv) it possesses quality control measures and capabilities for the production of software products. Software developers or producers are allowed to sell their registered and recorded software products independently or through agents, or by way of licensing. Software products developed in China must be registered with the local provincial governmental authorities in charge of information industry and then filed with the taxation authority at the same level and MIIT. Imported software products (i.e., software developed overseas and sold or distributed into China) must be registered with the MIIT. Upon registration, the software products shall be granted registration certificates. Each registration certificate is valid for five years from the issuance date and may be renewed upon expiry. The MIIT and other relevant departments may carry out supervision and inspection over the development, production, operation and import/export activities of software products in China.

On March 1, 2009, the MIIT promulgated the Measures Concerning Software Products Administration, or the 2009 Measures, which became effective on April 10, 2009. Under the 2009 Measures, software products operated or sold in China are not required to be registered or recorded by relevant authorities, and software products developed in China (including those developed in China on the basis of imported software) can enjoy certain favorable policies when they have been registered and recorded. The 2009 Measures also eliminated the previous requirements set forth above.

Policies to Encourage the Development of Software and Integrated Circuit Industries

On June 24, 2000, China’s State Council issued Certain Policies to Encourage the Development of Software and Integrated Circuit Industries, or the 2000 Policies, to encourage the development of the software and integrated circuit industries in China and to enhance the competitiveness of the PRC information technology industry in the international market. The 2000 Policies encourage the development of the software and integrated circuit industries in China through various methods, including:

•	Encouraging venture capital investment in the software industry and providing or assisting software enterprises to raise capital overseas;

•

Providing tax incentives, including an immediate tax rebate for taxpayers who sell self-developed software products, before 2010, of the amount of the statutory value-added tax that exceeds 3% and a number of exemptions and reduced enterprise income tax rates;

•	Providing government support, such as government funding in the development of software technology;

•	Providing preferential treatment, such as credit facilities with low interest rates to enterprises that export software products;

•	Taking various strategies to ensure that the software industry has sufficient expertise; and

•	Implementing measures to enhance intellectual property protection in China.

To qualify for preferential treatment, an enterprise must be recognized as a software enterprise by governmental authorities. A software enterprise is subject to annual inspection, failure of which in a given year shall cause the enterprise not to be able to enjoy the relevant benefits.

Regulation of the Telecommunications Industry

China’s telecom industry, where AsiaInfo’s and Linkage Technologies’ customers operate, is subject to extensive government regulation and control. Currently, all major telecom and Internet service providers in China are primarily state-owned or state-controlled and their business decisions and strategies are affected by the government’s budgeting and spending plans. In addition, they are required to comply with regulations and rules promulgated from time to time by the MIIT and other ministries and government departments.

On September 25, 2000, the State Council issued the Telecommunications Regulations of the PRC, or the Telecommunications Regulations. The Telecommunications Regulations set out in clear terms the framework for operational licensing, network interconnection, the setting of telecom charges and standards of telecom services in China. On the same day, the State Council issued the Administrative Measures on Internet Information Services, which provide for control and censorship of information on the Internet.

The Provisions on the Administration of Foreign-Invested Telecommunications Enterprises, or the 2002 Provisions, became effective on January 1, 2002. Under the 2002 Provisions, foreign investors are permitted to invest in China’s telecom industry through Sino-foreign joint ventures. The ultimate proportion of contribution of the foreign investors of a foreign-funded telecom enterprise that is engaged in the basic telecom services (except radio paging services) may not be more than 49%. The ultimate proportion of contribution of the foreign investors of a foreign-funded telecom enterprise that is engaged in the value-added services (including radio paging services) may not be more than 50%.

In November 2001, the MIIT promulgated the Administrative Measures for Telecommunications Business Operating Licenses, or the License Measures, which became effective on January 1, 2002. The License Measures provide for two types of telecom operating licenses for operators in China, namely licenses for basic services and licenses for value-added services. According to the Catalogue of Classification of Telecommunication Services, which is auxiliary to the Telecommunications Regulations and the new classification edition adjusted by MIIT on June 11, 2001, basic services include, among others, fixed-line local and domestic long distance telephone services, international telecom services, mobile communications services (such as 900/1800MHz GSM, 800MHz CDMA and 3G mobile communication services), satellite communications services, paging services, data communications services (such as Internet data transmission services), trunking services, network access services and the domestic and international telecom facility services. Value-added telecom services include, among others, value-added services provided over fixed-line telephone network (e.g., telephone information, call center, voice mail and video conferencing services), value-added services provided over mobile networks, value-added services provided over Internet networks (e.g., Internet data center and Internet access and content services) and value-added services provided over other data networks (e.g., computer information, e-mail and electronic data interchange services). On February 21, 2003, the MIIT issued a new Catalogue of Classification of Telecommunication Services, which was enforced on April 1, 2003. The revised classification maintains the general distinction between basic telecom services and value-added telecom services and attempts to define the scope of each service. In particular, the 2003 classification delineated the differences between “Type 1” and “Type 2” value-added services. Type 1 includes online data and transaction processing, domestic multi-party communication services, domestic Internet virtual private network services and Internet data center services. Type 2 includes storage and retransmission (X.400 e-mail, voice mail, facsimile), call centers, Internet access and information services.

Tax

See “Linkage Technologies’ Management’s Discussion and Analysis of Financial Condition and Results of Operations—Taxes—China” beginning on page 101 for a description of PRC tax regulations.

Foreign Currency Exchange

Foreign currency exchange in China is primarily governed by the following regulations:

•	Foreign Exchange Administration Rules (1996), as amended; and

•	Regulations of Settlement, Sale and Payment of Foreign Exchange (1996).

According to these regulations, China’s currency, the Renminbi is convertible for current account items, including distribution of dividends, payment of interest, trade and service-related foreign exchange transactions. Conversion of Renminbi for capital account items, including direct investment, loans, securities investment and repatriation of investment, however, is still subject to the approval of SAFE or its local counterpart. FIEs may settle and buy foreign currencies at banks designated to conduct foreign exchange business after providing valid commercial documents and can also buy and sell foreign currencies at Foreign Currencies Adjusting Centers. Capital investments by FIEs outside of China are also subject to limitations, which include approvals by the MOFCOM, SAFE and the National Development and Reform Commission.

Dividend Distribution

The principal regulations in China governing distribution of dividends paid by wholly foreign-owned enterprises include:

•	Wholly Foreign-Owned Enterprise Law (1986), as amended; and

•	Implementation Rules on Wholly Foreign-Owned Enterprise Law (1990), as amended.

Under these regulations, wholly foreign-owned enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, wholly foreign-owned enterprises in China are required to set aside at least 10% of their after-tax profit based on PRC accounting standards each year to their general reserves until the accumulative amount of such reserves reach 50% of their registered capital. These reserves are not distributable as cash dividends. The board of directors of a FIE has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

Regulation of Foreign Exchange in Certain Onshore and Offshore Transactions

In October 2005, the SAFE issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Return Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or SAFE Notice 75, which became effective as of November 1, 2005, SAFE Notice 75 was further supplemented by two implementation notices issued by the SAFE on November 24, 2005 and May 29, 2007, respectively. SAFE Notice 75 states that PRC residents, whether natural or legal persons, must register with the relevant local SAFE branch prior to establishing or taking control of an offshore entity established for the purpose of overseas equity financing involving onshore assets or equity interests held by them. The term “PRC legal person residents” as used in SAFE Notice 75 refers to those entities with legal person status or other economic organizations established within the territory of the PRC. The term “PRC natural person residents” as used in SAFE Notice 75 includes all PRC citizens and all other natural persons, including foreigners, who habitually reside in the PRC for economic benefit. The SAFE implementation notice of November 24, 2005 further clarifies that the term “PRC natural person residents” as used under SAFE Notice 75 refers to those “PRC natural person residents” defined under the relevant PRC tax laws and those natural persons who hold any interests in domestic entities that are classified as “domestic-funding” interests.

PRC residents are required to complete amended registrations with the local SAFE branch upon: (i) injection of equity interests or assets of an onshore enterprise to the offshore entity, or (ii) subsequent overseas equity financing by such offshore entity. PRC residents are also required to complete amended registrations or filing with the local SAFE branch within 30 days of any material change in the shareholding or capital of the offshore entity, such as changes in share capital, share transfers and long-term equity or debt investments or, providing security, and these changes do not relate to return investment activities. PRC residents who have already organized or gained control of offshore entities that have made onshore investments in the PRC before SAFE Notice 75 was promulgated must register their shareholdings in the offshore entities with the local SAFE branch on or before March 31, 2006.

Under SAFE Notice 75, PRC residents are further required to repatriate into the PRC all of their dividends, profits or capital gains obtained from their shareholdings in the offshore entity within 180 days of their receipt of such dividends, profits or capital gains. The registration and filing procedures under SAFE Notice 75 are prerequisites for other approval and registration procedures necessary for capital inflow from the offshore entity, such as inbound investments or shareholders loans, or capital outflow to the offshore entity, such as the payment of profits or dividends, liquidating distributions, equity sale proceeds, or the return of funds upon a capital reduction.

Management

Directors and Executive Officers

The following table sets forth information regarding Linkage Technologies’ directors and executive officers.

Name	Age	Position/Title
Libin Sun	47	Chairman and Chief Executive Officer
Guoxiang Liu	45	Director and President
Dr. Xiwei Huang	40	Director, Chief Operating Officer and Chief Accounting Officer

Libin Sun is the founder, chairman of the board of directors and chief executive officer of Linkage Technologies. Mr. Sun has over 20 years of experience in the software and electronics industries and has been a member of the Standing Committee of Jiangsu Software Industry Association since 2005 and the director general of Nanjing Software Export Association since 2003. He was named one of the Top Ten Leaders of PRC Software Enterprises in 2003 by the Chinese Software Industry Association, Outstanding Entrepreneur of Jiangsu Province in 2004 by the Jiangsu provincial government and the 2004 Information Industry Person of the Year in the Eastern China region by CCID Consulting and China Computer News. Mr. Sun received his bachelor’s degree in precision electron-machinery engineering from Northwest Telecommunication Engineering College in 1986 and a master’s degree in business administration from China Europe International Business School in 2003.

Guoxiang Liu is a member of the board of directors of Linkage Technologies and has served as the president of Linkage Technologies since 2008. From 2006 to 2007, Mr. Liu was Linkage Technologies’ senior vice president overseeing its sales operations. Prior to that, from 1998 to 2004, Mr. Liu was Linkage Technologies’ vice president overseeing its technology center. Prior to joining Linkage Technologies in 1997 as a manager, Mr. Liu had worked as a researcher and lecturer in the computer science department at Nanjing University of Post and Telecommunications since 1986. Mr. Liu has received many awards from the Jiangsu provincial government and Nanjing municipal government in recognition of his contributions to science and technologies, including being named an Outstanding Person in Science and Technology in 2003. Mr. Liu received his bachelor’s degree in computer science from Fudan University in 1986.

Xiwei Huang is a member of the board of directors and has served as the chief operating officer and chief accounting officer of Linkage Technologies since the beginning of 2009. He is primarily responsible for Linkage Technologies’ project management, quality control, information systems and customer service operations. Prior to becoming Linkage Technologies’ senior vice president in 2004, Dr. Huang had served as the director of technology since joining Linkage Technologies in 1998. Dr. Huang has published many articles in science and technology journals and published six books on software engineering, network technologies and management. He was named a “Mover and Shaker” of the Chinese Software Industry in 2007 and 2008 by the China Software Industry Association. Dr. Huang received his bachelor’s degree in electrical engineering from Nanjing University of Science and Technology in 1992, a master’s degree in signal and information processing from Nanjing University of Posts and Telecommunications in 1995, and a doctoral degree in information and electrical systems from Jiaotong University in 1999.

Employment Agreements

Linkage Technologies has entered into employment agreements with each of its executive officers. Linkage Technologies may terminate an executive officer’s employment for cause, at any time, without prior notice or remuneration, for certain acts of the officer, including, but not limited to, a conviction or plea of guilty to a felony, negligent or dishonest acts to its detriment or misconduct or a failure to perform agreed duties. An executive officer may, upon advance written notice, terminate his or her employment. Each executive officer is entitled to certain compensation upon termination, if Linkage Technologies terminates the employment without cause.

Each executive officer has agreed to hold in strict confidence any trade secrets or confidential information of Linkage Technologies. Each executive officer has also agreed to faithfully and diligently serve Linkage Technologies in accordance with the employment agreement and the guidelines, policies and procedures of Linkage Technologies approved from time to time by its board of directors. Under Linkage Technologies’ employment agreements with its executive officers, each executive officer has agreed to be bound by non-competition restrictions during his or her employment and for two years after the termination of his or her employment.

Compensation of Directors and Executive Officers

For the fiscal year ended December 31, 2008 and the nine months ended September 30, 2009, Linkage Technologies paid an aggregate of approximately RMB6.3 million ($0.9 million) and RMB11.39 million ($1.7 million) in cash compensation to its executive officers. In July 2009, Linkage Cayman granted an option to purchase 6,197,907 ordinary shares of Linkage Cayman at the price of RMB0.25 ($0.04) per share to an executive officer of Linkage Cayman and Linkage Technologies. The option is subject to vesting over three years, starting from July 31, 2009, and was valued at the estimated fair market value on the date of the award. In July 2009, the first tranche of the option was exercised with respect to 1,652,775 ordinary shares. As of the date of this Proxy Statement, the remaining options have been forfeited upon the executive officer’s resignation. Linkage Technologies characterized the share grant as compensation for the executive officer’s services to it and recorded share-based compensation expenses of $1.9 million for the nine months ended September 30, 2009.

Security Ownership of Linkage Technologies

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 of the Exchange Act, of Linkage Technologies’ ordinary shares as of the date of this Proxy Statement by (i) each person known to Linkage Technologies to own beneficially more than 5% of Linkage Technologies’ ordinary shares, (ii) each named director or executive officer of Linkage Technologies and (iii) all current officers and directors of Linkage Technologies as a group.

	Number of Ordinary Shares Beneficially Owned(1)		Percentage of Class of Ordinary Shares Beneficially Owned(1)
Directors and Executive Officers:
Libin Sun	4,346	(2)	46.8
Guoxiang Liu	193	(3)	2.1
Xiwei Huang	103	(4)	1.1
All directors and executive officers as a group	4,642	(5)	50.0
Principal Shareholders
Linkage Cayman	9,288	(6)	100%

(1)	Applicable number of shares owned and percentage ownership is based on each holder’s beneficial ownership of shares of Linkage Cayman, which in turn owns all of the 9,288 ordinary shares of Linkage Technologies outstanding as of the date of this Proxy Statement.
(2)

Represents ordinary shares of Linkage Cayman held by LT International Limited, a British Virgin Islands company wholly-owned and controlled by Mr. Libin Sun. The Linkage Cayman shares owned by LT International Limited in turn result in LT International Limited beneficially owning 4,346 shares of Linkage

Cayman’s wholly-owned subsidiary, Linkage Technologies. The business address of LT International Limited is No. 16 Building, No. 12 Dinghuaimen, Nanjing 210013, People’s Republic of China.
(3)	Represents 8,473,302 ordinary shares of Linkage Cayman held by Mr. Liu, which results in Mr. Liu beneficially owning 193 ordinary shares of Linkage Cayman’s wholly-owned subsidiary, Linkage Technologies. The business address of Mr. Liu is No. 16 Building, No. 12 Dinghuaimen, Nanjing 210013, People’s Republic of China.
(4)	Represents 4,534,272 ordinary shares of Linkage Cayman held by Dr. Huang, which results in Dr. Huang beneficially owning 103 ordinary shares of Linkage Cayman’s wholly-owned subsidiary, Linkage Technologies. The business address of Dr. Huang is No. 16 Building, No. 12 Dinghuaimen, Nanjing 210013, People’s Republic of China.
(5)	Represents ordinary shares of Linkage Technologies beneficially owned by Linkage Cayman, which in turn are held by all of the directors and executive officers of Linkage Technologies as a group.
(6)	Linkage Cayman is 50.0% controlled by Mr. Sun and other directors and officers of Linkage Technologies. The address for Linkage Cayman is at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman KY1-111, Cayman Islands.

Related Party Transactions

Transactions with Lianchuang

In June 2004, Linkage Nanjing acquired from Lianchuang the telecommunication businesses and related assets of Lianchuang. Linkage Technologies’ management team, including its chairman and chief executive officer, Libin Sun, its president, Guoxiang Liu, and its chief operating office and chief accounting officer, Xiwei Huang, currently holds majority equity interests in Lianchuang. In addition, Mr. Sun serves as the chairman of the board of Lianchuang and is involved in the daily operations of Lianchuang.

During the years ended December 31, 2006, 2007 and 2008, Linkage Nanjing was licensed by Lianchuang to use certain of its trademarks, patents and other technologies free of charge.

During the years ended December 31, 2006, 2007 and 2008, Linkage Nanjing purchased $173,000, $104,000 and nil, respectively, of inventories from Lianchuang. Linkage Nanjing sold $3,000, $81,000 and nil, of inventories to Lianchuang during the years ended December 31, 2006, 2007 and 2008, respectively.

During the year ended December 31, 2008 and the nine months ended September 30, 2009, Linkage Nanjing leased an office building from the employee union affiliated with Lianchuang, with total rental expense amounting to $71,000 and $0.2 million, respectively. The contract is renewable annually.

During the year ended December 31, 2008 and the nine months ended September 30, 2009, Linkage Nanjing leased vehicles from Lianchuang, with total rental expense approximately amounting to RMB0.8 million ($0.1 million) and $83,000, respectively. The contract is renewable annually.

During the year ended December 31, 2008 and the nine months ended September 30, 2009, Linkage Nanjing purchased employee training services from Nanjing Jingling College of Software Education, a subsidiary of Lianchuang, with total training fee approximately amounting to RMB1.7 million ($0.3 million) and $0.2 million, respectively.

During the years ended December 31, 2006, 2007 and 2008, Linkage Nanjing provided loans amounting to $10.5 million, $5.2 million and $15.6 million to Lianchuang, respectively. There were no formal loan agreements. The loans were repaid within one to six months and had all been settled as of December 31, 2008. During the nine months ended September 30, 2009, Linkage Nanjing provided loans amounting to $6.1 million to

Lianchuang. The loans were repaid within one to six months and, Linkage Nanjing has not received any interest on the loans. In September 2009, Linkage Nanjing entered into a confirmation with Lianchuang to acknowledge the interest-free and short-term nature of the pre-existing loan arrangements with Lianchuang for 2006 through September 30, 2009. As of September 30, 2009, there was no amount due to or from Lianchuang as a result of the above transactions.

In October 2008, Linkage Nanjing and Lianchuang entered into trademark license agreements, pursuant to which Lianchuang granted Linkage Nanjing a license to use certain trademarks. On July 28, 2009, Linkage Nanjing and Lianchuang entered into a supplementary agreement to the trademark license agreements, pursuant to which Linkage Nanjing has been granted a right to use these trademarks, free of charge, for a term of 20 years from the date thereof.

As of December 31, 2007 and 2008, there were no amounts due to or from Lianchuang as a result of the above transactions.

During the year ended December 31, 2008 and the nine months ended September 30, 2009, Linkage Nanjing paid professional fees on behalf of Linkage Cayman in the amount of $0.6 million and $1.6 million, respectively, which were mainly associated with its uncompleted initial public offering of the American Depositary Shares of Linkage Cayman on the New York Stock Exchange. As of September 30, 2009, there was $2.2 million balance due from Linkage Cayman as a result of the above transactions.

In June 2009, Linkage Nanjing and Lianchuang entered into a license agreement relating to technologies that are subject of certain patents and certain patent applications, pursuant to which Lianchuang granted Linkage Nanjing an exclusive and sub-license right to use these technologies free of charge. Linkage Nanjing is entitled to make improvements to these technologies and enjoy the use of these improvements.

In June 2009, Linkage Nanjing entered into an assignment agreement with Lianchuang whereby Lianchuang agreed to assign to Linkage Nanjing the rights in the patents or certain patent applications, including proprietary technologies and trade secrets underlying these patents and patent applications free of charge.

In July 2009, Lianchuang issued an irrevocable non-competition commitment letter to Linkage Nanjing and Linkage Suzhou whereby Lianchuang agreed to refrain from competing with Linkage Nanjing or its affiliates in the business of providing software solutions and related IT services to telecom operators within and outside of China.

In September 2009, Linkage Nanjing signed a memorandum of understanding with Lianchuang to clarify that, prior to the effective dates of their trademark, patent and technology license agreements in October 2008 and June 2009, all intellectual properties owned by Lianchuang and used by Linkage Nanjing shall be deemed to have been validly licensed to Linkage Nanjing free of charge.

Share Swap

In December 2008, Linkage Cayman issued 406,995,882 of its ordinary shares to the then-existing shareholders of Linkage Technologies in exchange for all of the outstanding shares of Linkage Technologies. See “—Corporate History and Structure” beginning on page 76.

Employment Agreements

See “—Management—Employment Agreements” beginning on page 90.

LINKAGE TECHNOLOGIES’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of the financial condition and results of operations of Linkage Technologies in conjunction with Linkage Technologies’ audited consolidated financial statements and the related notes included elsewhere in this Proxy Statement. This discussion contains forward-looking statements that involve risks and uncertainties. Linkage Technologies’ audited consolidated financial statements have been prepared in accordance with US GAAP. In addition, Linkage Technologies’ consolidated financial statements and the financial data included in this Proxy Statement reflect its restructuring and have been prepared as if its current structure had been in place throughout the relevant periods presented. Linkage Technologies’ actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this Proxy Statement.

Overview

Linkage Technologies is a leading provider of software solutions and IT services for the telecom industry in China. Linkage Technologies develops and implements core operating systems for all of the three telecom operators in China, namely, China Mobile, China Telecom and China Unicom.

Linkage Technologies markets its telecom software solutions as an integrated system or as individual functions. Linkage Technologies’ telecom software solutions address essential categories of telecom operators’ software requirements, and include primarily the following: BSS, which support customer-oriented account, billing and customer service functions; OSS, which manage network systems; and BI, which facilitate decision analysis processes.

Linkage Technologies negotiates and contracts separately with each provincial subsidiary of the telecom operators. As of September 30, 2009, 69 out of the 97 provincial subsidiaries and headquarters of China Mobile, China Telecom and China Unicom were customers of Linkage Technologies’ software solutions and services.

Linkage Technologies’ total revenues grew from $46.8 million in 2006 to $88.3 million in 2008 and its net income grew from $9.2 million in 2006 to $17.1 million in 2008. For the nine months ended September 30, 2009, Linkage Technologies generated total revenues of $112.5 million and net income of $25.3 million. In addition to software development, Linkage Technologies generates revenues from offering telecom operators IT services, such as consulting and system integration, and implementation of third-party hardware and software to address their other IT needs. Revenues from software development, IT services and third-party hardware and software constituted 88.3%, 5.9% and 5.8%, respectively, of its total revenues in 2008, and 89.7%, 2.1% and 8.2%, respectively, of its total revenues for the nine months ended September 30, 2009.

Factors Affecting Linkage Technologies’ Results of Operations

Linkage Technologies’ operating results in any period are subject to general conditions typically affecting the development and operating environment for China’s telecom industry, including:

•

Size and growth of the telecom industry in China. The size and growth of the telecom industry in China is affected by the state of the Chinese economy in general, the potential impact of new government policies, growth of telecom subscriber base and market demand for telecom and value-added services.

•

Size and growth of IT spending by telecom operators in China. The size and growth of IT spending by telecom operators in the near future are affected by the scale and complexity of telecom services provided by operators and the impact the recent restructuring of China’s telecom industry and adoption of 3G technologies had, and will have, on the market. The convergence of services provided is expected to lead to increased competition among the telecom operators and increased IT spending, as a result of pressures on them to provide higher and more advanced levels of telecom service as they compete in the converged markets.

•

Size and growth of the telecom software solutions market. In addition to the demand for telecom software solutions generated from the growth of the telecom industry and the level of IT spending by the telecom operators, the size and growth of the telecom software solutions market also depends on factors such as the degree to which customers outsource software development to telecom software solutions providers rather than develop solutions in-house, the corporate level at which purchase decisions are made, the rate of innovation that telecom software solutions providers are able to sustain and the amount of new solutions and service offerings introduced in the telecom software solutions market.

•

Level of competition in China’s telecom software solutions market. The level of competition in China’s telecom software solutions market is dependent on a number of factors, including but not limited to the number of telecom software solutions providers active in the market, the financial resources of those competitors, and the amount of investments by competitors in the telecom software solutions market. Intensified levels of competition may lead to pressure to provide a greater level of services at lower prices.

•

Fluctuations of telecom software solutions spending by the Chinese telecom operators. The time and duration of the budget cycles of Chinese telecom operators may lead to fluctuations in telecom software solutions spending.

Unfavorable changes in any of these general conditions could negatively affect the number and size of contracts for Linkage Technologies’ solutions and services and adversely affect its results of operations.

Linkage Technologies’ operating results in any period are more directly affected by company-specific factors including:

•	Linkage Technologies’ ability to anticipate market demand for and to successfully develop new solutions and services to China’s telecom industry;

•	Linkage Technologies’ ability to identify and incorporate emerging technologies that would enhance its software solutions;

•	Linkage Technologies’ ability to provide customer service and support;

•	Linkage Technologies’ ability to attract, train and retain qualified software engineers;

•	Linkage Technologies’ ability to effectively manage its operating costs and expenses; and

•

The seasonality in Linkage Technologies’ operating results. See “Risk Factors—Seasonality and fluctuations in customers’ annual IT budget and spending cycle and other factors can cause Linkage Technologies’ revenues and operating results to vary significantly from quarter to quarter and from year to year” on page 37.

Revenues

Linkage Technologies derives revenues from three primary sources: (i) software development, (ii) IT services and (iii) third-party hardware and software. In recent years, Linkage Technologies has experienced rapid growth and significantly expanded its business. Linkage Technologies’ total revenues grew to $88.3 million in 2008 from $53.8 million in 2007 and $46.8 million in 2006. Linkage Technologies’ total revenues grew to $112.5 million in the nine months ended September 30, 2009 from $52.7 million in the nine months ended September 30, 2008. The following table summarizes the breakdown of Linkage Technologies’ revenues by these three primary sources.

	Year Ended December 31,						Nine Months Ended September 30,
	2006		2007		2008		2008		2009
	Revenues	% of Total Revenues	Revenues	% of Total Revenues	Revenues	% of Total Revenues	Revenues	% of Total Revenues	Revenues	% of Total Revenues
	($ in thousands except percentages)
Revenues by source:
Software development	32,751	70.0	44,729	83.2	77,961	88.3	47,205	89.6	100,883	89.7
IT services	6,358	13.6	4,703	8.7	5,192	5.9	2,734	5.2	2,319	2.1
Third-party hardware and software	7,659	16.4	4,348	8.1	5,176	5.8	2,753	5.2	9,277	8.2

Total revenues	46,768	100.0	53,780	100.0	88,329	100.0	52,692	100.0	112,479	100.0

Software Development

Software development accounted for 70.0%, 83.2%, 88.3% and 89.7% of Linkage Technologies’ total revenues for 2006, 2007, 2008 and the nine months ended September 30, 2009, respectively.

Revenues from software development represent fees in recognition of Linkage Technologies’ customized software development services. Generally, Linkage Technologies’ contracts for software development are for project development periods ranging from six to twelve months and include the design and implementation of new solutions or significant customization of its software to meet its customers’ needs. Linkage Technologies typically receives a fixed fee payable according to pre-negotiated payment schedules. Depending on the contract, the fee could cover customization, modification, implementation, integration, training, bundled post-contract customer support, or PCS, and third-party hardware and software and their maintenance. After the software development is completed, Linkage Technologies stays involved with the customer to enhance the solution and provide customer support. Furthermore, Linkage Technologies’ software development contracts typically include PCS, normally for one year or less, free of charge.

Linkage Technologies’ revenue growth in software development is affected by the growth in the number of its customers and growth in their revenue contributions from software development. The table below lists the number of customers classified by telecom operators and the aggregate revenue contributions from software development classified by telecom operators:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2006	2007	2008	2008	2009
	($ in thousands, except number of customers)
China Mobile:
Number of customers(1)	13	14	16	14	18
Total software development revenues(2)	11,629	18,390	24,398	15,382	25,136

China Telecom:
Number of customers(1)	27	27	30	30	31
Total software development revenues(2)	17,424	21,024	42,438	26,145	45,874

China Unicom:
Number of customers(1)	14	16	19	19	20
Total software development revenues(2)	3,230	4,515	10,277	5,588	29,659

(1)	Customers with respect to a telecom operator include each of the provincial subsidiaries and headquarters of the telecom operator, as a stand-alone legal entity, that have active contracts with Linkage Technologies during the relevant period.
(2)	The aggregate of these revenues constituted 98.6%, 98.2%, 98.9% and 99.8% of Linkage Technologies’ total software development revenues for 2006, 2007, 2008 and the nine months ended September 30, 2009, respectively.

The growth in Linkage Technologies’ customer base and revenue contribution from each of its customers is affected by the following:

•

Linkage Technologies’ ability to take advantage of changes in China’s telecom industry. The restructuring of telecom operators in recent years disrupted existing customer relationships between IT solutions providers and telecom operators and created opportunities for Linkage Technologies to establish new customer relationships. As the restructuring led to the convergence of fixed-line, mobile and broadband operations, Linkage Technologies was able to leverage its prior experience that encompassed all of these areas of operations.

•

Linkage Technologies’ ability to develop innovative solutions and services. The addition of new customers and the retention of existing customers, as well as the amount of customer spending on Linkage Technologies’ telecom software solutions, functional modules, upgrades and related services, are all affected by its ability to develop innovative solutions and services that meet and generate market demand. These include solutions that adopt next-generation technologies, provide reliable core systems while accommodating an expanding subscriber base and array of services and functions.

•

Linkage Technologies’ ability to effectively sell its solutions and services. Linkage Technologies’ ability to leverage its knowledge of the telecom operators and PRC telecom industry to determine the most effective sales methods and its emphasis on identifying selling and cross-selling opportunities directly impacts its sales results.

•

Linkage Technologies’ ability to offer customers value-added, “one-stop” services. Linkage Technologies’ ability to attract customers and maintain customer loyalty also depends on its ability to afford them the convenience, system integrity, industry expertise and quality services that are associated with comprehensive, “one-stop” services and value-added consulting services.

IT Services

IT services accounted for 13.6%, 8.7%, 5.9% and 2.1% of Linkage Technologies’ total revenues for the years ended December 31, 2006, 2007, 2008 and the nine months ended September 30, 2009, respectively. Revenues from IT services represent fees from the provision of IT consulting and research services, maintenance and support services and system integration services. Revenues from IT services is comprised of revenues from these three components:

•

IT consulting and research services. Revenues from IT consulting and planning services mainly represent fees from Linkage Technologies’ consulting services independent from its software development services.

•

Maintenance and support services. Linkage Technologies enters into third-party hardware maintenance and software support contracts with customers generally on a yearly basis. In most cases, Linkage Technologies enters into back-to-back arrangements with similar terms with third-party hardware and software vendors.

•

System integration services. Linkage Technologies’ revenues from system integration services include fees for its system procurement and implementation services, and network and software maintenance services.

Third-Party Hardware and Software

Third-party hardware and software accounted for 16.4%, 8.1%, 5.8% and 8.2% of Linkage Technologies’ total revenues for the years ended December 31, 2006, 2007, 2008 and the nine months ended September 30, 2009, respectively. Revenues from third-party hardware and software represent sales proceeds from the third-party hardware or software Linkage Technologies incorporates into its customized software solutions, primarily servers and database software, and third-party products sold under system integration contracts.

Cost of Revenues and Operating Expenses

The following table sets forth the components of Linkage Technologies’ cost of revenues and operating expenses, both as an absolute amount and as a percentage of total revenues for the period indicated.

	For the Year Ended December 31,						For the Nine Months Ended September 30,
	2006		2007		2008		2008		2009
	($ in thousands, except percentages)
		%		%		%		%		%
Total revenues	46,768	100.0	53,780	100.0	88,329	100.0	52,692	100.0	112,479	100.0

Cost of revenues:
Software development	(16,233)	(34.7)	(19,319)	(35.9)	(35,587)	(40.3)	(22,599)	(42.9)	(46,475)	(41.3)
IT services	(953)	(2.0)	(519)	(1.0)	(942)	(1.1)	(646)	(1.2)	(1,188)	(1.1)
Third-party hardware and software	(6,827)	(14.6)	(3,852)	(7.2)	(4,626)	(5.2)	(2,455)	(4.7)	(8,259)	(7.3)

Total cost of revenues	(24,013)	(51.3)	(23,690)	(44.1)	(41,155)	(46.6)	(25,700)	(48.8)	(55,922)	(49.7)

Operating expenses:
Sales and marketing expenses	(4,332)	(9.3)	(5,651)	(10.5)	(7,384)	(8.4)	(4,999)	(9.5)	(6,679)	(5.9)
General and administrative expenses	(7,186)	(15.4)	(9,661)	(18.0)	(15,607)	(17.7)	(6,496)	(12.3)	(14,614)	(13.0)
Research and development expenses	(704)	(1.5)	(1,098)	(2.0)	(2,522)	(2.8)	(1,635)	(3.1)	(5,421)	(4.8)

Total operating expenses	(12,222)	(26.2)	(16,410)	(30.5)	(25,513)	(28.9)	(13,130)	(24.9)	(26,714)	(23.8)

Income from operations	10,533	22.5	13,680	25.4	21,661	24.5	13,862	26.3	29,843	26.5

Cost of Revenues

Cost of revenues represented 51.3%, 44.1%, 46.6% and 49.7% of its total revenues for the years ended December 31, 2006, 2007, 2008 and the nine months ended September 30, 2009, respectively. Linkage Technologies’ cost of revenues includes costs directly attributable to its software development, IT services and third-party hardware and software sales. Linkage Technologies expects its cost of revenues to increase as it increases its sales.

Software Development

Cost of revenues related to software development consist primarily of compensation, including bonuses and share-based compensation, and travel expenses of Linkage Technologies’ engineers while they are involved in the design, modification, or installation of its software solutions or involved in providing consultation, training, maintenance and ongoing support services.

IT Services

Costs associated with IT services consist primarily of compensation and travel expenses of Linkage Technologies’ engineers while they are involved in the provision of system integration services, third-party hardware maintenance, third-party software support, network support and consulting services.

Third-Party Hardware and Software

Costs associated with third-party hardware and software consist primarily of the following:

•

software license fees paid to third-party software providers, primarily database software providers, for the right to sublicense their products and solutions to Linkage Technologies’ customers as part of its solution offerings;

•	hardware purchase costs for hardware required to be installed in connection with Linkage Technologies’ software solutions, typically computer servers; and

•

procurement costs for third-party hardware and software installed in connection with system integration services where, in limited instances, Linkage Technologies is primarily responsible for the performance of hardware and software installed. Linkage Technologies generally provides warranties and maintenance for the hardware it procures and, in most instances, obtains back-to-back warranties from third-party vendors.

Operating Expenses

Operating expenses consist of sales and marketing expenses, general and administrative expenses, and research and development expenses.

Sales and Marketing Expenses

Sales and marketing expenses represented 9.3%, 10.5%, 8.4% and 5.9% of Linkage Technologies’ total revenues for the years ended December 31, 2006, 2007, 2008 and the nine months ended September 30, 2009, respectively. Sales and marketing expenses primarily consist of costs related to Linkage Technologies’ sales and marketing team, including compensation and benefits, performance-based bonus and share-based compensation, travel and entertainment expenses, advertising or promotion expenses, telecom expenses and sales and marketing-related office expenses.

General and Administrative Expenses

General and administrative expenses represented 15.4%, 18.0%, 17.7% and 13.0% of Linkage Technologies’ total revenues for the years ended December 31, 2006, 2007, 2008 and the nine months ended

September 30, 2009, respectively. These include compensation and benefits (including performance-based bonus and share-based compensation), travel and entertainment of its accounting, human resource, management and other general and administrative personnel, as well as engineers that are not assigned to any customer-related or any internal research and development projects. These also include professional fees and overhead, such as rent, depreciation and other expenses allocated to the general and administrative functions.

Research and Development Expenses

Research and development expenses represented 1.5%, 2.0%, 2.8% and 4.8% of Linkage Technologies’ total revenues for the years ended December 31, 2006, 2007, 2008 and for the nine months ended September 30, 2009, respectively. These include expenses related to Linkage Technologies’ research and development projects that are not otherwise attributed to customized software development. These expenses are primarily compensation and benefits, travel expenses and training expenses of its research and development staff that are involved in these internal research and development projects.

Share-Based Compensation Expenses

Linkage Technologies’ share-based compensation expenses for the years ended December 31, 2006, 2007, 2008 and for the nine months ended September 30, 2009 were nil, $0.6 million, $2.3 million and $1.9 million, respectively. Linkage Technologies generally recognizes share-based compensation as an expense based on the fair value of the award on the grant date. These expenses related to options to purchase Linkage Cayman ordinary shares granted by Linkage Cayman to its directors, officers, and employees. Since Linkage Technologies has determined that the services associated with this share-based compensation benefited Linkage Technologies and its subsidiaries, Linkage Technologies has allocated these share-based compensation expenses to Linkage Technologies and its subsidiaries.

In July 2009, Linkage Cayman adopted its 2009 Share Incentive Plan, or the 2009 Plan, which is expected to be terminated in connection with the Combination. Linkage Cayman has reserved 61,979,069 shares for the issuance of share-based compensation under the 2009 Plan. As of the date of this Proxy Statement, no awards have been granted under the 2009 Plan.

Linkage Technologies is responsible for estimating the fair value of the awards granted to its employees and service providers, and other share-related transactions. The determination of fair value requires Linkage Technologies to make complex and subjective judgments about projected financial and operating results. It also requires making certain assumptions, such as cost of capital, general market and macroeconomic conditions, industry trends, comparable companies, price volatility of its shares, and discount rates. These judgments and assumptions are inherently uncertain. Changes in these judgments and assumptions could significantly affect the amount of share-based compensation expense recognized in Linkage Technologies’ consolidated financial statements.

For the awards previously granted, Linkage Technologies determined the fair value of its ordinary shares using the discounted cash flow method under the income approach. Under the discounted cash flow method, the projected cash flow estimate included, among other things, an analysis of projected revenue growth, gross margins, effective tax rates, capital expenditures and working capital requirements. The discount rates reflect the risks Linkage Technologies’ management perceived as being associated with achieving the forecasts and are based on its estimated cost of capital after taking into account systemic risks and company-specific risks. Discount rates applied were between 17.5% and 21%. Linkage Technologies also applied a discount for lack of marketability, or DLOM, to reflect the fact that Linkage Technologies is a closely-held company and there is no public market for its ordinary shares. Linkage Technologies used the Black-Scholes option pricing model in assessing the DLOM. DLOM rates applied were between 10% and 18%. Linkage Technologies checked the results obtained under the discounted cash flow method against the results obtained from the guideline companies method under the market approach and found no material discrepancies.

July 31, 2007. On July 31, 2007, Libin Sun, the chairman and chief executive officer of Linkage Technologies, sold 146 ordinary shares in LT International Limited, or LT International, to three employees for RMB1.3 million ($0.2 million). LT International was then one of Linkage Technologies’ shareholders and controlled by Libin Sun. These ordinary shares of LT International represented an interest in Linkage Technologies, which in turn resulted in three employees beneficially owning 80 ordinary shares of Linkage Technologies.

March 31, 2008. On March 31, 2008, Libin Sun sold 1,543 ordinary shares of HF International Limited, or HF International, to 549 employees for $4.7 million. HF International was then one of Linkage Technologies’ shareholders and was controlled by Libin Sun and a group of Linkage Technologies’ employees. These ordinary shares of HF International represented an interest in Linkage Technologies, which in turn resulted in these employees beneficially owning 500 ordinary shares of Linkage Technologies. The increase in the fair value of Linkage Technologies’ ordinary shares from $9,351 per share on July 31, 2007 to $13,940 per share on March 31, 2008 was primarily attributable to an increase of its sales revenue and market share.

July 27, 2009. On July 27, 2009, Linkage Cayman granted an option to purchase 6,197,907 ordinary shares of Linkage Cayman at the price of RMB0.25 ($0.04) per share to an executive officer. The option was subject to vesting over three years, starting from July 31, 2009, and was valued at the estimated fair market value on the date of the award. In July 2009, the first tranche of the option was exercised with respect to 1,652,775 ordinary shares of Linkage Cayman. As of the date of this Proxy Statement, the remaining options have been forfeited upon the resignation of the executive officer from Linkage Cayman and Linkage Technologies. Linkage Technologies characterized the share grant as compensation for the executive officer’s services to it and recorded share-based compensation expenses of $1.9 million for the nine months ended September 30, 2009. Linkage Technologies used the discounted cash flow method in the determination of the fair market value of the shares transferred, applying a discount rate of 17.5% and DLOM of 10% in the determination.

The increase in the fair value of Linkage Technologies’ ordinary shares from $13,940 per share on March 31, 2008 to $38,717.8 per share on July 27, 2009 was primarily attributable to an increase in projected revenues due to strong growth in demand, new solutions, and market developments. Since July 27, 2009, Linkage Technologies believes that the fair value of its ordinary shares has further increased as a result of entering into several significant contracts, increases in its projected revenues based on increased demand for next generation projects, market developments, and increased cost efficiency.

Taxes

British Virgin Islands

Under the current laws of the British Virgin Islands, Linkage Technologies is not subject to tax on its income or capital gains. In addition, no British Virgin Islands withholding tax is imposed upon any payment of dividends.

Hong Kong

Linkage Technologies’ subsidiary in Hong Kong was subject to income tax at the statutory rates of 17.5%, 17.5%, 16.5% and 16.5% for 2006, 2007, 2008 and the nine months ended on September 30, 2009, respectively.

China

Linkage Technologies’ subsidiaries in the PRC were governed by China’s Income Tax Law concerning FIEs and foreign enterprises, or the FIE Income Tax Law, and local income tax laws in 2006 and 2007. The statutory rate for a FIE was 33%, including 30% national income tax and 3% local income tax. A qualified high and new technology enterprise, or HNTE, that operates in a state-level high and new technology development zone, was entitled to a preferential tax rate of 15%. Furthermore, a profitable HNTE was entitled to an exemption, or a “tax holiday,” from all income taxes for two years beginning with the first profitable year, and a 50% reduction of income tax rate for the subsequent three years. Local income tax was fully exempted during the tax holiday. As Linkage Nanjing was qualified as an HNTE operating in a high and new technology development zone, it was subject to an income tax rate at 7.5% during the years ended December 31, 2006 and 2007. Linkage Suzhou, recognized as a newly established software company, was entitled to two years’ tax exemption followed by three years of 50% tax reduction, starting from 2004, its first profitable year. As a result, for the years ended December 31, 2006 and 2007, Linkage Suzhou was entitled to a preferential tax rate of 15%. The 3% local tax was fully exempted during the tax holiday.

On March 16, 2007, the PRC government promulgated the PRC Corporate Income Tax Law, or the New CIT Law, which became effective from January 1, 2008. All enterprises, including both domestic enterprises and FIEs, would be taxed at a statutory rate of 25%. However, certain HNTEs continue to be entitled to a preferential tax rate of 15% and enjoy the previously granted tax holidays. Linkage Nanjing was certified as such an HNTE on December 9, 2008, which certification will be effective for three years from 2008 to 2010. At the same time, Linkage Nanjing continued to be eligible for a preferential tax rate of 12.5% for 2008 under the existing tax holiday scheme. On December 31, 2008, Linkage Nanjing was certified as a “Key Software Enterprise” for 2008 and was therefore eligible for a 10% tax rate for income earned during 2008. As companies may select the most preferential tax rate to apply, Linkage Technologies applied the 10% rate to Linkage Nanjing in 2008. However, due to the significant uncertainty as to whether similar preferential tax rates can be obtained for future years, Linkage Technologies did not assume Linkage Nanjing would continue to enjoy the 10% preferential tax rate after 2008 and applied a 15% tax rate in the calculation of applicable tax rate and deferred taxes for Linkage Nanjing for 2009. Linkage Suzhou was subject to a uniform tax rate of 25% for 2008 according to the New CIT Law.

Under the New CIT Law, enterprises established in China and enterprises established outside China whose “de facto management bodies” are located in China are considered “resident enterprises.” The New CIT Law also imposes a 10% withholding income tax for interest and dividends distributed by a resident enterprise to its immediate holding company outside the PRC that is not considered a resident enterprise, which interest and dividends distributions were previously exempt. A lower withholding tax rate will be applied if there is a tax treaty arrangement between mainland China and the jurisdiction of the foreign holding company. For the year ended December 31, 2008 and the nine months ended September 30, 2009, Linkage Technologies has accrued dividend withholding tax of $1.8 million and $nil, respectively, at the rate of 10% in deferred tax liabilities for undistributed earnings of its PRC subsidiaries. Linkage Technologies expects its withholding obligations to decrease as it becomes eligible for the lower withholding tax applicable to companies with a Hong Kong holding or intermediate holding company, provided, among other things, that the Hong Kong holding company will have held 25% or more of the equity interest of Linkage Nanjing at all times within the 12-month period prior to any dividends distribution.

Critical Accounting Policies

Linkage Technologies’ discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with the US GAAP, appearing elsewhere in this Proxy Statement. The preparation of these financial statements requires Linkage Technologies to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, Linkage Technologies evaluates its estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements. Linkage Technologies believes that the following accounting policies involve a higher degree of judgment and complexity in their application and require it to make significant accounting estimates. The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with Linkage Technologies’ consolidated financial statements and other disclosures included in this Proxy Statement.

When reviewing Linkage Technologies’ financial statements, you should consider (i) its selection of critical accounting policies, (ii) the judgment and other uncertainties affecting the application of such policies, and (iii) the sensitivity of reported results to changes in conditions and assumptions.

Revenue Recognition

Linkage Technologies derives its revenues from three sources: (i) software development, which includes development and licensing of software, provision of customization, modification, implementation, integration, training and PCS, as well as recurring revenues from ongoing system support and enhancement services, (ii) IT services, which includes system integration, third-party hardware maintenance, third-party software support, network support, and IT consulting and research services, and (iii) resale of third-party hardware and software.

Linkage Technologies’ software development arrangements contain multiple deliverables. The deliverables include licenses of custom software which consist of a combination of self-developed core software and third-party software, and related services such as customization, modification, implementation and integration services, training, and PCS. Such arrangements may also include third-party hardware and hardware installation and maintenance to the extent hardware is sold as part of the arrangement. As these arrangements require significant modification or customization of the software, revenues for the combined arrangement is recognized over the service period based on the percentage-of-completion method of accounting. Because PCS has never been sold separately, Linkage Technologies does not have vendor specific objective evidence of fair value of PCS. The percentage-of-completion method of revenue recognition is therefore applied through the date the last element is required to be delivered, which is typically the end of the bundled PCS period. Progress toward completion is measured by dividing the actual direct labor costs incurred into total estimated direct labor costs for the project. Revenue with respect to a project is computed by multiplying total estimated contract revenue by the percentage of completion. Cost of revenue is computed in a similar manner by multiplying total estimated contract cost by the percentage of completion. Gross profit with respect to the project for a period is the excess of revenue over the cost of revenue. Any revisions to existing estimated contract profits, if necessary, are made in the period in which the circumstances requiring the revisions become known. Provisions for expected losses on uncompleted contracts are recorded in the period in which such losses become probable.

The process of estimation inherent in the application of the percentage-of-completion method of accounting for revenue is subject to judgments and uncertainties and may affect the amount of software development revenue and related expenses reported in Linkage Technologies’ consolidated financial statements. A number of internal and external factors can affect Linkage Technologies’ estimates to complete customer engagements, including skill level and experience of project managers, staff assigned to engagements and continuity and attrition level of processional services staff. Changes in the estimated stage of completion of a particular project could create variability in Linkage Technologies’ revenue and results of operations if it is required to increase or decrease previously recognized revenue related to a particular project or if it expects to incur a loss on the project.

Certain of Linkage Technologies’ software development arrangements include ongoing system support and enhancement services. These services consist of designing and implementing enhancements to existing software, providing overall system support and performing operational tasks in the customer’s IT function on behalf of the customer. These services are generally provided over a specified period of time, typically ranging from a few months to two years. The cost of providing such services cannot be reliably estimated as the workload varies with the customer’s service requests during the service period. Under these arrangements, the entire arrangement fee and accumulated contract costs are deferred and recognized ratably over the longer of the PCS and the system support and enhancement service period, commencing subsequent to delivery of the customized software and when PCS, system support and enhancement services are the only remaining deliverables.

Revenue from ongoing system support and enhancement arrangements that are not combined with other elements are recognized ratably over the service period and when persuasive evidence of an arrangement exists, the fee is fixed or determinable, and collectability is reasonably assured.

Subsequent sales of upgrades and enhancements are accounted for separately from the initial sales of customized software as upgrades and enhancements are not negotiated within a short time frame of the initial sale, the software from the initial sale is not dependent on the delivery of the upgrades or enhancements, neither the fees for the initial or subsequent sale are subject to refund if one or the other contracts is not fulfilled nor are payment terms for either sale tied to the performance of the other.

Linkage Technologies’ system integration arrangements also include multiple deliverables, such as third-party hardware and software, installation, integration, training, maintenance, and support. Linkage Technologies evaluated the deliverables for separation and determined that the delivered items should not be considered a separate unit of account because not all undelivered elements have objective and reliable evidence of fair value. Revenues are recognized when Linkage Technologies has substantially met its performance obligations under the contract and received final acceptance from the customer. Generally revenues are recognized net of the amounts paid to suppliers of the third-party hardware and software as Linkage Technologies is considered to be an agent in these arrangements.

Linkage Technologies enters into third-party hardware maintenance and software support contracts with end customers and generally enter into back-to-back arrangements of similar key terms with the third-party hardware and software vendors to cover its risks in the customer contracts. Revenues are recognized ratably over the term of the maintenance or support agreement when all other revenue recognition criteria are met. Under such arrangements, Linkage Technologies recognizes revenues net of the back-to-back contracts as it is considered an agent in these arrangements. In a limited number of arrangements where Linkage Technologies is contracted to provide network support services and no back-to-back arrangements exist with third-party hardware and software vendors, Linkage Technologies reports revenues at gross amounts billed to the customer because it is the primary obligor in those arrangements.

Linkage Technologies’ research findings under IT consulting and research arrangements are evaluated by the customer based on the customer’s specific criteria. Revenues are recognized when Linkage Technologies receives final acceptance from the customer, assuming all other revenue recognition criteria have been met.

Revenue from resale of third party hardware and software, if not bundled with other deliverables, is recognized upon delivery and acceptance.

The determination of whether Linkage Technologies serves as a principal or agent in an arrangement is based on an evaluation of the terms of the arrangement and is judgmental. Most of Linkage Technologies’ system integration and third-party hardware maintenance and software support arrangements are reported on a net basis because it does not take general inventory risk, has little or no latitude in setting sales prices, does not make changes to third-party products, has no discretion in supplier selection, has limited physical loss inventory risk, and the third party product suppliers are the primary obligors.

Billings are rendered based on agreed upon contract milestones. Revenues recognized in excess of billings is recorded as unbilled receivables and is included in trade accounts receivable. Unbilled receivables also include costs that are incurred when performing system integration services as an agent and will be billed based on contractual billing milestones. These costs typically relate to hardware, software and spare parts that have been acquired by Linkage Technologies and have been delivered to the customer. Billings in excess of revenues recognized are recorded as deferred revenue.

Allowance for Doubtful Accounts

Linkage Technologies provides allowances for doubtful accounts for its trade accounts receivable based on an analysis of the history of bad debts, the creditworthiness of its customers, aging of the accounts receivable, changes in its customers’ payment terms, economic conditions, and other specific circumstances related to the accounts. Linkage Technologies performs ongoing credit evaluations of its customers’ financial condition and, generally, requires no collateral from its customers.

Linkage Technologies’ accounts receivable balances on December 31, 2007 and 2008 and September 30, 2009 were $36.0 million, $52.4 million and $84.8 million, respectively, net of allowance for doubtful accounts of $81,000, $144,000 and $144,000, respectively. If the financial condition of its customers were to deteriorate, resulting in their failure to make payments, an additional allowance might be required.

Share-Based Compensation

Linkage Technologies is responsible for estimating the fair value of its share-related transactions, which have been the result of the issuance of ordinary shares at a discount from fair value. The determination of fair value requires Linkage Technologies to make complex and subjective judgments about projected financial and operating results. It also requires making certain assumptions such as cost of capital, general market and macroeconomic conditions, industry trends, comparable companies and its share price volatility, expected lives of options and discount rates. These assumptions are inherently uncertain. Changes in these assumptions could significantly affect the amount of employee share-based compensation expense Linkage Technologies recognizes in its consolidated financial statements.

Linkage Technologies recognized total share-based compensation expense of $nil, $0.6 million, $2.3 million and $1.9 million for the years ended December 31, 2006, 2007, and 2008 and the nine months ended September 30, 2009, respectively.

Determination of the fair value of share-based compensation is further discussed in “—Factors Affecting Linkage Technologies’ Results of Operations—Share-Based Compensation Expenses” beginning on page 94.

Income Taxes

Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carryforwards and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of Linkage Technologies, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on the characteristics of the underlying assets and liabilities, or the expected timing of their use when they do not relate to a specific asset or liability. As of December 31, 2007 and 2008, Linkage Technologies had not recorded a valuation allowance as Linkage Technologies believes it is more likely than not that its deferred tax assets will be realized. Current income taxes are provided for in accordance with the laws of the relevant tax authorities.

On January 1, 2007, Linkage Technologies adopted authoritative accounting guidance providing that the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant tax authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, the guidance addresses de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition issues. The total amount of unrecognized tax benefits as of the date of adopting the guidance was nil. Interest and penalties on income taxes will be classified as a component of the provisions for income taxes.

Results of Operations

The following table sets forth a summary of Linkage Technologies’ consolidated results of operations for the periods indicated under US GAAP.

	For the Year Ended December 31,						For the Nine Months Ended September 30,
	2006		2007		2008		2008		2009
	($ in thousands, except percentages)
		%		%		%		%		%
Revenues:
Software development	32,751	70.0	44,729	83.2	77,961	88.3	47,205	89.6	100,883	89.7
IT services	6,358	13.6	4,703	8.7	5,192	5.9	2,734	5.2	2,319	2.1
Third-party hardware and software	7,659	16.4	4,348	8.1	5,176	5.8	2,753	5.2	9,277	8.2

Total revenues	46,768	100.0	53,780	100.0	88,329	100.0	52,692	100.0	112,479	100.0

Cost of revenues:
Software development(1)	(16,233)	(34.7)	(19,319)	(35.9)	(35,587)	(40.3)	(22,599)	(42.9)	(46,475)	(41.3)
IT services	(953)	(2.0)	(519)	(1.0)	(942)	(1.1)	(646)	(1.2)	(1,188)	(1.1)
Third-party hardware and software	(6,827)	(14.6)	(3,852)	(7.2)	(4,626)	(5.2)	(2,455)	(4.7)	(8,259)	(7.3)

Total cost of revenues	(24,013)	(51.3)	(23,690)	(44.1)	(41,155)	(46.6)	(25,700)	(48.8)	(55,922)	(49.7)

Gross profit	22,755	48.7	30,090	55.9	47,174	53.4	26,992	51.2	56,557	50.3
Operating expenses:
Sales and marketing expenses(1)	(4,332)	(9.3)	(5,651)	(10.5)	(7,384)	(8.4)	(4,999)	(9.5)	(6,679)	(5.9)
General and administrative expenses(1)	(7,186)	(15.4)	(9,661)	(18.0)	(15,607)	(17.7)	(6,496)	(12.3)	(14,614)	(13.0)
Research and development expenses	(704)	(1.5)	(1,098)	(2.0)	(2,522)	(2.9)	(1,635)	(3.1)	(5,421)	(4.8)

Total operating expenses	(12,222)	(26.2)	(16,410)	(30.5)	(25,513)	(28.9)	(13,130)	(24.9)	(26,714)	(23.8)

Income from operations	10,533	22.5	13,680	25.4	21,661	24.5	13,862	26.3	29,843	26.5

Other income (expense):
Interest income	141	0.3	231	0.4	165	0.2	134	0.3	85	0.1
Interest expense	(614)	(1.3)	(683)	(1.3)	(489)	(0.6)	(405)	(0.8)	(568)	(0.5)
Other income (expense), net	54	0.1	165	0.3	245	0.3	235	0.4	1,473	1.3

Total other income (expense), net	(419)	(0.9)	(287)	(0.6)	(79)	(0.1)	(36)	(0.1)	990	0.9

Income before income taxes	10,114	21.6	13,393	24.8	21,582	24.4	13,826	26.2	30,833	27.4
Income tax expense	(943)	(2.0)	(810)	(1.5)	(4,477)	(5.1)	(3,776)	(7.2)	(5,486)	(4.9)

Net income	9,171	19.6	12,583	23.3	17,105	19.3	10,050	19.0	25,347	22.5

(1)	Includes share-based compensation expenses as follows:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2006	2007	2008	2008	2009
	($ in thousands)
Share-based compensation expenses included in:
Cost of revenues (Software development)	—	—	1,820	1,820	—
Sales and marketing expenses	—	—	232	232	—
General and administrative expenses	—	577	231	231	1,882

Nine Months Ended September 30, 2009 Compared to Nine Months Ended September 30, 2008

Revenues. Linkage Technologies’ revenues increased by $59.8 million, or 113.5%, from $52.7 million in the nine months ended September 30, 2008 to $112.5 million in the nine months ended September 30, 2009. The increase was primarily attributable to the increase in the number of its customers from 63 as of September 30, 2008 to 69 as of September 30, 2009, and to an increase in revenue contributions from China Telecom, which almost doubled during the period, and from China Unicom, which almost tripled during the period.

Cost of Revenues. Linkage Technologies’ cost of revenues increased by $30.2 million, or 117.6%, from $25.7 million in the nine months ended September 30, 2008 to $55.9 million in the nine months ended September 30, 2009. This increase was primarily attributable to an increase in personnel expenses as a result of the increase in the number of Linkage Technologies’ engineers allocated to active software development projects from approximately 1,800 in the nine months ended September 30, 2008 to approximately 3,200 in the nine months ended September 30, 2009 in order to meet increasing customer demand relating to 3G and other new technologies, which increase was partially offset by a decrease in share-based compensation from $1.8 million in the nine months ended September 30, 2008 to nil in the nine months ended September 30, 2009.

Operating Expenses. Linkage Technologies’ operating expenses increased by $13.6 million, or 103.5%, from $13.1 million in the nine months ended September 30, 2008 to $26.7 million in the nine months ended September 30, 2009. Operating expenses as a percentage of total revenues decreased by 1% from 25% to 24%. The increase in operating expenses was attributable to:

•

Sales and marketing expenses. Sales and marketing expenses increased by $1.7 million, or 33.6% from $5.0 million in the nine months ended September 30, 2008 to $6.7 million in the nine months ended September 30, 2009. This increase was primarily attributable to the increase in compensation and benefit costs associated with sales and marketing personnel and the increase in marketing and promotional expenses in connection with Linkage Technologies’ operational expansion;

•

General and administrative expenses. General and administrative expenses increased by $8.1 million, or 125.0%, from $6.5 million in the nine months ended September 30, 2008 to $14.6 million in the nine months ended September 30, 2009. This increase was primarily attributable to $1.9 million share-based compensation expense related to options issued to an executive officer and an increase in the accruals of performance-based bonus and increases in rental expenses and office decoration expenditures; and

•

Research and development expenses. Research and development expenses increased by $3.8 million, or 231.6%, from $1.6 million in the nine months ended September 30, 2008 to $5.4 million in the nine months ended September 30, 2009. This increase was primarily attributable to an increase in the number of Linkage Technologies’ engineers allocated to research and development projects in anticipation of the introduction of 3G technologies by telecom operators.

Income Tax Expense. Linkage Technologies’ income tax expense increased by $1.7 million, or 45.3%, from $3.8 million in the nine months ended September 30, 2008 to $5.5 million in the nine months ended September 30, 2009. This increase was primarily attributable to an increase in taxable income and a decrease in the effective tax rate from 27.3% for the nine months ended September 30, 2008 to 17.8% for the nine months ended September 30, 2009. The decrease in the effective tax rate was mainly was attributable to $1.9 million in share-based compensation expenses and no withholding tax on dividends declared by Linkage Nanjing in the nine months ended September 30, 2009, compared to $2.3 million share-based compensation expenses and $1.2 million withholding tax in the nine months ended September 30, 2008.

Net Income. As a result of the foregoing, Linkage Technologies’ net income increased by $15.3 million, or 152.2%, from $10.0 million in the nine months ended September 30, 2008 to $25.3 million in the nine months ended September 30, 2009.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Revenues. Linkage Technologies’ revenues increased by $34.5 million, or 64.1%, from $53.8 million in 2007 to $88.3 million in 2008. The increase was primarily attributable to the increase in the number of its customers from 57 in 2007 to 65 in 2008 and an increase in demand for its solutions partly as a result of its ability to take advantage of the restructuring of China’s telecom industry in 2008, to establish new customer relationships, to offer solutions that addressed the fixed-line, mobile and broadband operations convergence faced by the telecom operators post-restructuring and the advent of 3G technologies, and to cross-sell to its expanded customer base.

Cost of Revenues. Linkage Technologies’ cost of revenues increased by $17.5 million, or 73.8%, from $23.7 million in 2007 to $41.2 million in 2008. This increase was primarily attributable to an increase in personnel expenses as a result of the increase in the number of Linkage Technologies’ engineers allocated to active software development projects from approximately 1,400 in 2007 to approximately 2,000 in 2008 and an increase in share-based compensation from nil in 2007 to $1.8 million as a result of a transfer of an indirect interest in Linkage Technologies to 549 employees in 2008.

Operating Expenses. Linkage Technologies’ operating expenses increased by $9.1 million, or 55.5%, from $16.4 million in 2007 to $25.5 million in 2008. Operating expenses as a percentage of total revenues decreased by 1.6% from 30.5% to 28.9%. The increase in operating expenses was attributable to:

•

Sales and marketing expenses. Sales and marketing expenses increased by $1.7 million, or 30.7% from $5.7 million in 2007 to $7.4 million in 2008. This increase was primarily attributable to the increase in marketing and promotional expenses in connection with Linkage Technologies’ operational expansion;

•

General and administrative expenses. General and administrative expenses increased by $6.0 million, or 61.6%, from $9.7 million in 2007 to $15.6 million in 2008. This increase was primarily attributable to an increase in general and administrative headcount from 68 in 2007 to 90 in 2008 and the additional compensation and benefits costs associated with this headcount increase and to increases in rental expense and entertainment expenditures; and

•

Research and development expenses. Research and development expenses increased by $1.4 million, or 129.7%, from $1.1 million in 2007 to $2.5 million in 2008. This increase was primarily attributable to Linkage Technologies’ investment of more resources in research and development in anticipation of the introduction of 3G technologies by telecom operators.

Income Tax Expense. Linkage Technologies’ income tax expense grew by $3.7 million, or 452.7%, from $0.8 million in 2007 to $4.5 million in 2008. This was primarily attributable to an increase in taxable income and an increase in effective tax rate from 6.0% in 2007 to 20.8% in 2008 as a result of the adoption of the New CIT Law.

Net Income. As a result of the foregoing, Linkage Technologies’ net income increased by $4.5 million, or 35.9%, from $12.6 million in 2007 to $17.1 million in 2008.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Revenues. Linkage Technologies’ revenues increased by $7.0 million, or 15.0%, from $46.8 million in 2006 to $53.8 million in 2007. The increase was primarily attributable to the increase in the number of Linkage Technologies’ customers from 54 in 2006 to 57 in 2007, an increase in its offerings, and an increase in demand for its solutions as a result of growth in China’s telecom operators’ IT spending and Linkage Technologies’ ability to develop and cross-sell solutions that address the anticipated fixed-line, mobile and broadband operations convergence.

Cost of Revenues. Linkage Technologies’ cost of revenues decreased by $0.3 million, or 1.3%, from $24.0 million in 2006 to $23.7 million in 2007. This decrease was primarily attributable to a decrease in implementation costs for customers, partially offset by an increase in personnel expenses as a result of the increase in the number of Linkage Technologies’ engineers allocated to active software development projects from approximately 1,100 in 2006 to approximately 1,400 in 2007.

Operating Expenses. Linkage Technologies’ operating expense increased by $4.2 million, or 34.3%, from $12.2 million in 2006 to $16.4 million in 2007. Operating expenses as a percentage of total revenues increased by 4.3% from 26.2% to 30.5%. The increase in operating expenses was attributable to:

•

Sales and marketing expenses. Sales and marketing expenses increased by $1.3 million, or 30.4%, from $4.3 million in 2006 to $5.7 million in 2007. This increase was primarily attributable to the increase in marketing and promotional expenses in connection with Linkage Technologies’ operational expansion and an increase in compensation and benefits costs associated with sales and marketing personnel;

•

General and administrative expenses. General and administrative expenses increased by $2.5 million, or 34.4%, from $7.2 million in 2006 to $9.7 million in 2007. This increase was primarily attributable to an increase in compensation and benefits costs associated with general and administrative personnel and an increase in legal and audit fees in connection with Linkage Technologies’ business expansion; and

•

Research and development expenses. Research and development expenses increased by $0.4 million, or 56.0%, from $0.7 million in 2006 to $1.1 million in 2007. This represented 1.5% and 2.0% of total revenues for 2006 and 2007, respectively. The increase was primarily attributable to an increase in compensation and benefits costs associated with personnel allocated to research and development.

Income Tax Expense. Linkage Technologies’ income tax expense decreased by $0.1 million, or 14.1%, from $0.9 million in 2006 to $0.8 million in 2007. This decrease was primarily attributable to a decrease in Linkage Technologies’ effective tax rate from 9.3% in 2006 to 6.0% in 2007, caused primarily by an increase in tax holiday benefits, offset by an increase in taxable income.

Net Income. As a result of the foregoing, Linkage Technologies’ net income increased by $3.4 million, or 37.2%, from $9.2 million in 2006 to $12.6 million in 2007.

Liquidity and Capital Resources

Linkage Technologies’ cash and cash equivalents consists of cash on hand and liquid investments which are unrestricted as to withdrawal or use, and which have original maturities of three months or less, that are placed with banks and other financial institutions. The following table sets forth a summary of Linkage Technologies’ cash flows for the periods indicated:

	For the Year Ended December 31,			For the Nine Months Ended September 30,
	2006	2007	2008	2008	2009
	($ in thousands)
Net cash provided by (used in) operating activities	2,902	11,746	22,948	14,293	(11,023)
Net cash used in investing activities	(1,486)	(432)	(983)	(1,077)	(906)
Net cash (used in) provided by financing activities	(525)	(6,137)	(21,799)	(21,797)	3,569
Net increase (decrease) in cash and cash equivalents	1,147	5,795	280	(8,533)	(8,322)
Cash and cash equivalents at beginning of the period	10,754	11,901	17,696	17,696	17,976
Cash and cash equivalents at end of the period	11,901	17,696	17,976	9,163	9,654

As of December 31, 2008, Linkage Technologies had $18.0 million in cash and cash equivalents, compared to $17.7 million as of December 31, 2007. The relatively stable level of cash and cash equivalents was primarily attributable to net cash from its operations less the payment of a dividend of $18.2 million in 2008. As of September 30, 2009, Linkage Technologies had $9.7 million in cash and cash equivalents, compared to $18.0 million as of December 31, 2008. The decrease in its cash and cash equivalents from December 31, 2008 to September 30, 2009 was primarily attributable to a decrease in net cash from its operations. In January 2009, Linkage Technologies declared dividends to holders of its ordinary shares in the amount of $14.7 million and during the period from January 1, 2009 to the date of this Proxy Statement, Linkage Technologies made dividend distributions to its shareholders totaling approximately $13.3 million in cash.

Linkage Technologies’ working capital as of December 31, 2006, 2007, 2008 and September 30, 2009 was $15.0 million, $26.1 million, $31.4 million and $43.2 million, respectively. Linkage Technologies had $6.5 million, $8.2 million, $5.1 million and $22.0 million in outstanding short-term bank borrowings as of such dates. In addition, Linkage Technologies currently has a $13.0 million credit facility that consists of short-term revolving loans and letters of credit. As of September 30, 2009, unused portions of the credit facility were $13.0 million.

Linkage Technologies has financed its business primarily through cash generated from its operations and short-term borrowings from commercial banks.

Operating Activities

Net cash used in operating activities amounted to $11.0 million for the nine months ended September 30, 2009, primarily attributable to growth in Linkage Technologies’ business activities, which caused (i) an increase in trade accounts receivable of $32.4 million, and (ii) an increase of $7.8 million in inventories and contracts in progress, partly offset by net income of $25.3 million and an increase of $5.9 million in accrued expense and other payables.

Net cash provided by operating activities amounted to $22.9 million in 2008, primarily attributable to (i) net income of $17.1 million, (ii) a decrease of $8.6 million in inventories and contracts in progress as a result of a decrease in hardware purchases, and (iii) an increase in accrued payroll and welfare of $3.3 million as a result of an increase in headcount, offset by an increase in trade accounts receivable of $13.9 million as a result of an increase in sales, primarily attributable to unbilled receivables.

Net cash provided by operating activities amounted to $11.7 million in 2007 primarily attributable to (i) net income of $12.6 million, (ii) an increase of $7.1 million in trade accounts payable as a result of purchases made in the last quarter of 2007, and (iii) an increase of $6.1 million in deferred revenue as a result of an increase in the number of newly entered contracts and the resulting increase in projects in progress, partly offset by an increase in trade accounts receivable of $5.7 million as a result of an increase in total revenues and an increase of $10.3 million in inventories and contracts in progress.

Net cash provided by operating activities amounted to $2.9 million in 2006 primarily attributable to (i) net income of $9.2 million, (ii) a decrease of $3.7 million in inventories and contracts in progress due to a decrease in hardware purchases, and (iii) an increase in accrued payroll and welfare of $2.7 million, partly offset by an increase in trade accounts receivable of $5.8 million as a result of an increase in total revenues and by a decrease of $7.8 million in trade accounts payable as a result of a decrease in hardware purchases.

Investing Activities

Linkage Technologies’ investing activities primarily relate to purchases and disposals of property and equipment and loans made to related parties.

Net cash used in investing activities was $0.9 million for the nine months ended September 30, 2009 primarily attributable to $1.7 million of purchases of computer and equipment for office use and $6.1 million of loans made to related parties, partly offset by repayment of loans from related parties of $6.1 million and a decrease of $0.8 million in restricted cash. Net cash used in investing activities was $1.0 million in 2008 primarily due to purchases of computer and electronic equipment and leasehold improvements at Linkage Technologies’ office premises and $15.6 million of loans made to related parties, partly offset by repayment of loans from related parties of $15.6 million and a decrease of $37,000 in restricted cash. Net cash used in investing activities was $0.4 million in 2007 primarily attributable to purchases of property and equipment and $5.2 million of loans made to related parties, partially offset by repayment of loans from related parties of $5.3 million and a decrease of $0.1 million in restricted cash. Net cash used in investing activities was $1.5 million in 2006 primarily attributable to purchases of property and equipment and an increase of $0.3 million in restricted cash and $10.5 million loans made to related parties, partly offset by repayment of loans from related parties of $10.4 million.

Financing Activities

Linkage Technologies’ financing activities primarily consist of borrowings from commercial banks and related parties and dividends paid to its ordinary shareholders.

Net cash provided by financing activities was $3.6 million for the nine months ended September 30, 2009 primarily attributable to proceeds from its short-term borrowings of $35.1 million, partly offset by the $13.3 million dividends paid to its shareholders and repayment of its short-term bank borrowings of $18.3 million. Net cash used in financing activities was $21.8 million in 2008 primarily attributable to the $18.2 million dividends paid to Linkage Technologies’ shareholders and repayment of Linkage Technologies’ short-term bank borrowings of $29.5 million, offset in part by proceeds from its short-term borrowings of $25.9 million. Net cash used in financing activities was $6.1 million in 2007 primarily attributable to the $1.2 million of dividends paid to its shareholders, repayment of its short-term borrowings with commercial banks of $24.1 million, repayment of its borrowing from related parties of 1.3 million, offset in part by proceeds from its short-term bank borrowings of $20.4 million. Net cash used in financing activities was $0.5 million in 2006 primarily attributable to the $1.7 million dividends paid to its shareholders, repayment of its short-term bank borrowings of $25.8 million, offset in part by proceeds from its short-term borrowings of $27.0 million.

Accounts Receivable

As of December 31, 2007, December 31, 2008 and September 30, 2009, Linkage Technologies’ trade accounts receivable amounted to $36.0 million, $52.4 million and $84.8 million, respectively, and consisted of unbilled receivables and billed receivables, less allowance for doubtful accounts.

Billed Receivables

Linkage Technologies’ billed receivables correspond to the period between billing and collection, and represent the amount billed based on agreed-upon contract milestones and that remain uncollected. As of December 31, 2007, December 31, 2008 and September 30, 2009, its billed receivables were $22.6 million, $25.2 million and $32.8 million, respectively. The collection period is affected by the credit term under a contract. Linkage Technologies typically grants credit terms of 30 to 90 days to its customers.

The following table sets forth the aging of Linkage Technologies’ billed receivables as a percentage of the total billed receivables as of the dates below:

	As of December 31,		As of September 30, 2009
	2007	2008
	(%)	(%)	(%)
One month or less	68.0	77.1	27.5
Three months or less	84.0	93.5	56.6
Six months or less	94.3	95.3	94.8
One year or less	98.8	97.4	99.4

The number of customers that represented over 10% of its billed receivables was three in 2007, nil in 2008 and one in the nine months ended September 30, 2009. There are currently no billed receivables that are in dispute. Linkage Technologies’ allowance for doubtful accounts of $81,000, $144,000 and $144,000, respectively, accounted for 0.2%, 0.3% and 0.1%, respectively, of its accounts receivable balances on December 31, 2007, 2008 and September 30, 2009, respectively. Linkage Technologies does not foresee incurring a significant amount of bad debt expenses in the near future, in part because its customers are large telecom operators with significant resources and because its solutions are critical to their business. As of November 30, 2009, all of Linkage Technologies’ billed receivables outstanding as of December 31, 2007 had been collected, approximately 97% of its billed receivables outstanding as of December 31, 2008 had been collected and approximately 61% of its billed receivables outstanding as of September 30, 2009 had been collected.

Unbilled Receivables

The majority of Linkage Technologies’ unbilled receivables correspond to the period between revenue recognition and invoicing, and represent the excess of recognized revenues over billings. Linkage Technologies’ contracts allow it to invoice its customers upon performing the entire contract or completion of milestones such as delivery, installation, preliminary testing and final testing. However, Linkage Technologies recognizes revenues under most of these contracts on a percentage-of-completion basis that tracks the amount of man-hours spent on a project. Linkage Technologies generally incurs man-hours prior to reaching the milestones prescribed in its contracts that allow it to invoice its customers, which gives rise to its unbilled receivables. The remainder of its unbilled receivables represent hardware, software and spare parts Linkage Technologies purchased in connection with its system integration services as an agent for its customers. Such costs are not billed until certain agreed-upon contract milestones. Linkage Technologies’ unbilled receivables increased from $13.5 million as of December 31, 2007 to $27.4 million as of December 31, 2008, primarily due to an increase in the aggregate number of software development contracts Linkage Technologies entered into. Its unbilled receivables as of September 30, 2009 were $52.1 million. As of November 30, 2009, all of its unbilled receivables in the year ended December 31, 2007 were subsequently billed, and 94% and 25% of its unbilled receivables in the year ended December 31, 2008 and the nine months ended September 30, 2009 were billed, respectively.

Linkage Technologies’ relatively high receivables balances are a result of telecom operator practices in China. While Linkage Technologies does not foresee a significant reduction in such balances or the collection period of receivables in the near future, it intends to better manage its receivables and cash flows through better monitoring of its accounts receivable and collection and better control over invoicing and credit terms.

Restricted Net Assets

Relevant PRC laws and regulations permit payments of dividends by Linkage Technologies’ subsidiaries in the PRC only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, Linkage Technologies’ PRC subsidiaries are required to annually appropriate 10% of net after-tax income to the statutory surplus reserve fund prior to payment of any dividends, unless such reserve funds have reached 50% of the subsidiaries’ respective registered capital. Linkage Technologies’ PRC subsidiaries had statutory reserve balances of $3.0 million, $5.2 million and $5.2 million as of December 31, 2007, December 31, 2008 and September 30, 2009, respectively. As a result of these and other restrictions under PRC laws and regulations, Linkage Technologies’ PRC subsidiaries are restricted in their ability to transfer a portion of their net assets to Linkage Technologies either in the form of dividends, loans or advances. The PRC subsidiaries’ registered capital of $12.2 million, $12.2 million and $12.2 million as of December 31, 2007, December 31, 2008 and September 30, 2009, respectively, was considered restricted due to restrictions on the distribution of share capital to Linkage Technologies by its PRC subsidiaries. As of December 31, 2007, December 31, 2008 and September 30, 2009, total restricted net assets held by Linkage Technologies’ PRC subsidiaries was $15.2 million, $17.4 million and $17.4 million, respectively.

Contractual Obligations

The following table sets forth Linkage Technologies’ contractual obligations as of December 31, 2008:

	Payments due by period
	Total	less than 1 year	1-3 years	3-5 years	more than 5 years
	($ in thousands)
Short-term debt obligations (including interest)	5,228	5,228	—	—	—
Operating lease obligations	1,163	860	303	—	—

Total	6,391	6,088	303	—	—

As of December 31, 2008, Linkage Technologies’ short-term debt obligations consisted of loans due to commercial banks aggregating $5.1 million, with interest rates ranging from 5.58% to 8.22% per annum and a weighted-average interest rate of 7.44% for the year ended December 31, 2008. As of September 30, 2009, Linkage Technologies’ short-term debt obligations consisted of loans due to commercial banks aggregating $22.0 million, with interest rates ranging from 4.86% to 5.04% per annum and a weighted-average interest rate of 4.61% for the nine months ended September 30, 2009. Linkage Technologies’ operating lease obligations related to lease agreements for its corporate offices.

Linkage Technologies’ revolving credit facilities renewed on September 4, 2009, providing for letters of credit and letters of guarantee up to an aggregate of $13.0 million. As of September 30, 2009, there was no amount used under the facilities and the unused credit facilities totaled $13.0 million. The credit facilities are not secured by any collateral.

Off-Balance Sheet Commitments and Arrangements

Linkage Technologies has not entered into any financial guarantees or other commitments to guarantee the payment obligations of any third parties. Linkage Technologies has not entered into any derivative contracts that are indexed to its shares and classified as shareholder’s equity, or that are not reflected in its consolidated financial statements. Furthermore, Linkage Technologies does not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. Linkage Technologies does not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to it or engages in leasing, hedging or research and development services with it.

Quantitative and Qualitative Disclosure about Market Risk

Foreign Currency Exchange Risk

Substantially all of Linkage Technologies’ revenues and expenses are denominated in RMB. Linkage Technologies does not believe that it currently has any significant direct foreign exchange risk and has not hedged exposures denominated in foreign currencies or any other derivative financial instruments.

The value of the RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in China’s political and economic conditions. The conversion of RMB into foreign currencies, including U.S. dollars, has been based on rates set by the People’s Bank of China. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the RMB to the U.S. dollar. Under the new policy, the RMB is permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. This change in policy caused the RMB to appreciate approximately 21.2% against the U.S. dollar between July 21, 2005 and September 30, 2009. Provisions on Administration of Foreign Exchange, as amended in August 2008, further changed China’s exchange regime to a managed floating exchange rate regime based on market supply and demand. Since reaching a high against the U.S. dollar in July 2008, however, the RMB has traded within a narrow band against the U.S. dollar, remaining within 1% of its July 2008 high but never exceeding it. As a consequence, the RMB has fluctuated sharply since July 2008 against other freely traded currencies, in tandem with the U.S. dollar. It is difficult to predict how long the current situation may last and when and how it may change again. To the extent that Linkage Technologies needs to convert U.S. dollars into RMB for its operations, appreciation of the RMB against the U.S. dollar would have an adverse effect on the RMB amount Linkage Technologies receives from the conversion. Assuming Linkage Technologies had converted the U.S. dollar denominated cash balance of $9.7 million as of September 30, 2009 into RMB at the exchange rate of $1.00 for RMB6.8262 as of September 30, 2009, this cash balance would have been RMB65.9 million. If the exchange rate of RMB against the U.S. dollar is 10% higher than those Linkage Technologies used in its financial statements, this cash balance would have decreased to RMB59.9 million as of September 30, 2009. Linkage Technologies has not used any forward contracts or currency borrowings to hedge its exposure to foreign currency exchange risk.

Inflation Rate Risk

According to the National Bureau of Statistics of China, the change in the consumer price index in China was 1.5%, 4.8% and 5.9% in 2006, 2007 and 2008, respectively. If inflation continues to rise, it may materially and adversely affect Linkage Technologies’ business.

Interest Rate Risk

Linkage Technologies’ exposure to interest rate risk primarily relates to the interest rates for its outstanding debt and the interest income generated by excess cash invested in liquid investments with original maturities of three months or less. Such interest-earning instruments carry a degree of interest rate risk. Linkage Technologies has not used any derivative financial instruments to manage its interest risk exposure. Linkage Technologies has not been exposed to material risks due to changes in interest rates. However, its future interest income may be lower than expected due to changes in market interest rates.

Recent Accounting Pronouncements

The following accounting pronouncements were adopted during the year ended December 31, 2009:

In July 2009, the Financial Accounting Standards Board, or the FASB, adopted the Accounting Standards Codification, or ASC, which became the recognized source of authoritative US GAAP. Rules and interpretive releases of the SEC under the authority of federal securities law are also sources of authoritative US GAAP for SEC registrants. All other accounting literature is considered non-authoritative. The ASC was effective prospectively for reporting periods ended after September 15, 2009 and, accordingly, Linkage Technologies adopted the ASC during the third quarter of its 2009 fiscal year. The adoption of the ASC did not have an effect on Linkage Technologies’ consolidated financial position, results of operations or cash flows.

In December 2007, the FASB issued authoritative guidance that expands the definition of a business combination and requires the fair value of the purchase price of an acquisition, including the issuance of equity securities, to be determined on the acquisition date. The guidance also requires that all assets, liabilities, contingent considerations and contingencies of an acquired business be recorded at fair value as of the acquisition date. In addition, the guidance requires, with certain exceptions, that acquisition costs should be expensed as incurred (rather than capitalized as part of the purchase price), restructuring costs should be expensed in periods subsequent to the acquisition date (rather than recognized as a liability in purchase accounting) and that changes after the measurement period in deferred tax asset valuation allowances and acquired income tax uncertainties should impact income tax expense. The guidance requires certain financial statement disclosures to enable users to evaluate and understand the nature and financial effects of the business combination. The guidance is effective for business combinations whose acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Linkage Technologies adopted the guidance on January 1, 2009 and intends to account for any subsequent business combination accordingly.

In April 2009, the FASB issued authoritative guidance to establish a model for pre-acquisition contingencies that requires an acquirer to recognize at fair value an asset acquired or a liability assumed in a business combination that arises from a contingency if the acquisition-date fair value of that asset or liability can be determined during the measurement period. If the acquisition-date fair value cannot be determined, then the acquirer follows recognition criteria to determine whether the contingency should be recognized as of the acquisition date or after it. The guidance is effective for business combinations whose acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Linkage Technologies adopted the guidance on January 1, 2009 and intends to account for any subsequent business combination accordingly.

In December 2007, the FASB issued authoritative guidance establishing accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The guidance clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Moreover, the guidance eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring they be treated as equity transactions. The guidance is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The adoption of the guidance on January 1, 2009 did not have a material impact on Linkage Technologies’ financial position, results of operations or cash flows as Linkage Technologies has no noncontrolling interest in a subsidiary.

In February 2008, the FASB issued authoritative guidance that delays the effective date for fair-valuing non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis, until fiscal years beginning after November 15, 2008. Linkage Technologies adopted this guidance for its non-financial assets and non-financial liabilities in the first quarter of 2009. The adoption of the guidance did not have a material impact on Linkage Technologies’ financial position, results of operations or cash flows.

In October 2008, the FASB issued authoritative guidance to clarify the application of fair value accounting principles in a market that is not active and certain application issues, such as the use of internal assumptions when relevant observable data does not exist, the use of observable market information when the market is not active, and the use of market quotes when assessing the relevance of observable and unobservable data. Linkage Technologies adopted this guidance in the third quarter of 2008. The adoption of the guidance did not have a material impact on Linkage Technologies’ consolidated financial statements or the fair value of its financial assets and liabilities.

In April 2009, the FASB issued authoritative guidance that addresses estimating fair value when the volume and level of activity for the asset or liability have significantly decreased. This guidance also addresses how to identify circumstances that indicate a transaction is not orderly. The adoption of the guidance on April 1, 2009 did not have a material impact on Linkage Technologies’ consolidated financial statements or the fair value of its financial assets and liabilities.

In April 2008, the FASB issued authoritative guidance to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset under applicable accounting standards. In determining the useful life of acquired intangible assets, the guidance removes the requirement to consider whether an intangible asset can be renewed without substantial cost or material modifications to the existing terms and conditions and, instead, requires an entity to consider its own historical experience in renewing similar arrangements. The guidance also requires expanded disclosure related to the determination of intangible asset useful lives. The guidance is effective for financial statements issued for fiscal years beginning after December 15, 2008. The adoption of the guidance on January 1, 2009 did not have a material impact on Linkage Technologies’ consolidated financial statements.

In April 2009, the FASB issued authoritative guidance amending the other-than-temporary impairment guidance in US GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. The guidance does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. The adoption of the guidance on April 1, 2009 did not have a material impact on Linkage Technologies’ consolidated financial statements.

In November 2008, the FASB issued authoritative guidance requiring entities that will acquire a defensive intangible asset to account for the acquired intangible asset as a separate unit of accounting and amortize the acquired intangible asset over the period during which the asset would diminish in value. The guidance is effective for defensive intangible assets acquired in fiscal years beginning on or after December 15, 2008. The adoption of the guidance on January 1, 2009 did not have a material impact on Linkage Technologies’ consolidated financial statements.

In May 2009, the FASB issued authoritative guidance establishing general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, the guidance provides (i) the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. The guidance is effective prospectively for interim or annual financial periods ending after June 15, 2009. The adoption of the guidance on April 1, 2009 did not have a material impact on Linkage Technologies’ consolidated financial statements.

Future Adoption of Accounting Standards:

In June 2009, the FASB issued authoritative guidance that eliminates the concept of a qualifying special-purpose entity, creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies other sale-accounting criteria, and changes the initial measurement of a transferor’s interest in transferred financial assets. The guidance will be effective for its fiscal year beginning January 1, 2010. Linkage Technologies is currently evaluating the impact of the adoption of the guidance on its consolidated financial statements.

In June 2009, the FASB issued authoritative guidance that eliminates exceptions to consolidating qualifying special-purpose entities, contains new criteria for determining the primary beneficiary, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a variable interest entity. The guidance also contains a new requirement that any term, transaction, or arrangement that does not have a substantive effect on an entity’s status as a variable interest entity, a company’s power over a variable interest entity, or a company’s obligation to absorb losses or its right to receive benefits of an entity must be disregarded in applying the guidance. The guidance will be effective for fiscal year beginning January 1, 2010. Linkage Technologies is currently evaluating the impact of the adoption of the guidance on its consolidated financial statements.

In October 2009, the FASB issued authoritative guidance that addresses accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. Specifically, this guidance amends the criteria for separating consideration in multiple-deliverable arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimates. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this guidance significantly expands required disclosures related to a vendor’s multiple-deliverable revenue arrangements. The guidance will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. Linkage Technologies is currently evaluating the impact of the adoption of the guidance on its consolidated financial statements.

In October 2009, the FASB issued authoritative guidance that changes the accounting model for revenue arrangements that include both tangible products and software elements. Under this guidance, tangible products containing software components and non-software components that function together to deliver the tangible product’s essential functionality are excluded from software revenue accounting guidance. In addition, hardware components of a tangible product containing software components are always excluded from software revenue accounting guidance. The guidance will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. Linkage Technologies is currently evaluating the impact of the adoption of the guidance on its consolidated financial statements.

In January 2010, the FASB issued authoritative guidance that adds new requirements for fair value disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. This guidance is effective for the first reporting period beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. In the period of initial adoption, entities will not be required to provide the amended disclosures for any previous periods presented for comparative purposes. However, those disclosures are required for periods ending after initial adoption. Early adoption is permitted. Linkage Technologies is currently evaluating the impact of the adoption of the guidance on its consolidated financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined balance sheet at September 30, 2009 combines the historical consolidated balance sheets of AsiaInfo and Linkage Technologies, giving effect to the Combination as if it had been completed on September 30, 2009. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2008 and the nine months ended September 30, 2009 combine the historical consolidated statements of operations of AsiaInfo and Linkage Technologies for such periods, giving effect to the Combination as if it had been completed on January 1, 2008. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the Combination, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of AsiaInfo incorporated by reference in this Proxy Statement, the historical consolidated financial statements and accompanying notes of Linkage Technologies included elsewhere in this Proxy Statement. The unaudited pro forma condensed combined financial information is for informational purposes only and should not be considered indicative of the operating results or financial position that would have occurred if the Combination had been completed on the dates indicated or that may occur as of any future date or for any future period.

The unaudited pro forma condensed combined financial information was prepared using the purchase method of accounting with AsiaInfo treated as the acquiring entity. Accordingly, the Consideration to be paid by AsiaInfo to complete the Combination will be allocated to Linkage Technologies assets and liabilities based upon their estimated fair values as of the date of completion of the Combination. The allocation depends upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make meaningful estimations. Additionally, a final determination of the fair value of Linkage Technologies’ assets and liabilities, which cannot be made prior to the completion of the Combination, will be based upon their actual fair values as of the date of completion of the Combination. AsiaInfo expects that a completed purchase price allocation would likely result in recognizing intangible assets in addition to those reflected in the historical consolidated balance sheets of Linkage Technologies, such as customer relationships, internally developed technology and patents, contract backlog, non-compete agreements, and brand names. The amortization of such additional intangible assets would result in expense in future periods after the consummation of the Combination, in addition to the amortization expenses reflected in Linkage Technologies’ historical consolidated financial statements. AsiaInfo also expects that a completed purchase price allocation would likely increase the carrying value of certain recorded assets and liabilities of Linkage Technologies, principally inventories and contracts in progress and deferred revenue, from their historical book value to their fair value. The increase to fair value of such assets and liabilities would reduce net income in periods following the Combination from those reflected in the historical financial statements of Linkage Technologies.

In addition to the potential adjustments discussed above, AsiaInfo believes there are certain differences in the accounting policies applied by AsiaInfo and Linkage Technologies, including the following:

•

Both entities use the percentage of completion method to account for certain of their contracts for software development, whereby revenue is measured based on the relationship of costs already incurred to the total estimated costs to be incurred. However, AsiaInfo considers total project costs (labor costs and other related costs) in calculating the percentage of completion and recognizes cost of sales on an actual basis with no deferral of project costs. Linkage Technologies considers direct labor costs in calculating the percentage of completion and recognizes cost of revenues based on the percentage of completion multiplied by total estimated contract costs. The difference between project costs recognized in the cost of revenues and actual costs are reflected in inventories and contracts in progress.

•

For third-party hardware bundled with a software development contract, AsiaInfo generally bifurcates the third-party hardware from AsiaInfo’s software development services and recognizes the hardware revenue upon customer acceptance. Linkage Technologies generally applies the percentage of completion method to the contract as a whole, including both the third-party hardware and Linkage Technologies’ software development services.

•

AsiaInfo generally records the gross amount of revenues billed to customers, including hardware acquisition costs, rather than the net amount earned after deducting hardware costs paid to the hardware supplier. Third-party hardware and software included in Linkage Technologies’ System integration revenues that are subject to centralized bidding and negotiation between telecom operators and Linkage Technologies’ vendors are reported on a net basis.

•	AsiaInfo does not defer pre-contract costs while Linkage Technologies defers certain pre-contract costs.

•	Linkage Technologies records PRC business tax as cost of revenues while AsiaInfo presents revenues net of business taxes incurred.

The unaudited pro forma condensed combined financial information makes no adjustments to reflect the effect of such differences in accounting policies, which would require an extensive review of individual Linkage Technologies contracts that is impracticable to complete without unreasonable effort and expense prior to completing the Combination.

AsiaInfo expects to incur significant costs associated with integrating the businesses of AsiaInfo and Linkage Technologies. The unaudited pro forma condensed combined financial information does not reflect the cost of any integration activities or the benefits that may result from potential synergies that may be derived from any integration activities, including elimination of duplicative corporate costs, decreased research and development costs, and tax benefits.

AsiaInfo Holdings, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2008

(in thousands, except share and per share data)

	Historical AsiaInfo(1)	Historical Linkage Technologies(2)	Adjustments for the Combination		Pro Forma Combined
Total revenues	$175,543	$88,329			$263,872
Cost of revenues	86,730	41,155			127,885

Gross Profit	88,813	47,174			135,987

Selling and marketing	36,220	7,384			43,604
General and administrative	10,606	15,607			26,213
Research and development	22,695	2,522			25,217

Total operating expenses	69,521	25,513			95,034

Income from operations	19,292	21,661			40,953

Other income:
Interest income	4,670	165			4,835
Interest expense	—	(489)			(489)
Dividend income	545	—			545
Gain from sales of short-term investments	4,866	—			4,866
Impairment loss on short-term investments	(4,684)	—			(4,684)
Impairment loss on a long-term investment	(2,042)	—			(2,042)
Other income (expenses), net	(559)	245			(314)

Total other income, net	2,796	(79)			2,717

Income before provisions for income taxes and discontinued operations	22,088	21,582			43,670

Provisions for income taxes	4,293	4,477			8,770

Income from continuing operations	17,795	17,105			34,900

Discontinued operations:
Gain on sale of discontinued operations	1,306	—			1,306
Provisions for income taxes	(326)	—			(326)

Income from discontinued operations, net of taxes	980	—			980

Net income	18,775	17,105			35,880
Less: net income/(loss) attributable to noncontrolling interests	(15)	—			(15)

Net income attributable to common stockholders	18,790	17,105			35,895

Earnings per share:
Net income from continuing operations attributable to common stockholders
Basic	$0.40				$0.49
Diluted	$0.38				$0.47
Net income from discontinued operations attributable to common stockholders
Basic	$0.02				$0.01
Diluted	$0.02				$0.01
Net income attributable to common stockholders
Basic	$0.42				$0.50
Diluted	$0.40				$0.49
Weighted average shares used in computation
Basic	44,828,915		26,832,731	(3)	71,661,646
Diluted	46,675,694		26,832,731	(3)	73,508,425

(1)	Derived from the audited consolidated statements of operations of AsiaInfo for the year ended December 31, 2008, incorporated by reference in this Proxy Statement.
(2)	Derived from the audited consolidated statements of operations of Linkage Technologies for the year ended December 31, 2008, included elsewhere in this Proxy Statement.
(3)	Assumes the 26,832,731 shares of common stock of AsiaInfo to be issued by AsiaInfo in connection with the Combination were issued and outstanding as of January 1, 2008.

AsiaInfo Holdings, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

Nine Months Ended September 30, 2009

(in thousands, except share and per share data)

	Historical AsiaInfo(1)	Historical Linkage Technologies(2)	Adjustments for the Combination		Pro Forma Combined
Total revenues	$173,077	$112,479			$285,556
Cost of revenues	82,086	55,922			138,008

Gross profit	90,991	56,557			147,548

Selling and marketing	31,689	6,679			38,368
General and administrative	10,991	14,614			25,605
Research and development	26,849	5,421			32,270
Government subsidy	(1,342)	—			(1,342)

Total operating expenses	68,187	26,714			94,901

Income from operations	22,804	29,843			52,647

Other income:
Interest income	1,698	85			1,783
Interest expense	—	(568)			(568)
Dividend income	178	—			178
Gain from sales of short-term investments	1,210	—			1,210
Other income (expenses), net	(31)	1,473			1,442

Total other income, net	3,055	990			4,045

Income before provisions for income taxes	25,859	30,833			56,692
Provisions for income taxes	3,793	5,486			9,279

Net income	22,066	25,347			47,413
Less: net income attributable to noncontrolling interest	6	—			6

Net income attributable to common stockholders	22,060	25,347			47,407

Earnings per share:
Net income attributable to common stockholders
Basic	$0.49				$0.66
Diluted	$0.48				$0.65
Weighted average shares used in computation
Basic	44,629,386		26,832,731	(3)	71,462,099
Diluted	45,918,502		26,832,731	(3)	72,751,233

(1)	Derived from the unaudited condensed consolidated statements of operations of AsiaInfo for the nine month period ended September 30, 2009, incorporated by reference in this Proxy Statement.
(2)	Derived from the unaudited condensed consolidated statement of operations of Linkage Technologies for the nine month period ended September 30, 2009, included elsewhere in this Proxy Statement.
(3)	Assumes the 26,832,731 shares of common stock of AsiaInfo to be issued by AsiaInfo in connection with the Combination were issued and outstanding as of January 1, 2008.

AsiaInfo Holdings, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2009

(in thousands, except share data)

	Historical AsiaInfo(1)	Historical Linkage Technologies(2)		Adjustments for the Combination		Pro Forma Combined
Assets:
Current Asset:
Cash and cash equivalents	$184,219	$9,654		$(60,000	)(3)	$133,873
Restricted cash	11,551	769				12,320
Short-term investments—held to maturity securities	13,486	—				13,486
Short-term investments—available for sale securities	26,535	—				26,535
Accounts receivable (net of allowances of $2,703)	100,144	84,792				184,936
Inventories and contract in progress	8,572	16,702				25,274
Amounts due from related parties	—	2,189	(4)			2,189
Other receivables	3,423	—				3,423
Deferred income tax assets—current	3,244	4,680				7,924
Prepaid expenses and other current assets	7,649	4,786				12,435

Total Current Assets	358,823	123,572		(60,000)		422,395

Restricted cash—non-current	—	99				99
Long term investments	4,696	—				4,696
Property and equipment, net	2,992	2,628				5,620
Other acquired intangible assets, net	2,314	—				2,314
Deferred income tax assets—non-current	2,630	18				2,648
Goodwill	21,141	—		642,467	(3)	663,608
Other assets	—	320				320

Total Assets	$392,596	$126,637		$582,467		$1,101,700

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$35,873	$11,406				$47,279
Short-term bank borrowings	—	21,965				21,965
Accrued expenses	16,436	8,005				24,441
Deferred revenue	36,582	13,853				50,435
Accrued employee benefit	32,308	13,157				45,465
Other payables	6,111	1,388				7,499
Income taxes payable	2,734	1,635				4,369
Other taxes payable	6,234	842				7,076
Dividend payable	—	1,455				1,455
Deferred income tax liabilities—current	742	6,707				7,449

Total Current Liabilities	137,020	80,413				217,433

Unrecognized tax benefits—non-current	2,159	—				2,159
Other long term liabilities	135	—				135

Total Liabilities	139,314	80,413				219,727
Total equity	253,282	46,224		582,467	(3)	881,973

Total Liabilities and Equity	$392,596	$126,637		$582,467		$1,101,700

(1)	Derived from the unaudited condensed consolidated balance sheets of AsiaInfo as of September 30, 2009, incorporated by reference in this Proxy Statement.
(2)	Derived from the unaudited condensed consolidated balance sheets of Linkage Technologies as of September 30, 2009, included elsewhere in this Proxy Statement.

(3)	To eliminate the equity of Linkage Technologies and to recognize the goodwill and Cash Consideration to be paid and Stock Consideration to be issued by AsiaInfo.

With respect to the $628,691 in Stock Consideration, authoritative accounting guidance requires that stock issued in a business combination be valued using the acquisition date fair value of the stock. Consequently, for the purpose of preparing the unaudited pro forma condensed combined financial statements, AsiaInfo has estimated the fair value of the shares of its common stock to be issued to Linkage Technologies as the Stock Consideration using the closing price per share of AsiaInfo’s common stock on February 22, 2010 as reported on the NASDAQ Global Market. The following table summarizes the total estimated Consideration to be paid by AsiaInfo in the Combination:

Number of AsiaInfo shares to be issued as Stock Consideration	26,832,731
Closing price per share on February 22, 2010	$23.43
Stock Consideration (consists of $268 par value and $628,423 additional paid-in capital for the Stock Consideration)	$628,691
Cash Consideration	$60,000

Total estimated Consideration	$688,691
Less: Net assets of Linkage Technologies	$(46,224)

Estimated goodwill	$642,467

For the purpose of preparing the unaudited pro forma condensed combined financial information, AsiaInfo has calculated the estimated goodwill of $642,467 using the difference between the total estimated Consideration and the book value of the net assets of Linkage Technologies presented in its unaudited condensed consolidated balance sheet as of September 30, 2009.

The $582,467 adjustment to equity consists of a ($46,224) adjustment to eliminate the net assets of Linkage Technologies and a $628,691 adjustment for the Stock Consideration issued to the shareholder of Linkage Technologies.

(4)	Represents a receivable from Linkage Cayman for the expenses related to Linkage Cayman’s proposed initial public offering that will either be paid in full by Legacy Linkage Shareholders or be deducted from the Cash Consideration associated with the Combination. Please See Page 72 for a discussion of this arrangement.

THE PROPOSALS

PROPOSAL NO. 1—THE CONSIDERATION PROPOSAL

The Payment of the Cash Consideration and Issuance of the Stock Consideration Under the Combination Agreement

Under the terms of the Combination Agreement, AsiaInfo will pay $60 million and will issue 26,832,731 new shares of AsiaInfo common stock to Linkage Cayman, which Consideration will be distributed to the Legacy Linkage Shareholders, as consideration for AsiaInfo’s purchase of 100% of the outstanding share capital of Linkage Technologies. Immediately following completion of the Combination, and upon the distribution of the Consideration to the Legacy Linkage Shareholders, the Legacy Linkage Shareholders will own shares representing approximately 35.8% of the outstanding common stock of the combined company, based on the fully-diluted number of shares of AsiaInfo common stock outstanding on December 6, 2009. The estimated aggregate market value of the Consideration was approximately $734 million as of December 4, 2009, the date the parties entered into the Combination Agreement, and was approximately $689 million as of February 22, 2010.

Under NASDAQ Marketplace Rule 4350(i), a company listed on NASDAQ is required to obtain stockholder approval prior to the issuance of common stock, among other things, (a) if the issuance will result in a change of control of the company, or (b) in connection with the acquisition of another company’s stock, if the number of shares of common stock to be issued is in excess of 20% of the number of shares of common stock then outstanding. The 26,832,731 newly issued shares of AsiaInfo common stock to be issued in the Combination exceed the 20% threshold under the NASDAQ Marketplace Rules and are expected to represent approximately 35.8% of the issued and outstanding shares of the combined company’s common stock on a fully diluted basis. Additionally, the Combination Agreement requires that AsiaInfo obtain the approval of the AsiaInfo stockholders for the payment of the Cash Consideration and the issuance of the Stock Consideration. Accordingly, in order to ensure compliance with NASDAQ Marketplace Rule 4350(i), and the terms of the Combination Agreement, AsiaInfo must obtain the approval of AsiaInfo’s stockholders for the issuance of the Stock Consideration and the payment of the Cash Consideration in the Combination.

Vote Required and Board of Directors Recommendation

Approval of the Consideration Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock present (in person or by proxy) at the Special Meeting and constituting a quorum for the purpose of voting on such matters. Given that the vote that is required to approve this proposal is based upon the number of shares present at the meeting, a stockholder’s failure to vote on this proposal will have the same effect as a vote against the proposal.

The board of directors of AsiaInfo has unanimously approved the payment of the Cash Consideration and issuance of the Stock Consideration in connection with the Combination and recommends that you vote “FOR” the Consideration Proposal.

For a more detailed description of the Combination Agreement and the Combination, see “The Combination Agreement” beginning on page 65 and “The Combination” beginning on page 45. See also Annex A to this Proxy Statement.

PROPOSAL NO. 2—THE NAME CHANGE PROPOSAL

Proposal No. 2 is conditional on stockholder approval of Proposal No. 1. If the stockholders do not approve Proposal No. 1, then Proposal No. 2 will be abandoned.

The board of directors of AsiaInfo has approved an amendment to the Company’s Certificate of Incorporation to change the name of the Company to “AsiaInfo-Linkage, Inc.” As approved by the board of directors, the name change will not become effective until (a) stockholder approval is received for the Certificate of Amendment and (b) the closing of the Combination. It is currently anticipated that the Certificate of Amendment will be filed as soon as practicable after stockholder approval is received and the closing of the Combination has occurred. A copy of the proposed Certificate of Amendment is attached as Annex I to this Proxy Statement.

We believe that the Company’s current name, AsiaInfo Holdings, Inc., will not sufficiently reflect the combined company and its business focus following the closing of the Combination. The Company believes that it will improve the combined company’s name identification if its corporate name incorporates the names of each of AsiaInfo and Linkage Technologies. It is anticipated that this change will improve awareness of the combined company in the minds of stockholders and customers by better identifying the business of the combined company.

Adoption of the Name Change Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock present (in person or by proxy) at the special meeting and constituting a quorum for the purpose of voting on such matters. As of [                    ], 2010, the record date for determining who is entitled to vote at the special meeting, there were [            ] shares of our common stock issued and outstanding.

Vote Required and Board of Directors Recommendation

In accordance with Section 242 of the Delaware General Corporation Law, approval of the Name Change Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock present (in person or by proxy) at the special meeting and constituting a quorum for the purpose of voting on such matters. Given that the vote required to approve this proposal is based upon the number of shares present at the meeting, a stockholder’s failure to vote on this proposal will have the same effect as a vote against the proposal.

The board of directors of AsiaInfo has unanimously approved the change of AsiaInfo’s name to “AsiaInfo-Linkage, Inc.” following completion of the Combination, and recommends that you vote “FOR” the Name Change Proposal.

PROPOSAL NO. 3—THE ADJOURNMENT PROPOSAL

If AsiaInfo fails to receive a sufficient number of votes to approve the Consideration Proposal and/or the Name Change Proposal, AsiaInfo may propose to adjourn the special meeting to a later date or dates to solicit additional proxies. If the proposal to adjourn the AsiaInfo special meeting is submitted to stockholders for approval, such approval will require the affirmative vote of a majority of the AsiaInfo common shares represented and voting at the special meeting.

Vote Required and Board of Directors Recommendation

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock present (in person or by proxy) at the special meeting and constituting a quorum for the purpose of voting on such matters. Given that the vote required to approve this proposal is based upon the number of shares present at the meeting, a stockholder’s failure to vote on this proposal will have the same effect as a vote against the proposal.

The board of directors of AsiaInfo unanimously recommends that you vote “FOR” the Name Change Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as otherwise noted, the following table sets forth, as of February 22, 2010, information with respect to the beneficial ownership of our common stock by (i) each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our current directors, (iii) each of our named executive officers and our chief financial officer, and (iv) all directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security, and includes shares underlying options and warrants that are currently exercisable or exercisable within 60 days after the measurement date. This table is based on information supplied by officers, directors and principal stockholders. Except as otherwise indicated, we believe that the beneficial owners of our common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply.

Unless otherwise indicated, we deem shares of common stock subject to options and warrants that are exercisable within 60 days of February 22, 2010 to be outstanding and beneficially owned by the person holding the options and warrants for the purpose of computing percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the ownership percentage of any other person.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)		Percent(17)
Lenovo IT Alliance Limited	3,465,666	(15)	7.3%
Lenovo Group Limited
Lenovo Holdings (BVI) Limited
Lenovo Sysware Limited
P.O. Box 957, Offshore Incorporations Centre, Road Town,
Tortola, British Virgin Islands
FMR LLC	7,740,518	(16)	14.6%
Edward C. Johnson 3d
82 Devonshire Street, Boston, Massachusetts, 02109
Fidelity Contrafund	2,703,000		5.7%
82 Devonshire Street, Boston, Massachusetts, 02109
James Ding(3)	1,117,363		2.4%
Edward Tian(4)	7,362,894		15.6%
Yungang Lu(5)	27,287		*
Davin A. Mackenzie(6)	19,187		*
Tao Long(7)	11,687		*
Tom Manning(8)	4,187		*
Steve Zhang(9)	297,269		*
Wei Li(10)	7,500		*
Jie Li(11)	11,630		*
Jian Qi(12)	82,792		*
Feng Liu(13)	23,743		*
Eileen Chu(14)	14,152		*
All directors and executive officers as a group (11 persons)	8,965,539		18.9%

*	Less than 1% of the outstanding common stock.
(1)	Unless otherwise noted above, the address for each of the beneficial owners is c/o AsiaInfo Holdings, Inc., 4/F Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing 100086, PRC.
(2)

This table is based on information supplied by executive officers, directors and stockholders of AsiaInfo and on Schedules 13D or 13G filed with the SEC. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days after February 22, 2010 are deemed beneficially owned and outstanding, but such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(3)	Includes 934,416 shares of common stock held directly by Mr. Ding; 86,947 shares of common stock held in a grantor retained annuity trust for the benefit of Mr. Ding and his family; and 96,000 shares of common stock held in New Media China Investment I, Ltd. which is beneficially owned by James Ding.
(4)	Includes 3,035,558 shares of common stock held directly by Dr. Tian; 4,000 shares held in a revocable trust for the benefit of Dr. Tian’s daughter, Stephanie Tian; 2,235,632 shares of common stock beneficially held through PacificInfo Limited, which is wholly-owned by Dr. Tian; and 2,087,704 shares of common stock held by Dr. Tian’s wife, Jean Qin Kong.
(5)	Includes 7,287 shares of common stock held directly by Mr. Lu and options to acquire beneficial ownership of 20,000 shares that are all currently exercisable.
(6)	Includes 19,187 shares of common stock held directly by Mr. Mackenzie.
(7)	Includes 6,687 shares of common stock held directly by Mr. Long and options to acquire beneficial ownership of 5,000 shares of common stock that are all currently exercisable.
(8)	Includes 4,187 shares of common stock held directly by Mr. Manning.
(9)	Includes 137,269 shares of common stock held by Mr. Zhang and options to acquire beneficial ownership of 160,000 shares that are all currently exercisable.
(10)	Ms. Li was appointed as our Vice President and Chief Financial Officer effective January 19, 2009. Includes 7,500 shares of common stock held directly by Ms. Li.
(11)	Mr. Li was appointed as our Vice President and General Manager of Human Resources & Administration effective June 10, 2009. Includes 11,630 shares of common stock held directly by Mr. Li.
(12)	Includes 20,967 shares of common stock held by Mr. Qi and options to acquire beneficial ownership of 61,825 shares that are all currently exercisable.
(13)	Includes 19,243 shares of common stock held by Mr. Liu and options to acquire beneficial ownership of 4,500 shares of common stock that are all currently exercisable.
(14)	Ms. Chu resigned as our Vice President and Chief Financial Officer effective January 19, 2009. Includes 14,152 shares of common stock held directly by Ms. Chu.
(15)	Lenovo IT Alliance Limited, Lenovo Group Limited, Lenovo Holdings (BVI) Limited, and Lenovo Sysware Limited have shared voting and dispositive power with respect to the shares held.
(16)	Includes 6,860,200 shares owned by Fidelity Management & Research Company (“Fidelity”), 27,800 shares owned by Pyramis Global Advisors, LLC, 6,900 shares owned by the institutional accounts managed by Pyramis Global Advisors Trust Company (“Pyramis”), 496,811 shares owned by Impressa Fund III Limited Partners, and 348,807 shares owned by Fidelity International Limited (“FIL”). Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, each has sole power to dispose the 6,860,2000 shares owned by Fidelity. Edward C. Johnson 3d and FMR LLC, through its control of Pyramis, each has sole dispositive power over 6,900 shares and sole power to vote or to direct the voting of 5,100 shares owned by the institutional accounts managed by Pyramis. Partnerships controlled predominantly by members of the family of Edward C. Jonson 3d, Chairman of FMR LLC and FIL, or trusts of their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock.
(17)	Calculated on the basis of 47,286,464 shares of common stock outstanding as of February 22, 2010, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after February 22, 2010, are deemed to be outstanding for purposes of calculating the stockholder’s percentage beneficial ownership.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

Stockholder proposals that meet conditions under the SEC’s proxy rules may be included in our proxy statement and form of proxy for a particular annual meeting of stockholders. Stockholder proposals which are intended to be presented by such stockholders at AsiaInfo’s 2010 Annual Meeting of stockholders were required to have been received by the Secretary of AsiaInfo at our principal executive offices no later than 120 calendar days in advance of the one year anniversary of the date our 2009 annual meeting proxy statement was released to stockholders in order to be considered for inclusion in the 2010 annual meeting proxy statement and form of proxy/voting instruction card relating to that meeting pursuant to Rule 14a-8 under the Exchange Act. In order for notice of a proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c), such proposal must be received prior to 45 calendar days in advance of the one year anniversary of the date our proxy statement for our 2009 annual meeting of stockholders was released to stockholders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. We are also required to file electronic versions of these documents with the SEC, which may be accessed from the SEC’s Internet site at http://www.sec.gov or at our website http://www.asiainfo.com. The information contained on our website is not a part of this Proxy Statement.

MATERIAL CHANGES

There have been no material changes since December 31, 2008 that have not been described in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2009, June 30, 2009, and September 30, 2009, our Current Reports on Form 8-K, or this Proxy Statement, in each case as amended.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this Proxy Statement documents we have filed with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Proxy Statement. We incorporate by reference the following documents:

•	our annual report on Form 10-K for the year ended December 31, 2008 (File No. 001-15713), as filed with the SEC on March 5, 2009;

•

our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2009, June 30, 2009 and September 30, 2009, as filed with the SEC on May 7, 2009, August 7, 2009 and November 9, 2009, respectively (each File No. 001-15713); and

•

our current reports on Form 8-K filed with the SEC on January 28, 2010, January 27, 2010, December 9, 2009, December 7, 2009, December 2, 2009, October 28, 2009, October 2, 2009, September 10, 2009, July 29, 2009, June 12, 2009, April 22, 2009, April 8, 2009, April 1, 2009, March 19, 2009, February 11, 2009, January 16, 2009 and January 9, 2009 (each File No. 001-15713).

We are not, however, incorporating any documents or information that are deemed to be furnished and not filed in accordance with SEC rules and regulations.

This Proxy Statement incorporates important business and financial information about the Company from other documents, as referenced in the preceding paragraphs, that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this Proxy Statement through our website, www.asiainfo.com, and from the SEC at its website, www.sec.gov, or by requesting them in writing to Investor Relations, AsiaInfo Holdings, Inc., 5201 Great America Pkwy, # 429, Santa Clara, CA 95054, USA, 1-800-618-0588. If so requested, we will provide a copy of the incorporated filings at no cost within one (1) business day.

Any statement contained in a document incorporated by reference into this Proxy Statement will be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained in this Proxy Statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder of

Linkage Technologies Investment Limited:

We have audited the accompanying consolidated balance sheets of Linkage Technologies Investment Limited and subsidiaries (the “Company”) as of December 31, 2007 and 2008, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Linkage Technologies Investment Limited and subsidiaries as of December 31, 2007 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Shanghai, China

January 22, 2010

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands US$, except share and per share amounts)

	December 31,
	2007	2008
ASSETS
Current assets:
Cash and cash equivalents	$17,696	$17,976
Restricted cash	1,148	1,311
Trade accounts receivable, net	35,979	52,393
Inventories and contracts in progress	16,826	8,930
Amount due from related party	—	645
Prepaid expenses and other current assets	4,533	5,344
Deferred tax assets—current	2,819	4,130

Total current assets	79,001	90,729
Restricted cash-noncurrent	543	343
Property and equipment, net	1,435	1,809
Deferred tax assets—noncurrent	126	89

Total assets	$81,105	$92,970

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term bank borrowings	$8,214	$5,121
Trade accounts payable	13,592	13,949
Accrued payroll and welfare	8,181	11,509
Deferred revenue	14,373	17,085
Accrued expenses and other payables	3,060	4,299
Income tax payable	728	1,597
Dividend payable	2,338	—
Deferred tax liabilities—current	2,397	5,726

Total liabilities	52,883	59,286

Commitments and contingencies (Note 12)
Shareholders’ equity:
Ordinary shares ($0.1 par value; 500,000 shares authorized, 9,288 shares issued, and 9,288 shares outstanding as of December 31, 2007 and 2008)	1	1
Additional paid-in capital	8,909	11,192
Accumulated other comprehensive income	2,636	4,573
Retained earnings	16,676	17,918

Total shareholders’ equity	28,222	33,684

Total liabilities and shareholders’ equity	$81,105	$92,970

See the accompanying notes to consolidated financial statements.

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands US$, except share and per share amounts)

	Year Ended December 31,
	2006	2007	2008
Revenues:
Software development	$32,751	$44,729	$77,961
IT services	6,358	4,703	5,192
Third-party hardware and software	7,659	4,348	5,176

Total revenues	46,768	53,780	88,329

Cost of revenues:
Software development	(16,233)	(19,319)	(35,587)
IT services	(953)	(519)	(942)
Third-party hardware and software	(6,827)	(3,852)	(4,626)

Total cost of revenues	(24,013)	(23,690)	(41,155)

Gross profit	22,755	30,090	47,174

Operating expenses:
Sales and marketing expenses	(4,332)	(5,651)	(7,384)
General and administrative expenses	(7,186)	(9,661)	(15,607)
Research and development expenses	(704)	(1,098)	(2,522)

Total operating expenses	(12,222)	(16,410)	(25,513)

Income from operations	10,533	13,680	21,661

Other income (expense):
Interest income	141	231	165
Interest expense	(614)	(683)	(489)
Other income (expense), net	54	165	245

Total other income (expense), net	(419)	(287)	(79)

Income before income taxes	10,114	13,393	21,582
Income tax expense	(943)	(810)	(4,477)

Net income	$9,171	$12,583	$17,105

Includes share-based compensation related to:
Cost of revenues software development	—	—	$1,820
Sales and marketing expenses	—	—	$232
General and administrative expenses	—	$577	$231

See the accompanying notes to consolidated financial statements.

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

Consolidated Statements of Shareholders’ Equity and Comprehensive Income

(In thousands US$, except share and per share amounts)

	Ordinary shares		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Shareholders’ Equity	Comprehensive Income
	Shares	Amount
Balance at January 1, 2006	9,288	$1	$8,332	$(35)	$88	$8,386
Net income	—	—	—	—	9,171	9,171	$9,171
Foreign currency translation adjustment	—	—	—	756	—	756	756

Dividend declared	—	—	—	—	(1,680)	(1,680)	$9,927

Balance at December 31, 2006	9,288	1	8,332	721	7,579	16,633
Net income	—	—	—	—	12,583	12,583	$12,583
Foreign currency translation adjustment	—	—	—	1,915	—	1,915	1,915

Share-based compensation	—	—	577	—	—	577	$14,498

Dividend declared	—	—	—	—	(3,486)	(3,486)

Balance at December 31, 2007	9,288	1	8,909	2,636	16,676	28,222
Net income	—	—	—	—	17,105	17,105	$17,105
Foreign currency translation adjustment	—	—	—	1,937	—	1,937	1,937

Share-based compensation	—	—	2,283	—	—	2,283	$19,042

Dividend declared	—	—	—	—	(15,863)	(15,863)

Balance at December 31, 2008	9,288	$1	$11,192	$4,573	$17,918	$33,684

See the accompanying notes to consolidated financial statements.

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands US$, except share and per share amounts)

	Year Ended December 31,
	2006	2007	2008
Cash flows from operating activities:
Net income	$9,171	$12,583	$17,105
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	—	577	2,283
Depreciation	1,292	965	698
Loss on disposal of property and equipment	—	68	71
Provision for doubtful accounts	31	34	63
Provision for expected losses on uncompleted contracts	(164)	28	(46)
Deferred taxes	396	(432)	2,055
Changes in assets and liabilities:
Trade accounts receivable	(5,770)	(5,746)	(13,937)
Inventories and contracts in progress	3,746	(10,329)	8,571
Amount due from related party	860	—	(645)
Prepaid expenses and other current assets	2,707	(1,533)	(811)
Trade accounts payable	(7,833)	7,106	357
Accrued expenses and other payables	(1,427)	648	1,285
Deferred revenue	(2,174)	6,088	1,702
Income tax payable	171	543	869
Accrued payroll and welfare	2,669	1,146	3,328
Amount due to related party	(773)	—	—

Net cash provided by operating activities	2,902	11,746	22,948

Cash flows from investing activities:
Change in restricted cash	(277)	113	37
Purchases of property and equipment	(1,035)	(719)	(1,020)
Loans made to related party	(10,539)	(5,160)	(15,579)
Loans repaid by related party	10,365	5,334	15,579

Net cash used in investing activities	(1,486)	(432)	(983)

Cash flows from financing activities:
Dividend paid	(1,654)	(1,174)	(18,201)
Proceeds from short-term bank borrowings	26,966	20,385	25,906
Repayment of short-term bank borrowings	(25,837)	(24,067)	(29,504)
Repayment of related party borrowings	—	(1,281)	—

Net cash used in financing activities	(525)	(6,137)	(21,799)

Effect of exchange rate changes	256	618	114

Net increase in cash and cash equivalents	1,147	5,795	280
Cash and cash equivalents, beginning of the year	10,754	11,901	17,696

Cash and cash equivalents, end of the year	$11,901	$17,696	$17,976

Supplemental disclosure of cash flow information:
Income taxes paid	$346	$688	$1,592
Interest paid	$541	$651	$489

See the accompanying notes to consolidated financial statements.

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands US$, except share and per share amounts)

1. Organization and Principal Activities

Linkage Technologies Investment Limited (“Linkage BVI”) was incorporated in the British Virgin Islands on July 15, 2003. On June 30, 2004, Linkage BVI, through Linkage Technology (Nanjing) Co. Ltd. (“Linkage Nanjing”), a wholly-owned subsidiary of Linkage BVI, acquired the telecommunication business from, Lianchuang Technology Company Limited (“Lianchuang Technology”), a company incorporated in the People’s Republic of China (the “PRC”), for a cash consideration of $7,000. This transaction has been accounted for as a transfer of assets between entities under common control as the shareholder structures of Linkage BVI and Lianchuang Technology were the same.

Linkage BVI, together with its subsidiaries (collectively, the “Company”), is principally engaged in the provision of customized software development and IT services, including system integration and IT consulting services, to telecommunication carriers and their provincial subsidiaries in the PRC.

Linkage BVI became a wholly-owned subsidiary of Linkage Technologies International Holdings Limited (“Linkage Cayman”) on December 16, 2008. Linkage Cayman was incorporated in the Cayman Islands on February 24, 2004. As of December 31, 2008, the Company’s subsidiaries were as follows:

Subsidiaries	Date of Establishment	Place of Establishment	Percentage of ownership
Hong Kong Linkage Technology Limited (“Linkage Hong Kong”)	November 15,1998	Hong Kong	100%
Linkage Technology (Nanjing) Co., Ltd (“Linkage Nanjing”)	February 12, 2004	PRC	100%
Suzhou United New Science and Technology Corporation (“Linkage Suzhou”)	January 16, 2003	PRC	100%

2. Summary of Significant Accounting Policies

Basis of presentation—The consolidated financial statements of the Company are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Principles of consolidation—The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant inter-company balances and transactions have been eliminated on consolidation.

Use of estimates—The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates reflected in the Company’s consolidated financial statements include time and cost required to complete projects for purposes of revenue recognition, future expected cash flow estimates for purposes of determining the fair value of the ordinary shares, assumptions used in calculating share-based compensation, valuation allowance for deferred tax assets and adequacy of unrecognized tax benefits, and collectability of accounts receivable and other receivables.

Cash and cash equivalents—Cash and cash equivalents consist of cash on hand and demand deposits, which are unrestricted as to withdrawal or use, and which have original maturities of three months or less when purchased.

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands US$, except share and per share amounts)

Restricted cash—Restricted cash is related to amounts which are not available for the Company’s use in its operations and are held by banks as security for issuance of letters of credit, bankers’ acceptance drafts, and performance bonds to certain customers.

Trade accounts receivable, net—Accounts receivable are stated at the amount the Company expects to collect and is comprised of both billed and unbilled receivables. Billed receivables represent outstanding amounts invoiced in accordance with agreed-upon contract milestones. Unbilled receivables represent revenue recognized in excess of billings as of the balance sheet date, as well as third-party hardware and software delivered when performing system integration services as an agent which will be invoiced at a later date in accordance with agreed-upon contract milestones. Accounts receivable are presented net of allowances for doubtful accounts. Allowances for doubtful accounts are provided based on the credibility of the clients, aging of the accounts receivable, economic conditions and other specific circumstances related to the accounts.

Inventories and contracts in progress—Inventories represent computer hardware, software and spare parts that are purchased from third-party vendors on behalf of customers and are generally in transit to the customers’ premise. Such items are generally in the Company’s possession for a short period of time.

Contracts in progress consist of (i) the difference between total cost incurred to date and cost of revenue earned to date on customized software development arrangements under which revenue is recognized using the percentage-of-completion method, and (ii) accumulated contract costs on certain customized software development arrangements that are deferred and are recognized ratably over the longer of the post-contract customer support (“PCS”) or the system support and enhancement service period.

Property and equipment, net—Property and equipment is stated at cost, net of accumulated depreciation. Depreciation on property and equipment is calculated using the straight-line method over the following estimated useful lives of the assets

Computers	3 years
Furniture, fixture and office equipment	5 years
Motor vehicles	5 years

Impairment of long-lived assets—Long-lived assets and finite-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company measures impairment by comparing the carrying amount of the assets to future undiscounted net cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss equal to the excess of the carrying amount over the fair value of the assets. No impairment charges were recognized during the years ended December 31, 2006, 2007 and 2008.

Fair value—The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”) on January 1, 2008 for all financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring basis (at least annually). The Company’s adoption of SFAS 157 was limited to its financial assets and financial liabilities, as permitted by FSP FAS 157-2 “Effective Date of FASB Statement No. 157” (“FSP FAS 157-2”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands US$, except share and per share amounts)

SFAS 157 defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

SFAS 157 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. SFAS 157 establishes three levels of inputs that may be used to measure fair value:

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices included within Level 1 that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company did not have any financial instruments that were required to be measured at fair value on a recurring basis as of December 31, 2008.

The carrying values of financial instruments, which consist of cash, restricted cash, accounts receivable, accounts payable, and short-term bank borrowings, are recorded at cost which approximates their fair value due to the short-term nature of these instruments. The Company does not use derivative instruments to manage risks.

Revenue recognition—The Company derives its revenues from three sources: (i) software development, which includes development and licensing of software, provision of customization, modification, implementation, integration, training, and PCS, as well as recurring revenue from ongoing system support and enhancement services, (ii) IT services, which includes system integration, third-party hardware maintenance, third-party software support, network support, and IT consulting and research services, and (iii) resale of third-party hardware and software.

The Company’s software development arrangements contain multiple deliverables. The deliverables include licenses of custom software which consist of a combination of self-developed core software and third-party software, and related services such as customization, modification, implementation and integration services, training, and PCS. Such arrangements may also include third-party hardware and hardware installation and maintenance to the extent hardware is sold as part of the arrangement. As these arrangements require significant modification or customization of the software, revenue for the combined arrangement is recognized over the service period based on the percentage-of-completion method of accounting. Because PCS has never been sold separately, the Company does not have vendor specific objective evidence of fair value of PCS. The percentage-of-completion method of revenue recognition is therefore applied through the date the last element is delivered, which is typically the end of the bundled PCS period. Progress toward completion is measured by dividing the actual direct labor costs incurred into total estimated direct labor costs for the project. Revenue on a

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands US$, except share and per share amounts)

project is computed by multiplying total estimated contract revenue by the percentage of completion. Cost of revenue is computed in a similar manner by multiplying total estimated contract cost by the percentage of completion. Gross profit on the project for a period is the excess of revenue over the cost of revenue. Any revisions to existing estimated contract profits, if necessary, are made in the period in which the circumstances requiring the revisions become known. Provisions for expected losses on uncompleted contracts are recorded in the period in which such losses become probable.

Certain of the Company’s software development arrangements include ongoing system support and enhancement services. These services consist of designing and implementing enhancements to existing software and providing overall system support and performing operational tasks in the customer’s IT function on behalf of the customer. These services are generally provided over a specified period of time, typically ranging from a few months to two years. The cost of providing such services cannot be reliably estimated as the workload varies with the customer’s service requests during the service period. Under these arrangements, the entire arrangement fee and accumulated contract costs are deferred and recognized ratably over the longer of the PCS and the system support and enhancement service period, commencing subsequent to delivery of the customized software and when PCS, system support and enhancement services are the only remaining deliverables.

Revenue from ongoing support and enhancement arrangements that are not combined with other elements are recognized ratably over the service period and when persuasive evidence of an arrangement exists, the fee is fixed or determinable, and collectability is reasonably assured.

Subsequent sales of upgrades and enhancements are accounted for separately from the initial sales of customized software as upgrades and enhancements are not negotiated within a short time frame of the initial sale, the software from the initial sale is not dependent on the delivery of the upgrades or enhancements, neither the fees for the initial or subsequent sale are subject to refund if one or the other contracts is not fulfilled nor are payment terms for either sale tied to the performance of the other.

The Company’s system integration arrangements also include multiple deliverables, such as third-party hardware and software, installation, integration, training, maintenance, and support. The Company evaluated the deliverables for separation and determined that the delivered items should not be considered a separate unit of account because not all undelivered elements have objective and reliable evidence of fair value. Revenue is recognized when the Company has substantially met its performance obligations under the contract and received final acceptance from the customer. Generally revenue is recognized net of the amounts paid to suppliers of the third-party hardware and software as the Company is considered to be an agent in these arrangements.

The Company enters into third-party hardware maintenance and software support contracts with end customers and generally enters into back-to-back arrangements of similar key terms with the third-party hardware and software vendors to cover its risks in the customer contracts. Revenue is recognized ratably over the term of the maintenance or support agreement when all other revenue recognition criteria are met. Under such arrangements, the Company recognizes revenue net of the back-to-back contracts as the Company is considered to be an agent in these arrangements. Limited to a few arrangements where the Company is contracted to provide network support services and no back-to-back arrangements exist with third-party hardware and software vendors, the Company reports revenue at gross amounts billed to the customer because the Company is the primary obligor in those arrangements.

The Company’s research findings under IT consulting and research arrangements are evaluated by the customer based on the customer’s specific criteria. Revenue is recognized when the Company receives final acceptance from the customer, assuming all other revenue recognition criteria have been met.

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands US$, except share and per share amounts)

Revenue from resale of third party hardware and software, if not bundled with other deliverables, is recognized upon delivery and acceptance.

The Company reports revenue from third-party hardware net of sales returns. Revenues from customized software and system integration arrangements include value added tax rebates received from the Chinese tax authorities. Such rebates are granted to the Company as part of the PRC government’s policy to encourage software development in the PRC, and are recorded as a component of revenue when the relevant compliance requirements are met, there are no further obligations, and are not subject to future returns or reimbursements. Total value added tax rebates recorded in revenues were $467, $800 and $787 in 2006, 2007 and 2008, respectively.

Billings are rendered based on agreed upon contract milestones. Revenue recognized in excess of billings is recorded as unbilled receivables and is included in trade accounts receivable. Unbilled receivables also include costs incurred when performing system integration services as an agent and will be billed based on contractual billing milestones. These costs typically relate to hardware, software and spare parts that have been acquired by the Company and have been delivered to the customer. Amounts billed but not yet collected are recorded as billed receivables and are included in trade accounts receivable. Most of the billed and unbilled receivables are expected to be collected within one year. Billings in excess of revenue recognized are recorded as deferred revenue.

Research and development—Research and development costs consist of expenditures incurred in the development of new software modules and products, either as part of the internally used software or in conjunction with anticipated customer projects. Technological feasibility for the Company’s software products is reached shortly before the products are released for sale. To date, costs incurred after technological feasibility was established and prior to completion of software development have not been material and accordingly, the Company has expensed all research and development costs when incurred.

Operating leases—Payments made under operating leases are charged to the consolidated statements of operations on a straight-line basis over the respective lease terms, including any periods of free rent.

Foreign currency translation and foreign currency risk—The Company uses the United States dollar (“USD”) as its reporting currency. The functional currency of Linkage BVI and Linkage Hong Kong is USD. Monetary assets and liabilities denominated in currencies other than USD are translated into USD at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than USD during the year are converted into USD at the rates of exchange ruling at the transaction dates.

The financial records of the Company’s PRC subsidiaries are maintained in Renminbi (“RMB”), which is their functional currency. Assets and liabilities are translated into USD based on the rates of exchange existing on the balance sheet date. Equity accounts are translated at historical exchange rates. Their statements of operations are translated using a weighted average rate for the period. Translation adjustments are reflected as accumulated other comprehensive income (loss) in shareholders’ equity.

The RMB is not freely convertible into USD or other currencies. The State Administration for Foreign Exchange, under the authority of the People’s Bank of China (“PBOC”), controls the conversion of RMB into foreign currencies. The value of RMB is subject to changes in central government policies and to international economic and political developments affecting supply and demand in the China Foreign Exchange Trading System market. The rate of exchange quoted by PBOC on December 31, 2007 and 2008 was USD$1 = RMB7.3046 and USD$1 = RMB6.8346, respectively. As of December 31, 2007 and 2008, the Company had

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands US$, except share and per share amounts)

RMB bank balances located in the PRC of $16,662 and $17,438 of its total cash and bank balances, respectively. The Company’s cash and cash equivalents and restricted cash denominated in RMB amounted to $17,651 and $18,541 as of December 31, 2007 and 2008, respectively.

Concentration of credit risk—Financial instruments that potentially expose the Company to concentration of credit risk consist primarily of cash and cash equivalents, restricted cash and trade accounts receivable. All of the Company’s cash and cash equivalents are held with financial institutions that Company management believes to be high credit quality.

The Company conducts credit evaluations of customers and generally does not require collateral or other security from its customers. The Company periodically evaluates the creditworthiness of the existing customers in determining an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers. The Company primarily sells its products and services to the top telecommunication carriers in China and their provincial subsidiaries and has historically incurred insignificant bad debt expense.

Income taxes—Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net operating loss carryforwards and credits by applying enacted statutory tax rates applicable to future years. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on the characteristics of the underlying assets and liabilities, or the expected timing of their use when they do not relate to a specific asset or liability.

Value added taxes—The Company’s PRC subsidiaries are subject to value added tax (VAT) at a rate of 17% on proceeds received from system integration arrangements and customized software arrangements (“software sales”), less any VAT already paid or borne by the taxpayer on the goods or services purchased by it and utilized in the production of goods or provisions of services that have generated the gross sales proceeds. For revenues on software sales, if the net amount of VAT payable exceeds 3% of software sales, the excess portion of VAT tax can be refunded immediately. As such, the Company is entitled to an effective net VAT tax burden of 3% from software sales. This government policy is effective until 2010. The net VAT balance is recorded either in accrued expenses and other payables or prepaid expenses and other current assets on the face of consolidated balance sheets.

Business taxes—The Company’s PRC subsidiaries are subject to business tax at the rate of 5% on certain types of service transactions. Business taxes are presented on a gross basis and included in revenues and cost of revenues. Business tax incurred during 2006, 2007 and 2008 was $352, $354 and $715, respectively.

Share-based compensation—The Company’s share-based payment transactions with employees are measured based on the grant-date fair value of the equity instrument issued. The fair value of the award is recognized as compensation expense, net of estimated forfeitures, over the period during which an employee is required to provide service in exchange for the award, which is generally the vesting period.

Comprehensive income—Comprehensive income includes all changes in equity except those resulting from investments by owners and distributions to owners. For the years presented, total comprehensive income included net income and foreign currency translation adjustments.

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands US$, except share and per share amounts)

Recent accounting pronouncements—In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R expands the definition of a business combination and requires the fair value of the purchase price of an acquisition, including the issuance of equity securities, to be determined on the acquisition date. SFAS 141R also requires that all assets, liabilities, contingent consideration and contingencies of an acquired business be recorded at fair value as of the acquisition date. In addition, SFAS 141R requires, with certain exceptions, that acquisition costs should be expensed as incurred (rather than capitalized as part of the purchase price), restructuring costs should be expensed in periods subsequent to the acquisition date (rather than recognized as a liability in purchase accounting) and that changes after the measurement period in deferred tax asset valuation allowances and acquired income tax uncertainties should impact income tax expense. SFAS 141R requires certain financial statement disclosures to enable users to evaluate and understand the nature and financial effects of the business combination. SFAS 141R is effective for business combinations whose acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of SFAS 141R will change the Company’s accounting treatment for business combinations on a prospective basis, beginning January 1, 2009.

In April 2009, the FASB issued FASB Staff Position (“FSP”) No. 141(R)-1, “Accounting for Assets Acquired and Liabilities Assumed in a Business Combination That Arise from Contingencies” (“FSP 141(R)-1”), which amends the guidance in SFAS 141R to establish a model for pre-acquisition contingencies that is similar to the one entities used under SFAS 141. Under the FSP, an acquirer is required to recognize at fair value an asset acquired or a liability assumed in a business combination that arises from a contingency if the acquisition-date fair value of that asset or liability can be determined during the measurement period. If the acquisition-date fair value cannot be determined, then the acquirer follows the recognition criteria in SFAS 5 and FIN 14 to determine whether the contingency should be recognized as of the acquisition date or after it. The FSP is effective for business combinations whose acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of FSP 141(R)-1 will change the Company’s accounting treatment for business combinations on a prospective basis, beginning January 1, 2009.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” (“SFAS 160”). This statement amends Accounting Research Bulletin (ARB) 51, “Consolidated Financial Statements,” to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. The statement clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Moreover, SFAS 160 eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring they be treated as equity transactions. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The statement will be applied prospectively, except for the presentation and disclosure requirements, which will be applied retrospectively. The Company does not expect that the adoption of SFAS 160 will have an impact on its financial position or results of operations.

In February 2008, the FASB issued FSP FAS 157-2, “Effective Date of FASB Statement No. 157” (“FSP 157-2”). FSP 157-2 delays the effective date of SFAS 157 for nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis, until fiscal years beginning after November 15, 2008. As a result of FSP 157-2, the Company will adopt SFAS 157 for its nonfinancial assets and nonfinancial liabilities beginning with the first interim period of its fiscal year 2009. The Company does not expect that the adoption of FAS 157 for its nonfinancial assets and nonfinancial liabilities will have a material impact on its financial position, results of operations or cash flows.

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands US$, except share and per share amounts)

In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP 157-3”). FSP 157-3 clarifies the application of SFAS 157 in a market that is not active, and addresses application issues such as the use of internal assumptions when relevant observable data does not exist, the use of observable market information when the market is not active, and the use of market quotes when assessing the relevance of observable and unobservable data. FSP 157-3 is effective for all periods presented in accordance with FAS 157. The Company does not expect the adoption of FSP 157-3 to have a material impact on the Company’s consolidated financial statements or the fair values of its financial assets and liabilities.

In April 2009, the FASB issued FSP FAS 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP 157-4”). FSP 157-4 provides additional guidance for estimating fair value in accordance with FASB 157 when the volume and level of activity for the asset or liability have significantly decreased. This FSP also includes guidance on identifying circumstances that indicate a transaction is not orderly. The Company does not expect the adoption of FSP 157-4 to have a material impact on the Company’s consolidated financial statements or the fair values of its financial assets and liabilities.

In April 2008, the FASB issued FASB Staff Position FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). The stated intent of the FSP is to improve the consistency between the useful life of a recognized intangible asset under SFAS No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS No. 141(R) and other GAAP. In determining the useful life of acquired intangible assets, FSP FAS 142-3 removes the requirement to consider whether an intangible asset can be renewed without substantial cost or material modifications to the existing terms and conditions and, instead, requires an entity to consider its own historical experience in renewing similar arrangements. FSP FAS 142-3 also requires expanded disclosure related to the determination of intangible asset useful lives. The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption is prohibited. The Company is currently evaluating the potential impact of FSP 142-3 on its consolidated financial statements.

In April 2009, the FASB issued FSP FAS 115-2 and 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP FAS 115-2 and FAS 124-2”). The FSP amends the other-than-temporary impairment guidance in US GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. This FSP does not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. The Company does not expect the adoption of FSP FAS 115-2 and FAS 124-2 to have a material impact on the Company’s consolidated financial statements.

In November 2008, the FASB ratified the consensus in EITF Issue 08-7, “Accounting for Defensive Intangible Assets” (“EITF 08-7”). EITF 08-7 requires entities that will acquire a defensive intangible asset after the effective date of SFAS 141R, to account for the acquired intangible asset as a separate unit of accounting and amortize the acquired intangible asset over the period during which the asset would diminish in value. EITF 08-7 is effective for defensive intangible assets acquired in fiscal years beginning on or after December 15, 2008. The adoption of EITF 08-7 is not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (“SFAS 165”). SFAS 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. Specifically, SFAS 165 provides (i) the period after

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands US$, except share and per share amounts)

the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements; (ii) the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements; and (iii) the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. SFAS 165 is effective prospectively for interim or annual financial periods ending after June 15, 2009. The Company believes the adoption will not have a material impact on the Company’s consolidated financial position or result of operations.

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140” (“SFAS 166”). SFAS 166 eliminates the concept of a qualifying special-purpose entity, creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies other sale-accounting criteria, and changes the initial measurement of a transferor’s interest in transferred financial assets. SFAS 166 will be effective for the Company’s fiscal year beginning January 1, 2010. The Company is currently evaluating the impact of the adoption of SFAS 166 on its consolidated financial statements.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (“SFAS 167”). SFAS 167 eliminates Interpretation 46(R)’s exceptions to consolidating qualifying special-purpose entities, contains new criteria for determining the primary beneficiary, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a variable interest entity. SFAS 167 also contains a new requirement that any term, transaction, or arrangement that does not have a substantive effect on an entity’s status as a variable interest entity, a company’s power over a variable interest entity, or a company’s obligation to absorb losses or its right to receive benefits of an entity must be disregarded in applying Interpretation 46(R)’s provisions. SFAS 167 will be effective for the Company’s fiscal year beginning January 1, 2010. The Company is currently evaluating the impact of the adoption of SFAS 167 on its consolidated financial statements.

In October 2009, the FASB issued EITF 08-1, “Multiple-Deliverable Revenue Arrangements” (“EITF 08-1”). EITF 08-1 addresses the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. Specifically, this guidance amends the criteria in EITF 00-21 for separating consideration in multiple-deliverable arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third party evidence; or (c) estimates. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this guidance significantly expands required disclosures related to a vendor’s multiple-deliverable revenue arrangements. EITF 08-1 will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of EITF 08-1 on its consolidated financial statements.

In October 2009, the FASB issued EITF 09-3, “Certain Revenue Arrangements That Include Software Elements” (“EITF 09-3”). EITF 09-3 changes the accounting model for revenue arrangements that include both tangible products and software elements. Under this guidance, tangible products containing software components and non-software components that function together to deliver the tangible product’s essential functionality are excluded from the software revenue guidance in American Institute of Certified Public Accountants Statement of Policy 97-2, “Software Revenue Recognition.” In addition, hardware components of a tangible product containing software components are always excluded from the software revenue guidance. EITF 09-3 will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of EITF 09-3 on its consolidated financial statements.

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands US$, except share and per share amounts)

3. Trade accounts receivable, net

Trade accounts receivable, net consisted of the following:

	December 31
	2007	2008
Billed receivables	$22,576	$25,166
Unbilled receivables	13,484	27,371
Less: Allowance for doubtful accounts	(81)	(144)

Trade accounts receivable, net	$35,979	$52,393

4. Inventories and contracts in progress

Inventories and contracts in progress consisted of the following:

	December 31
	2007	2008
Inventories	7,986	$783
Contracts in progress	8,840	8,147

Inventories and contracts in progress	$16,826	$8,930

5. Property and equipment, net

Property and equipment, net consisted of the following:

	December 31
	2007	2008
Computer equipment	$3,570	$4,005
Furniture, fixtures and office equipment	133	181
Motor vehicles	507	632

	4,210	4,818
Less: acquired depreciation	(2,775)	(3,009)

Property and equipment, net	$1,435	$1,809

Depreciation expense for the years ended December 31, 2006, 2007 and 2008 was approximately $1,292, $965, and $698 respectively.

6. Short-term bank borrowings

As of December 31, 2007 and 2008, the Company had outstanding borrowings of RMB60 million (approximately $8,214) and RMB35 million (approximately $5,121), respectively, under various loan agreements with commercial banks. The terms of the borrowings require repayment within four months to one year and are used for working capital purposes. There are no covenants. The interest rates for these borrowings ranged from 5.58% to 8.22% with a weighted average interest rate of 6.25% and 7.44% for the years ended December 31, 2007 and 2008, respectively.

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands US$, except share and per share amounts)

7. Accrued expenses and other payables

Accrued expenses and other payables consisted of the following:

	December 31
	2007	2008
Accrued expenses	$2,236	$2,250
Other payable	289	1,253
Other taxes payable	535	796

	$3,060	$4,299

8. Income taxes

British Virgin Islands

Under the current laws of the British Virgin Islands, Linkage BVI is not subject to tax on the income or capital gains. In addition, the British Virgin Islands does not impose withholding tax on dividend payments.

Hong Kong

The profits of Linkage Hong Kong are subject to income tax at 17.5% for 2006 and 2007, and 16.5% for 2008.

PRC

The two PRC entities, Linkage Nanjing and Linkage Suzhou, were governed by the Income Tax Law of PRC Concerning Foreign Investment and Foreign Enterprise for the period before January 1, 2008, and the statutory rate was 33% (30% of state income tax plus 3% local income tax) on their respective PRC taxable income. However, as a qualified High and New Technology Enterprise (“HNTE”), operating in a State-level High and New Technology Development Zone (“HNTDZ”), Linkage Nanjing was entitled to a preferential tax rate of 15%. In addition, Linkage Nanjing was granted a five-year tax holiday (i.e. two years’ tax exemption followed by three years’ 50% tax deduction (“2+3 tax holiday”) starting from its first profit making year which was 2004. Furthermore, during the tax holiday, the local income tax was fully exempted. Therefore, Linkage Nanjing was subject to income tax at 7.5% for the years ended December 31, 2006 and 2007.

Linkage Suzhou, recognized as a newly established software company, was entitled to a five-year tax holiday (i.e. two years’ tax exemption followed by three years’ 50% tax reduction) from 2004, which was its first profit-making year. As such, for the years ended December 31, 2006 and 2007 Linkage Suzhou was subject to tax at 15%. The 3% local tax was fully exempted during the whole tax holiday.

On March 16, 2007, the PRC government promulgated the Law of the People’s Republic of China on Corporate Income Tax (the “New CIT Law”), which became effective from January 1, 2008. Foreign investment enterprises and domestic companies are subject to a uniform tax rate of 25%. Enterprises which were established and already enjoyed preferential tax treatments before March 16, 2007 were granted transitional relief measures which allowed them to continue to enjoy such preferential tax treatment (i) in the case of preferential tax rates, for a period of five years from January 1, 2008 (the enterprises which previously enjoyed the tax rate of 24% shall be subject to the tax rate of 25% from 2008), and (ii) in the case of preferential tax exemption or reduction for a specified term, until the expiration of such terms but before 2012.

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands US$, except share and per share amounts)

Linkage Nanjing was eligible for a preferential tax rate of 15% for 2008, since it obtained HNTE status on December 9, 2008 with a valid period of three years. At the same time, Linkage Nanjing was also eligible for the reduced tax rate of 12.5% in 2008 which was the fifth year of its 2+3 tax holiday.

On December 31, 2008, the Company received a notification from the National Development and Reform Commission, the Ministry of Industry and Information Technology, the Ministry of Commerce, and the State Administration of Taxation that Linkage Nanjing qualified as a “Key Software Enterprise” for fiscal year 2008 and was therefore eligible for a 10% tax rate for income earned during 2008.

Under the New CIT Law, where the preferential policies overlap, enterprises may select the most preferential policies and may not enjoy any overlapped policy or change policies upon selection. Linkage Nanjing decided to apply the 10% tax rate for 2008, as a qualified Key Software Enterprise.

As there is significant uncertainty in regard to obtaining similar preferential tax rates in years subsequent to 2008, Linkage Nanjing has applied 15% as the applicable tax rate for the purpose of determining the deferred taxes.

Expenditures incurred for the research and development of new technology, products, and processes (“R&D”) qualify for deductions at 150% of the actual R&D expenditures for the current period.

Linkage Suzhou was subject to a uniform tax rate of 25% for 2008 according to the New CIT Law.

The new CIT rules impose a 10% withholding tax on dividends distributed by an enterprise to its overseas shareholders. The rate can be reduced to 5% under China’s tax arrangement with Hong Kong. The reduced rate is not applicable for undistributed earnings from Linkage Nanjing to Linkage Hong Kong because Linkage Hong Kong did not hold any equity interest in Linkage Nanjing until December 2008. Therefore, the requirement that it must have held more than 25% or more of the equity interest in Linkage Nanjing at all times within the 12-month period immediately prior to receipt of the dividends was not fulfilled as of the end of reviewing period, which was December 31, 2008.

Therefore, in 2008, Linkage Hong Kong has accrued deferred tax liabilities related to potential withholding tax in the amount of $1,779 at the rate of 10% on the undistributed earnings from its investment in Linkage Nanjing generated in 2008.

Effective on January 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of SFAS No. 109” (“FIN 48”), which clarifies the accounting and disclosure for uncertainty in tax positions. FIN 48 prescribes a more-likely-than-not threshold for financial statement recognition and measurement of tax positions taken or expected to taken in a tax return. This interpretation also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, accounting for income taxes in interim periods and income tax disclosures. Based on its FIN 48 analysis documentation, the Company has made its assessment of the level of tax authority for each tax position (including the potential application of interest and penalties) based on its technical merits. The adoption of FIN 48 did not have any impact on the Company’s total liabilities or shareholders’ equity. The Company has no material uncertain tax position as of December 31, 2008 or unrecognized tax benefits which would favorably affect the effective income tax expense. The Company does not anticipate any significant increases or decreases to its liability for unrecognized tax benefits within the next 12 months. The Company will classify interest and penalties related to income tax matters, if any, in income tax expense.

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands US$, except share and per share amounts)

According to the PRC Tax Administration and Collection Law, the statute of limitations is generally three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations will be extended to five years under special circumstances, which are not clearly defined. For any tax exposures related with related party transactions, the statute of limitations is 10 years. There is no statute of limitations in the case of tax evasion. The statue of limitations in Hong Kong is six years.

Income tax expense consisted of the following:

	Year Ended December 31
	2006	2007	2008
Current:	$31	$—	$—
Hong Kong	507	1,220	2,422

PRC	$538	$1,220	$2,422

Total current income tax expense
Deferred:	$336	$3	$1,689
Hong Kong	69	(413)	366

PRC	$405	$(410)	$2,055

Total deferred income tax expense (benefit)	$943	$810	$4,477

The principal components of the deferred income tax assets and liabilities were as follows:

	December 31
	2007	2008
Deferred income tax assets:
Deferred revenue	$2,751	$4,108
Depreciation	54	27
Net operating losses carried forward	73	62
Other	67	22

Total deferred income tax assets	$2,945	$4,219

Deferred income tax liabilities:
Withholding tax	$—	$(1,779)
Contracts in progress	(2,397)	(3,947)

Total deferred income tax liabilities	$(2,397)	$(5,726)

Net deferred income tax assets (liabilities)	$548	$(1,507)

Reported as:
Deferred tax assets—current	$2,819	$4,130
Deferred tax assets—non current	126	89
Deferred tax liabilities—current	(2,397)	(5,726)

Net deferred income tax assets	$548	$(1,507)

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands US$, except share and per share amounts)

Reconciliation between the provision for income tax computed by applying the PRC enterprise income tax rates to income before income taxes and the actual provision for income tax was as follows:

	Year Ended December 31
	2006	2007	2008
PRC statutory tax rate	33.0%	33.0%	25.0%
Effect of tax holiday	(17.0)%	(31.0)%	(16.7)%
Additional R&D deduction	(10.2)%	(10.5)%	(5.0)%
Other expenses not deductible for tax purpose	10.1%	8.6%	8.5%
Effect on income tax due to changes in tax rate	(3.4)%	4.3%	(2.4)%
Effect of different tax rate of group entity operating in other jurisdictions	(3.2)%	0.2%	0.5%
Share-based compensation expenses that are not deductible	—	1.4	2.7%
Withholding tax on retained earnings to be distributed	—	—	8.2%

Effective tax rate	9.3%	6.0%	20.8%

Tax that would otherwise have been payable without tax holidays amounted to $2,667, $4,956 and $8,074 in 2006, 2007 and 2008, respectively.

9. Employee Benefit Plan

The Company’s subsidiaries in China participate in a government-mandated multi-employer defined contribution plan for its full time employees pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require the Company to contribute an amount based on the monthly basic compensation of qualified employees. The relevant local labor bureau is responsible for meeting all retirement benefit obligations. The Company has no further commitments beyond its contribution. During the years ended December 31, 2006, 2007 and 2008, the Company contributed and recorded expenses of $1,006, $1,444, and $2,523, respectively.

10. Share-based compensation

In July 2007, Sun Libin, the Chief Executive Officer, (the “CEO”) of the Company sold 146 shares in LT International (“LT”) to three employees of the Company for RMB 1.3 million (approximately $172) in cash. LT was a shareholder of the Company and was controlled by the CEO and other shareholders of the Company. LT was a shell company whose only function was to hold the Company’s shares. As such, the three employees effectively received 80 of the Company’s ordinary shares for a purchase price of $2,143 per share. The shares were fully vested on the date of sale. As a result, the Company recorded share-based compensation of $577, equal to the excess of the fair value of the Company’s ordinary shares of $9,351 per share over the purchase price.

In March 2008, the CEO sold approximately 1,543 shares in HF International (“HF”) to several employees of the Company for $4,692. Of this amount, two-thirds, or $3,128, was paid in cash on the date of grant with the remaining one-third, or $1,564, payable to the CEO with an interest free, recourse loan having no stated maturity. HF was a shareholder of the Company and was controlled by the CEO. HF was a shell company whose only function was to hold the Company’s shares. As such, the employees effectively received 500 of the Company’s ordinary shares for a purchase price of $9,374 per share. The shares were fully vested on the date of sale. The Company has accounted for this transaction as the issuance of shares and has recorded compensation expense of $2,283, representing the difference between the fair value of the shares of $13,940 per share on the date of sale over the purchase price.

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands US$, except share and per share amounts)

The fair value of the ordinary shares as of July 2007 and March 2008 was determined by the Company, using the discounted cash flow method, a method within the income approach whereby the present value of future expected net cash flow is calculated using a discounted rate.

11. Related party transactions

As discussed in Note 1, on June 30, 2004, Linkage BVI acquired the telecommunication business from Lianchuang Technology. Subsequent to the June 30, 2004 transfer date, Lianchuang Technologies continued to conduct activities in various lines of business, including the sales and distribution of computer hardware, taxation software, transportation payment systems, and the provision of roadside emergency services. Through March 2008 and June 2007, the Company and Lianchuang Technology had the same board of directors and shareholders, respectively. The Company’s CEO is also the chairman of the board of Lianchuang Technology.

In conjunction with the June 30, 2004 transfer, Lianchuang Technology allowed the Company to use its trademarks, patents and technologies relating to the acquired telecommunication business for no consideration. During the years ended December 31, 2006, 2007 and 2008, the Company used the trademarks, patents and technologies free of charge. In October 2008, the Company and Lianchuang Technology formally entered into trademark license agreements, pursuant to which Lianchuang Technology granted the Company for nil consideration a license to use certain trademarks.

During the years ended December 31, 2006, 2007 and 2008, the Company purchased $173, $104, and nil, respectively, of inventories from Lianchuang Technology. The Company sold $3, $81, and nil, of inventories to Lianchuang Technology during the years ended December 31, 2006, 2007 and 2008, respectively.

During the year ended December 31, 2008, the Company leased an office building from Linkage Technology Labor Union, a union established in accordance with the Chinese Labor Union Law and whose members are employees of Linkage Nanjing, and vehicles from Lianchuang Technology for $71 and $109, respectively. Both contracts are renewable annually.

During the year ended December 31, 2008, the Company purchased employee training services from Nanjing Jingling College of Software Education, a subsidiary of Lianchuang Technology, for $250.

During the year ended December 31, 2008, the Company paid professional fees on behalf of Linkage Cayman, the sole shareholder of the Company, in the amount of $645, which were mainly associated with the proposed initial public offering of the American Depositary Shares of Linkage Cayman on the New York Stock Exchange (“NYSE”).

During the years ended December 31, 2006, 2007 and 2008, the Company provided loans of $10,539, $5,160, and $15,579 to Lianchuang Technology, respectively. There were no formal loan agreements. The loans were repaid within one to six months and had been settled as of December 31, 2007 and 2008. The Company has not received any interest on the loans.

During the year ended December 31, 2007, the Company repaid interest-free loans of $1,281 borrowed in 2004 to Lianchuang Technology.

As of December 31, 2008, there was $645 due from Linkage Cayman as a result of the above activities.

As of December 31, 2007 and 2008, there were no amounts due to or from Lianchuang Technology as a result of the above transactions.

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands US$, except share and per share amounts)

12. Commitments and contingencies

a) Operating lease commitments

The Company has operating lease agreements for office buildings in the PRC. The lease terms are for periods of one to six years. None of the leases includes contingent rentals. Future minimum lease payments under non-cancelable operating leases as of December 31, 2008 are as follows:

Years ended December 31,
2009	860
2010	299
2011	4

Total	$1,163

For the years ended December 31, 2006, 2007 and 2008, total rental expenses for operating leases were $183, $337, and $899, respectively.

b) Contingencies

The Company is subject to claims and legal proceedings that arise in the ordinary course of its business. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be decided unfavorably to the Company. The Company did not have any claims or legal proceedings that have a significant impact on its business, assets or operations.

Certain customized software contracts include indemnification clauses that indemnify the Company’s customers against liabilities and damages arising from intellectual property infringement claims relating to the software licensed by the Company. The indemnification obligates the Company to make payments to the guaranteed licensee if an infringement claim against the licensee occurs that results in any liabilities or damages related to the licensed software. The Company has not recorded any liability with respect to the potential infringement and profit sharing claims associated with the Company’s intellectual property as it is the Company’s assessment that the risk of such claim resulting from the potential infringement is remote.

c) Letters of credit

The Company’s revolving credit facilities, which were renewed on February 4, 2009, provided for letters of credit and letters of guarantee up to an aggregate of $13,000. As of December 31, 2008, there were letters of guarantee of $550 issued under the facilities for Linkage Hong Kong and the unused credit facilities totaled $12,450. The credit facilities had no collateral.

13. Business and credit concentration

The Company’s customers are primarily the headquarters and the provincial subsidiaries of three major telecommunication carriers in the PRC. Currently, all major telecommunication carriers in the PRC are primarily state-owned and are subject to extensive government regulation and control. In aggregate, these three communications carriers accounted for 99%, 98% and 99% of the Company’s revenues for the years ended December 31, 2006, 2007 and 2008, respectively.

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands US$, except share and per share amounts)

Despite being state-owned, the headquarters and provincial subsidiaries of the three major telecommunication carriers generally contract on an individual entity basis. The following table summarizes sales to those entities that individually comprise 10% or more of total revenues:

	Year Ended December 31
	2006	%	2007	%	2008	%
Customer A	$7,982	17	$10,092	19	$12,521	14
Customer B	4,869	10	—	—	—	—
Customer C	4,643	10	—	—	—	—

Total	$17,494	37	$10,092	19	$12,521	14

The following table summarizes customers who represent in excess of 10% of trade accounts receivable:

	Year Ended December 31
	2007	%	2008	%
Customer A	$4,461	12	—	—
Customer B	4,292	12	—	—
Customer D	3,778	10	—	—

Total	$12,531	34	—	—

14. Restricted net assets

Pursuant to laws applicable to the PRC’s Foreign Investment Enterprises, the Company’s PRC subsidiaries must make appropriations from after-tax profit to non-distributable reserve funds as determined by the board of directors of the respective subsidiaries. These reserve funds include a (i) general reserve, (ii) enterprise expansion fund, and (iii) staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires annual appropriations of 10% of after tax profit as determined under PRC GAAP. The other fund appropriations are at the discretion of the respective subsidiaries. These reserve funds can only be used for the specific purposes of enterprise expansion and staff bonus and welfare and are not distributable as cash dividends. The appropriations to the general reserve are required until the balance reaches 50% of the subsidiaries’ registered capital. The Company had statutory reserve balances of $3,005 and $5,187 as of December 31, 2007 and 2008, respectively. In addition, the PRC subsidiaries’ share capital of $12,208 and $12,208 as of December 31, 2007 and 2008, respectively, was considered restricted due to restrictions on the distribution of share capital. As a result of the PRC laws and regulations, the Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets either in the form of dividends, loans or advances, which restricted portions amounted to $15,213 and $17,395 as of December 31, 2007 and 2008, respectively.

15. Subsequent events

On January 12, 2009, the Company declared a dividend of $14,715 to the existing shareholder, $13,261 of which was paid as of January 22, 2010.

On June 23, 2009, the Company and Lianchuang Technology entered into a license agreement relating to technologies that are the subject of certain patents and patent applications, pursuant to which Lianchuang Technology granted the Company an exclusive and sub-license right to use these technologies. The Company is entitled to make improvements to the technologies and enjoy the use of the improvements made by Lianchuang

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands US$, except share and per share amounts)

Technology. In addition, the Company entered into an assignment agreement with Lianchuang Technology whereby Lianchuang Technology agreed to assign to the Company the rights in the patents or certain patent applications, including proprietary technologies and trade secrets underlying these patents and patent applications. The Company is not required to make any payments to Lianchuang Technology under these agreements.

On July 28, 2009, the Company and Lianchuang Technology entered into a supplementary agreement to the trademark license agreements (Note 11), pursuant to which the Company has been granted a right to use these trademarks, free of charge, within the valid term of each licensed trademark, including the renewal periods. The term of this agreement is 20 years from the date thereof.

On July 27, 2009, Linkage Cayman granted to an executive officer of the Company, options to purchase 6,197,907 ordinary shares of Linkage Cayman at an exercise price of RMB 0.25 ($0.04) per share. The option grant consists of three tranches of 1,652,775 shares, 2,065,969 shares, and 2,479,163 shares, each subject to cliff vesting on July 31, 2009, 2010 and 2011, respectively. The weighted average grant-date fair value of the options was $0.84 per share. On July 29, 2009, the executive officer paid $60 for the first tranche of 1,652,775 options. The Company recorded $1,882 compensation expense and an increase in the additional paid-in capital for the same amount for the nine months ended September 30, 2009. On January 7, 2010, the executive officer resigned from the Company and the unvested tranches of 2,065,969 and 2,479,163 options were forfeited.

On July 28, 2009, Linkage Cayman adopted the 2009 Share Incentive Plan (the “2009 Plan”). Linkage Cayman reserved 61,979,069 shares for future grant of share options, restricted shares, restricted share units, and other awards to the Company’s employees, directors, and consultants under the 2009 Plan. Option awards are generally granted with an exercise price equal to the market price of Linkage Cayman’s ordinary shares at the date of grant. The term of the options may not exceed ten years from the date of the grant. As of January 22, 2010, no awards have been granted under the 2009 Plan.

On September 16, 2009, the Company entered into a confirmation with Lianchuang Technology to formalize the pre-existing loan arrangements (Note 11) with Lianchuang Technology for 2006, 2007, 2008 and up to the date of this confirmation.

On September 17, 2009, the Company signed a memorandum of understanding with Lianchuang Technology to clarify that, prior to the effective dates of their trademark, patent and technology license agreements in October 2008, June 2009, and July 2009, all intellectual properties owned by Lianchuang Technology and used by the Company shall be deemed to have been validly licensed to the Company free of charge.

On December 4, 2009, Linkage Cayman, certain shareholders of Linkage Cayman, and Libin Sun as agent for the shareholders of Linkage Cayman, entered into a business combination agreement (the “Combination Agreement”) with AsiaInfo Holdings, Inc. (“AsiaInfo”), a company listed on the NASDAQ Global Market. Pursuant to the Combination Agreement, AsiaInfo agreed to purchase from Linkage Cayman 100% of the outstanding share capital of the Company for $60,000 in cash and 26,832,731 shares of AsiaInfo’s common stock, par value $0.01, subject to certain adjustments and closing conditions.

On December 31, 2009, the Company received a notification from the National Development and Reform Commission, the Ministry of Industry and Information Technology, the Ministry of Commerce, and the State Administration of Taxation that Linkage Nanjing qualified as a “Key Software Enterprise” for fiscal year 2009 and was therefore eligible for a 10% tax rate for income earned during 2009.

INDEX TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

CONTENTS

Page
Unaudited condensed consolidated balance sheet as of September 30, 2009	F-26
Unaudited condensed consolidated statements of operations for the nine-month periods ended September 30, 2008 and 2009	F-27
Unaudited condensed consolidated statements of shareholders’ equity and comprehensive income for the nine-month periods ended September 30, 2008 and 2009	F-28
Unaudited condensed consolidated statements of cash flows for the nine-month periods ended September 30, 2008 and 2009	F-29
Notes to unaudited condensed consolidated financial statements	F-30

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands US$, except share and per share amounts)

As of September 30, 2009
ASSETS
Current assets:
Cash and cash equivalents	$9,654
Restricted cash	769
Trade accounts receivable, net	84,792
Inventories, contracts in progress and deferred costs	16,702
Amount due from related party	2,189
Prepaid expenses and other current assets	4,786
Deferred tax assets—current	4,680

Total current assets	123,572
Restricted cash—noncurrent	99
Property and equipment, net	2,628
Other assets	320
Deferred tax assets—noncurrent	18

Total assets	$126,637

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term bank borrowings	$21,965
Trade accounts payable	11,406
Accrued payroll and welfare	13,157
Deferred revenue	13,853
Accrued expenses and other payables	10,235
Income tax payable	1,635
Dividend payable	1,455
Deferred tax liabilities—current	6,707

Total liabilities	80,413

Commitments and contingencies (Note 12)
Shareholders’ equity:
Ordinary shares ($0.1 par value; 500,000 shares authorized, 9,288 shares issued and outstanding)	1
Additional paid-in capital	13,074
Accumulated other comprehensive income	4,599
Retained earnings	28,550

Total shareholders’ equity	46,224

Total liabilities and shareholders’ equity	$126,637

See the accompanying notes to unaudited condensed consolidated financial statements.

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands US$, except share and per share amounts)

	For the nine months ended September 30,
	2008	2009
Revenues:
Software development	$47,205	$100,883
IT services	2,734	2,319
Third-party hardware and software	2,753	9,277

Total revenues	52,692	112,479

Cost of revenues:
Software development	(22,599)	(46,475)
IT services	(646)	(1,188)
Third-party hardware and software	(2,455)	(8,259)

Total cost of revenues	(25,700)	(55,922)

Gross profit	26,992	56,557

Operating expenses:
Sales and marketing expenses	(4,999)	(6,679)
General and administrative expenses	(6,496)	(14,614)
Research and development expenses	(1,635)	(5,421)

Total operating expenses	(13,130)	(26,714)

Income from operations	13,862	29,843

Other income (expense):
Interest income	134	85
Interest expense	(405)	(568)
Other income (expense), net	235	1,473

Total other income (expense), net	(36)	990

Income before income taxes	13,826	30,833
Income tax expense	(3,776)	(5,486)

Net income	$10,050	$25,347

Includes share-based compensation related to:
Cost of revenues software development	1,820	—
Sales and marketing expenses	232	—
General and administrative expenses	231	1,882

See the accompanying notes to unaudited condensed consolidated financial statements.

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME

(In thousands US$, except share and per share amounts)

	Ordinary shares		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Shareholders’ Equity	Comprehensive Income
	Shares	Amount
Balance at January 1, 2008	9,288	$1	$8,909	$2,636	$16,676	$28,222
Net income			—	—	10,050	10,050	$10,050
Share based compensation			2,283			2,283
Foreign currency translation adjustment	—	—	—	1,874	—	1,874	1,874
Dividend declared	—	—	—	—	(15,863)	(15,863)

Balance at September 30, 2008	$9,288	$1	$11,192	$4,510	$10,863	$26,566	$11,924

	Ordinary shares		Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Shareholders’ Equity	Comprehensive Income
	Shares	Amount
Balance at January 1, 2009	9,288	$1	$11,192	$4,573	$17,918	$33,684
Net income			—	—	25,347	25,347	$25,347
Share based compensation			1,882			1,882
Foreign currency translation adjustment	—	—	—	26	—	26	26
Dividend declared	—	—	—	—	(14,715)	(14,715)

Balance at September 30, 2009	$9,288	$1	$13,074	$4,599	$28,550	$46,224	$25,373

See the accompanying notes to unaudited condensed consolidated financial statements.

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands US$, except share and per share amounts)

	For the nine months ended September 30,
	2008	2009
Cash flows from operating activities:
Net income	$10,050	$25,347
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	2,283	1,882
Depreciation	577	849
Loss (gain) on disposal of property and equipment	(7)	27
Provision for doubtful accounts	6	—
Provision for expected losses on uncompleted contracts	(42)	—
Deferred taxes	2,869	502
Changes in assets and liabilities:
Trade accounts receivable	(5,297)	(32,399)
Inventories, contracts in progress and deferred costs	(1,070)	(7,772)
Amount due from related party	(6)	(1,544)
Prepaid expenses and other current assets	(1,296)	560
Trade accounts payable	8,344	(2,543)
Accrued payroll and welfare	(2,665)	1,648
Deferred revenue	399	(3,232)
Accrued expenses and other payables	629	5,936
Other long term assets	—	(322)
Income tax payable	(481)	38

Net cash provided by (used in) operating activities	14,293	(11,023)

Cash flows from investing activities:
Change in restricted cash	(260)	786
Purchases of property and equipment	(996)	(1,692)
Loans made to related party	(15,726)	(6,062)
Loans repaid by related party	15,905	6,062

Net cash used in investing activities	(1,077)	(906)

Cash flows from financing activities:
Dividend paid	(18,199)	(13,260)
Proceeds from short-term bank borrowings	18,710	35,129
Repayment of short-term bank borrowings	(22,308)	(18,300)

Net cash (used in) provided by financing activities	(21,797)	3,569

Effect of exchange rate changes	48	38

Net decrease in cash and cash equivalents	(8,533)	(8,322)
Cash and cash equivalents, beginning of the period	17,696	17,976

Cash and cash equivalents, end of the period	$9,163	$9,654

Supplemental disclosure of cash flow information:
Income taxes paid	$1,392	$3,312
Interest paid	$405	$568

See the accompanying notes to unaudited condensed consolidated financial statements.

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands US$, except share and per share amounts)

1. Principal Activities

Linkage Technologies Investment Limited (“Linkage BVI”) and its subsidiaries (collectively, the “Company”) are principally engaged in the provision of customized software development and IT services, including system integration and IT consulting services, to telecommunication carriers and their provincial subsidiaries in the People’s Republic of China (the “PRC”).

2. Summary of Significant Accounting Policies

(a) Basis of Preparation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with applicable rules and regulations of the Securities and Exchange Commission and the accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial reporting. Certain information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these interim unaudited condensed consolidated financial statements should be read in conjunction with the financial statements, accounting policies and financial notes thereto included in the Company’s audited consolidated financial statements as of December 31, 2007 and 2008 and for each of the three years in the period ended December 31, 2008. In the opinion of the management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) which are necessary for a fair representation of financial results for the interim periods presented.

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosures of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting period. While assumptions and estimates are based on the facts and circumstances existing as of September 30, 2009, actual results could differ from such estimates.

(b) Significant Accounting Policies

The accompanying unaudited condensed consolidated financial statements have been prepared using the same accounting policies used in the preparation of the Company’s consolidated financial statements for the years ended December 31, 2006, 2007 and 2008. The following accounting policy became significant during the nine months ended September 30, 2009:

Deferred Costs

Deferred costs mainly consist of (i) pre-contract costs that are incurred for specific anticipated software development contracts and whose recoverability from that contract is deemed probable, and (ii) costs of hardware, software and spare parts acquired by the Company and delivered to the customers under system integration arrangement for which the Company acts as the primary obligor and reports revenue on a gross basis. Deferred costs are expensed upon the final acceptance date when revenue is recognized.

(c) Recent Accounting Pronouncements

In June 2009, the FASB issued authoritative guidance that eliminates the concept of a qualifying special-purpose entity, creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale,

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands US$, except share and per share amounts)

clarifies other sale-accounting criteria, and changes the initial measurement of a transferor’s interest in transferred financial assets. The guidance will be effective for its fiscal year beginning January 1, 2010. The Company is currently evaluating the impact of the adoption of the guidance on its consolidated financial statements.

In June 2009, the FASB issued authoritative guidance that eliminates exceptions to consolidating qualifying special-purpose entities, contains new criteria for determining the primary beneficiary, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a variable interest entity. The guidance also contains a new requirement that any term, transaction, or arrangement that does not have a substantive effect on an entity’s status as a variable interest entity, a company’s power over a variable interest entity, or a company’s obligation to absorb losses or its right to receive benefits of an entity must be disregarded in applying the guidance. The guidance will be effective for fiscal year beginning January 1, 2010. Linkage Technologies is currently evaluating the impact of the adoption of the guidance on its consolidated financial statements.

In October 2009, the FASB issued authoritative guidance that addresses accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than as a combined unit. Specifically, this guidance amends the criteria for separating consideration in multiple-deliverable arrangements. This guidance establishes a selling price hierarchy for determining the selling price of a deliverable, which is based on: (a) vendor-specific objective evidence; (b) third-party evidence; or (c) estimates. This guidance also eliminates the residual method of allocation and requires that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method. In addition, this guidance significantly expands required disclosures related to a vendor’s multiple-deliverable revenue arrangements. The guidance will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of the guidance on its consolidated financial statements.

In October 2009, the FASB issued authoritative guidance that changes the accounting model for revenue arrangements that include both tangible products and software elements. Under this guidance, tangible products containing software components and non-software components that function together to deliver the tangible product’s essential functionality are excluded from software revenue accounting guidance. In addition, hardware components of a tangible product containing software components are always excluded from software revenue accounting guidance. The guidance will be effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of the guidance on its consolidated financial statements.

In January 2010, the FASB issued authoritative guidance that adds new requirements for fair value disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. This guidance is effective for the first reporting period beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. In the period of initial adoption, entities will not be required to provide the amended disclosures for any previous periods presented for comparative purposes. However, those disclosures are required for periods ending after initial adoption. Early adoption is permitted. The Company is currently evaluating the impact of the adoption of the guidance on its consolidated financial statements.

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands US$, except share and per share amounts)

3. Trade accounts receivable, net

Trade accounts receivable, net consisted of the following:

As of September 30, 2009
Billed receivables	$32,823
Unbilled receivables	52,113
Less: Allowance for doubtful accounts	(144)

Trade accounts receivable, net	$84,792

4. Inventories, contracts in progress and deferred costs

Inventories, contracts in progress and deferred costs consisted of the following:

As of September 30, 2009
Inventories	$8,241
Contracts in progress	4,651
Deferred costs	3,810

Total	$16,702

5. Property and equipment, net

Property and equipment, net consisted of the following:

As of September 30, 2009
Computer	$5,093
Furniture, fixtures and office equipment	222
Motor vehicles	632

5,947
Less: accumulated depreciation	(3,319)

Property and equipment, net	$2,628

Depreciation expense for the nine-month periods ended September 30, 2008 and 2009 was approximately $577 and $849, respectively.

6. Short-term bank borrowings

As of September 30, 2009, the Company had outstanding borrowings of RMB150,000 (approximately $21,965) under various loan agreements with commercial banks. The terms of the borrowings require repayment within four months to one year and are used for working capital purposes. There were no covenants. The interest rates for these borrowings ranged from 4.86% to 5.04%. The weighted average interest rates for the borrowings during the nine–month periods ended September 30, 2008 and 2009 were 7.06% and 4.61%, respectively.

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands US$, except share and per share amounts)

7. Accrued expenses and other payables

Accrued expenses and other payables consisted of the following:

As of September 30, 2009
Accrued expenses	$8,005
Other payable	1,388
Other taxes payable	842

Total	$10,235

8. Income taxes

British Virgin Islands

Under the current laws of the British Virgin Islands, Linkage BVI is not subject to tax on its income or capital gains. In addition, the British Virgin Islands do not impose withholding tax on dividend payments.

Hong Kong

The profits of Hong Kong Linkage Technology Limited (“Linkage Hong Kong”) are subject to income tax at 16.5% for 2008 and 2009.

PRC

The two PRC entities, Linkage Technology (Nanjing) Co., Ltd. (“Linkage Nanjing”) and Suzhou United New Service and Technology Corporation (“Linkage Suzhou”), were governed by the PRC Corporate Income Tax Law (the “New CIT Law”), which became effective from January 1, 2008. Foreign investment enterprises and domestic companies are subject to a uniform tax rate of 25%.

Linkage Nanjing was eligible for a preferential tax rate of 15% for 2008 and 2009, since it obtained High and New Technology Enterprise (“HNTE”) status on December 9, 2008 with a valid period of three years. On December 31, 2008, the Company received a notification from the National Development and Reform Commission, the Ministry of Industry and Information Technology, the Ministry of Commerce, and the State Administration of Taxation that Linkage Nanjing qualified as a “Key Software Enterprise” for fiscal year 2008 and was therefore eligible for a 10% tax rate for income earned during 2008.

Under the New CIT Law, where the preferential policies overlap, enterprises may select the most preferential policies and may not enjoy any overlapped policy or change policies upon selection. Linkage Nanjing decided to apply the 10% tax rate for 2008, as a qualified Key Software Enterprise.

As there is significant uncertainty in regard to obtaining similar preferential tax rates in years subsequent to 2008, Linkage Nanjing has applied 15% as the applicable tax rate for 2009 and for the purpose of determining the deferred taxes for 2008 and 2009.

Expenditures incurred for the research and development of new technology, products, and processes (“R&D”) qualify for additional deductions at 150% of the actual R&D expenditures for the current period Linkage Suzhou was subject to a uniform tax rate of 25% for 2008 and 2009 according to the New CIT Law.

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands US$, except share and per share amounts)

The new CIT rules impose a 10% withholding tax on dividends distributed by an enterprise to its overseas shareholders. The rate can be reduced to 5% under China’s tax arrangement with Hong Kong. The reduced rate is not applicable for undistributed earnings from Linkage Nanjing to Linkage Hong Kong because Linkage Hong Kong did not hold any equity interest in Linkage Nanjing until December 2008. Therefore, the requirement that it must have held more than 25% or more of the equity interest in Linkage Nanjing at all times within the 12-month period immediately prior to receipt of the dividends was not fulfilled as of the end of reviewing period, which was September 30, 2009. Linkage Hong Kong has accrued deferred tax liabilities related to potential withholding tax in the amount of $1,231 and $nil for the nine-month periods ended September 30, 2008 and 2009, respectively, at the rate of 10% on the undistributed earnings from its investment in Linkage Nanjing generated in the relevant periods.

The Company has made its assessment of the level of tax authority for each uncertain tax position (including the potential application of interest and penalties) based on its technical merits. The Company has no material uncertain tax position as of September 30, 2009 or material unrecognized tax benefits which would favorably affect the effective income tax rate in future periods. The Company does not anticipate any significant increases or decreases to its liability for unrecognized tax benefits within the next 12 months. The Company classifies interest and penalties related to income tax matters, if any, in income tax expense. As of September 30, 2009, the amount of interest and penalties related to uncertain tax positions was immaterial.

According to the PRC Tax Administration and Collection Law, the statute of limitations is generally three years if the underpayment of taxes is due to computational errors made by the taxpayer or the withholding agent. The statute of limitations will be extended to five years under special circumstances, which are not clearly defined. For any tax exposures related with related party transactions, the statute of limitations is 10 years. There is no statute of limitations in the case of tax evasion. The statue of limitations in Hong Kong is six years.

Income tax expense consisted of the following:

	For the nine months ended September 30
	2008	2009
Current:
Hong Kong	$—	$1,640
PRC	931	3,343

Total current income tax expense	$931	$4,983

Deferred:
Hong Kong	$1,185	$(1,587)
PRC	1,660	2,090

Total deferred income tax expense (benefit)	$2,845	$503

Total income tax expense	$3,776	$5,486

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands US$, except share and per share amounts)

The principal components of the deferred income tax assets and liabilities were as follows:

As of September 30, 2009
Deferred income tax assets:
Deferred revenue	$4,658
Depreciation	18
Other	22

Total deferred income tax assets	$4,698

Deferred income tax liabilities:
Withholding tax	$(144)
Contracts in progress	(6,563)

Total deferred income tax liabilities	$(6,707)

Net deferred income tax liabilities	$(2,009)

Reported as:
Deferred tax assets—current	$4,680
Deferred tax assets—non-current	18
Deferred tax liabilities—current	(6,707)

Net deferred income tax liabilities	$(2,009)

Reconciliation between the provision for income tax computed by applying the PRC enterprise income tax rates to income before income taxes and the actual provision for income tax was as follows:

	For the nine months ended September 30
	2008	2009
PRC statutory tax rate	25.0%	25.0%
Effect of tax holiday	(8.1)%	(11.7)%
Additional R&D deduction	(4.4)%	(1.4)
Permanent differences	6.4%	4.5%
Effect on income tax due to changes in tax rate	(5.1)	—
Effect of different tax rate of group entity operating in other jurisdictions	0.4%	(0.2)%
Share-based compensation expenses that are not deductible	4.2%	1.5%
Withholding tax on retained earnings to be distributed	8.9%	—

Effective tax rate	27.3%	17.8%

Tax that would otherwise have been payable without tax holidays amounted to $4,894 and $9,096 for the nine-month periods ended September 30, 2008 and 2009.

9. Employee Benefit Plan

The Company’s subsidiaries in China participate in a government-mandated multi-employer defined contribution plan for its full time employees pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. Chinese labor regulations require the Company to contribute an amount based on the monthly basic compensation of qualified employees. The relevant local labor bureau is responsible for meeting all retirement benefit obligations.

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands US$, except share and per share amounts)

The Company has no further commitments beyond its contribution. During the nine-month periods ended September 30, 2008 and 2009, the Company contributed and recorded expenses of $1,686, and $3,948, respectively.

10. Share-based compensation

In July 2009, Linkage Technologies International Holdings Limited (“Linkage Cayman”), the sole direct shareholder of the Company, granted to an executive officer of the Company, options to purchase 6,197,907 ordinary shares of Linkage Cayman at an exercise price of RMB 0.25 ($0.04) per share. The option grant consists of three tranches of 1,652,775 shares, 2,065,969 shares, and 2,479,163 shares, each subject to cliff vesting on July 31, 2009, 2010 and 2011, respectively. The weighted average grant-date fair value of the options was $0.84 per share. Total estimated compensation cost for those options expected to vest of $5,216 will be recognized over the requisite service period, which is approximately two years. Also in July 2009, the executive officer paid $60 to the Company for the first tranche of 1,652,775 options. As a result of this transaction, the Company recorded $1,882 compensation expense and an increase in the additional paid-in capital for the same amount for the nine months ended September 30, 2009.

11. Related party transactions

On June 30, 2004, Linkage BVI acquired the telecommunication business from Lianchuang Technology Company Limited (“Lianchuang Technology”). Subsequent to the June 30, 2004 transfer date, Lianchuang Technology continued to conduct activities in various lines of business, including the sales and distribution of computer hardware, taxation software, transportation payment systems, and the provision of roadside emergency services. Through March 2008 and June 2007, the Company and Lianchuang Technology had the same board of directors and shareholders, respectively. The Company’s CEO is also the chairman of the board of Lianchuang Technology.

In conjunction with the June 30, 2004 transfer, Lianchuang Technology allowed the Company to use its trademarks, patents and technologies relating to the acquired telecommunication business for no consideration.

In October 2008, the Company and Lianchuang Technology formally entered into trademark license agreements, pursuant to which Lianchuang Technology granted the Company for nil consideration a license to use certain trademarks. During the nine-month periods ended September 30, 2008 and 2009, the Company used the trademarks, patents and technologies free of charge.

During the nine-month periods ended September 30, 2008 and 2009, the Company leased an office building from Linkage Technology Labor Union, a union established in accordance with the Chinese Labor Union Law and whose members are employees of Linkage Nanjing, for $53 and $165, and leased vehicles from Lianchuang Technology for $82 and $83, respectively. Both contracts are renewable annually.

During the nine-month periods ended September 30, 2008 and 2009, the Company purchased employee training services from Nanjing Jingling College of Software Education, a subsidiary of Lianchuang Technology, for $250 and $202, respectively.

During the nine months ended September 30, 2009, the Company paid professional fees on behalf of Linkage Cayman in the amount of $1,600, which was mainly associated with its proposed initial public offering.

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands US$, except share and per share amounts)

During the nine-month periods ended September 30, 2008 and 2009, the Company provided loans of $13,224 and $6,062 to Lianchuang Technology, respectively. There were no formal loan agreements. Most of the loans were repaid within one to six months. The Company has not received any interest on the loans.

As of September 30, 2009, there was $2,189 balance due from Linkage Cayman as a result of the above activities.

As of September 30, 2009, there were no amounts due to or from Lianchuang Technology as a result of the above transactions.

12. Commitments and contingencies

a) Contingencies

The Company is subject to claims and legal proceedings that arise in the ordinary course of its business. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be decided unfavorably to the Company. The Company did not have any claims or legal proceedings that have a significant impact on its business, assets or operations.

Certain customized software contracts include indemnification clauses that indemnify the Company’s customers against liabilities and damages arising from intellectual property infringement claims relating to the software licensed by the Company. The indemnification obligates the Company to make payments to the guaranteed licensee if an infringement claim against the licensee occurs that results in any liabilities or damages related to the licensed software. The Company has not recorded any liability with respect to the potential infringement and profit sharing claims associated with the Company’s intellectual property as it is the Company’s assessment that the risk of such claim resulting from the potential infringement is remote.

b) Letters of credit

The Company’s revolving credit facilities which have been renewed on September 4, 2009 provided for letters of credit and letters of guarantee up to an aggregate of $13,000. As of September 30, 2009, there was no amount used under the facilities for Linkage Hong Kong and the unused credit facilities totaled $13,000. The credit facilities had no collateral.

13. Business and credit concentration

The Company’s customers are primarily the headquarters and the provincial subsidiaries of three major telecommunication carriers in the PRC. Currently, all major telecommunication carriers in the PRC are primarily state-owned and are subject to extensive government regulation and control. In aggregate, these three communications carriers accounted for 99% and 100% of the Company’s revenues for the nine-month periods ended September 30, 2008 and 2009, respectively.

Despite being state-owned, the headquarters and provincial subsidiaries of the three major telecommunication carriers generally contract on an individual entity basis. The following table summarizes sales to those entities that individually comprise 10% or more of total revenues:

	For the nine months ended September 30
	2008	%	2009	%
Customer A	$9,377	18	$11,327	10
Customer B	$5,664	11	—	—

LINKAGE TECHNOLOGIES INVESTMENT LIMITED AND SUBSIDIARIES

NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(In thousands US$, except share and per share amounts)

The following table summarizes the accounts receivable from a customer that individually comprises 10% or more of total trade accounts receivable:

	As of September 30
	2009	%
Customer A	$9,184	11

14. Restricted net assets

Pursuant to laws applicable to the PRC’s Foreign Investment Enterprises, the Company’s PRC subsidiaries must make appropriations from after-tax profit to non-distributable reserve funds as determined by the board of directors of the respective subsidiaries. These reserve funds include a (i) general reserve, (ii) enterprise expansion fund, and (iii) staff bonus and welfare fund. Subject to certain cumulative limits, the general reserve fund requires annual appropriations of 10% of after tax profit as determined under PRC GAAP. The other fund appropriations are at the discretion of the respective subsidiaries. These reserve funds can only be used for the specific purposes of enterprise expansion and staff bonus and welfare and are not distributable as cash dividends. The appropriations to the general reserve are required until the balance reaches 50% of the subsidiaries’ registered capital. The Company had a statutory reserve balance of $5,187 as of September 30, 2009. In addition, the PRC subsidiaries’ share capital of $12,208 as of September 30, 2009 was considered restricted due to restrictions on the distribution of share capital. As a result of the PRC laws and regulations, the Company’s PRC subsidiaries are restricted in their ability to transfer a portion of their net assets either in the form of dividends, loans or advances, which restricted portions amounted to $17,395 as of September 30, 2009.

15. Subsequent events

The Company has performed an evaluation of subsequent events through January 22, 2010.

On December 4, 2009, Linkage Cayman, certain shareholders of Linkage Cayman, and Libin Sun as agent for the shareholders of Linkage Cayman, entered into a business combination agreement (the “Combination Agreement”) with AsiaInfo Holdings, Inc. (“AsiaInfo”), a company listed on the NASDAQ Global Market. Pursuant to the Combination Agreement, AsiaInfo agreed to purchase from Linkage Cayman 100% of the outstanding share capital of the Company for $60,000 in cash and 26,832,731 shares of AsiaInfo’s common stock, par value $0.01, subject to certain adjustments and closing conditions.

On December 31, 2009, the Company received a notification from the National Development and Reform Commission, the Ministry of Industry and Information Technology, the Ministry of Commerce, and the State Administration of Taxation that Linkage Nanjing qualified as a “Key Software Enterprise” for fiscal year 2009 and was therefore eligible for a 10% tax rate for income earned during 2009.

On January 7, 2010, an executive officer and grantee of 6,197,907 options to purchase ordinary shares of Linkage Cayman (Note 10) resigned from the Company. The unvested tranches of 2,065,969 and 2,479,163 options were forfeited.

Annex A

EXECUTION VERSION

BUSINESS COMBINATION AGREEMENT

BY AND AMONG

ASIAINFO HOLDINGS, INC.

LINKAGE TECHNOLOGIES INTERNATIONAL HOLDINGS LIMITED,

CERTAIN SHAREHOLDERS OF LINKAGE TECHNOLOGIES INTERNATIONAL

HOLDINGS LIMITED,

AND

LIBIN SUN AS SHAREHOLDERS’ AGENT

December 4, 2009

LIST OF ATTACHMENTS, SCHEDULES AND EXHIBITS

Attachments

Attachment 1 Definitions

Exhibits

Exhibit A-1	List of Key Linkage Shareholders
Exhibit A-2	Consideration Distribution Schedules
Exhibit A-3	Escrow Distribution Schedule
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Form of Registration Rights Agreement
Exhibit E	Form of Stockholders’ Agreement
Exhibit F	Form of Voting Agreement
Exhibit G	Summary of Employment Terms
Exhibit H-1	Form of Legal Opinion (Linkage Cayman Islands Counsel)
Exhibit H-2	Form of Legal Opinion (Linkage PRC Counsel)
Exhibit H-3	Form of Legal Opinion (Company BVI Counsel)
Exhibit I-1	Form of Legal Opinion (AsiaInfo US Counsel)
Exhibit I-2	Form of Legal Opinion (AsiaInfo PRC Counsel)
Exhibit J	Form of Lianchuang Technology Company Limited Non-Compete and Non-Solicit Agreement

ARTICLE 1	PURCHASE AND SALE OF LINKAGE BVI SHARES	A-1

1.1	Sale and Purchase of Linkage BVI Shares; Issuance of Consideration	A-1
1.2	Closing	A-2
1.3	Post-Signing Events	A-2
1.4	Escrow	A-3
1.5	Lock-Up Agreements	A-3
1.6	Registration Rights Agreements	A-3
1.7	Distribution of Consideration	A-3
1.8	Pre-Closing Purchase Price Adjustment	A-4
1.9	Post-Closing Adjustments	A-5

ARTICLE 2	REPRESENTATIONS AND WARRANTIES OF LINKAGE AND THE KEY LINKAGE SHAREHOLDERS	A-6

2.1	Organization and Qualification	A-6
2.2	Subsidiaries	A-7
2.3	Capital Structure	A-7
2.4	Authority; No Conflict; Required Filings	A-9
2.5	Financial Statements	A-9
2.6	Material Contracts	A-10
2.7	Absence of Undisclosed Liabilities	A-11
2.8	Absence of Certain Changes or Events	A-11
2.9	Compliance with Laws	A-12

A-i

2.10	Permits	A-12
2.11	Litigation	A-13
2.12	Restrictions on Business Activities	A-13
2.13	Properties and Assets	A-13
2.14	Insurance	A-14
2.15	Taxes	A-14
2.16	Environmental Matters	A-16
2.17	Intellectual Property	A-16
2.18	Employees and Consultants	A-20
2.19	Employee Benefits	A-21
2.20	Brokers	A-22
2.21	Interested Party Transactions	A-22
2.22	Accounts Receivable	A-22
2.23	Customers	A-23
2.24	Suppliers	A-23
2.25	Products	A-23
2.26	Securities Act Matters	A-23
2.27	Full Disclosure	A-24
2.28	No Other Representations or Warranties	A-24

ARTICLE 2A	REPRESENTATIONS AND WARRANTIES OF KEY LINKAGE SHAREHOLDERS	A-24

2A.1	Organization and Qualification	A-24
2A.2	Authority; No Conflict; Required Filings	A-25
2A.3	No Other Representations or Warranties	A-25

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF ASIAINFO	A-25

3.1	Organization and Qualification	A-26
3.2	Capital Structure	A-26
3.3	Authority; No Conflict; Required Filings	A-28
3.4	SEC Filings; Financial Statements	A-28
3.5	Agreements, Contracts and Commitments	A-29
3.6	Absence of Undisclosed Liabilities	A-30
3.7	Absence of Certain Changes or Events	A-30
3.8	Compliance with Laws	A-30
3.9	Permits	A-31
3.10	Litigation	A-31
3.11	Restrictions on Business Activities	A-31
3.12	Properties and Assets	A-31
3.13	Taxes	A-32
3.14	Environmental Matters	A-33
3.15	Intellectual Property	A-33
3.16	Employee Matters	A-35
3.17	Customers	A-36

A-ii

3.18	Suppliers	A-36
3.19	Related Party Transactions	A-36
3.20	Product or Service Liabilities	A-36
3.21	Brokers; Fairness Opinion	A-36
3.22	No Other Representations or Warranties	A-36

ARTICLE 4	CONDUCT PRIOR TO THE CLOSING DATE	A-37

4.1	Conduct of Businesses	A-37
4.2	No Solicitation	A-39
4.3	Access to Information	A-40
4.4	Confidentiality	A-41
4.5	Public Disclosure	A-41
4.6	Reasonable Efforts; Further Assurances	A-41
4.7	Notification of Certain Matters	A-41
4.8	Antitrust Laws	A-42
4.9	Proxy Statement	A-43
4.10	AsiaInfo Stockholders’ Meeting	A-44
4.11	NASDAQ Listing	A-44

ARTICLE 5	ADDITIONAL COVENANTS	A-44

5.1	Officers of Combined Company; Executive Committee	A-44
5.2	Board of Directors of the Combined Company	A-45
5.3	Change of Name	A-45
5.4	Company Headquarters	A-45
5.5	Distribution of the Consideration	A-45
5.6	Stockholders’ Agreement	A-46
5.7	Voting Agreement	A-46
5.8	Assignment Agreement	A-46
5.9	Non-Competition	A-46
5.10	Non-Competition Agreement	A-47
5.11	Tax Matters	A-47
5.12	Option Matters	A-47

ARTICLE 6	CONDITIONS TO THE COMBINATION	A-48

6.1	Conditions to Obligations of Each Party to Effect the Combination	A-48
6.2	Additional Conditions to Obligations of AsiaInfo	A-48
6.3	Additional Conditions to Obligations of Linkage and the Key Linkage Shareholders	A-50

ARTICLE 7	TERMINATION AND AMENDMENT	A-51

7.1	Termination	A-51
7.2	Effect of Termination	A-52
7.3	Fees and Expenses	A-52
7.4	Amendement	A-53
7.5	Extension; Waiver	A-53

A-iii

ARTICLE 8	SURVIVAL; INDEMNIFICATION	A-53

8.1	Survival of Representations, Warranties, Covenants and Agreements	A-53
8.2	Indemnification	A-53
8.3	Method of Asserting Claims	A-56
8.4	Shareholders’ Agent	A-58
8.5	Actions of the Shareholders’ Agent	A-58

ARTICLE 9	GENERAL PROVISIONS	A-59

9.1	Notices	A-59
9.2	Counterparts	A-60
9.3	Entire Agreement; Nonassignability; Parties in Interest	A-60
9.4	Severability	A-60
9.5	Specific Performance; Remedies	A-60
9.6	Governing Law	A-61
9.7	Arbitration	A-61
9.8	Rules of Construction	A-61
9.9	Amendment; Waiver	A-61
9.10	No Third Party Beneficiary Rights	A-62

A-iv

BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (the “Agreement”) is made and entered into as of December 4, 2009 by and among AsiaInfo Holdings, Inc., a Delaware corporation (“AsiaInfo”), Linkage Technologies International Holdings Limited, a company organized under the laws of the Cayman Islands (“Linkage”), certain shareholders of Linkage listed in Exhibit A-1 (each individually, a “Key Linkage Shareholder” and collectively, the “Key Linkage Shareholders”) and Libin Sun as agent for the shareholders of Linkage (the “Shareholders’ Agent”).

RECITALS

A. AsiaInfo and Linkage are leading providers of software solutions and information technology services for the telecommunications industry in China.

B. The Linkage Board and the AsiaInfo Board believe it is advisable and in the best interests of their respective companies and the shareholders of their respective companies that AsiaInfo and Linkage combine their respective operations through Linkage’s sale of, and AsiaInfo’s purchase of, 100% of the outstanding share capital of Linkage’s wholly-owned Subsidiary, Linkage Technologies Investment Limited, a company organized under the laws of the British Virgin Islands (the “Company”), with the Company continuing as a wholly-owned Subsidiary of AsiaInfo (the “Combination”).

C. The Linkage Board and the AsiaInfo Board have accordingly approved the Combination.

D. Pursuant to the Combination, among other things, AsiaInfo shall purchase all of the outstanding ordinary shares, US$0.10 par value per share, of the Company (the “Linkage BVI Shares”), which represents all of the Company’s outstanding share capital, and pay the Consideration (as defined in Section 1.1(b)) upon the terms and subject to the conditions set forth herein.

E. Linkage, AsiaInfo and the Key Linkage Shareholders desire to make certain representations and warranties and other agreements in connection with the Combination.

F. Capitalized terms used herein but not otherwise defined shall have the meaning provided to them in Attachment 1.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the adequacy and receipt of which the parties hereby acknowledge, the parties agree as follows:

ARTICLE 1

PURCHASE AND SALE OF LINKAGE BVI SHARES

1.1 Sale and Purchase of Linkage BVI Shares; Issuance of Consideration.

(a) Subject to the terms and conditions of this Agreement, AsiaInfo (directly or through any of its Group Companies) agrees to purchase, and Linkage agrees to sell, convey, assign, transfer and deliver to AsiaInfo (or its designated Group Company), at the Closing, 9,288 Linkage BVI Shares, representing all of the outstanding share capital of the Company, free and clear of all Encumbrances. The Linkage BVI Shares sold to AsiaInfo (or its designated Group Company) pursuant to this Agreement are hereinafter referred to as the “Shares.”

(b) Subject to the terms and conditions of this Agreement, the aggregate purchase price payable by AsiaInfo (directly or through any of its Group Companies) to Linkage for the Shares shall be equal to (i) US$60 million (the “Cash Consideration”) and (ii) 26,832,731 shares of common stock of AsiaInfo (“AsiaInfo Common Stock”), par value US$ 0.01 per share (the “Stock Consideration,” and together with the Cash Consideration, the “Consideration”). The Consideration shall be subject to a pre-closing adjustment as contemplated by Section 1.8, and the adjustment contemplated in Section 6.2(o), in which event the terms “Cash Consideration,” “Stock Consideration” and “Consideration” shall refer to the Cash Consideration, the Stock Consideration and the Consideration, respectively, as adjusted in accordance with Sections 1.8 and/or 6.2(o) hereof and used accordingly.

(c) The Stock Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to AsiaInfo Common Stock occurring on or after the date hereof but prior to the Closing.

1.2 Closing.

(a) The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable, but no later than two (2) Business Days, after the satisfaction or waiver of each of the conditions set forth in Article 6 hereof, or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of DLA Piper, 20th Floor, South Tower, Beijing Kerry Center, No. 1 Guanghua Road, Chaoyang District, Beijing PRC, or at such other location as the parties hereto agree.

(b) At the Closing, AsiaInfo (directly or through any of its Group Companies) shall deliver to Linkage (i) certificates representing the Stock Consideration, which Stock Consideration shall be free and clear of all Encumbrances, except for Encumbrances under the Escrow Agreement, the Lock-Up Agreements, the Stockholders’ Agreement, the Securities Act of 1933, as amended (the “Securities Act”) and state securities laws or the securities laws of any applicable non-U.S. jurisdiction, in genuine and unaltered form, to be distributed by Linkage to the Legacy Linkage Shareholders in the proportions set forth as percentages opposite such Legacy Linkage Shareholders’ names under the heading “Number of Shares of AsiaInfo Common Stock to be Received” in Exhibit A-2 (the “Stock Consideration Distribution Schedule”) and (ii) the Cash Consideration by wire transfer of immediately available funds to the account of Linkage specified in wire instructions provided to AsiaInfo, for the benefit of the Legacy Linkage Shareholders, in the proportions set forth as percentages opposite such Legacy Linkage Shareholders’ names under the heading “Percentage of Cash Consideration to be Received” in Exhibit A-2 (the “Cash Consideration Distribution Schedule,” and together with the Stock Consideration Distribution Schedule, the “Consideration Distribution Schedules”); provided, that 10% of the aggregate Consideration (consisting of US$6 million in cash and 2,683,273 shares of AsiaInfo Common Stock) (collectively, the “Escrow Amount”) shall be delivered by AsiaInfo to the Escrow Agent under an escrow agreement to be entered into on the Closing Date by AsiaInfo, Linkage, the Shareholders’ Agent and the Escrow Agent substantially in the form of Exhibit B hereto (with such reasonable modifications as the Escrow Agent may require) (the “Escrow Agreement”). The Escrow Amount shall be adjusted proportionally for any pre-closing adjustment to the Consideration pursuant to Section 1.8. Simultaneously at the Closing, Linkage will assign and transfer to AsiaInfo (or its designated Group Company) all right, title and interest in the Shares, free and clear of all Encumbrances, as evidenced by (y) a duly executed instrument of transfer with respect to the Shares, and (z) a copy of the updated register of members of the Company, certified by the registered agent of the Company in the British Virgin Islands reflecting the conveyance to AsiaInfo (or its designated Group Company) of the Shares being purchased by AsiaInfo (or its designated Group Company) at the Closing. Each Legacy Linkage Shareholder who would otherwise have been entitled to receive a fraction of a share of AsiaInfo Common Stock shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of AsiaInfo Common Stock multiplied by (ii) US$24.07, and the cash amount to which such Legacy Linkage Shareholder would otherwise have been entitled to receive shall be reduced accordingly.

1.3 Post-Signing Events. The parties acknowledge that, prior to the Closing, (i) Mr. Libin Sun may transfer all of his shares in Linkage to LT International Limited and (ii) Linkage may agree to distribute 100% of the

Consideration payable to Golden Eagle International Retail Group Limited pursuant to the Consideration Distribution Schedules and the Escrow Distribution Schedule, at the Closing. In the event (i) and/or (ii) occur, the parties agree to revise the Consideration Distribution Schedule and the Escrow Distribution Schedule accordingly.

1.4 Escrow. The Escrow Amount delivered by AsiaInfo (or its designated Group Company) at Closing pursuant to the Escrow Agreement shall be held in an escrow fund (together with the earnings thereon, the “Escrow Fund”) and shall serve as security for any post-closing adjustments pursuant to Sections 1.9 and the indemnification obligations of the Linkage Parties hereunder. Releases from the Escrow Fund will be permitted only in accordance with the terms and conditions of the Escrow Agreement. If there are no outstanding claims for indemnification by AsiaInfo as of the date that is eighteen (18) months following the Closing Date (the “Escrow Termination Date”), the Escrow Amount shall be distributed by the Escrow Agent on such date to the Legacy Linkage Shareholders in the proportions set forth as percentages opposite such Legacy Linkage Shareholders’ names under the heading “Percentage of Escrow Distribution” in Exhibit A-3 (the “Escrow Distribution Schedule”), representing the pro rata interest of each such Legacy Linkage Shareholder in the Escrow Fund. If there are outstanding claims for indemnification by AsiaInfo on the Escrow Termination Date, the Escrow Amount, less any amount subject to such outstanding claims, shall be distributed by the Escrow Agent on such date, to the Legacy Linkage Shareholders in accordance with the Escrow Distribution Schedule; provided, that the remaining balance of the Escrow Amount shall be distributed to the Legacy Linkage Shareholders in accordance with the Escrow Distribution Schedule upon final satisfaction of such outstanding claims in accordance with Article 8. All fees and expenses of the Escrow Agent shall be deducted and paid from the cash portion of the Escrow Fund. Final distribution of the Escrow Fund shall be made net of any accrued fees and expenses then outstanding. In connection with any such distribution, each Legacy Linkage Shareholder who would otherwise have been entitled to receive a fraction of a share of AsiaInfo Common Stock shall receive, in lieu thereof, cash (without interest) from the Escrow Fund in an amount equal to the product of (i) such fractional part of a share of AsiaInfo Common Stock multiplied by (ii) US$24.07, and the cash amount to which such Legacy Linkage Shareholder would otherwise have been entitled to receive shall be reduced accordingly. If there is no cash remaining in the Escrow Fund, or if there is insufficient cash to effectuate the foregoing, after consultation with AsiaInfo, the Shareholders’ Agent may deliver to the Escrow Agent a modified Escrow Distribution Schedule, which reallocates such fractions of shares as equitably as reasonably practicable amongst the Legacy Linkage Shareholders.

1.5 Lock-Up Agreements. In respect of the AsiaInfo Common Stock issued as part of the Stock Consideration, (a) on the date hereof, each Key Linkage Shareholder shall each enter into a lock-up agreement with AsiaInfo substantially in the form of Exhibit C (the “Lock-Up Agreement”) simultaneously with the execution of this Agreement to become effective as of the Closing, and (b) on or prior to the Closing Date, other Legacy Linkage Shareholders collectively owning at least 95% of the Linkage Shares held by such other Legacy Linkage Shareholders shall enter into Lock-Up Agreements. Edward Tian shall also enter into a Lock-Up Agreement in respect of the AsiaInfo Common Stock he owns as of the Closing.

1.6 Registration Rights Agreements. On the Closing Date, AsiaInfo shall enter into a registration rights agreement substantially in the form of Exhibit D with LT International Limited (the “Registration Rights Agreement”).

1.7 Distribution of Consideration. The Linkage Parties shall take commercially reasonable steps to distribute all of the Consideration received by Linkage (less any cash required by the Company to meet its outstanding obligations and other than the Escrow Amount) simultaneously with the Closing, or as soon as reasonably practicable thereafter to the Legacy Linkage Shareholders in accordance with their respective entitlements under the Consideration Distribution Schedule. If and to the extent the Linkage Parties are unable to cause the Consideration to be distributed simultaneously with the Closing as contemplated in the foregoing sentence, Linkage will hold the Consideration in trust for the benefit of the Legacy Linkage Shareholders and shall refrain from exercising any voting rights associated with the AsiaInfo Common Stock comprising the Stock

Consideration other than in accordance with the Stockholders’ Agreement. Until the Stock Consideration (other than the AsiaInfo Common Stock that is part of the Escrow Amount) is delivered to the shareholders of Linkage, (a) the Linkage Parties acknowledge and agree that such shares of AsiaInfo Common Stock may not be voted, and (b) AsiaInfo shall not be required to recognize any votes cast at any annual or special meeting of AsiaInfo stockholders, or any other stockholder action taken, with respect to any shares of AsiaInfo Common Stock comprising all or any part of the Stock Consideration.

1.8 Pre-Closing Purchase Price Adjustment.

(a) The Consideration to be paid at the Closing shall be subject to adjustment in accordance with this Section 1.8.

(b) For purposes of this Section 1.8, the following terms shall have the meanings ascribed herein:

(i) “Actual New Customer Order Amount” means the aggregate U.S. dollar amount of New Customer Orders as of January 15, 2010 (calculated at an RMB/USD exchange rate of 6.8287), net of (A) third party pass-through costs (including all third party hardware, software, services and other pass-through costs), and (B) any sales tax, VAT, PRC business tax or similar Taxes paid or to be paid in connection with such New Customer Orders.

(ii) “New Customer Orders” means bona fide, written and fully-executed contracts and all exhibits and appendices thereto, bearing the customer’s corporate chop and initialed by the designated signatory of the customer on each page, representing customer orders (i) entered into during the period commencing on October 1, 2009 and before 12:00 a.m. (Beijing time) on January 16, 2010, (ii) for goods and services to be performed by the Company and its Subsidiaries on or before December 31, 2010, and (iii) relating to the New Order Statements delivered to AsiaInfo prior to 6:00 p.m. (Beijing time) on January 18, 2010.

(c) If the Actual New Customer Order Amount is less than US$40 million, the Consideration shall be reduced by US$4.00 for every US$1.00 by which the Actual New Customer Order Amount is less than US$40 million. For example, if the Actual New Customer Order Amount is US$38 million, the Consideration shall be reduced by US$8 million. Any adjustment described in this Section 1.8(c) shall be applied to Cash Consideration and Stock Consideration in a proportionate reduction, valuing AsiaInfo Common Stock for the purpose of this Agreement at US$24.07 per share.

(d) To calculate the Actual New Customer Order Amount, the parties agree:

(i) Linkage shall prepare or cause to be prepared a statement in a form reasonably acceptable to AsiaInfo that includes without limitation information related to each relevant customer, contract ID, contract amount and third party pass-through costs (the “New Order Statement”) which must be (i) delivered to AsiaInfo on or prior to January 18, 2010 at 6:00 p.m. (Beijing Time), (ii) signed by Linkage and its chief executive officer attesting to the Actual New Customer Order Amount, and (iii) supported by fully-executed copies of the corresponding New Customer Orders. Linkage acknowledges that AsiaInfo may, at its election and at its sole expense, designate representatives to Linkage’s principal executive offices in Nanjing to verify the New Order Statement on or about January 16, 2010 by examining the original New Customer Orders, and Linkage shall make reasonable accommodations to permit such a review.

(ii) In the event that AsiaInfo objects to any aspect of the New Order Statement or requires further information in order to confirm the New Customer Orders contained therein, then within 20 days after the delivery to AsiaInfo of the New Order Statement (the “Response Period”), AsiaInfo shall deliver to Linkage a written notice (a “Request Notice”) requesting additional information from Linkage that AsiaInfo requires in order to confirm the New Customer Orders and the Actual New Customer Order Amount (which information, to the extent reasonably necessary in order to confirm the Actual New Customer Order Amount, shall be provided by Linkage within 15 days after Linkage’s receipt of such request).

(iii) If AsiaInfo does not deliver a Request Notice to Linkage during the Response Period, then Linkage’s calculation of the amounts set forth in the New Order Statement shall be binding and conclusive on Linkage, the Key Linkage Shareholders and AsiaInfo.

(iv) If AsiaInfo delivers a Request Notice to Linkage for additional information as described above during the Response Period, then AsiaInfo shall have an additional 20 days after receiving from Linkage all of the information reasonably requested by AsiaInfo and required in order for AsiaInfo to confirm the information set forth in the New Order Statement (the “Final Response Period”) to deliver to Linkage a written notice (a “Final Objection Notice”) describing in reasonable detail AsiaInfo’s objections to Linkage’s New Order Statement accompanied by a statement setting forth its view of the New Customer Orders and the Actual New Customer Order Amount determined by AsiaInfo to be correct.

(v) AsiaInfo and Linkage shall use reasonable efforts to resolve any differences in the New Order Statement and the Final Objection Notice between themselves. If AsiaInfo and Linkage do not reach a final resolution within thirty (30) days after Linkage has received the Final Objection Notice, then AsiaInfo and Linkage shall submit such dispute to a “Big Four” accounting firm other than Deloitte Touche Tohmatsu or its member firms (an “Accounting Referee”) who shall be entitled to request any additional information and use its discretion to determine the New Customer Order and the Actual New Customer Order Amount it believes to be correct. In the event any informational requests are not adequately addressed by Linkage within a reasonable period of time, the Accounting Referee shall be entitled to disallow any related New Customer Order. The findings of the Accounting Referee shall be binding and conclusive on Linkage, the Key Linkage Shareholders and AsiaInfo.

(vi) In the event the parties submit any unresolved objections to an Accounting Referee for resolution as provided in Section 1.8(d)(v) above, AsiaInfo and Linkage shall share responsibility for the fees and expenses of the Accounting Referee equally.

1.9 Post-Closing Adjustments.

(a) Preparation of Closing Date Balance Sheet.

(i) Within ninety (90) days after the Closing Date, members of the legacy AsiaInfo and legacy Linkage finance teams within the AsiaInfo-Linkage finance department will prepare in good faith and deliver to the Shareholders’ Agent, on behalf of the Legacy Linkage Shareholders, a draft balance sheet (the “Draft Closing Date Balance Sheet”) for the Company as of the close of business on the Closing Date, upon which AsiaInfo shall include AsiaInfo’s calculation of (A) the Working Capital as of the Closing Date (the “Actual Working Capital”) and (B) the Net Debt as of the Closing Date (the “Actual Net Debt”). Members of the legacy AsiaInfo and legacy Linkage finance teams within the AsiaInfo-Linkage finance department will prepare the Draft Closing Date Balance Sheet in accordance with GAAP, applied on a basis consistent with the preparation of the Utah Financial Statements; provided, however, that assets, liabilities, gains, losses, revenues, and expenses in interim periods or as of dates other than year-end (which normally are determined through the application of so-called interim accounting conventions or procedures) shall be determined, for purposes of the Draft Closing Date Balance Sheet, through full application of the procedures used in preparing the most recent reviewed balance sheet included within the Linkage Financial Statements.

(ii) If the Shareholders’ Agent has any objections to the Draft Closing Date Balance Sheet, the Shareholders’ Agent shall deliver a detailed statement describing such objections to AsiaInfo within thirty (30) days after receiving the Draft Closing Date Balance Sheet. AsiaInfo and the Shareholders’ Agent shall use reasonable efforts to resolve any such objections themselves. If AsiaInfo and the Shareholders’ Agent do not obtain a final resolution within thirty (30) days after AsiaInfo has received the statement of objections, however, AsiaInfo and the Shareholders’ Agent shall submit such dispute to an Accounting Referee. AsiaInfo shall revise the Draft Closing Date Balance Sheet as appropriate to reflect the resolution of any objections thereto pursuant to this Section 1.9(a)(ii). The “Closing Date Balance Sheet” shall mean the Draft Closing Date Balance Sheet together with any revisions thereto pursuant to this Section 1.9(a)(ii).

(iii) In the event the parties submit any unresolved objections to an Accounting Referee for resolution as provided in Section 1.9(a)(ii) above, AsiaInfo and the Key Linkage Shareholders shall share responsibility for the fees and expenses of the Accounting Referee equally.

(iv) AsiaInfo will make the work papers and back-up materials used in preparing the Draft Closing Date Balance Sheet available to the Shareholders’ Agent and the Shareholders’ Agent’s accountant and other representatives at reasonable times and upon reasonable notice at any time during (A) the review by the Shareholders’ Agent of the Draft Closing Date Balance Sheet, and (B) the resolution by the Shareholders’ Agent and AsiaInfo of any objections thereto.

(b) Purchase Price Adjustment based on Working Capital.

(i) If Actual Working Capital is less than the Target Working Capital, then AsiaInfo shall instruct the Escrow Agent in writing to deliver to AsiaInfo out of the Escrow Fund an amount in cash equal to the amount by which Actual Working Capital is less than the Target Working Capital (the “Working Capital Shortfall”).

(ii) Any payment pursuant to Section 1.9(b)(i) shall be made by wire transfer or delivery of other immediately available funds within three (3) Business Days after the Escrow Agent’s receipt of the written instructions from AsiaInfo contemplated in that Section.

(c) Purchase Price Adjustment based on Net Debt.

(i) If Actual Net Debt is greater than Target Net Debt, then AsiaInfo shall instruct the Escrow Agent in writing to deliver to AsiaInfo out of the Escrow Fund an amount equal to the amount by which Actual Net Debt is greater than the Target Net Debt (the “Net Debt Surplus”).

(ii) Any payment pursuant to Section 1.9(c)(i) shall be made by wire transfer or delivery of other immediately available funds within three (3) Business Days after the Escrow Agent’s receipt of the written instructions from AsiaInfo contemplated in that Section.

(d) No Double Recovery. Notwithstanding anything to the contrary in this Agreement, if a change in any balance sheet item or items causes (x) a Working Capital Shortfall (or increases the amount of a Working Capital Shortfall) and (y) a Net Debt Surplus (or increases the amount of a Net Debt Surplus), AsiaInfo shall only be entitled to a purchase price adjustment based on one, and not both, of subsections (b) and (c) of this Section 1.9.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF LINKAGE AND THE KEY

LINKAGE SHAREHOLDERS

Except as set forth in the disclosure schedule provided to AsiaInfo on the date hereof (the “Linkage Disclosure Schedule”), the section numbers and letters of which correspond to the section numbers and letters of this Agreement and the contents of which shall be read together with the representations and warranties set forth in this Article, Linkage and each Key Linkage Shareholder (collectively, the “Linkage Parties”), jointly and severally, represents and warrants to AsiaInfo as of the date of this Agreement and as of the Closing Date (except for such representations and warranties that speak as of a particular date, in which case such representations and warranties shall be made as of such date) as follows:

2.1 Organization and Qualification.

(a) Linkage is a company, duly organized, validly existing and in good standing under the laws of the Cayman Islands. Linkage is duly qualified or licensed as a foreign corporation to conduct business, and is in good standing, under the laws of each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Linkage Material Adverse Effect. Linkage has made available to AsiaInfo true, complete and correct copies of its articles and memorandum of association, each as amended to date (collectively, the “Linkage Charter Documents”). Linkage is not in default under or in violation of any provision of the Linkage Charter Documents, and its corporate filings with all applicable government, governmental, statutory, regulatory or administrative authority, agency, body or commission or any court, tribunal or judicial body, constituted anywhere in the world, whether it be national, federal, provincial, state, local or municipal (each, a “Governmental Authority”) are complete and up-to-date in all material respects.

(b) Linkage is not in a state of insolvency or unable to meet its payment obligations as they become due and is not and has never been subject to a judicial reorganization, judicial liquidation or voluntary reorganization proceeding or any receivership or composition with creditors or collective bankruptcy proceedings provided for by applicable law, nor has it requested an extension period pursuant to applicable law.

2.2 Subsidiaries.

(a) Section 2.2(a) of the Linkage Disclosure Schedule sets forth a true, complete and correct list of all of the Group Companies of Linkage and Linkage’s percentage ownership of the outstanding share capital of each of its Group Companies. Each of Linkage’s Group Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified or licensed as a foreign corporation to conduct business, and is in good standing, under the laws of each jurisdiction where the character of the properties and other assets owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate has not had and would not reasonably be expected to have a Linkage Material Adverse Effect. Linkage has made available to AsiaInfo true, complete and correct copies of the memorandum and articles of association, certificate of incorporation, bylaws or other charter or equivalent organizational documents of each of its Group Companies, each as amended to date (the “Linkage Group Company Charter Documents”). The Linkage Group Company Charter Documents are in compliance with the laws of the respective jurisdiction of organization of each of Linkage or Linkage’s Group Companies and are in full force and effect. None of the Linkage’s Group Companies is in default under or in violation of any provision of the applicable Linkage Group Company Charter Documents, and its corporate filings with all applicable Governmental Authorities are complete and up-to-date in all material respects.

(b) There are no outstanding options, warrants, convertible notes or other securities convertible or exchangeable for shares of any Group Company of Linkage, or any rights of first refusal, preemptive rights or other rights with respect thereto held by any third parties.

2.3 Capital Structure.

(a) Linkage has an outstanding share capital of US$4,086,486.58, consisting of 408,648,658 ordinary shares (the “Linkage Shares”). All of the issued and outstanding Linkage Shares are validly issued, fully paid-up and have been issued in full compliance with the Linkage Charter Documents and applicable law.

(b) Exhibit A-2 sets forth a complete and accurate list of all outstanding Linkage Shares owned beneficially and of record by each Legacy Linkage Shareholder and the pro rata interest of each such Legacy Linkage Shareholder in the proposed distribution of the Stock Consideration and the Cash Consideration (including allocations of the Escrow Fund). Except as set forth in Exhibit A-2, no Person holds any beneficial interest in any Linkage Shares.

(c) As of the date hereof (i) there are 61,979,069 Linkage Shares reserved for issuance under Linkage’s 2009 Share Incentive Plan (the “Linkage Option Plan”), (ii) there are no outstanding options to purchase Linkage Shares (“Linkage Options”) pursuant to the Linkage Option Plan, and other than as set forth in clause

(iii) below, no Linkage Options have been offered or promised to any Person, (iii) there are 4,545,132 additional Linkage Shares that may be issued upon the exercise of outstanding Linkage Options issued outside of the Linkage Option Plan to one option holder (the “Subject Options”), none of which are vested, and (iv) there are no warrants, convertible notes or other securities convertible or exchangeable for Linkage Shares or any rights thereto. Except as described in this Section, there are no shares of voting or non-voting capital stock, equity interests or other securities of Linkage authorized, issued, or reserved for issuance. Following the date hereof and prior to the Closing Date, the Subject Options will be exercised or cancelled. The Linkage Option Plan has been duly authorized and approved by the Linkage Board and the Legacy Linkage Shareholders.

(d) Section 2.3(d) of the Linkage Disclosure Schedule sets forth, for each Group Company listed in Section 2.2 of the Linkage Disclosure Schedule:

(i) Its capital structure, including the number of shares authorized and outstanding for each class of equity of such Group Company;

(ii) The name and number of shares or other equity owned by each holder of such Group Company’s shares and other equity; and

(iii) Any options, warrants, convertible notes or other securities convertible or exchangeable for shares or other equity of such Group Company or any rights thereto.

(e) There are no bonds, debentures, notes or other indebtedness of Linkage or any of its Group Companies having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders of Linkage or any of its Group Companies, as applicable, may vote. Except as described in this Section, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Linkage or any of its Group Companies, as applicable, is a party or bound obligating Linkage or any of its Group Companies to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Linkage or any of its Group Companies, as applicable.

(f) Linkage has previously made available to AsiaInfo a true, complete and correct list of (A) all the outstanding Linkage Shares and options and warrants to purchase Linkage Shares or share capital of any Group Company of Linkage, including: (i) the date of issuance or grant; (ii) the exercise price; (iii) the vesting schedule and expiration date; and (iv) any other material terms, including, without limitation, any terms regarding the acceleration of vesting, or required holding periods outside of the vesting schedule; and (B) all the outstanding shares and options and warrants to purchase shares or other equity of each such Group Company, including: (i) the date of issuance or grant; (ii) the exercise price; (iii) the vesting schedule and expiration date; and (iv) any other material terms, including, without limitation, any terms regarding the acceleration of vesting, or required holding periods outside of the vesting schedule.

(g) There are no outstanding contractual obligations of Linkage or any of its Group Companies to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other security or equity interest of Linkage or any of its Group Companies. There are no stock-appreciation rights, security-based performance units, phantom stock or other security rights pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance or other attribute of Linkage.

(h) Except as set forth in Section 2.3(h) of the Linkage Disclosure Schedule, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which Linkage or any of its Group Companies or, to the knowledge of Linkage and its Group Companies, any of the shareholders of Linkage is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of Linkage or any of its Group Companies.

(i) Except as set forth in Section 2.3(h) of the Linkage Disclosure Schedule, all of the issued and outstanding shares of capital stock of, or other equity interests in, each Group Company of Linkage are: (i) owned, directly or indirectly, by Linkage free and clear of all Encumbrances, other than any Encumbrances created by this Agreement; and (ii) free of any restriction, including, without limitation (subject to the laws of the PRC with respect to Linkage’s PRC Subsidiaries), any restriction which prevents the payment of dividends to Linkage or any of its Group Companies, or which otherwise restricts the right to vote, sell or otherwise dispose of such capital stock or other ownership interest, other than restrictions under the Securities Act, state securities laws or the securities laws of any applicable non-U.S. jurisdiction.

2.4 Authority; No Conflict; Required Filings.

(a) Linkage has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Combination and other transactions contemplated hereby (collectively, the “Combination-Related Transactions”). The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the Combination-Related Transactions, have been duly authorized by all corporate action on the part of Linkage and no other corporate proceedings are necessary.

(b) This Agreement has been duly and validly executed and delivered by Linkage and constitutes a valid, legal and binding obligation of Linkage, enforceable against Linkage in accordance with its terms, subject only to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at law) (the “Equitable Exceptions”).

(c) The execution and delivery of this Agreement do not, and the performance by Linkage of its obligations hereunder and the consummation by Linkage of the Combination-Related Transactions will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under: (i) the Linkage Charter Documents; (ii) subject to the governmental filings and other matters referred to in paragraph (d) below, any (A) Permit or law or (B) judgment, decree or order, in each case applicable to Linkage, or by which any of Linkage’s properties or assets are bound; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which Linkage is a party or by which Linkage’s properties are bound, except, in the case of clauses (ii) or (iii) above, for any such conflicts, violations, defaults or other occurrences, if any, that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Linkage Parties to consummate the Combination-Related Transactions.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Linkage or any of its Group Companies in connection with the execution and delivery of this Agreement or the consummation of the Combination-Related Transactions, except for such consents, approvals, orders or authorizations, or registrations, declarations or filings which, if not obtained or made, that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Linkage Parties to consummate the Combination-Related Transactions.

2.5 Financial Statements.

(a) True and complete copies of the following have been delivered by Linkage to AsiaInfo: (i) the consolidated audited balance sheet of Linkage for each of the fiscal years ended as of December 31, 2008 and December 31, 2007, and the consolidated audited statements of income, shareholders’ equity and cash flows of Linkage for each of the three years ended December 31, 2008, December 31, 2007, and December 31, 2006, together with the notes and schedules to such financial statements, accompanied by the report thereon of the independent auditors of Linkage (collectively, the “Linkage Financial Statements”), and (ii) the consolidated unaudited balance sheet of Linkage as of September 30, 2009, and the related consolidated unaudited statements of income, shareholders’ equity and cash flows of Linkage (the financial statements referred to in clause (ii), collectively, the “Linkage Interim Financial Statements”).

(b) The Linkage Financial Statements and the Linkage Interim Financial Statements (i) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved except as may otherwise be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by GAAP, (ii) present fairly, in all material respects, the consolidated financial condition and results of operations of Linkage and its Group Companies as of the dates thereof or for the periods covered thereby, except as otherwise noted therein (subject, in the case of unaudited financial statements, to (x) the absence of footnotes and (y) year-end adjustments, the effect of which, individually or in the aggregate, will not be material to Linkage and its Group Companies, taken as a whole), and (iii) fairly present, in all material respects, the financial condition and results of operations of Linkage as of the dates thereof or for the periods covered thereby, except as otherwise noted therein (subject, in the case of unaudited financial statements, to (x) the absence of footnotes and (y) year-end adjustments, the effect of which, individually or in the aggregate, will not be material to Linkage and its Group Companies, taken as a whole).

(c) Except as set forth in Section 2.5(c) of the Linkage Disclosure Schedule, Linkage has established and maintains a system of internal accounting controls that provide reasonable assurance that (i) transactions are executed in accordance with management’s general and specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate actions are taken with respect to any differences. To the knowledge of Linkage and its Group Companies, Section 2.5(c) of the Linkage Disclosure Schedule sets forth all material weaknesses, significant deficiencies in the design or operation of, and changes in, Linkage’s internal control over financial reporting that would reasonably be expected to adversely affect Linkage’s ability to record, process, summarize and report financial information. Linkage and its Group Companies do not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Linkage’s internal control over financial reporting.

2.6 Material Contracts.

(a) Section 2.6(a) of the Linkage Disclosure Schedule (with subsections corresponding to the subsections below) sets forth a complete and accurate list as of the date hereof of each contract and agreement (whether in writing or not) of the following types that have not been fully performed, or which contain ongoing obligations of any party thereto, and to which Linkage or any of its Group Companies is a party (each, a “Linkage Material Contract”):

(i) with (A) a customer of products or services of Linkage or any of its Group Companies with receipts reasonably expected by Linkage or any of its Group Companies to be in excess of US$1,000,000 or (B) a supplier of products or services to Linkage or any of its Group Companies with expenditures reasonably expected by Linkage or any of its Group Companies to be in excess of US$250,000;

(ii) granting any “most favored nation” rights, rights of first refusal, rights of first negotiation or other similar rights to any party;

(iii) evidencing indebtedness for borrowed or loaned money of US$1 million or more, including guarantees of such indebtedness;

(iv) involving any partnership, joint venture or limited liability company agreement or concerning any equity or partnership interest in another Person;

(v) relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(vi) imposing any restriction on Linkage or any of its Group Companies to compete with any other Person;

(vii) creating or involving any manufacturer’s representative, broker, franchise, agency or dealer relationship;

(viii) not entered into in the ordinary course of business that involves expenditures or receipts reasonably expected by Linkage to be in excess of US$250,000;

(ix) to which any Governmental Authority is a party or under which any Governmental Authority has any contractual rights or obligations;

(x) any contract or agreement not otherwise described that would reasonably be expected to have a Linkage Material Adverse Effect if breached by Linkage or any of its Group Companies in such a manner as would (1) permit any other party to cancel or terminate the same (with or without notice or lapse of time, or both); (2) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Linkage or any of its Group Companies; or (3) give rise to a right of acceleration of any material obligation or loss of any material benefit under such contract or agreement.

(b) With respect to each Linkage Material Contract (other than Linkage Material Contracts which have terminated or expired in accordance with their terms): (i) the Linkage Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Linkage or its applicable Group Companies, and, to the knowledge of Linkage and its Group Companies, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the Equitable Exceptions; and (ii) none of Linkage, any applicable Group Company of Linkage, or, to the knowledge of Linkage and its Group Companies, any other party is in breach or default in any material respect, and no event has occurred that with notice or lapse of time would constitute such a breach or default by Linkage or any applicable Group Company of Linkage, or to the knowledge of Linkage and its Group Companies, by any such other party, or permit termination, modification or acceleration, under such Linkage Material Contract. Except as would not reasonably be expected to result in a Linkage Material Adverse Effect, Linkage or the applicable Group Company has paid in full all amounts due under the Linkage Material Contracts that are due and payable and has satisfied in full or provided for all of its liabilities and obligations under the Linkage Material Contracts that are due and payable, except amounts or liabilities disputed in good faith by Linkage for which adequate reserves have been set aside.

(c) Other than contracts or agreements that are no longer in effect, Linkage and its Group Companies are in compliance in all material respects with each contract or agreement (whether in writing or not) that (i) grants any exclusive rights of any kind, (ii) imposes any restriction on Linkage or its Group Companies (A) to develop or distribute any technology; or (B) any other material restriction on the conduct of its business as currently conducted or as proposed to be conducted.

2.7 Absence of Undisclosed Liabilities. Linkage and its Group Companies have no liabilities or obligations, whether fixed, contingent, accrued, contingent, determined, determinable, choate, inchoate or otherwise, liquidated or unliquidated and whether due or to become due, which would be required to be recorded on a balance sheet under GAAP other than: (i) liabilities reflected or reserved against on the balance sheet contained in the Linkage Interim Financial Statements (the “Linkage Most Recent Balance Sheet”) as of September 30, 2009; (ii) liabilities or obligations incurred since September 30, 2009 in the ordinary course of business, consistent with past practice in both type and amount and (iii) liabilities that would not, individually or in the aggregate, reasonably be expected to be material to Linkage and its Group Companies, taken as a whole.

2.8 Absence of Certain Changes or Events. Except as set forth in Section 2.8 of the Linkage Disclosure Schedule, from September 30, 2009 through the date hereof, Linkage and its Group Companies have conducted their respective businesses only in the ordinary course of business consistent with past practice, and there has not been (i) any action, event or occurrence which has had, or would reasonably be expected to result in, a Linkage Material Adverse Effect or (ii) any other action, event or occurrence that would have required the consent of AsiaInfo pursuant to Section 4.1 had such action, event or occurrence taken place after the date of this Agreement.

2.9 Compliance with Laws.

(a) Except as would not reasonably be expected to have a Linkage Material Adverse Effect, Linkage and each of its Group Companies is in compliance with all laws applicable to it. Since December 31, 2008, none of Linkage or its Group Companies has received any written claim or notice of violation of any such laws with respect to the conduct of its business or the ownership and operation of its properties and other assets, except for such instances of non-compliance, if any, that would not be material to Linkage and its Group Companies, taken as a whole, if compliance were required, taking into account any fines, penalties, and interest incurred. To the knowledge of Linkage and its Group Companies, no investigation or review by any Governmental Authority is pending or has been threatened against Linkage or any of its Group Companies.

(b) The Linkage Board has not authorized or directed any internal investigation that is currently being conducted by Linkage or any of its Group Companies or any third party at the request of Linkage or any of its Group Companies concerning any material illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

(c) Neither Linkage, its Group Companies nor, to the knowledge of Linkage and its Group Companies, any director, officer, employee or agent of Linkage or any of its Group Companies has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; or (ii) made any unlawful payment to any government official or employee or to any political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”).

(d) Except as set forth in Section 2.9(d) of the Linkage Disclosure Schedule, Linkage and each of its Group Companies has taken all reasonable steps to comply with, and has used its commercially reasonable efforts to ensure compliance by Linkage and its Group Companies, and each of their direct or indirect shareholders and option holders who are PRC residents with, any applicable rules and regulations of the PRC State Administration of Foreign Exchange (the “SAFE Rules and Regulations”), including, without limitation, using commercially reasonable efforts to require each direct or indirect shareholder or option holder that is, or is directly or indirectly owned or controlled by, a PRC resident to complete any registration and other procedures required under applicable SAFE Rules and Regulations.

(e) Except as set forth in Section 2.9(e) of the Linkage Disclosure Schedule, Linkage and each of its Group Companies has used commercially reasonable efforts to ensure compliance by each of its shareholders, option holders, directors, officers and employees that is, or is directly or indirectly owned or controlled by, a PRC resident or citizen with any applicable rules and regulations of the relevant PRC government agencies (including but not limited to the PRC Ministry of Commerce, the PRC National Development and Reform Commission, the PRC State Administration of Taxation and the PRC State Administration of Foreign Exchange) relating to overseas investment by PRC residents and citizens (the “PRC Overseas Investment and Listing Regulations”), including, requesting each shareholder, option holder, director, officer, employee and participant that is, or is directly or indirectly owned or controlled by, a PRC resident or citizen to complete any registration and other procedures required under applicable PRC Overseas Investment and Listing Regulations.

2.10 Permits.

(a) Except as would not reasonably be expected to result in a Linkage Material Adverse Effect, each license, permit, franchise, approval, registration, certificate and authorization issued by any Governmental Authority (“Permits”) necessary for the conduct of the business of Linkage and of its Group Companies as presently conducted and the ownership and operation of their respective properties and other assets (the “Linkage Permits”), is valid and in full force and effect as of the date hereof, no Linkage Permit is subject to any Encumbrance, other than a Permitted Encumbrance, and there is no material default under any Linkage Permit or, to the knowledge of Linkage and its Group Companies, any condition that would reasonably be expected to form the basis for the assertion of any default thereunder.

(b) Without limiting the generality of paragraph (a) above, except as would not reasonably be expected to have a Linkage Material Adverse Effect, all Linkage Permits required under PRC law for the due and proper establishment and operation of each Group Company of Linkage and for the conduct of the business of each such Group Company have been duly obtained by Linkage or the applicable Group Company from the relevant PRC authorities and are in full force and effect. Except as would not reasonably be expected to have a Linkage Material Adverse Effect, all filings and registrations with the relevant PRC authorities required in respect of each such Group Company and their respective operations, including but not limited to registration with the Ministry of Commerce of the PRC (“MOFCOM”), or, the State Administration for Industry Commerce and its respective local offices, the State Administration of Foreign Exchange or their respective local branches, and the relevant tax bureau, customs authorities and product registration authorities, have been duly completed by Linkage or the applicable Group Company in accordance with the relevant PRC rules and regulations.

2.11 Litigation. Except as set forth in Section 2.11 of the Linkage Disclosure Schedule, there is no suit, action, arbitration, claim, governmental or other proceeding before any Governmental Authority (“Action”) pending or, to the knowledge of Linkage and its Group Companies, threatened, against Linkage or any of its Group Companies, any of their respective properties, or any of their respective officers or directors (in their capacities as such), except for any Action that would not reasonably be expected to result in claims, damages, liabilities, obligations, judgments, settlement payments, penalties, fines, fees, disbursements, interest costs or expenses (including reasonable fees of attorneys, court costs and other out-of-pocket expenses incurred in investigating, preparing, settling or defending the forgoing) (“Losses”) of more than US$150,000 in any individual instance, or more than US$1,000,000 in the aggregate, and in which the plaintiff sought damages of more than US$150,000 in any individual instance. Neither Linkage nor any of its Group Companies has received written notice of, or is, to the knowledge of Linkage and its Group Companies, the subject of, any potential Action, except as would not reasonably be expected to result in Losses of more than US$150,000 in any individual instance, or more than US$1,000,000 in the aggregate, and in which the plaintiff sought damages of more than US$150,000, in any individual instance. There is no judgment, decree or order against Linkage, any of its Group Companies or, to the knowledge of Linkage and its Group Companies, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that would reasonably be expected to result in a Linkage Material Adverse Effect.

2.12 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Linkage or any of its Group Companies which has or would reasonably be expected to have (after giving effect to the Combination-Related Transactions) the effect of prohibiting or impairing in any material respect any current business practice of Linkage or any of its Group Companies, any acquisition of property by Linkage or any of its Group Companies or the conduct of business by Linkage or any of its Group Companies as currently conducted.

2.13 Properties and Assets.

(a) Other than properties and assets disposed of in the ordinary course of business and except as would not reasonably be expected to have a Linkage Material Adverse Effect, Linkage and its Group Companies have good and valid title to all of their respective properties, interests in tangible properties and assets, real and personal, reflected on the Linkage Most Recent Balance Sheet or acquired since September 30, 2009, or, in the case of leased properties and assets, valid leasehold interests in such properties and assets, or, in the case of properties in the PRC, the legal right, power and authority to use and operate such properties, in each case free and clear of all

Encumbrances, other than (i) Encumbrances for Taxes that are not yet due and payable or Encumbrances for Taxes being contested in good faith by an appropriate proceeding for which adequate reserves have been established, (ii) any mechanics Encumbrance or similar Encumbrance for labor, materials or supplies incurred in the ordinary course of business for amounts that are not delinquent, (iii) any Encumbrance (other than those relating to Taxes, mechanics Encumbrances or similar Encumbrance for labor, materials or supplies) that may arise by operation of law, and (iv) any Encumbrance that individually, or when aggregated with any other Encumbrances, is not material (“Permitted Encumbrances”).

(b) There is no real property owned by Linkage or any of its Group Companies. All leases for leased real property of Linkage as of the date hereof are listed in Section 2.13(b) of the Linkage Disclosure Schedule and are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default (or event which with notice or the lapse of time, or both, would constitute a material default) that would give rise to a claim thereunder. Since December 31, 2008, none of the leases listed in Section 2.13(b) of the Linkage Disclosure Schedule has been materially amended or modified and (A) with respect to any leases with Affiliates of any Linkage Party, there is no expectation on the part of such Linkage Party or (B) with respect to all other leases, no Linkage Party has received notice: that any such leases will be materially amended or modified within two (2) years following the Closing (including without limitation with respect to rental rates, leased space, rental terms, etc.). Since December 31, 2008, no termination notice has been served by Linkage or any of its Group Companies or any landlord. The premises leased pursuant to the leases listed in Section 2.13(b) have not been subleased by Linkage or its applicable Group Company. Linkage is currently in compliance in all material respects with all obligations under the leases listed in Section 2.13(b) of the Linkage Disclosure Schedule, including without limitation the payment of all rents and service charges.

(c) The facilities, property and equipment owned, leased or otherwise used by Linkage or any of its Group Companies are in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal wear and tear), and suitable for the purposes for which they are currently used, except, in each case, as would not reasonably be expected to result in a Linkage Material Adverse Effect.

(d) None of the assets of Linkage and its Group Companies constitute state-owned assets nor was any material portion of the business or assets of Linkage and its Group Companies acquired in a transaction or transactions that required approval from the SASAC.

2.14 Insurance.

(a) Set forth in Section 2.14 of the Linkage Disclosure Schedule is a list of the insurance policies of Linkage and its Group Companies as of the date hereof (the “Insurance Policies”). All premiums due and payable under the Insurance Policies have been paid on a timely basis and Linkage and its Group Companies are in compliance in all material respects with all other terms thereof. True, complete and correct copies of the Insurance Policies have been made available to AsiaInfo.

(b) The Insurance Policies are in full force and effect and there are no material claims pending as to which coverage has been questioned, denied or disputed. Since December 31, 2008, all claims thereunder have been filed in a due and timely fashion. Neither Linkage nor any of its Group Companies had any policy of insurance terminated (other than at its request), nor since December 31, 2008 has Linkage or any of its Group Companies received notice from any insurance carrier that: (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated; or (ii) premium costs with respect to such insurance will be increased, other than premium increases in the ordinary course of business applicable on their terms to all holders of similar policies.

2.15 Taxes.

(a) For purposes of this Agreement, a “Tax” (and, with correlative meanings, “Taxes” and “Taxation”) means any and all national, federal, state, provincial, municipal or local taxes imposed by any Governmental

Authority responsible for the imposition or collection of any such tax (each, a “Tax Authority”), including but not limited to assessments and other charges, duties, impositions and liabilities, including, without limitation, taxes based upon or measured by gross receipts, income, profits, gains, sales, use and occupation, value added, ad valorem, transfer, franchise, payroll, recapture, employment, imports, exports and licenses, together with excise, real and personal property and withholding (of services, wages/compensation, dividends, interest, gains and/or royalties) taxes, together with all interest, penalties and additions imposed with respect to such amounts and including any liability for Taxes of a predecessor entity, any liability for Taxes as a result of being a transferee of, or successor to, any Person; and “Returns” means any return, estimate, information statement, report or form relating to any and all Taxes.

(b) Linkage and each of its Group Companies is in compliance with all Tax laws, regulations, rules, orders, decrees, guidelines, judicial interpretations, notices or other tax authorities of the PRC, Hong Kong and any other jurisdictions that are applicable to them. Linkage and each of its Group Companies has not received any written claim or notice of violation of any such laws, except for such instances of non-compliance, if any, which would be immaterial to Linkage or any of its Group Companies.

(c) Linkage and each of its Group Companies has accurately prepared and timely filed all material Returns required to be filed by it with any Tax Authority concerning or attributable to Linkage or any of its Group Companies or to their operations, and all such Returns are true, complete and correct in all material respects.

(d) Linkage and each of its Group Companies: (i) has paid all material Taxes it is obligated to pay whether or not reflected on any Returns; (ii) has withheld all material Taxes required to be withheld with respect to its employees or otherwise; (iii) has recorded sufficient provisions in the Linkage Most Recent Balance Sheet to pay all material Taxes due at September 30, 2009, regardless of the date on which payment is due, in accordance with GAAP; and (iv) has kept all material records that it is required to keep for Taxation purposes, such records being available for inspection at the premises of Linkage.

(e) To the knowledge of Linkage and its Group Companies, there is no Tax deficiency outstanding, proposed or assessed against Linkage or any of its Group Companies that is not accurately reflected as a liability on the Linkage Most Recent Balance Sheet, nor has Linkage or any of its Group Companies executed any waiver of any statute of limitations on or extended the period for the assessment or collection of any Tax, nor is there any pending audit, inspection, dispute, Action, or other examination regarding Taxes for which Linkage or any of its Group Companies may have liability. None of Linkage or any of its Group Companies has received any request for information in writing or written notice from Tax Authority in respect of any Tax Liability. There are no liens relating to Taxes (“Tax Liens”) on any assets of Linkage or its Group Companies other than Permitted Encumbrances.

(f) Neither Linkage nor any of its Group Companies is a party to or bound by any Tax indemnity agreement, Tax-sharing agreement, Tax allocation agreement or similar contract or agreement with a Person other than a member of the group of entities consisting of Linkage and its Group Companies.

(g) Neither Linkage nor any of its Group Companies has any material liability for unpaid Taxes that has not been properly accrued for and reserved for on the Linkage Most Recent Balance Sheet, whether asserted or unasserted, contingent or otherwise.

(h) Each of Linkage and its Group Companies have at all times since their incorporation been resident for Taxation purposes in the current jurisdictions of their incorporation and nowhere else and will be so resident at the Closing and have never been subject to any form of Tax in any other jurisdiction as a result of carrying on business in said jurisdiction through a permanent establishment or fixed place of business.

(i) Linkage and each of its Group Companies is in compliance with all requirements under all applicable PRC laws and regulations to qualify for their exemptions from enterprise income tax or other tax benefits (the “Tax Benefits”) as set forth in Section 2.15(i) of the Linkage Disclosure Schedule, and the actual operations and business activities of Linkage and each of its Group Companies are sufficient to meet the qualifications for the Tax Benefits. No submissions made to any PRC Governmental Authority in connection with obtaining the Tax Benefits contained any misstatement or omission that would have affected the granting of the Tax Benefits. Neither Linkage nor any of its Group Companies has received notice of any deficiency in its respective applications for the Tax Benefits, and the Linkage Parties are not aware of any reason why any such Linkage Group Company might not qualify for, or be in compliance with the requirements for, the Tax Benefits. To the knowledge of the Linkage Parties, none of the Tax Benefits will be jeopardized by the Combination-Related Transactions.

(j) All local and national PRC governmental tax holidays, exemptions, waivers, financial subsidies, and other local and national PRC tax relief, concessions and preferential treatment enjoyed by Linkage and its Group Companies as set forth in Section 2.15(j) of the Linkage Disclosure Schedules are valid, binding and enforceable and do not violate any laws, regulations, rules, orders, decrees, guidelines, judicial interpretations, notices or other legislation of the PRC.

(k) Neither Linkage nor any of its Group Companies has liability for any Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract or (iv) otherwise.

(l) Linkage and its Group Companies have never entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations §§1.6011-4(b)(2) or 301.6111-2(b)(2).

2.16 Environmental Matters. Except as would not reasonably be expected to have a Linkage Material Adverse Effect:

(a) Linkage and each of its Group Companies are in compliance with all applicable Environmental Laws.

(b) None of Linkage or any of its Group Companies has received any Environmental Claim or notice of any threatened Environmental Claim.

(c) None of Linkage or any of its Group Companies has entered into, has agreed to, or is subject to, any decree or order or other similar requirement of any Governmental Authority under any Environmental Laws.

(d) None of Linkage or any of its Group Companies has released Hazardous Substances into the environment in violation of Environmental Laws or in a manner that would reasonably be expected to result in material liability under Environmental Laws, and, to the knowledge of Linkage and its Group Companies, no other Person has released Hazardous Substances into the environment at any property currently owned or operated by Linkage or any of its Group Companies in violation of Environmental Laws or in a manner that would reasonably be expected to result in material liability to any of the Group Companies under Environmental Laws.

(e) There are no material environmental investigations, studies, audits, tests, reports, reviews or other analyses conducted by or on behalf of, or that are in the possession of, Linkage or its Group Companies or any Affiliate of Linkage or its Group Companies in relation to any premises presently or formerly owned, used, leased or occupied by Linkage or its Group Companies.

2.17 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms have the following respective meanings:

(i) “Intellectual Property” means any or all of the following: (a) works of authorship, including without limitation, computer programs, whether embodied in firmware, software or otherwise (“Software”), documentation, designs, files and records; (b) inventions (whether or not patentable), improvements, and technology; (c) proprietary and confidential information, including technical data, customer and supplier lists and data, invention disclosures, trade secrets, show-how, know-how and techniques; (d) data, databases, data compilations and collections and technical data; (e) methods, processes, devices, prototypes, schematics, bread boards, net lists, mask works, test methodologies and hardware and Software development tools; (f) websites, uniform resource locators and domain names; and (g) all instantiations of the foregoing in any form and embodied in any media.

(ii) “Intellectual Property Rights” means any or all of the following and all rights in, arising out of, or associated therewith: (a) all United States and foreign patents and utility models and applications therefor, and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries (“Patents”); (b) all trade secrets and other rights in privacy, data, know-how and confidential or proprietary information; (c) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world (“Copyrights”); (d) all industrial designs and any registrations and applications therefor throughout the world; (e) all rights in websites, uniform resource locators and domain names and applications and registrations therefor (“Internet Properties”); (f) all rights in all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (“Trademarks”); and (g) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

(iii) “Linkage IP Licenses” means all the contracts, licenses and agreements to which Linkage or any of its Group Companies is a party with respect to any Intellectual Property or Intellectual Property Rights licensed to or by Linkage or any of its Group Companies, but not including any non-exclusive licenses granted in the ordinary course of business and not including any commercial, “off-the-shelf” licenses to Software made generally commercially available on standard terms from third party vendors (“Standard Commercial Software”).

(iv) “Linkage Intellectual Property” means all Intellectual Property and Intellectual Property Rights used in the conduct of the business of Linkage or any of its Group Companies as currently conducted, for the design, development, use, branding, advertising, manufacture, promotion, marketing, maintenance, support, license, distribution, import and sale of Linkage Products, but not including Standard Commercial Software or other Software products used by Linkage for the general operation of the business and not directly related to the Linkage Products (e.g., “back-office” or operations Software such as Microsoft Word, SAP or the like).

(v) “Linkage Licensed Intellectual Property” means all Linkage Intellectual Property Rights that are licensed from third parties.

(vi) “Linkage-Owned Intellectual Property” means any Intellectual Property and Intellectual Property Rights, including the Linkage Registered Intellectual Property Rights, that are owned by Linkage or any of its Group Companies.

(vii) “Linkage Products” means, collectively, all current products, Internet Properties, software or service offerings of Linkage or any of its Group Companies.

(viii) “Registered Intellectual Property Rights” means all United States, international and foreign: (a) Patents, including applications therefor; (b) registered Trademarks, applications to register Trademarks, including intent-to-use applications, other registrations or applications related to Trademarks; (c) registrations of, and applications for the use of, Internet Properties; (d) Copyrights registrations and applications to register Copyrights; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority or Governmental Authority at any time.

(b) Linkage Registered Intellectual Property Rights. Section 2.17(b) of the Linkage Disclosure Schedule lists all Registered Intellectual Property Rights currently owned by Linkage or any of its Group Companies, or currently filed in the name of, or applied for, by Linkage or any of its Group Companies as of the date hereof (the “Linkage Registered Intellectual Property Rights”).

(c) Compliance. Each item of Linkage Registered Intellectual Property Rights is currently in compliance with any mandatory legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and, to the knowledge of Linkage and its Group Companies, is valid. All required documents and certificates in connection with such Linkage Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark, Internet, or other authorities in the United States or foreign jurisdictions, as applicable, for the purposes of applying for, perfecting and maintaining such Registered Intellectual Property Rights. Section 2.17(c) of the Linkage Disclosure Schedule includes a detailed description of any filings or payment of fees that are due to any Governmental Authority from the date hereof until December 31, 2010 in order to maintain any Registered Intellectual Property Rights.

(d) Non-Infringement. To the knowledge of Linkage and its Group Companies, the operation of the business of Linkage and its Group Companies as it is currently conducted, including Linkage’s and each of its Group Companies’ use, import, branding, advertising, promotion, marketing, operation, manufacture and sale of Linkage Products (other than any Linkage Products in development), prior versions of Linkage Products, products, Internet Properties, software or service offerings previously marketed for sale or sold by Linkage and any of its Group Companies, does not infringe, misappropriate or violate the Intellectual Property Rights of any Person, and neither Linkage nor any of its Group Companies have received any written notice of any infringement or violation with respect thereto.

(e) Assignment. In each case in which Linkage or any of its Group Companies have acquired ownership of any Intellectual Property or Intellectual Property Right from any Person (other than common law trademark rights no longer used by Linkage or any of its Group Companies, other Trademarks or Internet Properties that Linkage or any of its Group Companies have permitted to lapse or have abandoned in the ordinary course of business, trade secret rights no longer used by Linkage or any of its Group Companies or permitted to enter the public domain in the ordinary course of business, and Copyrights no longer used by Linkage or any of its Group Companies or no longer incorporated in Linkage Products or associated documentation), Linkage or such Group Company has obtained an assignment to transfer all rights in and to all such Intellectual Property and the associated Intellectual Property Rights to Linkage or such Group Company. To the knowledge of Linkage and its Group Companies, Linkage or each such Group Company has recorded or submitted for recordation, in accordance with applicable laws and regulations, each such assignment of a material Registered Intellectual Property Right assigned to Linkage or such Group Company with the relevant Governmental Authority.

(f) Enforceability. Neither Linkage nor any of its Group Companies has any knowledge of any facts or circumstances that would render any Linkage-Owned Intellectual Property invalid or unenforceable (other than common law trademark rights no longer used by Linkage or any of its Group Companies, or other Trademarks or Internet Properties that Linkage or any of its Group Companies have permitted to lapse or have abandoned in the ordinary course of business, trade secret rights no longer used by Linkage or any of its Group Companies or permitted to enter the public domain in the ordinary course of business, and Copyrights no longer used by Linkage or any of its Group Companies or no longer incorporated in Linkage Products or associated documentation), nor has Linkage or any of its Group Companies taken, or failed to take, any action in the application for or prosecution of any material Linkage Registered Intellectual Property that would be reasonably expected to render such Linkage Registered Intellectual Property invalid or unenforceable.

(g) Encumbrances. All Linkage Software Products and each item of Linkage-Owned Intellectual Property is free and clear of any Encumbrances, except for non-exclusive licenses granted to end-user customers and distributors in the ordinary course of business, consistent with past practice.

(h) Ownership. Except as disclosed in Section 2.17(h) of the Linkage Disclosure Schedule, Linkage and its Group Companies are the exclusive owners of all Linkage-Owned Intellectual Property. Without limiting the generality of the foregoing, (i) and except as disclosed in Section 2.17(h) of the Linkage Disclosure Schedule,

Linkage and its Group Companies are the exclusive owners of all Trademarks and Internet Properties used in connection with the operation or conduct of the business of Linkage or such Group Company, including the sale, distribution or provision of any Linkage Products and the operation of any websites by Linkage or such Group Company and (ii) own exclusively, and have good title to, all Copyrighted works that are included or incorporated into Linkage Products or which Linkage or any such Group Company otherwise purports to own, other than as owned by customers pursuant to customer agreements entered into in the ordinary course of business.

(i) Service Agreements; Transfer or Lapse of Intellectual Property Rights. Linkage and its Group Companies are in material compliance with all Linkage IP Licenses pursuant to which Linkage or any of its Group Companies created or developed any Intellectual Property for or on behalf of any third party that is not Linkage-Owned Intellectual Property or to which Linkage or any of its Group Companies granted such third party any exclusive rights to or joint ownership of such Intellectual Property or related Intellectual Property Rights. Linkage and its Group Companies are in compliance in all material respects with all contracts or agreements transferring ownership of, or granting any exclusive license of or right to use, or authorizing the retention of any exclusive rights to use or joint ownership of, any material Linkage-Owned Intellectual Property, to any other Person. Neither Linkage nor any of its Group Companies has permitted Linkage’s or such Group Company’s rights in such material Linkage-Owned Intellectual Property to lapse or enter the public domain.

(j) Development of Linkage-Owned Intellectual Property by Third Parties. All Linkage-Owned Intellectual Property was written and created solely by either (i) employees of Linkage or its Group Companies acting within the scope of their employment, (ii) third parties who have assigned all of their rights, including Intellectual Property Rights therein, to Linkage or such Group Company.

(k) Development of Licensed Intellectual Property by Third Parties Specifically for Linkage. To the extent that any Intellectual Property or Intellectual Property Right (other than common law trademark rights no longer used by Linkage or any of its Group Companies, other Trademarks or Internet Properties that Linkage or any of its Group Companies have permitted to lapse or have abandoned in the ordinary course of business, trade secret rights no longer used by Linkage or any of its Group Companies or permitted to enter the public domain in the ordinary course of business, and Copyrights no longer used by Linkage or any of its Group Companies or no longer incorporated in Linkage Products or associated documentation) developed or created by a third party specifically and exclusively for Linkage or any of its Group Companies was not assigned to Linkage or any of its Group Companies, Linkage or one of its Group Companies has obtained a license to such third party’s Intellectual Property and Intellectual Property Rights in such development work on Linkage’s behalf.

(l) Rights to Improvements. To the knowledge of Linkage and its Group Companies, no Person who has licensed any Intellectual Property or Intellectual Property Rights to Linkage or any of its Group Companies has ownership rights or license rights to any material improvements made by or for Linkage or any such Group Company to which Linkage or such Group Company obtained ownership (except improvements made by the licensor for Linkage) in such Intellectual Property or Intellectual Property Rights.

(m) Rights to Use Third-Party Software. To the knowledge of Linkage and its Group Companies, Linkage’s Group Companies have the right to use all software development tools, library functions, operating systems, data bases, compilers and all other third-party Software that are material in the operation of Linkage and each of its Group Companies or that are essential to the creation, modification, compilation, operation or support any Software that is Linkage-Owned Intellectual Property.

(n) Government Materials. No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any Linkage-Owned Intellectual Property which would prevent the conduct of the business of Linkage and each of its Group Companies as it currently is conducted and as contemplated by Linkage to be conducted, including, without limitation, the operation, design, development, manufacture, use, import, distribution and sale of Linkage

Products, or that would require the granting of rights or ownership interests in any Linkage-Owned Intellectual Property funded by such entity.

(o) No Governmental Authority Restrictions. No Linkage-Owned Intellectual Property, Linkage Product or service of Linkage or any of its Group Companies is subject to any proceeding of a Governmental Authority or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any material manner the use, transfer or licensing thereof by Linkage or any of its Group Companies.

(p) Material Royalty Obligations. Section 2.17(p) of the Linkage Disclosure Schedule lists as of the date hereof all Linkage IP Licenses with respect to any Linkage Licensed Intellectual Property for which Linkage has paid or would be obligated to pay in the absence of the proposed transaction during the 3-year period following the Closing Date, more than US$1,000,000 (excluding all Standard Commercial Software).

(q) Linkage IP Licenses. All Linkage IP Licenses are in full force and effect. Neither Linkage nor any of its Group Companies is in material breach of nor have Linkage or any of its Group Companies materially failed to perform under, and neither Linkage nor any of its Group Companies have received any written notice of any material breach or material failure to perform under, any of the Linkage IP Licenses and, to the knowledge of Linkage and its Group Companies, no other party to any such contract, license or agreement is in material breach thereof or has materially failed to perform thereunder. The consummation of the Combination-Related Transactions will neither violate nor result in the breach, modification, cancellation, termination or suspension of any Linkage IP Licenses or entitle the other party or parties to such Linkage IP Licenses to terminate such Linkage IP Licenses. None of the Combination-Related Transactions will result in and of themselves in automatically granting any third party any rights to any Linkage-Owned Intellectual Property Rights based on a Linkage IP License that are in addition to, or greater than, such third party currently has under such Linkage IP Licenses, including any access to or release of any source code owned by or licensed to Linkage or any of its Group Companies.

(r) Disputes. To the knowledge of Linkage and its Group Companies, there are no material contracts, licenses or agreements between Linkage or any such Group Company and any other Person with respect to Linkage Intellectual Property under which there is any material dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by Linkage or such Group Company thereunder.

(s) No Third-Party Infringement; No Unauthorized Use. To the knowledge of Linkage and its Group Companies, no Person is infringing or misappropriating any material Linkage-Owned Intellectual Property Right.

(t) Protection. Linkage and each of its Group Companies have taken all commercially reasonable steps under the circumstances to protect Linkage’s and such Group Companies’ rights in confidential information and trade secrets of Linkage or such Group Company or provided by any other Person to Linkage or such Group Company.

2.18 Employees and Consultants.

(a) Officers, Directors and Key Employees. Section 2.18(a) of the Linkage Disclosure Schedule contains a list of (i) the name of each current officer and director of Linkage and each of its Group Companies, and (ii) the name, position, title and work location of each employee (including, without limitation part-time employees and temporary employees) of Linkage and each of its Group Companies paid US$30,000 or more in total base salary in 2008 or 2009 (on a pro rated basis to the date hereof) (such employees being referred to as “Key Employees”). Linkage and its Group Companies have not engaged any independent contractor or consultant who is material to Linkage or its Group Companies, whether based on the nature of the services provided, the value of the consideration paid or otherwise.

(b) Employment Contracts. True and complete copies of each employment contract to which Linkage or any of its Group Companies is a party, with any of their respective officers and Key Employees have been provided to AsiaInfo, and such contracts are listed in Section 2.18(b) of the Linkage Disclosure Schedule. To the knowledge of Linkage and its Group Companies, no Key Employee of Linkage or any of its Group Companies is in violation of any term of any employment contract, confidentiality or other proprietary information disclosure agreement or any other agreement or contract relating to the right of any such Key Employee to be employed by Linkage or its applicable Group Company. Except as otherwise contemplated in this Agreement, to the knowledge of Linkage and its Group Companies, neither the execution and delivery of this Agreement, nor the performance of the Combination Related-Transactions, will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any material payment (including severance payments, payments under any other agreements or unemployment compensation payments) becoming due to any director, officer or any Key Employee of Linkage or its Group Companies under any Linkage Plan, under the laws of the PRC or otherwise, (ii) materially increase any benefits otherwise payable under any Linkage Plan or (iii) result in any acceleration of the time of payment or vesting of any material benefits.

(c) Labor Relations. As of the date hereof, there is no unfair labor practice, charge or complaint or other proceeding pending or, to the knowledge of Linkage and its Group Companies, threatened against Linkage or its Group Companies. Each of the Linkage Parties is in material compliance with all laws applicable to such entities respecting employment and employment practices, terms, and conditions of employment, and wages and hours. None of Linkage and its Group Companies is a party to or has liability with respect to any collective bargaining agreement or other labor union contract applicable to Persons employed by Linkage and its Group Companies, nor do any of the Linkage Parties know of any activities or proceedings of any labor union or other Person to organize any such employees. As of the date hereof, there is no labor strike, slowdown, work stoppage or lockout pending, or, to the knowledge of Linkage and its Group Companies, threatened, against or affecting Linkage and its Group Companies, nor has there been any such activity within the past two (2) years.

2.19 Employee Benefits.

(a) Section 2.19(a) of the Linkage Disclosure Schedule contains a true and complete list and description of each of the Linkage Plans. Linkage has delivered to AsiaInfo accurate and complete copies of all Linkage Plan documents maintained by Linkage or covering any employee of Linkage and its Group Companies. Except as required by law, or in the ordinary course of business consistent with the terms of the Linkage Plans, or past practice, Linkage has not scheduled or agreed upon future increases of benefit levels (or creation of new benefits) with respect to any Plan, and no such increases or creation of benefits have been proposed, made the subject of representations to employees or requested or demanded by employees under circumstances which make it reasonable to expect that such increases would be granted. No loan in excess of US$20,000 is outstanding between Linkage and its Group Companies and any employee of Linkage and its Group Companies other than cash advances to such employee in the ordinary course.

(b) Each of the Linkage Plans is, and its administration (including with respect to reporting and disclosure) is and has been, in material compliance with, its terms and with applicable law (including all tax rules compliance with which is required for any intended favorable tax treatment).

(c) To the knowledge of Linkage and its Group Companies, there are no pending or threatened claims by or on behalf of any Linkage Plan, by any Person covered thereby, or otherwise, which allege violations of any applicable laws or regulations which would reasonably be expected to result in a material liability on the part of AsiaInfo, Linkage, any of their respective Group Companies, or any fiduciary of any Linkage Plan, nor is there any basis for such a claim.

(d) All contributions, premiums and other payments required under applicable laws or regulations or any Linkage Plan or other agreement to be made under any such Plan have been made by the due date thereof, and any and all contributions, premiums and other payments with respect to compensation or service before and through the Closing, or otherwise with respect to periods before and through the Closing, due from Linkage or any of its Group Companies to, under or on account of each Linkage Plan shall have been paid prior to Closing or shall have been fully reserved and provided for in the Linkage Financial Statements.

(e) Neither Linkage nor any of its Group Companies is in default in performing any of its contractual obligations under any of the Linkage Plans.

(f) To the knowledge of Linkage and its Group Companies, and without limiting the generality of any other provision of this Section 2.19, no event has occurred and no condition exists, with respect to any Plan, that has subjected or would subject AsiaInfo, Linkage, or any of their respective Group Companies or any successor thereto, to any material Tax, fine, penalty or other liability (other than a liability arising in the normal course to make contributions or payments, as applicable, when ordinarily due under the Linkage Plans with respect to employees of Linkage or its Group Companies.

(g) Neither Linkage nor any of its Group Companies has ever maintained, contributed to or had any liability with respect to any Plan that is or was ever subject to any federal, state or local law in the United States, nor have any of them ever had employees located in the United States.

(h) Each of Linkage and its Group Companies has made all social welfare, housing funds, and other mandatory contributions in respect of or on behalf of all its employees in accordance with applicable PRC law.

2.20 Brokers. Except for Barclays Capital, no broker, finder, investment banker or other financial advisor is entitled to any brokerage, finder’s or other fee, commission, or remuneration in connection with the Combination-Related Transactions based upon arrangements made by or on behalf of Linkage.

2.21 Interested Party Transactions. Neither Linkage nor any of its Group Companies is indebted to any director, officer, employee or agent of Linkage or any of its Group Companies (except for amounts due as normal salaries, commission and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to Linkage or any of its Group Companies. No (a) stockholder, (b) officer, director or Affiliate of Linkage or any of its Group Companies, (c) immediate family member of any such officer, director or Affiliate, or of a stockholder, and (d) Person controlled by any one or more of the foregoing (excluding Linkage and its Group Companies) (collectively, the “Related Parties”): (i) owns, directly or indirectly, any interest in (excepting not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person (other than AsiaInfo) which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent, or supplier of Linkage or any of its Group Companies, except pursuant to the contracts set forth in Section 2.21(i) of the Linkage Disclosure Schedule; (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that Linkage or any of its Group Companies uses which is necessary for the conduct of its business, except pursuant to the contracts set forth in Section 2.21(ii) of the Linkage Disclosure Schedule; (iii) has within the twelve (12) months prior to the date of this Agreement brought any action, suit or proceeding against Linkage or any of its Group Companies; or (iv) on behalf of Linkage or any of its Group Companies, has, within the twelve months prior to the date of this Agreement, made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any corporation or other Person of which any officer or director of Linkage or any of its Group Companies, or an immediate family member of the foregoing, is a partner or stockholder (excepting stock holdings solely for investment purposes in securities of publicly held and traded companies), except pursuant to the contracts set forth in Section 2.21(iv) of the Linkage Disclosure Schedule. Neither Linkage nor any of its Group Companies is a party to any material transaction with any Related Party on other than arm’s-length terms.

2.22 Accounts Receivable. The accounts and notes receivable of Linkage and its Group Companies reflected on the Linkage Financial Statements and Linkage Interim Financial Statements, and all accounts receivable arising subsequent to the date of the Linkage Interim Financial Statements, (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) to the knowledge of Linkage and its Group Companies, are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, (iii) to the knowledge of Linkage, are not subject to any valid set-off or counterclaim, (iv) do not represent obligations for goods sold on consignment, on approval or on a sale or return basis or subject to any other repurchase or return arrangement, and (v) are not the subject of any Action brought by or on behalf of Linkage or any of its Group Companies, other than Actions for collection in the ordinary course of business with respect to amounts that are not material to Linkage and its Group Companies, taken as a whole. Section 2.22 of the Linkage Disclosure Schedule sets forth a description of any security arrangements and collateral securing the repayment or other satisfaction of receivables of Linkage and its Group Companies. All steps necessary to render all such security arrangements legal, valid, binding and enforceable, and to give and maintain for Linkage and its Group Companies, as the case may be, a perfected security interest in the related collateral, have been taken.

2.23 Customers. With respect to each customer of Linkage or any of its Group Companies that comprises 5% or more of Linkage’s consolidated net sales during Linkage’s most recent fiscal year, neither Linkage nor any of its Group Companies has received any written notice that such customer of Linkage or its Group Companies has ceased, or will cease, within twelve months following the Closing Date, to use the products or services of Linkage or any of its Group Companies.

2.24 Suppliers. With respect to each supplier to Linkage or any of its Group Companies that comprises 5% or more of Linkage’s consolidated inventory purchases during Linkage’s most recent fiscal year, neither Linkage nor any of its Group Companies has received any written notice that any such supplier will not sell inventory to Linkage or any of its Group Companies at any time within twelve (12) months after the Closing Date.

2.25 Products. As of the date hereof, there is no Action by or before any Governmental Authority pending or, to the knowledge of Linkage and its Group Companies, threatened against or involving Linkage or any of its Group Companies relating to (i) any Linkage Products delivered or sold by Linkage or any of its Group Companies and alleged to have been defective or improperly rendered or not in compliance with contractual or regulatory requirements, or (ii) any Linkage Products delivered or sold by Linkage or any of its Group Companies which are defective or not in compliance with contractual or regulatory requirements.

2.26 Securities Act Matters.

(a) Foreign Private Issuer. Linkage would qualify a “foreign private issuer” as defined in Rule 405 under the Securities Act and Rule 3b-4 under the Exchange Act at all times prior to the Closing.

(b) Illiquid Shares; Restriction on Resales. The Linkage Parties acknowledge that the AsiaInfo Common Stock issued pursuant to this Agreement has not been, and when issued, will not be registered under the Securities Act, the securities laws of any state of the United States or the securities laws of any other country. To the extent that the Securities Act is applicable, the AsiaInfo Common Stock may not be sold, transferred or otherwise disposed of without registration under the Securities Act or unless an exemption from registration is available. In the absence of an effective registration statement covering such shares, to the extent that the Securities Act applies, the Linkage Parties acknowledge that they may sell, transfer or otherwise dispose of such shares only in a transaction for which an exemption from registration under the Securities Act is available. Each Linkage Party further understands that there is no assurance that any exemption from registration under the Securities Act will be available or, if available, that such exemption will allow such Seller to dispose of or otherwise transfer any or all of the Shares under the circumstances, in the amounts or at the times such Seller might propose. The Linkage Parties understand and acknowledge that the certificate(s) evidencing the AsiaInfo Common Stock to be issued or delivered pursuant to Combination-Related Transactions shall bear AsiaInfo’s standard form of Securities Act restrictive legend, as well as legends describing any applicable contractual restrictions. The Linkage Parties understand that each Linkage Party may have to bear the economic risk of an investment in AsiaInfo Common Stock to be received by each Linkage Party pursuant to the transactions contemplated hereby for an indefinite period of time.

(c) Accredited Investor; Investment Intent. Each Linkage Party is either (i) an “accredited investor” (as defined in Rule 501(a) under the Securities Act), or (ii) a Person that, at the time the buy order (within the meaning of Regulation S promulgated under the Securities Act) for the AsiaInfo Common Stock to be received hereunder was originated, was outside the United States and was not a “U.S. person” (and was not purchasing for the account or benefit of a U.S. person) within the meaning of Regulation S, and no offer, within the meaning of Regulation S, was made to such Linkage Party (or any other Person on its behalf) in the United States. Each Linkage Party either alone or with his, her, or its representative, is capable of evaluating the risks and merits of owning the AsiaInfo Common Stock. Each Linkage Party is acquiring the AsiaInfo Common Stock for investment only and not with a view to or intention of or in connection with any resale or distribution of such shares or any interest therein in violation of the Securities Act.

(d) Unregistered Securities. Each of the Linkage Parties has been advised and acknowledges that in issuing the AsiaInfo Common Stock to such Person pursuant hereto, AsiaInfo is relying upon the exemption from registration provided Section 4(2) of the Securities Act and Regulation D promulgated thereunder and/or upon Regulation S promulgated under the Securities Act.

2.27 Full Disclosure. This Article 2 (including the Linkage Disclosure Schedule) does not, and the certificate referred to in Section 6.2(a) will not, (i) contain any representation or warranty that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations and warranties contained and to be contained herein and therein (in the light of the circumstances under which such representations and warranties were or will be made or provided) not false or misleading.

2.28 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement (including the Schedules and Exhibits to this Agreement), none of the Linkage Parties nor any of their Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty regarding Linkage to AsiaInfo, express or implied, at law or in equity, and the Linkage Parties by this Agreement disclaim any such representation or warranty, notwithstanding the delivery or disclosure to AsiaInfo or any other Person of any documentation or other information by the Linkage Parties or any of their Representatives or any other Person with respect to any one or more of the foregoing.

ARTICLE 2A

REPRESENTATIONS AND WARRANTIES OF THE KEY LINKAGE

SHAREHOLDERS

Except as set forth in the Linkage Disclosure Schedule, the section numbers and letters of which correspond to the section numbers and letters of this Agreement and the contents of which shall be read together with the representations and warranties set forth in this Article, each Key Linkage Shareholder, severally but not jointly, represents and warrants to AsiaInfo as of the date of this Agreement and as of the Closing Date as follows:

2A.1 Organization and Qualification.

(a) Each such Key Linkage Shareholder that is not a natural Person is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified or licensed as a foreign corporation to conduct business, in good standing under the laws of each jurisdiction where the character of the properties and other assets owned, leased or operated by it, or by nature of its activities, make such qualifications or licensing necessary except where a failure to be so qualified, licensed or in good standing would reasonably be expected to have a material adverse effect on the ability of such Key Linkage Shareholder to execute and deliver this Agreement and perform its obligations hereunder.

(b) Each such Key Linkage Shareholders is not in a state of insolvency or unable to meet its payment obligations as they become due and is not and has never, in the case of any entity, been subject to a judicial reorganization, judicial liquidation or voluntary reorganization proceeding or any receivership or composition with creditors or collective bankruptcy proceedings provided for by applicable law.

2A.2 Authority; No Conflict; Required Filings.

(a) Each such Key Linkage Shareholder (if not a natural Person) has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Combination-Related Transactions. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the Combination-Related Transactions have been duly authorized by all corporate action on the part of each such Key Linkage Shareholder (if not a natural Person) and no other corporate proceedings are necessary.

(b) This Agreement has been duly and validly executed and delivered by each such Key Linkage Shareholder, and constitutes a valid, legal and binding obligation of such Key Linkage Shareholder, enforceable against such Key Linkage Shareholder in accordance with its terms, subject only to the Equitable Exceptions.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to each such Key Linkage Shareholder in connection with the execution and delivery of this Agreement or the consummation of the Combination-Related Transactions except for such consents, approvals, orders or authorizations, or registrations, declarations or filings which, if not obtained or made, would not reasonably be expected to have a material adverse effect on the ability of such Key Linkage Shareholder to execute and deliver this Agreement and perform its obligations hereunder.

(d) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under: (i) any organizational documents of each such Key Linkage Shareholder (if not a natural Person); (ii) any law, judgment, decree or order, in each case applicable to each such Key Linkage Shareholder, or by which such Key Linkage Shareholder’s properties or assets are bound; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which each such Key Linkage Shareholder is a party or by which such Key Linkage Shareholder’s properties are bound, except, in the case of clauses (ii) or (iii) above, for any such conflicts, violations, defaults or other occurrences, if any, that would not, individually or in the aggregate, reasonably be expected have a material adverse effect on the ability of such Key Linkage Shareholder to execute and deliver this Agreement and perform its obligations hereunder.

(e) Each such Key Linkage Shareholder has complied with the registration requirements under Circular 75 issued by the State Administration of Foreign Exchange of the PRC on October 21, 2005, titled “Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles,” effective as of November 1, 2005 (“Circular 75”) with respect to all of the Linkage Shares held beneficially or of record by such Key Linkage Shareholder.

2A.3 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement, neither such Key Linkage Shareholder, nor any other Person, makes or shall be deemed to make any representation or warranty regarding the Key Linkage Shareholders to AsiaInfo, express or implied, at law or in equity, such Key Linkage Shareholder by this Agreement disclaim any such representation or warranty, notwithstanding the delivery or disclosure to AsiaInfo or any other Person of any documentation or other information by any Key Linkage Shareholder or any of their Representatives or any other Person with respect to any one or more of the foregoing.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF ASIAINFO

Except as set forth in the disclosure schedule provided to Linkage on the date hereof (the “AsiaInfo Disclosure Schedule”), the section numbers and letters of which correspond to the section numbers and letters of this Agreement and the contents of which shall be read together with the representations and warranties set forth in this Article, AsiaInfo represents and warrants to the Linkage Parties as of the date of this Agreement and as of the Closing Date (except for such representations and warranties that speak as of a particular date, in which case such representations and warranties shall be made as of such date) as follows:

3.1 Organization and Qualification.

(a) Each of AsiaInfo and its Group Companies is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization. AsiaInfo is duly qualified or licensed as a foreign corporation to conduct business, and is in good standing, under the laws of each jurisdiction where the character of the properties owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have an AsiaInfo Material Adverse Effect. AsiaInfo has made available to Linkage true, complete and correct copies of its and each of its Group Companies’ certificate of incorporation and bylaws or equivalent organizational documents, each as amended to date (collectively, the “AsiaInfo Charter Documents”). AsiaInfo is not in default under or in violation of any provision of the AsiaInfo Charter Documents, and its corporate filings with all applicable Governmental Authorities are complete and up-to-date in all material respects.

(b) AsiaInfo is not in a state of insolvency or unable to meet its payment obligations as they become due and is not and has never been subject to a judicial reorganization, judicial liquidation or voluntary reorganization proceeding or any receivership or composition with creditors or collective bankruptcy proceedings provided for by applicable law, nor has it requested an extension period pursuant to applicable law.

3.2 Capital Structure.

(a) The authorized capital stock of AsiaInfo consists of 100,000,000 shares of AsiaInfo Common Stock and 10,000,000 shares of preferred stock, par value US$0.01 per share (the “AsiaInfo Preferred Stock”). At the close of business on November 25, 2009, (i) 46,971,376 shares of AsiaInfo Common Stock were issued and outstanding, (ii) no shares of AsiaInfo Preferred Stock were outstanding, (iii) 3,000,000 shares of AsiaInfo Common Stock were held by AsiaInfo in its treasury, (iv) 1,113,943 shares of AsiaInfo Common Stock were reserved for issuance under outstanding stock options, (v) 199,300 shares of AsiaInfo Common Stock were reserved for issuance in connection with outstanding restricted stock units, (vi) 1,101,747 shares of AsiaInfo Common Stock were reserved for issuance in connection with outstanding performance stock units, and (vii) 936,120 shares of AsiaInfo Common Stock were reserved for issuance under awards that were available but ungranted under AsiaInfo’s 2008 Stock Incentive Plan (the “AsiaInfo Stock Plan”). All of the issued and outstanding shares of AsiaInfo Common Stock are validly issued, fully paid-up and have been issued in full compliance with the AsiaInfo Charter Documents. All Shares deliverable pursuant to this Agreement have been duly authorized (subject to obtaining the requisite approval of the Combination-Related Transactions by the stockholders of AsiaInfo) and, when issued as contemplated by this Agreement, will be validly issued, fully paid, nonassessable and free of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All such Shares are free and clear of any Encumbrances (other than Permitted Encumbrances). As of the close of business on November 25, 2009, except as described in paragraph (a) above, there were no warrants, convertible notes or other securities convertible or exchangeable for AsiaInfo Common Stock or AsiaInfo Preferred Stock or any rights thereto. As of the close of business on November 25, 2009, except as described in paragraph (a) above, there were no shares of voting or non-voting capital stock, equity interests or other securities of AsiaInfo authorized, issued, reserved for issuance or otherwise outstanding.

(b) Section 3.2(b) of the AsiaInfo Disclosure Schedule sets forth a true, complete and correct list of all of the Group Companies of AsiaInfo and AsiaInfo’s percentage ownership of the outstanding share capital of each of its Group Companies, including the variable interest entities of AsiaInfo (the “AsiaInfo Variable Interest Entities”). Each of AsiaInfo’s Group Companies is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified or licensed to conduct business, and is in good standing, under the laws of each jurisdiction where the character of the properties and other assets owned, leased or operated by it, or the nature of its activities, makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing, individually or in the aggregate has not had and would not reasonably be expected to have an AsiaInfo Material Adverse Effect. AsiaInfo has made available to Linkage true, complete and correct copies of the memorandum and articles of association, certificate of incorporation, bylaws or other charter or equivalent organizational documents of each of its Group Companies, each as amended to date (the “AsiaInfo Group Company Charter Documents.”). None of AsiaInfo’s Group Companies is in default under or in violation of any provision of the applicable AsiaInfo Group Company Charter Documents, and its corporate filings with all applicable Governmental Authorities are complete and up-to-date in all material respects. All Permits required for the contractual arrangements and agreements among AsiaInfo’s Variable Interest Entities and the operations of these companies (collectively, the “Structuring”) and the execution, delivery and performance of the documents and agreements in connection therewith (the “Structuring Documents”), which documents and agreements are listed on Section 3.2(b) of the AsiaInfo Disclosure Schedule have been duly obtained, except as disclosed in Section 3.2(b) of the AsiaInfo Disclosure Schedule or in the AsiaInfo SEC Reports (other than non-specific disclosures in the “Risk Factors” or “Cautionary Statement” sections of such reports or any other disclosures in such reports to the extent they are predictive or forward-looking in nature and are stated in generality that would not inform a reader of a specific risk (the “SEC Report Exclusions”), or where such failure to obtain such Permits or perform such arrangements or agreements would not, individually or in the aggregate, reasonably be expected to have an AsiaInfo Material Adverse Effect. None of AsiaInfo’s Group Companies (including the AsiaInfo Variable Interest Entities) has received any notice from any Governmental Authority regarding any alleged violation of any law with respect to the Structuring or any failure to comply with any material term or requirement of any of the Structuring Documents. Each of the Structuring Documents has been duly authorized, executed and delivered by the AsiaInfo Variable Interest Entities and, to the knowledge of AsiaInfo and its Group Companies, each other Person that is a party to such agreement, and each Structuring Document constitutes a valid and legally binding agreement of each applicable AsiaInfo Variable Interest Entity, as the case may be, and, to the knowledge of AsiaInfo and its Group Companies, each other Person that is a party to such agreement and each such agreement is enforceable in accordance with its terms, subject to the effect of any Equitable Exceptions.

(c) There are no bonds, debentures, notes or other indebtedness of AsiaInfo having the right to vote (or convertible into securities having the right to vote) on any matters on which shareholders of AsiaInfo may vote. Except as described in this Section, as of the close of business on November 25, 2009 there were no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which AsiaInfo is a party or bound obligating AsiaInfo to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of AsiaInfo.

(d) Except as disclosed in the AsiaInfo SEC Reports, as of the close of business on November 25, 2009, there were no outstanding contractual obligations of AsiaInfo or any of its Group Companies to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) or other security or equity interest of AsiaInfo or any of its Group Companies. Except as disclosed in the AsiaInfo SEC Reports, as of the close of business on November 25, 2009, there were no stock-appreciation rights, security-based performance units, phantom stock or other security rights pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance or other attribute of AsiaInfo.

(e) Except as may be contemplated by the Combination-Related Transactions or as disclosed in the AsiaInfo SEC Reports or in Section 3.2(e) of the AsiaInfo Disclosure Schedule, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which AsiaInfo or any of its Group Companies or, to the knowledge of AsiaInfo and its Group Companies, any of the shareholders of AsiaInfo is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock or other security or equity interest of AsiaInfo or any of its Group Companies.

3.3 Authority; No Conflict; Required Filings.

(a) AsiaInfo has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Combination-Related Transactions. The execution and delivery of this Agreement, the performance of its obligations hereunder and the consummation of the Combination-Related Transactions, have been duly authorized by all corporate action on the part of AsiaInfo and no other corporate proceedings are necessary except for (i) under AsiaInfo’s agreement with The NASDAQ Stock Market and The NASDAQ Stock Market’s rules incorporated by reference therein, to obtain the affirmative vote by the holders of a majority of the shares of AsiaInfo Common Stock present (in person or by proxy) at the AsiaInfo Stockholders’ Meeting and constituting a quorum for the purpose of voting on such matter, in favor of the AsiaInfo Voting Proposal (the “Required AsiaInfo Vote”).

(b) This Agreement has been duly and validly executed and delivered by AsiaInfo and constitutes a valid, legal and binding obligation of AsiaInfo, enforceable against AsiaInfo in accordance with its terms, subject only to the Equitable Exceptions.

(c) The execution and delivery of this Agreement do not, and the performance by AsiaInfo of its obligations hereunder and the consummation of the Combination-Related Transactions will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under: (i) the AsiaInfo Charter Documents; (ii) subject to the governmental filings and other matters referred to in paragraph (d) below, any (A) Permits or law or (B) judgment, decree or order, in each case applicable to AsiaInfo, or by which any of AsiaInfo’s properties or assets may be bound or affected; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease or other instrument or obligation to which AsiaInfo is a party or by which its properties may be bound or affected (including the Structuring Documents), except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, defaults or other occurrences that would not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of the Combination-Related Transactions.

(d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to AsiaInfo in connection with the execution and delivery of this Agreement or the consummation of the Combination-Related Transactions, except for: (i) the filing with the U.S. Securities and Exchange Commission (the “SEC”) of preliminary and definitive proxy materials under the SEC’s proxy rules related to approval by AsiaInfo’s stockholders of the Combination-Related Transactions and of current reports with respect to the Combination-Related Transactions, (ii) filings and consents in respect of the listing of the Shares to be issued in connection with the Combination-Related Transactions, (iii) compliance with the requirements of the Antitrust Laws of any applicable jurisdiction worldwide, (iv) the filing with respective PRC tax authorities of this Agreement and other required information and documents regarding the Combination related to PRC enterprise income tax treatment of the Combination, (v) the filings and consents from respective local offices of MOFCOM and State Administration for Industry Commerce in respect of the Combination, and (vi) such consents, approvals, orders or authorizations, or registrations, declarations or filings which, if not obtained or made, could not reasonably be expected, individually or in the aggregate, to prevent or materially delay consummation of the Combination-Related Transactions or otherwise prevent or materially delay AsiaInfo from performing its obligations under this Agreement.

3.4 SEC Filings; Financial Statements.

(a) AsiaInfo has filed or furnished all forms, documents and reports required to be filed or furnished prior to the date of this Agreement by it with the SEC since January 1, 2008 (the “AsiaInfo SEC Reports”), each of which, in each case as of its date, or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the applicable requirements of the Securities Act and/or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and none of the AsiaInfo SEC Reports contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material unresolved comments issued by the staff of the SEC with respect to any of the AsiaInfo SEC Reports.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the AsiaInfo SEC Reports (collectively, the “AsiaInfo Financial Statements”), at the time filed and as amended to date, (i) complies as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) is in accordance with GAAP applied on a consistent basis throughout the periods involved except as may otherwise be indicated in the notes thereto or, in the case of unaudited interim financial statements, as permitted by Form 10-Q promulgated by the SEC, and (iii) fairly presents, in all material respects, the consolidated financial position of AsiaInfo and its Group Companies as of the dates indicated and the consolidated results of operations and cash flows for the periods therein indicated, except, in the case of the unaudited interim financial statements, for the absence of footnotes and normal year-end adjustments, the effect of which, individually or in the aggregate, will not be material to AsiaInfo and its Group Companies.

(c) AsiaInfo has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. AsiaInfo’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by AsiaInfo in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to AsiaInfo’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. AsiaInfo’s management has completed an assessment of the effectiveness of AsiaInfo’s disclosure controls and procedures and, to the extent required by applicable law, presented in any applicable AsiaInfo SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on AsiaInfo’s management’s most recently completed evaluation of AsiaInfo’s internal control over financial reporting prior to the date of this Agreement, to the knowledge of AsiaInfo and its Group Companies, (i) AsiaInfo had no material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect AsiaInfo’s ability to record, process, summarize and report financial information and (ii) AsiaInfo does not have knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in AsiaInfo’s internal control over financial reporting.

3.5 Agreements, Contracts and Commitments.

(a) Section 3.5(a) of the AsiaInfo Disclosure Schedule (with subsections corresponding to the subsections below) sets forth a complete and accurate list as of the date hereof of each contract and agreement (whether in writing or not) of the following types that have not been fully performed, or which contain ongoing obligations of any party thereto, and to which AsiaInfo or any of its Group Companies is a party (each, an “AsiaInfo Material Contract”):

(i) that come within the definition of “Material Contracts” under Item 601(b)(10) of Regulation S-K promulgated under the Securities Act;

(ii) with (A) a customer or (B) a supplier of products or services, of AsiaInfo or any of its Group Companies with receipts or expenditures reasonably expected by AsiaInfo to be in excess of US$2,000,000;

(iii) not entered into in the ordinary course of business that involves expenditures or receipts reasonably expected by AsiaInfo to be in excess of US$5,000,000; and

(iv) any contract or agreement not otherwise described that would reasonably be expected to have a AsiaInfo Material Adverse Effect if breached by AsiaInfo or any of its Group Companies in such a manner as would (1) permit any other party to cancel or terminate the same (with or without notice or lapse of time, or both); (2) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from AsiaInfo or any of its Group Companies; or (3) give rise to a right of acceleration of any material obligation or loss of any material benefit under such contract or agreement.

(b) With respect to each AsiaInfo Material Contract except those that have terminated or expired pursuant to their terms: (i) the AsiaInfo Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to AsiaInfo or its applicable Group Companies, and, to the knowledge of AsiaInfo and its applicable Group Companies, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the Equitable Exceptions and (ii) none of AsiaInfo or any applicable Group Company of Linkage, or to their knowledge any other party, is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default by AsiaInfo or any applicable Group Company of AsiaInfo, or to their knowledge by any such other party, or permit termination, modification or acceleration, under such AsiaInfo Material Contract. Except as would not reasonably be expected to result in an AsiaInfo Material Adverse Effect, AsiaInfo or the applicable Group Company has paid in full all amounts due under the AsiaInfo Material Contracts which are due and payable and has satisfied in full or provided for all of its liabilities and obligations under the AsiaInfo Material Contracts that are due and payable.

3.6 Absence of Undisclosed Liabilities. AsiaInfo and its Group Companies have no liabilities or obligations, whether fixed, contingent, accrued, contingent, determined, determinable, choate, inchoate or otherwise, liquidated or unliquidated and whether due or to become due, which would be required to be recorded on a balance sheet under GAAP other than: (i) liabilities reflected or reserved against on the most recent balance sheet contained in financial statements in AsiaInfo’s SEC Reports, (ii) liabilities or obligations incurred since September 30, 2009 in the ordinary course of business, consistent with past practice in both type and amount, or (iii) liabilities that would not, individually or in the aggregate, reasonably be expected to be material to AsiaInfo and its Group Companies, taken as a whole.

3.7 Absence of Certain Changes or Events. From September 30, 2009 through the date hereof, AsiaInfo and its Group Companies have conducted their respective businesses only in the ordinary course of business consistent with past practice, and there has not been any action, event or occurrence which has had, or would reasonably be expected to result in, an AsiaInfo Material Adverse Effect.

3.8 Compliance with Laws.

(a) Except as disclosed in the AsiaInfo SEC Reports (other than the SEC Report Exclusions) or in Section 3.8 of the AsiaInfo Disclosure Schedule, or as would not reasonably be expected to have an AsiaInfo Material Adverse Effect, each of AsiaInfo and its Group Companies is in compliance with all laws applicable to it. Since December 31, 2008, none of AsiaInfo or its Group Companies has received any written claim or notice of material violation of any such laws with respect to the conduct of its business or the ownership and operation of its properties and other assets. To the knowledge of AsiaInfo and its Group Companies, no investigation or review by any Governmental Authority is pending or has been threatened against AsiaInfo or any of its Group Companies.

(b) The AsiaInfo Board has not authorized or directed any internal investigation that is currently being conducted by AsiaInfo or any of its Group Companies or any third party at the request of AsiaInfo or any of its Group Companies concerning any material illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

(c) AsiaInfo, its Group Companies and, to the knowledge of AsiaInfo, any director, officer, employee or agent of AsiaInfo or any of its Group Companies have not: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity; or (b) made any unlawful payment to any government official or employee or to any political party or campaign or violated any provision of the FCPA.

3.9 Permits. Except as disclosed in the AsiaInfo SEC Reports (other than the SEC Report Exclusions) or in Section 3.9 of the AsiaInfo Disclosure Schedule, or as would not reasonably be expected to result in an AsiaInfo Material Adverse Effect, each Permit necessary for the conduct of the business of AsiaInfo and of its Group Companies as presently conducted and the ownership and operation of their respective properties and other assets (the “AsiaInfo Permits”), is valid and in full force and effect as of the date hereof, no AsiaInfo Permit is subject to any Encumbrance, other than a Permitted Encumbrance, and there is no material default under any AsiaInfo Permit or, to the knowledge of AsiaInfo and its Group Companies, any condition that could reasonably be expected to form the basis for the assertion of any default thereunder.

3.10 Litigation. There is no Action pending or, to the knowledge of AsiaInfo and its Group Companies, threatened, against AsiaInfo or any of its Group Companies, any of their respective properties, or any of their respective officers or directors (in their capacities as such), except as disclosed in the AsiaInfo SEC Reports (other than the SEC Report Exclusions) or in Section 3.10 of the AsiaInfo Disclosure Schedule, or as would not reasonably be expected to result in an AsiaInfo Material Adverse Effect. Since December 31, 2008, neither AsiaInfo nor any of its Group Companies has received written notice of, or is, to the knowledge of AsiaInfo and its Group Companies, the subject of, any potential Action, except as would not reasonably be expected to result in an AsiaInfo Material Adverse Effect. There is no judgment, decree or order against AsiaInfo, any of its Group Companies or, to the knowledge of AsiaInfo and its Group Companies, any of their respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the Combination-Related Transactions, or that could reasonably be expected to result in an AsiaInfo Material Adverse Effect.

3.11 Restrictions on Business Activities. Except as disclosed in the AsiaInfo SEC Reports or Section 3.11 of the AsiaInfo Disclosure Schedule, there is no judgment, injunction, order or decree, and no agreement entered into by AsiaInfo in the past three (3) years involving payments or receipts of US$1,000,000 or more, binding upon AsiaInfo or any of its Group Companies that has or would reasonably be expected to have (after giving effect to Combination-Related Transactions) the effect of prohibiting or impairing in any material respect any current business practice of AsiaInfo or any of its Group Companies, any acquisition of property by AsiaInfo or any of its Group Companies.

3.12 Properties and Assets.

(a) Other than properties and assets disposed of in the ordinary course of business and except as would not reasonably be expected to have an AsiaInfo Material Adverse Effect, AsiaInfo and its Group Companies have good and valid title to all of their respective properties, interests in tangible properties and assets, real and personal, reflected on most recent balance sheet or acquired since AsiaInfo’s most recent balance sheet date, or, in the case of leased properties and assets, valid leasehold interests in such properties and assets, or, in the case of properties in the PRC, the legal right, power and authority to use and operate such properties, in each case free and clear of all Encumbrances, other than Permitted Encumbrances, except, in each case, as would not reasonably be expected to result in an AsiaInfo Material Adverse Effect.

(b) The facilities, property and equipment owned, leased or otherwise used by AsiaInfo or any of its Group Companies are in a good state of maintenance and repair, free from material defects and in good operating condition (subject to normal wear and tear), and suitable for the purposes for which they are currently used, except, in each case, as would not reasonably be expected to result in an AsiaInfo Material Adverse Effect.

3.13 Taxes.

(a) AsiaInfo and each of its Group Companies is in compliance with all Tax laws, regulations, rules, orders, decrees, guidelines, judicial interpretations, notices or other tax authorities of the United States, the PRC, Hong Kong and any other jurisdictions that are applicable to them. AsiaInfo and each of its Group Companies has not received any written claim or notice of violation of any such laws, except for such instances of non-compliance, if any, which would be immaterial to AsiaInfo or any of its Group Companies.

(b) AsiaInfo and each of its Group Companies has accurately prepared and timely filed all Returns concerning or attributable to AsiaInfo or any of its Group Companies or to their operations, and all such Returns are true, complete and correct in all material respects.

(c) AsiaInfo and each of its Group Companies: (i) has paid all material Taxes it is obligated to pay whether or not reflected on any Returns; (ii) has withheld all material Taxes required to be withheld with respect to its employees or otherwise; and (iii) has recorded sufficient provisions in the balance sheet as of September 30, 2009 contained in the financial statements in the AsiaInfo SEC Reports to pay all material Taxes due at September 30, 2009, regardless of the date on which payment is due, in accordance with GAAP; and (iv) has kept all material records that it is required to keep for Taxation purposes, such records being available for inspection at the premises of AsiaInfo.

(d) To the knowledge of AsiaInfo and its Group Companies, there is no Tax deficiency outstanding, proposed or assessed against AsiaInfo or any of its Group Companies that is not accurately reflected as a liability on the most recent balance sheet contained in financial statements in AsiaInfo SEC Reports, nor has AsiaInfo or any of its Group Companies executed any waiver of any statute of limitations on or extended the period for the assessment or collection of any Tax, nor is there any pending audit, inspection, dispute, Action, or other examination regarding Taxes for which AsiaInfo or any of its Group Companies may have liability. There are no Tax Liens on any assets of AsiaInfo or its Group Companies other than Permitted Encumbrances.

(e) Neither AsiaInfo nor any of its Group Companies is a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar contract or agreement with a Person other than a member of the group of entities consisting of AsiaInfo and its Group Companies.

(f) Neither AsiaInfo nor any of its Group Companies has any material liability for unpaid Taxes that has not been properly accrued for and reserved for on the most recent balance sheet contained in financial statements in AsiaInfo SEC Reports, whether asserted or unasserted, contingent or otherwise.

(g) All local and national PRC governmental tax holidays, exemptions, waivers, financial subsidies, and other local and national PRC tax relief, concessions and preferential treatment enjoyed by AsiaInfo and its Group Companies as set forth in the AsiaInfo SEC Reports are valid, binding and enforceable and do not violate any laws, regulations, rules, orders, decrees, guidelines, judicial interpretations, notices or other legislation of the PRC.

(h) Neither AsiaInfo nor any of its Group Companies has liability for any Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(i) AsiaInfo and its Group Companies have never entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations §§1.6011-4(b)(2) or 301.6111-2(b)(2).

(j) None of AsiaInfo’s Subsidiaries (nor any of their respective predecessors) (i) has ever been a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; and (ii) was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulation Section 301.7701-5(a).

3.14 Environmental Matters. Except as would not reasonably be expected to have an AsiaInfo Material Adverse Effect:

(a) AsiaInfo and each of its Group Companies is in compliance with all applicable Environmental Laws.

(b) None of AsiaInfo or any of its Group Companies has received any Environmental Claim or notice of any threatened Environmental Claim.

(c) None of AsiaInfo or any of its Group Companies has entered into, has agreed to, or is subject to, any decree or order or other similar requirement of any Governmental Authority under any Environmental Laws.

(d) None of AsiaInfo or any of its Group Companies has released Hazardous Substances into the environment in violation of Environmental Laws or in a manner that would reasonably be expected to result in material liability under Environmental Laws, and to the knowledge of AsiaInfo and its Group Companies, no other Person has released Hazardous Substances into the environment at any property currently owned or operated by AsiaInfo or any of its Group Companies in violation of Environmental Laws or in a manner that would reasonably be expected to result in material liability to any of the Group Companies under Environmental Laws.

3.15 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms have the following respective meanings:

(i) “AsiaInfo IP Licenses” means all the contracts, licenses and agreements to which AsiaInfo or any of its Group Companies is a party with respect to any Intellectual Property or Intellectual Property Rights licensed to or by AsiaInfo or any of its Group Companies, but not including any non-exclusive licenses granted in the ordinary course of business and not including any Standard Commercial Software.

(ii) “AsiaInfo Intellectual Property” means all Intellectual Property and Intellectual Property Rights used in the conduct of the business of AsiaInfo as currently conducted, for the design, development, use, branding, advertising, manufacture, promotion, marketing, maintenance, support, license, distribution, import and sale of AsiaInfo Products, but not including Standard Commercial Software or other Software products used by AsiaInfo for the general operation of the business and not directly related to the AsiaInfo Products (e.g., “back-office” or operations Software such as Microsoft Word, SAP or the like).

(iii) “AsiaInfo Licensed Intellectual Property” means all AsiaInfo Intellectual Property Rights that are licensed from third parties.

(iv) “AsiaInfo-Owned Intellectual Property” means any Intellectual Property and Intellectual Property Rights, including the AsiaInfo Registered Intellectual Property Rights that are owned by AsiaInfo or any of its Group Companies.

(v) “AsiaInfo Products” means, collectively, all past and current and in development products, Internet Properties, software or service offerings of AsiaInfo and its Group Companies (i) that have been operated, sold, licensed, distributed or otherwise provided in the three (3) year period preceding the date hereof, or (ii) which AsiaInfo intends to sell, distribute, operate, license or otherwise provide in the future, including any AsiaInfo Products in development.

(vi) “AsiaInfo Registered Intellectual Property Rights” means all Registered Intellectual Property Rights owned by, filed in the name of, or applied for, by AsiaInfo or any of its Group Companies as of the date hereof.

(b) Compliance. Each item of AsiaInfo Registered Intellectual Property Rights is currently in compliance with any mandatory legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and, to the knowledge of AsiaInfo and its Group Companies, is valid. All required documents and certificates in connection with such AsiaInfo Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark, Internet, or other authorities in the United States or foreign jurisdictions, as applicable, for the purposes of applying for, perfecting and maintaining such Registered Intellectual Property Rights.

(c) Non-Infringement. To the knowledge of AsiaInfo and its Group Companies, the operation of the business of AsiaInfo as it is currently conducted, including AsiaInfo’s use, import, branding, advertising, promotion, marketing, operation, manufacture and sale of AsiaInfo Products does not infringe, misappropriate or violate the Intellectual Property Rights of any Person, and AsiaInfo has not received any written notice of any infringement or violation with respect thereto, except as set forth in Section 3.15 of the AsiaInfo Disclosure Schedule.

(d) Encumbrances. Except as disclosed in the AsiaInfo SEC Reports (other than the SEC Report Exclusions), each item of AsiaInfo-Owned Intellectual Property is free and clear of any Encumbrances, except for non-exclusive licenses granted to end-user customers and distributors in the ordinary course of business, consistent with past practice.

(e) Ownership. Except as disclosed in the AsiaInfo SEC Reports (other than the SEC Report Exclusions), AsiaInfo or one of its Group Companies is the exclusive owner of all AsiaInfo-Owned Intellectual Property other than Intellectual Property owned by customers pursuant to customer agreements entered into in the ordinary course of business.

(f) Development of AsiaInfo-Owned Intellectual Property by Third Parties. All AsiaInfo-Owned Intellectual Property was written and created solely by either (i) employees of AsiaInfo or its Group Companies acting within the scope of their employment, or (ii) third parties who have assigned all of their rights, including Intellectual Property Rights therein, to AsiaInfo or such Group Company.

(g) Development of Licensed Intellectual Property by Third Parties Specifically for AsiaInfo. To the extent that any material Intellectual Property or Intellectual Property Rights (other than common law trademark rights no longer used by AsiaInfo or any of its Group Companies, other Trademarks or Internet Properties that AsiaInfo or any of its Group Companies have permitted to lapse or have abandoned in the ordinary course of business, trade secret rights no longer used by AsiaInfo or any of its Group Companies or permitted to enter the public domain in the ordinary course of business, and Copyrights no longer used by AsiaInfo or any of its Group Companies or no longer incorporated in AsiaInfo Products or associated documentation) developed or created by a third party specifically and exclusively for AsiaInfo or any of its Group Companies were not assigned to AsiaInfo or any of its Group Companies, AsiaInfo or one of its Group Companies has obtained, pursuant to an AsiaInfo IP License, a license to such third party’s Intellectual Property and Intellectual Property Rights in such development work on AsiaInfo’s behalf.

(h) Rights to Improvements. To the knowledge of AsiaInfo and its Group Companies, no Person who has licensed any Intellectual Property or Intellectual Property Rights to AsiaInfo or any of its Group Companies has ownership rights or license rights to any material improvements made by or for AsiaInfo or any such Group Company to which AsiaInfo or such Group Company obtained ownership (except improvements made by the licensor for AsiaInfo) in such Intellectual Property or Intellectual Property Rights.

(i) Right to Use Third-Party Software. To the knowledge of AsiaInfo and its Group Companies, AsiaInfo has the right to use all software development tools, library functions, operating systems, data bases, compilers and all other third-party Software that are material in the operation of AsiaInfo or that are essential to the creation, modification, compilation, operation or support any Software that is AsiaInfo-Owned Intellectual Property.

(j) Government Materials. No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any AsiaInfo-Owned Intellectual Property which would prevent the conduct of the business of AsiaInfo and each of its Group Companies as it currently is conducted and as contemplated by AsiaInfo to be conducted, including, without limitation, the operation, design, development, manufacture, use, import, distribution and sale of AsiaInfo Products, or that would require the granting of rights or ownership interests in any AsiaInfo-Owned Intellectual Property funded by such entity.

(k) No Governmental Authority Restrictions. No AsiaInfo-Owned Intellectual Property, AsiaInfo Product or service of AsiaInfo is subject to any proceeding of a Governmental Authority or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any material manner the use, transfer or licensing thereof by AsiaInfo or any of its Group Companies.

(l) AsiaInfo IP Licenses. All AsiaInfo IP Licenses are in full force and effect. Neither AsiaInfo nor any of its Group Companies is in material breach of nor have AsiaInfo or any of its Group Companies materially failed to perform under, and neither AsiaInfo nor any of its Group Companies have received any written notice of any material breach or material failure to perform under, any of the AsiaInfo IP Licenses and, to the knowledge of AsiaInfo and its Group Companies, no other party to any such contract, license or agreement is in material breach thereof or has materially failed to perform thereunder. The consummation of the Combination-Related Transactions will neither violate nor result in the breach, modification, cancellation, termination or suspension of any AsiaInfo IP Licenses or entitle the other party or parties to such AsiaInfo IP Licenses to terminate such AsiaInfo IP Licenses. None of the Combination-Related Transactions will result in and of themselves in automatically granting any third party any rights to any AsiaInfo-Owned Intellectual Property Rights based on an AsiaInfo IP License that are in addition to, or greater than, such third party currently has under such AsiaInfo IP Licenses, including any access to or release of any source code owned by or licensed to AsiaInfo or any of its Group Companies.

(m) Disputes. To the knowledge of AsiaInfo and its Group Companies, there are no material contracts, licenses or agreements between AsiaInfo and any other Person with respect to AsiaInfo Intellectual Property under which there is any material dispute regarding the scope of such agreement, or performance under such agreement, including with respect to any payments to be made or received by AsiaInfo thereunder.

(n) No Third-Party Infringement; No Unauthorized Use. To the knowledge of AsiaInfo and its Group Companies, no Person is infringing or misappropriating any material AsiaInfo-Owned Intellectual Property Right.

(o) Protection. AsiaInfo has taken all commercially reasonable steps under the circumstances to protect AsiaInfo’s rights in confidential information and trade secrets of AsiaInfo or provided by any other Person to AsiaInfo.

3.16 Employee Matters.

(a) Severance Obligations. Except as otherwise contemplated in this Agreement, to the knowledge of AsiaInfo and its Group Companies, neither the execution and delivery of this Agreement, nor the performance of Combination Related-Transactions, will (either alone or in conjunction with any other event, such as termination of employment) (i) result in any material payment (including severance payments, payments under any other agreements or unemployment compensation payments) becoming due to any director, any officer or any employee of AsiaInfo or its Group Companies under any AsiaInfo Plan, under the laws of the PRC, or otherwise, (ii) materially increase any benefits otherwise payable under any AsiaInfo Plan or (iii) result in any acceleration of the time of payment or vesting of any material benefits.

(b) Labor Relations. As of the date hereof, there is no unfair labor practice, charge or complaint or other proceeding pending or, to the knowledge of AsiaInfo and its Group Companies, threatened against AsiaInfo or its

Group Companies. AsiaInfo is in material compliance with all laws applicable to such entities respecting employment and employment practices, terms, and conditions of employment, and wages and hours. None of AsiaInfo and its Group Companies is a party to or has any liability with respect to any collective bargaining agreement or other labor union contract applicable to Persons employed by AsiaInfo and its Group Companies, nor does AsiaInfo know of any activities or proceedings of any labor union or other Person to organize any such employees. As of the date hereof, there is no labor strike, slowdown, work stoppage or lockout pending, or to the knowledge of AsiaInfo and its Group Companies, threatened, against or affecting AsiaInfo and its Group Companies, nor has there been any such activity within the past two years.

3.17 Customers. With respect to each customer of AsiaInfo or any of its Group Companies that comprises 5% or more of AsiaInfo’s consolidated net sales during AsiaInfo’s most recent fiscal year, neither AsiaInfo nor any of its Group Companies has received any written notice that any such customer of AsiaInfo or its Group Companies has ceased, or will cease, within twelve months following the Closing Date, to use the products or services of AsiaInfo or any of its Group Companies.

3.18 Suppliers. With respect to each supplier of AsiaInfo or any of its Group Companies that comprises 5% or more of AsiaInfo’s consolidated inventory purchases during AsiaInfo’s most recent fiscal year, neither AsiaInfo nor any of its Group Companies has received any written notice that any such supplier will not sell inventories to AsiaInfo or any of its Group Companies at any time within twelve (12) months after the Closing Date.

3.19 Related Party Transactions. All contracts and agreements, and any other material relationships, between AsiaInfo or any of its Group Companies, on the one hand, and any Related Party of AsiaInfo or any of its Group Companies, on the other hand, and all obligations owed by AsiaInfo or any of its Group Companies to any Related Party of AsiaInfo or any of its Group Companies (other than obligations owed by one of AsiaInfo’s Group Companies to another) that are required to be are disclosed in the AsiaInfo SEC Reports are so disclosed.

3.20 Product or Service Liability. Since December 31, 2008, there has been no Action by or before any Governmental Authority pending or, to the knowledge of AsiaInfo and its Group Companies, threatened against or involving AsiaInfo or any of its Group Companies relating to (a) any AsiaInfo Products delivered or sold by AsiaInfo or any of its Group Companies and alleged to have been defective or improperly rendered or not in compliance with contractual or regulatory requirements, or (b) any AsiaInfo Products delivered or sold by AsiaInfo or any of its Group Companies which are defective or not in compliance with contractual or regulatory requirements, except in each case as would not reasonably be expected to result in an AsiaInfo Material Adverse Effect.

3.21 Brokers; Fairness Opinion. Except for Bank of America Merrill Lynch, The Hina Group Holdings, or any of their respective affiliates, no broker, finder, investment banker or other financial advisor is entitled to any brokerage, finder’s or other fee, commission, or remuneration in connection with the Combination-Related Transactions based upon arrangements made by or on behalf of AsiaInfo. The AsiaInfo Board has received an opinion from Merrill Lynch (Asia Pacific) Limited to the effect that, as of the date hereof, the Consideration to be paid is fair to AsiaInfo from a financial point of view and such opinion has not been withdrawn or modified.

3.22 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement (including the Schedules and Exhibits to this Agreement), none of AsiaInfo, its Group Companies, or any of their Representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to any of the Linkage Parties, express or implied, at law or in equity, on behalf of AsiaInfo or its Group Companies, and AsiaInfo and its Group Companies by this Agreement disclaim any such representation or warranty, notwithstanding the delivery or disclosure to any of the Linkage Parties or any other Person of any documentation or other information by AsiaInfo, its Group Companies, or any of their Representatives or any other Person with respect to any one or more of the foregoing.

ARTICLE 4

CONDUCT PRIOR TO THE CLOSING DATE

4.1 Conduct of Businesses.

(a) Affirmative Covenants. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, each of Linkage on the one hand, and AsiaInfo on the other hand, shall (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other party, which consent shall not be unreasonably withheld or delayed): (i) carry on its and its Group Companies’ business in the usual, regular and ordinary course consistent with past practices; (ii) pay its and its Group Companies’ debts and Taxes when due subject to good faith disputes over such debts or Taxes; (iii) pay or perform other material obligations when due; and (iv) use all reasonable efforts to preserve intact its and its Group Companies’ present business organizations, keep available the services of its and its Group Companies’ present officers and key employees and preserve its and its Group Companies’ relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with either, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing. Each of Linkage and the Key Linkage Shareholders on the one hand, and AsiaInfo on the other hand, shall promptly notify the other party of any event or occurrence with respect to its or its Group Companies or any of their respective businesses of which he, she or it became aware which would reasonably be expected to have an AsiaInfo Material Adverse Effect or a Linkage Material Adverse Effect, as applicable.

(b) Negative Covenants. Without limiting the foregoing Section 4.1(a), except as expressly contemplated by this Agreement, the Linkage Disclosure Schedule or the AsiaInfo Disclosure Schedule, neither Linkage nor AsiaInfo shall do, cause or permit, or cause or permit any of their respective Group Companies to do, cause or permit, any of the following, without the prior written consent of the other party:

(i) Charter Documents. Cause or permit any amendments to the certificate of incorporation, articles of incorporation, bylaws, memorandum and articles of association, or any similar charter documents of it or its respective Group Companies;

(ii) Dividends; Changes in Capital Stock or Share Capital. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its or any of its Group Companies’ capital stock or share capital, or split, combine or reclassify any of its capital stock or share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or share capital, or repurchase or otherwise acquire, directly or indirectly, any shares of its or its Group Companies’ capital stock or share capital, except from former employees, directors and consultants in accordance with agreements in effect prior to December 4, 2009, providing for the repurchase of shares in connection with any termination of service from it or its Group Companies;

(iii) Stock Option Plans, Etc. Accelerate, amend or change the period of exercisability or vesting of options or other rights granted under its stock plans or authorize cash payments in exchange for any options or other rights granted under any of such plans;

(iv) Issuance of Securities. Issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its or its Group Companies’ capital stock or share capital or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it or its Group Companies to issue any such shares or other convertible securities, other than (A) the issuance of equity awards pursuant to the AsiaInfo Stock Plan representing up to 190,000 shares of AsiaInfo Common Stock, and (B) the issuance of AsiaInfo Common Stock pursuant to the exercise or vesting of stock options, warrants, restricted stock units, performance stock units, or other similar rights outstanding on the date hereof;

(v) Intellectual Property. Transfer to any Person or entity any rights to the Linkage Intellectual Property or the AsiaInfo Intellectual Property, other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practices;

(vi) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any Products of Linkage or AsiaInfo or the Linkage Intellectual Property, or the AsiaInfo Intellectual Property, as applicable;

(vii) Dispositions. Sell, lease, license (except as permitted by Section 4.1(v) above) or otherwise dispose of or encumber any of its or its Group Companies’ properties or assets that are material, individually or in the aggregate, to its Group Companies businesses (other than the sale of inventory in the ordinary course of business);

(viii) Indebtedness. Incur any indebtedness for borrowed money, or guarantee any such indebtedness, or issue or sell any debt securities or guaranty any debt securities of others;

(ix) Agreements. Enter into, terminate or amend, in a manner that would be reasonably expected to adversely affect the business of Linkage, AsiaInfo, or their respective Group Companies (i)(A) in the case of Linkage and its Group Companies, any Linkage Material Contract or (B) in the case of AsiaInfo and its Group Companies, any AsiaInfo Material Contract; (ii) any agreement relating to the license, transfer or other disposition or acquisition of Intellectual Property rights or rights to market or sell Products of Linkage or AsiaInfo (other than non-exclusive licenses in the ordinary course of business consistent with past practice); or (iii) any other agreement material to the business or prospects of it or any of its Group Companies that would be a Linkage Material Contract or an AsiaInfo Material Contract; provided, that notwithstanding the foregoing, Linkage may not enter into, terminate or amend any agreement to which Lianchuang Technology Company Limited is a party.

(x) Payment of Obligations. Pay, discharge or satisfy, in an amount in excess of US$50,000 in the aggregate, any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Linkage Financial Statements, the Linkage Interim Financial Statements, or the AsiaInfo Financial Statements, as applicable, or fees and expenses incurred in connection with the transactions contemplated by this Agreement;

(xi) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements, outside of the ordinary course of business in excess of US$100,000 per calendar month; provided that such amount shall be cumulative, meaning to the extent any amount is unspent in one month it shall be available for use in future months; provided, that no individual expenditure, addition or improvement may exceed $50,000;

(xii) Insurance. Materially reduce the amount of, or materially modify any of the terms of, any insurance coverage provided by existing insurance policies that are material to its business;

(xiii) Termination or Waiver. Terminate or waive any right material to it or its Group Companies, other than in the ordinary course of business consistent with past practice;

(xiv) Linkage Plans; New Hires; Pay Increases. In the case of Linkage, amend any Linkage Plan or adopt any plan that would constitute a Linkage Plan, except in order to comply with applicable laws or regulations, pay or provide any material bonus, remuneration (other than wages, salary and/or commission at rates in effect on December 4, 2009) or material noncash benefit (except payments and benefits made pursuant to written agreements in effect prior to December 4, 2009 and disclosed on the Linkage Disclosure Schedule), or increase the benefits, salaries or wage rates of any of Linkage’s or its Group Companies’ employees, in each case other than in the ordinary course of business consistent with past practice;

(xv) Severance Arrangements. In the case of Linkage, grant or pay any severance or termination pay or benefits to any Linkage director, officer, or any other employee, except for payments made pursuant to written agreements in effect prior to December 4, 2009, and disclosed on the Linkage Disclosure Schedule or as required by applicable law, or take any action that would incur severance or termination pay or benefits (whether or not required by applicable law) above $200,000 in the aggregate;

(xvi) Lawsuits. Commence a lawsuit other than: (i) for the routine collection of bills; or (ii) for a breach of this Agreement;

(xvii) Acquisitions. Acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to its business or the business of any of its Group Companies, other than, in the case of AsiaInfo, one or more Small AsiaInfo Acquisition Transactions, provided that the consideration paid by AsiaInfo and its Group Companies in all such Small AsiaInfo Acquisition Transactions taken together is not more than US$20 million in aggregate.

(xviii) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Return or any amendment to a Return, enter into any closing agreement, settle any claim or assessment in respect of Taxes in excess of US$15,000, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(xix) Revaluation. Revalue any of its or its Group Companies’ assets, other than in the ordinary course of business, consistent with past practice, or as required by changes in GAAP;

(xx) Assets and Liabilities of Linkage and its Group Companies. In the case of Linkage, cause or permit the transfer of any right, title or interest in and to any of: (i) the assets, including but not limited to Intellectual Property, Intellectual Property Rights and accounts receivable, of any of the Linkage Group Companies to Linkage; or (ii) the liabilities, including but not limited to those liabilities arising out of or in connection with the negotiation and consummation of the Combination-Related Transactions, of Linkage to any of the Linkage Group Companies (except in the ordinary course of business, consistent with past practices); or

(xxi) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 4.1(i) through (xx) above, or any action that would prevent Linkage or the Key Linkage Shareholders, on the one hand, or AsiaInfo, on the other hand, from performing, in any material respect, or cause such party not to perform, in any material respect, its covenants hereunder.

4.2 No Solicitation.

(a) Linkage Obligations.

(i) From and after the date of this Agreement until the earlier of the termination of this Agreement or the Closing, neither Linkage, any of its Group Companies, nor any of the Key Linkage Shareholders shall, directly or indirectly through any officer, director, employee, advisor, consultant, representative or agent (the “Representatives”) of it or of any of its Group Companies or the Key Linkage Shareholders or otherwise: (i) solicit, facilitate, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or any material amount of its assets, sale of shares of capital stock (including for the avoidance of doubt and without limitation, any inquiries or proposals regarding sales of securities or solicitations of offers to purchase securities under or related to Linkage’s registration statement on Form F-1 (File No. 333-163185) filed with the SEC on November 18, 2009, as amended or supplemented, or any similar public offering or private placement) or similar transactions involving Linkage, the Company or any of Linkage’s Group Companies other than the Combination-Related Transactions (any of the foregoing inquiries or proposals a “Linkage Acquisition Proposal”); (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any Person or entity relating to, any Linkage Acquisition Proposal; or (iii) agree to, enter into, accept, approve or recommend any Linkage Acquisition Proposal. Linkage represents and warrants that it has the legal right to terminate any pending discussions or negotiations relating to a Linkage Acquisition Proposal without payment of any fee or other penalty.

(ii) Linkage shall notify AsiaInfo immediately (and no later than 24 hours) after receipt by Linkage, any of its Group Companies, any of the Key Linkage Shareholders or their Representatives of any Linkage Acquisition Proposal or any request for nonpublic information in connection with a Linkage Acquisition Proposal or for access to the properties, books or records of Linkage or any of its Group Companies by any Person or entity that informs Linkage, any of its Group Companies or any of the Key Linkage Shareholders that it is considering making, or has made, a Linkage Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

(iii) During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Closing, each Key Linkage Shareholder agrees that he will not, directly or indirectly, through any Representative or otherwise, take any action to solicit, initiate, seek, encourage, respond to or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, Person or other entity or group (other than AsiaInfo) regarding any Linkage Acquisition Proposal. If a Linkage Acquisition Proposal is received by, or such information is requested from, such Key Linkage Shareholder, such Key Linkage Shareholder shall promptly notify AsiaInfo of such fact and specify the information requested and the name of the Person making such proposal and/or requesting such information.

(b) AsiaInfo Obligations.

(i) From and after the date of this Agreement until the earlier of the termination of this Agreement or the Closing, neither AsiaInfo nor any of its Group Companies shall directly or indirectly through any of its of Group Company’s Representatives or otherwise: (i) solicit, facilitate, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or any material amount of its assets, sale of shares of capital stock or similar transactions involving AsiaInfo or any of its Group Companies other than the (x) Combination-Related Transactions or (y) inquiries, proposals, or offers that contemplate a Small AsiaInfo Acquisition Transaction (any of the foregoing inquiries or proposals an “AsiaInfo Acquisition Proposal”); (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any Person or entity relating to, any AsiaInfo Acquisition Proposal; or (iii) agree to, enter into, accept, approve or recommend any AsiaInfo Acquisition Proposal. AsiaInfo represents and warrants that it has the legal right to terminate any pending discussions or negotiations relating to an AsiaInfo Acquisition Proposal without payment of any fee or other penalty.

(ii) AsiaInfo shall notify Linkage immediately (and no later than 24 hours) after receipt by AsiaInfo, any of its Group Companies, or their Representatives of any AsiaInfo Acquisition Proposal or any request for nonpublic information in connection with an AsiaInfo Acquisition Proposal or for access to the properties, books or records of AsiaInfo or any of its Group Companies by any Person or entity that informs AsiaInfo, any of its Group Companies or any of the AsiaInfo Shareholders that it is considering making, or has made, an AsiaInfo Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

4.3 Access to Information.

(a) Each party shall afford the other, and the other parties’ Representatives, reasonable access during the period prior to the Closing Date to: (i) all of its properties, assets, personnel, books, contracts, commitments and records and that of its Group Companies; and (ii) all other information concerning its business, properties, assets and personnel of as the other may reasonably request.

(b) Subject to compliance with applicable law, from the date hereof until the Closing Date, each of AsiaInfo and Linkage shall confer on a regular and frequent basis with one or more Representatives of the other party to report on material operational matters and the general status of ongoing operations or the Combination-Related Transactions.

(c) No information or knowledge obtained in any investigation pursuant to this Section 4.3 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Combination.

4.4 Confidentiality. The parties acknowledge that AsiaInfo and Linkage have previously executed a confidentiality agreement dated September 17, 2009 (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms.

4.5 Public Disclosure. Unless otherwise permitted by this Agreement prior to the Closing or the earlier termination of this Agreement, AsiaInfo and Linkage shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding any of the terms of this Agreement and the Combination-Related Transactions, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld or delayed), except as may be required by law or by obligations pursuant to any listing agreement with any securities exchange.

4.6 Reasonable Efforts; Further Assurances.

(a) Each party shall use commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in Article 6, as applicable to each of them. Each party, at the reasonable request of any other, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Combination-Related Transactions.

(b) Subject to the terms and conditions hereof, each party shall use its respective commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Combination-Related Transactions including, without limitation, using their respective commercially reasonable efforts: (i) to obtain prior to the Closing Date all licenses, certificates, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts as are necessary for the consummation of the transactions contemplated hereby; (ii) to effect all necessary registrations and filings required by any Governmental Authority (in connection with which each party shall cooperate with each other party in connection with the making of all such registrations and filings, including, without limitation, providing copies, as reasonably necessary and to the extent permitted by law, of all such documents to the non-filing party and its advisors prior to the time of such filing and, if requested, will accept reasonable additions, deletions or changes suggested in connection therewith); (iii) to furnish to each other party such information and assistance as reasonably may be requested in connection with the foregoing; and (iv) to lift, rescind or mitigate the effects of any injunction, restraining order or other ruling by a Governmental Authority adversely affecting the ability of any party to consummate the Combination-Related Transactions and to prevent, with respect to any such threatened injunction, restraining order or other such ruling, the issuance or entry thereof.

4.7 Notification of Certain Matters.

(a) Linkage and the Key Linkage Shareholders on the one hand, and AsiaInfo on the other hand, shall give prompt notice to the other party of the occurrence or non-occurrence of (i) any event, the occurrence or non-occurrence of which would reasonably be expected to result in any representation or warranty of such notifying party contained in this Agreement to be untrue or inaccurate and (ii) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.7 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(b) Linkage and the Key Linkage Shareholders shall give prompt notice to AsiaInfo, and AsiaInfo shall give prompt notice to Linkage and the Key Linkage Shareholders of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Combination-Related Transactions; (ii) any notice or other communication from any Governmental Authority in connection with the Combination-Related Transactions; (iii) any material litigation relating to or involving or otherwise affecting Linkage, AsiaInfo, their respective Group Companies or a change in the status of any material litigation that is ongoing as of the date hereof, or any litigation relating to or involving or otherwise affecting the Combination-Related Transactions; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under either a Linkage Material Contract or an AsiaInfo Material Contract; and (v) any change that would be considered reasonably likely to result in a Linkage or AsiaInfo Material Adverse Effect, as the case may be, or is likely to impair the ability of any party to consummate the Combination or other transactions contemplated by this Agreement.

4.8 Antitrust Laws.

(a) Each party shall use commercially reasonable efforts to obtain as promptly as practicable after the date hereof the authorizations, consents, orders, approvals, actions or non-actions necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement, and for the consummation of the Combination-Related Transactions. In furtherance and not in limitation of the foregoing, each party shall: (i) use commercially reasonable efforts to achieve compliance with, and make, as promptly as practicable after the date hereof, all filings required by all other applicable Antitrust Laws; (ii) use commercially reasonable efforts to submit as promptly as practicable all additional information and documents reasonably requested by a Governmental Authority under any applicable Antitrust Law; and (iii) not take or fail to take any action when such action or failure to act reasonably could be expected to have the effect of materially delaying, impairing or impeding the authorizations, consents, orders, approvals, actions or non-actions of a Governmental Authority necessary for the execution, delivery and performance of this Agreement, and for the consummation of the Combination-Related Transactions.

(b) Each party shall, in connection with the efforts referenced in Sections 4.6 and 4.7, use its commercially reasonable efforts, to the extent permitted by law and subject to appropriate confidentiality protections, to (i) cooperate with each other, including without limitation by supplying to each other all reasonably necessary information and documents, in connection with any filing, submission, or investigation or other inquiry with respect to Antitrust Laws, including any proceeding initiated by a private party, (ii) keep the other party timely informed of any communication received from, or given to, any Governmental Authority and, in connection with any proceeding by a private party, of any communication received from or given to such party, in each case regarding any of the Combination-Related Transactions, (iii) permit the other parties to review in advance any communication from it to any Governmental Authority or, in connection with any proceeding by a private party, to such party, and (iv) consult with the other parties in advance of any meeting or conference with any Governmental Authority or, in connection with any proceeding by a private party, with such party and, to the extent permitted by any applicable Governmental Authority or other Person, give the other parties the opportunity to attend and participate in such meetings and conferences.

(c) In furtherance and not in limitation of the covenants contained in Sections 4.8(a) and 4.8(b), if any objections are asserted with respect to the Combination-Related Transactions under any Antitrust Law or if any claim, action, suit, proceeding or investigation is instituted, or threatened to be instituted, by any applicable Governmental Authority or private party, challenging the Combination-Related Transactions as violative of any Antitrust Law, or which would otherwise prohibit or materially impair or materially delay the consummation of the Combination-Related Transactions (an “Antitrust Challenge”), each party shall use commercially reasonable efforts to resolve all such Antitrust Challenges so as to permit the consummation of the Combination-Related Transactions. Notwithstanding anything to the contrary in this Agreement (including pursuant to the immediately preceding sentence), nothing in this Agreement obligates AsiaInfo or Linkage (i) to divest, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, Linkage (or any of the businesses, product lines or assets of Linkage or its Affiliates), AsiaInfo (or any of the businesses, product lines or assets of AsiaInfo or its Affiliates); (ii) to alter or restrict materially business or commercial practices, or any of its respective Affiliates. Notwithstanding anything to the contrary in this Agreement (including pursuant to the immediately preceding sentence), nothing in this Agreement obligates AsiaInfo, Linkage or the Key Linkage Shareholders (i) to change or agree to change the proposed structure of the Combination-Related Transactions (unless such change would cause such Antitrust Challenge to be vacated, lifted, reversed or overturned in a manner that preserves the intended benefits of the Combination-Related Transactions) or (ii) to agree to modify (A) the amount or kind of Consideration to be received by Linkage as provided in this Agreement or (B) any of the material terms of this Agreement.

4.9 Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, AsiaInfo (with the reasonable cooperation and assistance of Linkage and the Key Linkage Shareholders) shall prepare and file with the SEC a proxy statement relating to the meeting of AsiaInfo’s stockholders (the “AsiaInfo Stockholders’ Meeting”) to be held to consider approval of the Combination and the other AsiaInfo Voting Proposal (such proxy statement, as amended or supplemented, the “Proxy Statement”). Linkage and each of the Key Linkage Shareholders shall use commercially reasonable efforts to provide promptly to AsiaInfo such information concerning Linkage and the Key Linkage Shareholders, respectively, as is required under applicable legal requirements for inclusion in the Proxy Statement. The parties shall reasonably cooperate with each other in the preparation of the Proxy Statement and to have such document cleared by the SEC as promptly as reasonably practicable after such filing. Linkage and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement prior to filing with the SEC. AsiaInfo shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable upon the earlier of (x) receiving notification that the SEC is not reviewing the Proxy Statement and (y) the conclusion of any SEC review of the Proxy Statement. AsiaInfo will not file any amendment to the Proxy Statement with the SEC without providing Linkage and the Key Linkage Shareholders a reasonable opportunity to review and comment on any proposed responses to the SEC. AsiaInfo shall promptly provide to Linkage and the Key Linkage Shareholders copies of, and consult with Linkage and the Key Linkage Shareholders in preparing written responses with respect to, any written comments received from the SEC with respect to the Proxy Statement and advise Linkage and the Key Linkage Shareholders of any oral comments received from the SEC. AsiaInfo shall cause the Proxy Statement to comply as to form with the rules and regulations promulgated by the SEC under the Exchange Act.

(b) If, at any time prior to the AsiaInfo Stockholders’ Meeting, any event or circumstance relating to any party, or any of its respective Affiliates, shareholders, officers or directors should be discovered by any party, which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, such party shall promptly inform the other parties. As promptly as practicable after discovering such event or circumstance or being so informed, AsiaInfo, with the reasonable cooperation and assistance of the Linkage Parties, shall prepare and file with the SEC an amendment or supplement to the Proxy Statement containing a description of such event or circumstance and disseminate such amendment or supplement to the Proxy Statement to the stockholders of AsiaInfo. Prior to the occurrence of any Adverse Recommendation Change, the Key Linkage Shareholders and their counsel shall be given a reasonable opportunity to review and comment upon such amendment or supplement prior to filing with the SEC.

(c) AsiaInfo covenants that the information supplied by AsiaInfo for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of AsiaInfo and (ii) the time of the AsiaInfo Stockholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that AsiaInfo is responsible for filing with the SEC in connection with the AsiaInfo Stockholders’ Meeting or, the

Combination-Related Transactions will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d) Each of Linkage and the Key Linkage Shareholders covenants that the information supplied by such Person for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of AsiaInfo and (ii) the time of the AsiaInfo Stockholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.10 AsiaInfo Stockholders’ Meeting. AsiaInfo shall take all actions in accordance with law, the organizational documents of AsiaInfo and the rules of The NASDAQ Global Market to promptly and duly call, give notice of, convene and hold as promptly as practicable, the AsiaInfo Stockholders’ Meeting solely for the purpose of (a) considering and voting upon the issuance of the Consideration in the Combination, including, without limitation, the Stock Consideration and (b) considering and voting upon the change of the name of AsiaInfo following the completion of the Combination to “AsiaInfo-Linkage, Inc.” (the “AsiaInfo Voting Proposal”). Once the AsiaInfo Stockholders’ Meeting has been called and noticed, AsiaInfo shall not postpone or adjourn the AsiaInfo Stockholders’ Meeting without the consent of Linkage, which consent shall not be unreasonably withheld or delayed, other than (i) for the absence of a quorum or (ii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that it believes in good faith is necessary under applicable law and for such supplemental and amended disclosure to be disseminated and reviewed by AsiaInfo’s stockholders prior to the AsiaInfo Stockholders’ Meeting and for the satisfaction of the proviso to the fourth sentence of this paragraph; provided, that in the event that the AsiaInfo Stockholders’ Meeting would be delayed to a date after the End Date as a result of either (i) or (ii) above, then, the End Date shall be extended to the fifth Business Day after such date). Except as expressly permitted by this Section 4.10, (X) the AsiaInfo Board shall recommend approval of the AsiaInfo Voting Proposal by the stockholders of AsiaInfo and include such recommendation in the Proxy Statement, (Y) none of AsiaInfo, the AsiaInfo Board or any other committee of the AsiaInfo Board shall withdraw, qualify or modify, or publicly propose to withdraw, qualify or modify in any manner adverse to Linkage or the Key Linkage Shareholders, the recommendation of the AsiaInfo Board that AsiaInfo’s stockholders vote in favor of the AsiaInfo Voting Proposal (any of the foregoing, or a failure by the AsiaInfo Board to recommend approval of the AsiaInfo Voting Proposal in the Proxy Statement, an “Adverse Recommendation Change”), and (Z) AsiaInfo shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of the AsiaInfo Voting Proposal and subject to the fiduciary duties of the directors, shall take all reasonably necessary action to secure the vote of stockholders required by applicable law. Notwithstanding the foregoing, at any time prior to obtaining the Required AsiaInfo Vote, the AsiaInfo Board may make an Adverse Recommendation Change if the AsiaInfo Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law. For the avoidance of doubt, the parties agree that notwithstanding an Adverse Recommendation Change, AsiaInfo shall convene and hold the AsiaInfo Stockholder Meeting, unless the Agreement is otherwise terminated in accordance with its terms.

4.11 NASDAQ Listing. AsiaInfo shall use its commercially reasonable efforts to cause the Share Consideration to be authorized for listing on the NASDAQ Global Market, subject to official notice of issuance, prior to the issuance of such Share Consideration.

ARTICLE 5

ADDITIONAL COVENANTS

5.1 Officers of Combined Company; Executive Committee. On or before the Closing Date, AsiaInfo shall offer employment agreements (including related non-compete, non-solicitation and change of control severance agreements) to each of Libin Sun, Guoxiang Liu and Xiwei Huang, to be effective upon the Closing. The

Employment Agreements shall include the terms set forth on Exhibit G and otherwise be in substantially the same form as those forms that have been publicly filed as exhibits to the AsiaInfo SEC Reports prior to the date of this Agreement for AsiaInfo’s current executive officers. Effective upon the Closing (a) Steve Zhang shall continue to serve as the Chief Executive Officer and President of the combined company, (b) Ms. Wei Li shall serve as the Chief Financial Officer of the combined company and (c) Xiwei Huang shall be appointed Chief Operating Officer of the combined company. Promptly following the Closing Date, an integration committee comprised of current or former board members and senior management from both Linkage and AsiaInfo will be formed, co-chaired by Steve Zhang and Libin Sun.

5.2 Board of Directors of the Combined Company. The AsiaInfo Board will take all necessary corporate action to cause the AsiaInfo Board, effective on the Closing Date, to consist of nine directors, including four (4) non-independent directors and five (5) independent directors. Upon the Closing, Linkage shall be entitled to designate for appointment two (2) directors to the AsiaInfo Board who held management positions with Linkage, namely Libin Sun and Xiwei Huang. The other two non-independent directors shall have served on the AsiaInfo Board immediately prior to the Closing Date. In addition, upon the Closing, Linkage will be entitled to designate one (1) director meeting the definition of “independent director” as defined under NASDAQ Rule 5605(a)(2), subject to approval by the Nominating and Corporate Governance Committee of the AsiaInfo Board in accordance with its charter and NASDAQ Rule 5605(e). The other four (4) independent directors shall be appointed by the AsiaInfo Board immediately prior to the Closing Date. Libin Sun will be appointed as an Executive Co-Chairman of the Board, with James Ding continuing to serve as a Co-Chairman of the Board. Each of the new directors are expected to serve on the AsiaInfo Board for a term of three years (or the remaining portion of such term) as a Class I, Class II and Class III director, respectively (as such terms are defined in the by-laws of AsiaInfo) and may be renominated from time to time by the Nominating and Corporate Governance Committee of the AsiaInfo Board. If, prior to the Closing Date, any of the Linkage nominees shall decline or be unable to serve as a director, Linkage shall be entitled to nominate another director to serve in such Person’s stead, subject to approval by the Nominating and Corporate Governance Committee of the AsiaInfo Board in accordance with its charter and NASDAQ Rule 5605(e).

5.3 Change of Name.

(a) Subject to the terms hereof, at the AsiaInfo Stockholders’ Meeting, AsiaInfo shall propose and recommend that its Certificate of Incorporation be amended immediately following the Closing to change its name to “AsiaInfo-Linkage, Inc.” In addition, the by-laws of AsiaInfo shall be amended, effective as of the Closing (in addition to the amendments set forth in Section 5.3(b)), to reflect such change in AsiaInfo’s corporate name. Following the Closing, the combined company shall be referred to and branded in Chinese as “AsiaInfo-Linkage” with the exception of Linkage Technology (Nanjing) Co., Ltd., which shall be referred to and branded as “Linkage-AsiaInfo.” If AsiaInfo, or AsiaInfo-Linkage decide to devise a new logo for AsiaInfo-Linkage, executive representatives of both legacy Linkage and legacy AsiaInfo will work together on the design of such new logo.

(b) Effective as of the Closing, the AsiaInfo Board shall amend the by-laws of AsiaInfo to provide for two Co-Chairmen.

5.4 Company Headquarters. Immediately following the Closing, the combined company shall maintain its United States headquarters in Santa Clara, California; its PRC headquarters in Beijing, China; and its research and development headquarters in Nanjing, China.

5.5 Distribution of the Consideration.

(a) If and to the extent not distributed upon Closing, the Linkage Parties shall take commercially reasonable steps to distribute all of the Consideration received by Linkage (less any cash required by Linkage to meet its outstanding obligations) as soon as reasonably practicable thereafter to the Legacy Linkage Shareholders.

(b) If, following the Closing, Linkage discovers any assets or rights other than the Consideration paid pursuant to the Combination and the Combination-Related Transactions, Linkage shall, and the Key Linkage Shareholders shall use commercially reasonable efforts to, ensure that all such assets and rights, including any Intellectual Property, of Linkage to inure to the benefit of AsiaInfo, and shall use commercially reasonable efforts to cause appropriate assignment agreements to such effect, in a form reasonably satisfactory to AsiaInfo, to be executed by Linkage and copies delivered to AsiaInfo. Any liabilities or other obligations, including without limitation those owed to its financial advisors, lawyers, accountants, financial printers and the like, shall remain liabilities and obligations of Linkage and, if not settled prior to the Closing, shall be paid by Linkage out of the Cash Consideration before any distribution to the Legacy Linkage Shareholders. If the Consideration is distributed by way of liquidation, Linkage shall, and the Key Linkage Shareholders shall take commercially reasonable steps to ensure that Linkage shall, liquidate in a manner consistent the Linkage Charter Documents.

(c) The Linkage Parties hereby acknowledge that (i) the Stock Consideration to be distributed pursuant to this Section 5.6 shall be distributed free of any voting trusts, proxies or other agreements, commitments or understandings of any character, and (ii) such ultimate distributees, as set forth on Exhibit A-2, shall be reflected as the record holders of such Stock Consideration in AsiaInfo’s books and records.

(d) If and to the extent the Linkage Parties are unable to cause the Consideration to be distributed simultaneously with the Closing as contemplated in Section 5.5(a), Linkage will hold such Consideration in trust for the benefit of the Legacy Linkage Shareholders and shall refrain from exercising any voting rights associated with the AsiaInfo Common Stock comprising the Stock Consideration other than in accordance with the Stockholders’ Agreement. Until the Stock Consideration (other than the AsiaInfo Common Stock that is part of the Escrow Amount) is delivered to the shareholders of Linkage, (a) the Linkage Parties acknowledge and agree that such shares of AsiaInfo Common Stock may not be voted; and (b) AsiaInfo shall not be required to recognize any votes cast at any annual or special meeting of AsiaInfo stockholders, or any other stockholder action taken, with respect to any shares of AsiaInfo Common Stock comprising all or any part of the Stock Consideration.

5.6 Stockholders’ Agreement. The stockholders’ agreement by and among AsiaInfo, Linkage, Edward Tian and Libin Sun, a form of which is attached hereto as Exhibit E (the “Stockholders’ Agreement”) shall be executed and delivered contemporaneously with this Agreement, the obligations of which are to be effective upon the Closing.

5.7 Voting Agreement. The voting agreement by and among Linkage, Edward Tian and James Ding, a form of which is attached hereto as Exhibit F (the “Voting Agreement”) shall be executed and delivered contemporaneously with this Agreement.

5.8 Assignment Agreement. To the extent the assignment of Intellectual Property covered under the Patent and Patent Application Assignment Agreement, dated June 23, 2009 by and between Lianchuang Technology Company Limited and Linkage Technology (Nanjing) Co., Ltd. (the “Assignment Agreement”), has not been registered or otherwise completed in all respects prior to the Closing, the Linkage Parties shall take any and all steps necessary (a) to cause the transfer of all right, title and interest in and to such Intellectual Property (the “Assignment”), to Linkage Technology (Nanjing) Co., Ltd., and (b) to make all applications, registrations, or other filings with PRC Governmental Authorities necessary to cause the Assignment to become effective, including those with the PRC State Intellectual Property Office (“SIPO”).

5.9 Non-Competition.

(a) From the Closing and for five (5) years thereafter, the Linkage Parties will not, and will cause their Affiliates (other than the Company and the other Group Companies of Linkage) not to, directly or indirectly, in the PRC, (i) engage in, own any interest in, invest in, lend funds to, or provide any management, consulting, financial, administrative or other services to any business that competes with AsiaInfo or any of its Group

Companies in the telecommunications software solutions or information technology security products and services sectors, (ii) solicit, sell or attempt to sell goods and services offered by AsiaInfo or any of its Group Companies in the telecommunications software solutions or information technology security products and services sectors to any Person that is a customer of AsiaInfo or any of its Group Companies (or any of their respective successors), (iii) disclose any confidential or non-public information regarding AsiaInfo or any of its Group Companies to any third party, or (iv) directly or indirectly solicit or encourage to leave employ, contract, or offer to employ or contract with any Person who is an employee, was an employee during the previous 12 months, or is hired as an employee by AsiaInfo or any of its Group Companies (or any of their respective successors), including without limitation any employees of Linkage BVI or its Subsidiaries who remain employees of Linkage BVI or its Subsidiaries at the time of the Closing; provided, however, that notwithstanding the foregoing, each Linkage Party and its Affiliates may own (in addition to shares of Omaha Common Stock acquired by such Linkage Party and its Affiliates pursuant to the Combination-Related Transactions), directly or indirectly, solely as an investment, securities of any Person (other than Linkage) engaged in the sale of goods and services in the telecommunications software solutions or information technology security products and services sectors in the PRC that are traded on any internationally-recognized securities exchange if such Linkage Party (alone or collectively with its Affiliates) (x) does not control, is not controlled by, and is not under common control with such Person and (y) does not, directly or indirectly, own one (1) percent or more of any class of securities of such Person.

(b) It is the intention of the parties that the provisions of this Section be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this Section shall not render unenforceable, or impair, the remainder of the provisions of this Section. Accordingly, if any provision of this Section shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

5.10 Non-Competition Agreement. The Linkage Parties shall cause Lianchuang Technology Company Limited to execute and deliver to AsiaInfo copies of a non-compete and non-solicit agreement substantially in the form attached hereto as Exhibit J (the “Non-Compete Agreement”), which Non-Compete Agreement will contain terms substantially similar to those contained in Section 5.9 hereof.

5.11 Tax Matters. All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by Linkage when due, and Linkage shall, at its own expense, file all necessary Returns and other documentation with respect to all such Transfer Taxes; provided, however, that if required by applicable law, AsiaInfo will join in the execution of any such Return and other documentation. Linkage shall provide AsiaInfo with evidence satisfactory to AsiaInfo that such Transfer Taxes have been paid by Linkage.

5.12 Option Matters.

(a) AsiaInfo Options. Following the date hereof and until the Closing Date or the termination of this Agreement (if terminated prior to closing), AsiaInfo shall only grant new equity awards under the AsiaInfo Option Plan in a manner consistent with Section 4.1(b)(iv).

(b) Linkage Options. Following the date hereof, Linkage shall (A) take such actions as necessary to (i) terminate the Linkage Option Plan without the issuance of any Linkage Options prior to such termination, (ii) prevent any further vesting under the Subject Option and (B) use commercially reasonable efforts to obtain a full release from the holder of the Subject Option with respect to the Subject Option.

(c) New Option Plans. As soon as practicable after the Closing, and in accordance with the policies and practices of the Compensation Committee of the AsiaInfo Board, AsiaInfo shall use commercially reasonable efforts to adopt a new equity incentive plan or plans pursuant to which AsiaInfo may grant certain equity awards, including but not limited to options to acquire shares of AsiaInfo Common Stock, to the service providers of the combined company following the Closing. AsiaInfo and Linkage shall consult with each other regarding the terms of such plan(s), including without limitation, the forms of the equity awards, the number of shares of AsiaInfo Common Stock to be reserved thereunder, and other material terms. When appropriate and consistent with past practices, as determined in its discretion, AsiaInfo shall (i) seek stockholder approval of such plan(s) and the number of shares of AsiaInfo Common Stock to be reserved thereunder and (ii) register the shares reserved for issuance under such plan(s) under the Securities Act.

ARTICLE 6

CONDITIONS TO THE COMBINATION

6.1 Conditions to Obligations of Each Party to Effect the Combination. The obligations of each party to effect the Combination and consummate the other Combination-Related Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions, any of which may be waived in writing by the party entitled to the benefit thereof, in whole or in part, to the extent permitted by applicable law:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other law or prohibition preventing the consummation of the Combination shall be and remain in effect, nor shall there be any action taken, or any law enacted, entered, enforced or deemed applicable to the Combination, which makes the consummation of the Combination and the other transactions contemplated by this Agreement illegal. There shall not be any investigation, proceeding or litigation instituted, commenced, pending or threatened in writing by any Governmental Authority relating to the Combination or any other transactions contemplated by this Agreement, that would or is reasonably likely to (i) restrain, limit, enjoin, prevent, restrict, prohibit, or make illegal in whole or in part, the Combination or any other transactions contemplated by this Agreement or (ii) result in material damages being imposed on AsiaInfo, Linkage, the Key Linkage Shareholders or any of their respective Affiliates.

(b) Stockholder Approval. AsiaInfo shall have obtained the Required AsiaInfo Vote with respect to the Combination at the AsiaInfo Stockholder Meeting.

(c) Regulatory Approval. All authorizations, consents, orders, approvals, actions or non-actions of a Governmental Authority that are required for the lawful consummation of the Combination and all other Combination-Related Transactions, if any, shall have occurred or been obtained and remain in full force and effect.

6.2 Additional Conditions to Obligations of AsiaInfo. The obligations of AsiaInfo (or its designated Group Company) to effect the Combination and consummate the other Combination-Related Transactions are also subject to the following conditions, any and all of which may be waived in writing by AsiaInfo (or its designated Group Company), in whole or in part, to the extent permitted by applicable law:

(a) Representations and Warranties. (i) The representations and warranties of the Linkage Parties contained in Article 2 and Article 2A, when read without any qualifications relating to “materiality,” or “Linkage Material Adverse Effect,” shall be true and correct on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had a Material Adverse Effect on the Linkage Parties, and (ii) AsiaInfo shall have received a certificate signed by the Linkage Parties, dated as of the Closing Date, to such effect.

(b) Agreements and Covenants. Linkage and the Key Linkage Shareholders shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it or them on or prior to the Closing (except that with regard to Section 4.7(a)(i), Linkage and the Key Linkage Shareholders shall have performed or complied with the obligations set forth therein only as it relates to events that would otherwise cause the conditions set forth in Section 6.2(a) not to be satisfied). AsiaInfo shall have received a certificate signed by the Linkage Parties, dated as of the Closing Date, to such effect.

(c) No Material Adverse Effect. From and after the date hereof, there shall not have occurred any event that has had a Linkage Material Adverse Effect.

(d) Consents. All consents, authorizations and approvals of the Persons that should have been set forth in Schedule 6.2(d) of the Linkage Disclosure Schedule shall have been obtained, and Linkage shall have delivered copies of such consents, authorizations and approvals to AsiaInfo.

(e) Stockholders’ Agreement. The Stockholders’ Agreement shall remain in full force and effect as it relates to Libin Sun.

(f) Employment, Non-Compete and Non-Solicitation Agreements. Each of the Employment Agreements shall have been executed and delivered and shall remain in full force and effect.

(g) Linkage Lock-Up Agreements. The Lock-Up Agreements executed by Libin Sun and the Key Linkage Shareholders shall remain in full force and effect, and Legacy Linkage Shareholders owning at least 95% of the Linkage Shares shall have executed and delivered Lock-Up Agreements.

(h) Legal Opinions. Each of Conyers Dill & Pearman, Cayman Islands legal counsel to Linkage; Global Law Office, PRC legal counsel to the Company and Conyers Dill & Pearman, British Virgin Islands legal counsel to the Company, shall have delivered legal opinions substantially in the forms attached hereto as Exhibits H-1, H-2 and H-3, each dated as of the Closing Date, to AsiaInfo.

(i) Assignment Agreement. The Assignment Agreement shall remain in full force and effect without modification, amendment or waiver of the terms stated therein.

(j) License Agreement. All licenses to Linkage or any of its Group Companies to use any Intellectual Property or Intellectual Property Rights of Lianchuang Technology Company Limited in connection with their respective businesses shall remain in full force and effect without modification, amendment or waiver of the terms stated therein.

(k) Non-Compete Agreement. Lianchuang Technology Company Limited and each of the ten largest beneficial owners of outstanding equity of Lianchuang Technology Company Limited shall have executed and delivered to AsiaInfo the Non-Compete Agreement.

(l) Escrow Agreement. The Escrow Agent and the Shareholders’ Agent shall have executed and delivered the Escrow Agreement.

(m) No Voting Agreements. Except as specifically provided in the Stockholders’ Agreement, there shall be no voting trusts, proxies or other agreements, commitments or understandings of any character to which Linkage or any of its Group Companies or, to the knowledge of Linkage and its Group Companies, any of the shareholders of Linkage is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any AsiaInfo Common Stock.

(n) Linkage Employees. At least seventy percent (70%) of: (i) the management employees of Linkage, including employees holding titles of “vice president” and above (or employees serving in substantially similar roles) and (ii) all other employees of Linkage whose salary or other remuneration is equal to or greater than $30,000, shall remain employees of Linkage, in each case serving in a substantially similar roles to the role such management employees or other employees are serving on the date hereof.

(o) Transaction Expenses. Linkage shall have delivered evidence reasonably satisfactory to AsiaInfo that: (A) Linkage has paid all costs, fees, and expenses incurred by Linkage and its Group Companies in connection with the Combination-Related Transactions, up to a maximum aggregate amount of US$5 million, and that any other such costs, fees or expenses (above the US$5 million maximum) have been paid by Legacy Linkage Shareholders and not borne by Linkage or its Group Companies; and (B) Legacy Linkage Shareholders have paid all costs, fees, and expenses associated with Linkage’s proposed initial public offering, up to a maximum aggregate amount of US$3 million, and that any other such costs, fees or expenses (above the US$3 million maximum) have been paid by Legacy Linkage Shareholders and not borne by Linkage or its Group Companies. Notwithstanding the foregoing, in lieu of the evidence required in clause (B) of the preceding sentence, Linkage may deliver a notice to the effect that US$3 million (or the actual amount of the costs, fees and expenses in clause (B), if less) shall be deducted from the Cash Consideration to be paid at the Closing, in which case, Linkage shall still be required to provide evidence reasonably satisfactory to AsiaInfo that no costs, fees or expenses associated with Linkage’s proposed initial public offering have been or will be borne by Linkage or any of its Group Companies.

6.3 Additional Conditions to Obligations of Linkage and the Key Linkage Shareholders. The obligations of Linkage and the Key Linkage Shareholders to effect the Combination is also subject to the following conditions, any and all of which may be waived in writing by Linkage and the Shareholders’ Agent, in whole or in part, to the extent permitted by applicable law:

(a) Representations and Warranties. (i) The representations and warranties of AsiaInfo contained in Article 3, when read without any qualifications relating to “materiality,” or “AsiaInfo Material Adverse Effect,” shall be true and correct on and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct as of such date), except where the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has not had a Material Adverse Effect on AsiaInfo, and (ii) Linkage shall have received a certificate signed by the Chief Executive Officer and President of AsiaInfo, dated as of the Closing Date, to such effect.

(b) Agreements and Covenants. AsiaInfo shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing, and Linkage shall have received a certificate signed by the Chief Executive Officer and President of AsiaInfo, dated as of the Closing Date, to such effect.

(c) No Material Adverse Effect. From and after the date hereof there shall not have occurred any event that has had an AsiaInfo Material Adverse Effect.

(d) Consents. All consents, authorizations and approvals of the Persons set forth in Schedule 6.3(d) of the AsiaInfo Disclosure Schedule shall have been obtained, and AsiaInfo shall have delivered copies of such consents, authorizations and approvals to Linkage.

(e) Stockholders’ Agreement. The Stockholders’ Agreement shall remain in full force and effect as it relates to Edward Tian and AsiaInfo.

(f) Employment, Non-Compete and Non-Solicitation Agreements. Libin Sun, Guoxiang Liu and Xiwei Huang shall have been offered Employment Agreements to be effective upon the Closing.

(g) Registration Rights Agreement. AsiaInfo shall have executed and delivered to the LT International Limited (or Libin Sun, as applicable) the Registration Rights Agreement in substantially the form attached hereto as Exhibit D.

(h) AsiaInfo Common Stock Price. The fourteen (14)-trading day volume weighted average closing price per share of AsiaInfo Common Stock as reported on the NASDAQ Global Market ending on such date as all of the other conditions set forth in Sections 6.1 and 6.3 are satisfied (other than delivery of the certificates set forth in Sections 6.3(a) and (b) and the legal opinions set forth in Section 6.3(j) which by their nature speak as of Closing, and this Section 6.3(g)) shall be greater than or equal to US$13.58.

(i) Lock-up Agreement. The Lock-Up Agreement executed by Edward Tian shall remain in full force and effect.

(j) NASDAQ. The AsiaInfo Common Stock to be issued the Stock Consideration shall have been authorized for listing on the NASDAQ Global Market, subject to official notice of issuance.

(k) Legal Opinions. Each of DLA Piper LLP (US), U.S. legal counsel to AsiaInfo, and Han Kun Law Offices, PRC legal counsel to AsiaInfo shall have delivered legal opinions substantially in the forms attached hereto as Exhibits I-1 and I-2, each dated as of the Closing Date, to Linkage.

(l) Director Resignations. Prior to or effective as of the Closing, one director of AsiaInfo who will not be a continuing director will have resigned and a copy of the resignation letter of such directors shall have been delivered to Linkage.

(m) New Directors. Effective as of the Closing, each of Libin Sun, Xiwei Huang and an additional designee meeting the definition of “independent director” as defined under NASDAQ Rule 5605(a)(2) and acceptable to the Nominating and Corporate Governance Committee of the AsiaInfo Board shall have been duly appointed to the board of directors of AsiaInfo as Class I, Class II, and Class III directors, as the case may be (as such terms are defined in the by-laws of AsiaInfo).

(n) Escrow Agreement. The Escrow Agent and AsiaInfo shall have executed and delivered the Escrow Agreement.

ARTICLE 7

TERMINATION AND AMENDMENT

7.1 Termination. This Agreement may be terminated and the Combination-Related Transactions may be abandoned at any time prior to the Closing:

(a) by mutual written consent of (i) AsiaInfo and (ii) Linkage;

(b) by either AsiaInfo or Linkage if a Governmental Authority shall have issued an order or taken any other action that, in each case, has become final and non-appealable and that restrains, enjoins or otherwise prohibits the consummation of the Combination or a transaction on substantially similar terms and conditions, unless the party seeking termination under this Section 7.1 has not complied in all material respects with its obligations under this Agreement;

(c) by AsiaInfo, if AsiaInfo is not in material breach of its obligations under this Agreement, and if (i) at any time any of the representations and warranties Linkage or the Key Linkage Shareholders herein are or become untrue or inaccurate such that Section 6.2(a) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 7.1(c)) or (ii) there has been a breach on the part of Linkage or the Key Linkage Shareholders of any covenants or agreements contained in this Agreement such that Section 6.2(b) will not be satisfied (treating such time as if it were the Closing for purposes of this Section 7.1(c)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within thirty (30) days after written notice thereof to Linkage or the Key Linkage Shareholders;

(d) by Linkage or the Shareholders’ Agent, if the Key Linkage Shareholders and Linkage are not in material breach of their respective obligations under this Agreement, and if (i) at any time the representations and warranties of AsiaInfo herein become untrue or inaccurate such that Section 6.3(a) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 7.1(d)), or (ii) there has been a breach on the part of AsiaInfo of any of its respective covenants or agreements contained in this Agreement such that Section 6.3(b) would not be satisfied (treating such time as if it were the Closing for purposes of this Section 7.1(d)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within thirty (30) days after written notice thereof to AsiaInfo;

(e) by either (i) AsiaInfo or (ii) Linkage, if, at the AsiaInfo Stockholders’ Meeting at which a vote on the AsiaInfo Voting Proposal is taken, the Required AsiaInfo Vote shall not have been obtained;

(f) by either (i) AsiaInfo or (ii) Linkage if the Combination shall not have been consummated by the date that is six (6) months, which date shall be automatically extended for an additional period of up to four (4) months as may be necessary to complete any anti-trust review by any Governmental Authority, after the date of this Agreement (the “End Date”); provided, that the right to terminate this Agreement under this Section 7.1(f) shall not be available to any party whose material breach or failure to fulfill any obligation under this Agreement has been the principal cause of the failure of the Combination to be consummated before such date; or

(g) by Linkage if the AsiaInfo Board (or any committee thereof) shall have made an Adverse Recommendation Change.

7.2 Effect of Termination. Except as provided in this Section 7.2, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement will forthwith become void, and there will be no liability on the part of any party or any of its respective Representatives to the other and all rights and obligations of any party will cease, except that nothing herein will relieve any party from liability for any breach of any representation, warranty, covenant or agreement contained in this Agreement if such breach was intentional and a material cause of such termination. The provisions of Section 4.4 (Confidentiality Agreement), this Section 7.2, Section 7.3 (Fees and Expenses) and Article 9 (Miscellaneous Provisions) (to the extent applicable to such surviving sections) of this Agreement and the Confidentiality Agreement shall remain in full force and effect and shall survive any termination of this Agreement.

7.3 Fees and Expenses.

(a) Except as expressly provided herein, all fees and expenses incurred by the parties in connection with this Agreement and the Combination-Related Transactions shall be paid by the relevant party incurring such fees and expenses (it being understood that the Legacy Linkage Shareholders shall bear the fees and expenses incurred by the Linkage Parties), whether or not the Combination is consummated.

(b) A cash termination fee equal to:

(i) US$17.6 million shall be paid by AsiaInfo to Linkage in the event of a termination of this Agreement by Linkage pursuant to Section 7.1(d) or 7.1(g).

(ii) US$17.6 million shall be paid by Linkage to AsiaInfo in the event of a termination of this Agreement by AsiaInfo pursuant Section 7.1(c).

(iii) US$10 million shall be paid by AsiaInfo to Linkage in the event of a termination of this Agreement by Linkage pursuant to Section 7.1(e).

(c) Any termination fee due under Section 7.3(b) shall be paid by wire transfer of immediately available funds within one (1) Business Day after the date of termination of this Agreement. Upon any payment pursuant to Section 7.3(b) above, the paying party shall have no further obligations under Section 7.3(b).

(d) The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If either party fails to promptly pay to the other party any fee due hereunder, the non-paying party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America, N.A. plus 1% per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid.

7.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, if applicable. This Agreement may not be amended except by an instrument in writing, specifying such amendment, signed on behalf of each of the parties hereto.

7.5 Extension; Waiver. At any time prior to the Closing, the parties hereto may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) waive compliance with any of the covenants, agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument, specifying such extension or waiver, signed on behalf of such party.

ARTICLE 8

SURVIVAL; INDEMNIFICATION

8.1 Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding anything to the contrary in this Agreement, the right of AsiaInfo or Linkage to indemnification or other remedies at any time will not be affected in any way by any investigation conducted or knowledge (whether actual, constructive or imputed) acquired at any time by such party with respect to the accuracy or inaccuracy of or compliance with or performance of any representation, warranty, covenant, agreement or obligation or by the waiver any condition. The representations, warranties, covenants and agreements of Linkage, the Key Linkage Shareholders and AsiaInfo contained in this Agreement will survive the Closing (a) indefinitely with respect to the representations and warranties contained in Sections 2.3, 2.4(a), 2A.1 and 2A.2, 3.2, 3.3(a) and 3.3(b), (b) until sixty (60) calendar days after the expiration of all applicable statutes of limitation (including all periods of extension, whether automatic or permissive) with respect to matters covered by Section 2.15 and Section 3.13, (c) until the eighteen (18) month anniversary of the Closing Date in the case of all other representations and warranties and any covenant or agreement to be performed by Linkage, the Key Linkage Shareholders or AsiaInfo in whole or in part on or prior to the Closing, or (d) with respect to each other covenant or agreement of Linkage, the Key Linkage Shareholders or AsiaInfo contained in this Agreement, following the last date on which such covenant or agreement is to be performed or, if no such date is specified, indefinitely, except that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with clause (b), (c) or (d) above will continue to survive (but solely with respect to the matters set forth in such Claim Notice or Indemnity Notice) if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given under Section 8.3(a) on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved. For the avoidance of doubt, subject to the provisions of Section 8.1, any Linkage Party shall be entitled to make a claim at any time in respect of any breach of the representations and warranties and covenants and agreements contained in this Agreement. Any such claim by a Linkage Party shall not be subject to any of the qualifications and limitations with respect to indemnification set forth in Section 8.2 and Section 8.3.

8.2 Indemnification.

(a) Indemnification by Linkage and Key Linkage Shareholders. From and after the Closing Date, Linkage and the Key Linkage Shareholders (collectively, the “Indemnifying Parties”) shall, jointly and severally, indemnify AsiaInfo and its officers, directors, employees, agents and Affiliates (excluding any Person who is a shareholder or former shareholder of Linkage) (collectively, the “Indemnified Parties”) in respect of, and hold each of them harmless from and against, any and all Actions, Losses (excluding special or punitive damages unless such damages are the subject of a Third Party Claim), diminution in value or interest (individually, an “Indemnifiable Loss” and collectively, “Indemnifiable Losses”) (it being understood that in determining the amount of any Indemnifiable Losses, the terms “material,” “materially” and “Material Adverse Effect” shall be disregarded) suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to:

(i) any breach of or inaccuracy in any representation or warranty of Linkage or any Key Linkage Shareholder in this Agreement or the certificate delivered by the Linkage Parties pursuant to Section 6.2(a) (with respect to the representations and warranties of the Linkage Parties contained in Article 2);

(ii) any breach, non-fulfillment of or failure to perform any covenant or agreement on the part of Linkage contained in this Agreement or the certificate delivered by the Linkage Parties pursuant to Section 6.2(b) (with respect to the covenants and agreements of Linkage in this Agreement);

(iii) any payments made (whether made before or after the Closing) or any outstanding obligations to Barclays Capital, any financial or other advisor (including law firms), consultant or service provider retained by Linkage or any of its Group Companies in connection with: (A) the Combination-Related Transactions (if and to the extent Linkage has not satisfied the payment obligation set forth in Section 6.2(o)(A)), or (B) Linkage’s proposed initial public offering (if and to the extent the Legacy Linkage Shareholders have not satisfied the payment obligation set forth in Section 6.2(o)(B);

(iv) any claim by any Linkage shareholder or other Person claiming to own any share capital of Linkage, in connection with a liquidation of Linkage and/or the distribution of the Consideration as contemplated in Section 5.5, or any claim involving the formation, establishment, dissolution or revocation of any trust or other ownership arrangement involving Linkage or any of its Group Companies or any Person claiming to be a grantor, beneficiary or trustee under such trust or similar arrangement;

(v) any purchase price adjustment under Section 1.9;

(vi) any breach of Section 5.9 (entitled “Non-Competition”) of this Agreement or the Non-Compete Agreement;

(vii) any claim by a Governmental Authority or current or former employee of any of the Linkage Group Companies with respect to a failure by Linkage or any of its Group Companies to make, prior to the Closing Date, social welfare, housing fund, or other mandatory contributions in respect of or on behalf of any of its current or former employees in accordance with applicable PRC law;

(viii) any claim with respect to a failure, prior to the Closing Date, of Linkage or any of its Group Companies to obtain and complete all necessary governmental approvals that were required in connection with the transfer of any PRC state asset holding unit or other assets that were subject to laws and regulations governing the sale of state-owned assets or to the supervision of SASAC;

(ix) any claim with respect to a failure by Linkage or any of its Group Companies, prior to the Closing Date, to comply with Tax or foreign exchange regulations in connection with dividends or other distributions under applicable PRC laws;

(x) any claim with respect to a failure, prior to the Closing Date, to comply with Circular 75 registration requirements by any Legacy Linkage Shareholder, or any failure of Linkage or any of its Group Companies to comply with any other SAFE Rules and Regulations prior to the Closing Date;

(xi) any claim with respect to Linkage Technology (Nanjing) Co., Ltd. not having all right, title and interest in and to any Intellectual Property and Intellectual Property Rights that are currently licensed or purportedly licensed from Lianchuang Technology Company Limited and used by Linkage or any of its Group Companies in connection with their respective businesses

(xii) any failure of Linkage at any time, or any failure of Linkage’s Group Companies prior to the Closing Date, to pay or withhold any applicable Taxes and/or fees (including any penalties and interest) incurred in connection with the Combination-Related Transactions.

(b) Indemnification by Key Linkage Shareholders. Each of the Indemnifying Parties other than Linkage shall, severally and not jointly, indemnify the Indemnified Parties in respect of, and hold each of them harmless from and against, any and all Indemnifiable Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any breach of or inaccuracy in any representation or warranty of such Key Linkage Shareholder in Article 2A of this Agreement or in any certificate delivered by such Key Linkage Shareholder pursuant to Section 6.2(a) or Section 6.2(b) of this Agreement (with respect to the representations and warranties of the Key Linkage Shareholders contained in Article 2A or the covenants and agreements of the Key Linkage Shareholders in this Agreement).

(c) Limitations on Indemnity. No amounts of indemnity shall be payable as a result of any claim arising under Section 8.2(a)(i) or 8.2(b) in respect of a misrepresentation or breach of warranty by Linkage or the Key Linkage Shareholders unless and until the Indemnified Parties thereunder have suffered, incurred, sustained or become subject to Indemnifiable Losses referred to in such section in excess of US$300,000 in the aggregate (the “Basket”), in which event the Indemnified Parties shall be entitled to seek indemnity from Linkage or the Key Linkage Shareholders, as applicable, for the full amount of such Indemnifiable Losses, provided, that this paragraph (c) shall not apply to (i) a breach or inaccuracy of any of the representations of Linkage or the Key Linkage Shareholders contained in Sections 2.3, 2.4 and 2.20, (ii) any Working Capital Shortfall or (iii) fraud related to a representation or warranty contained herein, in any schedule hereto, or in any certificate delivered by the Linkage Parties at the Closing pursuant to Section 6.2(a) and Section 6.2(b) of this Agreement.

(d) Additional Limitations on Indemnity.

(i) To the extent Losses are recoverable by insurance, the Indemnified Parties shall take all commercially reasonable efforts to obtain maximum recovery from such insurance. In computing any individual or aggregate amounts of Losses, the amount of such Losses shall be deemed to be an amount net of any insurance proceeds which the Indemnified Parties have a right to receive and any indemnity, contribution or other similar payment payable by any third party to such Indemnified Parties with respect thereto, so long as, in all cases, the timing, receipt or realization of insurance proceeds or recoveries from third parties, the amount of increased costs of insurance arising from the receipt or collection of such insurance proceeds, and the costs of collection shall be taken into account in determining the amount of any reduction in the indemnification claim. In the event that an insurance or other recovery is made by any Indemnified Party with respect to Losses for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Person or Persons that provided such indemnity payments to such Indemnified Party. The Indemnifying Parties shall be subrogated to all rights of the Indemnified Parties in respect of Losses indemnified by the Indemnifying Parties.

(ii) The amount of any Indemnifiable Loss subject to indemnification under this Section 8.2 shall be calculated net of (i) any Tax Relief inuring to the Indemnified Parties on account of such Indemnifiable Losses and (ii) any specific reserves set forth in any of the Linkage Financial Statements for such Indemnifiable Losses (to the extent of such reserves). For purposes hereof, “Tax Relief” shall mean any refund of Taxes to be paid or reduction in the amount of Taxes which otherwise would be paid, by the recipient of such benefit. The Indemnified Parties shall take all commercially reasonable efforts to mitigate all Losses upon and after becoming aware of any event which could reasonably be expected to give rise to Losses. For Tax purposes, the Parties agree to treat all payments made under this Article 8 as adjustments to the consideration received for the Shares.

(iii) Notwithstanding anything to the contrary contained in this Agreement, absent fraud or intentional misrepresentation the maximum amount of Indemnifiable Losses which may be recovered from the Indemnifying Parties pursuant to the provisions of Section 8.2(a)(i) and Section 8.2(b) shall be limited to

US$176 million, which amount, for the avoidance of doubt, includes the Escrow Amount. Each share of AsiaInfo Common Stock that is distributed from the Escrow Fund to satisfy any Indemnifiable Losses shall be valued at US$24.07.

(iv) Except with respect to intentional misrepresentation or fraud claims and as set forth in Section 9.5, this Article 8 constitutes the Indemnified Parties’ sole and exclusive remedy for any and all monetary claims relating to or arising from the matters set forth in Section 8.2(a) and Section 8.2(b).

8.3 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under Section 8.2 will be asserted and resolved as follows:

(a) In the event any claim or demand in respect of which an Indemnifying Party might seek indemnity under Section 8.2 is asserted against or sought to be collected from such Indemnified Party by a Person other than AsiaInfo or any Affiliate of AsiaInfo (a “Third Party Claim”), the Indemnified Party shall deliver a Claim Notice with reasonable promptness to the Shareholders’ Agent on behalf of any Indemnifying Party. If the Indemnified Party fails to provide the Claim Notice with reasonable promptness after the Indemnified Party receives notice of such Third Party Claim, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim only to the extent that the Indemnifying Party’s ability to defend has been actually and materially prejudiced by such failure of the Indemnified Party. The Indemnifying Party will notify the Indemnified Party as soon as practicable within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party under Section 8.2 and whether the Indemnifying Party elects to defend the Indemnified Party against such Third Party Claim.

(i) If the Indemnifying Party notifies the Indemnified Party within the Dispute Period that the Indemnifying Party elects to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Section 8.3(a), then the Indemnifying Party will have the right to defend, at the sole cost and expense of the Indemnifying Party with counsel reasonably satisfactory to the Indemnified Party, such Third Party Claim by all appropriate proceedings, which proceedings will be vigorously and diligently prosecuted by the Indemnifying Party to a final conclusion or will be settled at the discretion of the Indemnifying Party (but only with the consent of the Indemnified Party in the case of any settlement that provides for any relief other than the payment of monetary damages or that provides for the payment of monetary damages as to which the Indemnified Party will not be indemnified in full pursuant to Section 8.2). The Indemnifying Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party may, at the sole cost and expense of the Indemnified Party, at any time prior to the Indemnifying Party’s delivery of the notice referred to in the first sentence of this clause (i), file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests; and provided further, that if requested by the Indemnifying Party, the Indemnified Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnifying Party in contesting any Third Party Claim that the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Indemnifying Party pursuant to this clause (i), and except as provided in the preceding sentence, the Indemnified Party will bear its own costs and expenses with respect to such participation. Notwithstanding the foregoing, the Indemnified Party may take over the control of the defense or settlement of a Third Party Claim at any time if (a) it irrevocably waives its right to indemnity under Section 8.2 with respect to such Third Party Claim, (b) the amount in controversy exceeds amounts in the Escrow Fund, (c) the Third Party Claim involves relief other than the payment of monetary damages, (d) if a conflict of interest arises between the Indemnifying Party and the Indemnified Party, or (e) events arise (as determined by the Indemnified Party in good faith) that impair the ability of the Indemnifying Party to fully, vigorously and diligently defend the Third Party Claim. In such event, the Indemnifying Party shall have the right, in its sole discretion, to settle any such claim; provided that with respect to the matters set forth in clauses (b), (c) (d) and (e) of this Section 8.3(a)(i) any such settlement shall be subject to the consent of the Indemnifying Party (not to be unreasonably withheld, delayed or conditioned). In the event that the Shareholders’ Agent has consented to any such settlement, the

Shareholders’ Agent shall not object to the amount of any claim by the Indemnified Party against the Escrow Fund for indemnity with respect to such settlement.

(ii) If the Indemnifying Party fails to notify the Indemnified Party within the Dispute Period that the Indemnifying Party elects to defend the Third Party Claim pursuant to Section 8.3(a), or if the Indemnifying Party gives such notice but fails to prosecute vigorously and diligently or settle the Third Party Claim, or if the Indemnifying Party fails to give any notice whatsoever within the Dispute Period, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings will be prosecuted by the Indemnified Party in a reasonable manner and in good faith or will be settled at the discretion of the Indemnified Party (with the consent of the Indemnifying Party, which consent will not be unreasonably withheld). The Indemnified Party will have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party will, at the sole cost and expense of the Indemnifying Party, provide reasonable cooperation to the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting. Notwithstanding the foregoing provisions of this clause (ii), if the Indemnifying Party has notified the Indemnified Party within the Dispute Period that the Indemnifying Party disputes its liability hereunder to the Indemnified Party with respect to such Third Party Claim and if such dispute is resolved in favor of the Indemnifying Party in the manner provided in clause (iii) below, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this clause (ii) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses incurred by the Indemnifying Party in connection with such litigation. The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this clause (ii), and the Indemnifying Party will bear its own costs and expenses with respect to such participation.

(iii) If the Indemnifying Party notifies the Indemnified Party that it does not dispute its liability to the Indemnified Party with respect to the Third Party Claim under Section 8.3 or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes its liability to the Indemnified Party with respect to such Third Party Claim, the Indemnifiable Loss in the amount specified in the Claim Notice will be conclusively deemed a liability of the Indemnifying Party under Section 8.2(a) and the Indemnifying Party shall pay the amount of such Indemnifiable Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within 60 days of receipt of the Claim Notice (the “Resolution Period”), such dispute shall be resolved by arbitration in accordance with Section 9.7.

(b) In the event any Indemnified Party should have a claim under Section 8.3 against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall deliver an Indemnity Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been actually and materially prejudiced thereby. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Dispute Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the Indemnifiable Loss in the amount specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Section 8.2(a) or Section 8.2(b), as applicable, and the Indemnifying Party shall pay the amount of such Indemnifiable Loss to the Indemnified Party on demand. If the Indemnifying Party has timely disputed its liability with respect to such claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within the Resolution Period, such dispute shall be resolved by arbitration in accordance with Section 9.8.

8.4 Shareholders’ Agent.

(a) Appointment of the Shareholders’ Agent. The Shareholders’ Agent shall be constituted and appointed as agent for and on behalf of the Legacy Linkage Shareholders to give and receive notices and communications related to this Agreement, to authorize delivery to AsiaInfo of the monies from the Escrow Fund in satisfaction of claims by AsiaInfo, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders’ Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) Business Days’ prior written notice to AsiaInfo. No bond shall be required of the Shareholders’ Agent, and the Shareholders’ Agent shall receive no compensation for his services. Notices or communications to or from the Shareholders’ Agent shall constitute notice to or from each of the Legacy Linkage Shareholders.

(b) No Liability. The Shareholders’ Agent shall not be liable for any act done or omitted hereunder as Shareholders’ Agent, while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Key Linkage Shareholders shall severally indemnify and hold the Shareholders’ Agent harmless against any Loss incurred without gross negligence or bad faith on the part of the Shareholders’ Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

(c) Access to Information. The Shareholders’ Agent shall have reasonable access to information about AsiaInfo and the reasonable assistance of AsiaInfo’s officers and employees for purposes of performing his duties and exercising his rights hereunder, provided that the Shareholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about AsiaInfo to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

(d) Conflict of Interest. AsiaInfo acknowledges that the Shareholders’ Agent may have a conflict of interest with respect to his duties as Shareholders’ Agent, and in such regard the Shareholders’ Agent has informed AsiaInfo that he will act in the best interests of the Legacy Linkage Shareholders.

8.5 Actions of the Shareholders’ Agent. A decision, act, consent or instruction of the Shareholders’ Agent shall constitute a decision of all Legacy Linkage Shareholders for whom Consideration otherwise issuable to them is deposited in the Escrow Fund, and shall be final, binding and conclusive upon each such Legacy Linkage Shareholder. The Escrow Agent and AsiaInfo may rely upon any decision, act, consent or instruction of the Shareholders’ Agent as being the decision, act, consent or instruction of each and every such Legacy Linkage Shareholder. The Escrow Agent and AsiaInfo are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders’ Agent.

ARTICLE 9

GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) five (5) Business Days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) Business Day after being sent by commercial overnight courier service; or (iv) one (1) Business Day after transmission, if sent via facsimile with confirmation of receipt to the parties at the following address (or at such other address for a party as shall be specified upon like notice):

(a) if to AsiaInfo, to:

AsiaInfo Holdings, Inc.

4th Floor, Zhongdian Information Tower

6 Zhongguancun South Street, Haidian District

Beijing 100086, China

Attention: Wei Li, Chief Financial Officer

Fax:  +86 10 8216 6028

Tel:   +86 10 8216 6699

with a copy (which shall not constitute notice) to:

DLA Piper Beijing Representative Office

20th Floor, South Tower, Beijing Kerry Center

No. 1 Guanghua Road, Chaoyang District

Beijing 100020, PRC

Attention: Matthew D. Adler

                 Steven Liu

Fax:  +86 10 6561 5158

Tel:   +86 10 6561 1788

(b) if to Linkage, to:

Linkage Technologies International Holdings Limited

No. 16 Building,

No. 12 Dinghuaimen

Nanjing 210013, PRC

Attention: Libin Sun

Fax:  +86 25 8375 3969

Tel:   +86 25 8375 3888

with a copy (which shall not constitute notice) to:

Latham & Watkins

41st Floor, One Exchange Square

8 Connaught Place, Central

Hong Kong

Attention: David T. Zhang

Fax:  +852 2522 7006

Tel:   +852 2522 7886

(c) if to the Shareholders’ Agent, to:

c/o Linkage Technologies International Holdings Limited

No. 16 Building,

No. 12 Dinghuaimen

Nanjing 210013, PRC

Attention: Libin Sun

Fax:  +86 25 8375 3969

Tel:   +86 25 8375 3888

Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended; provided, however, that if such receipt is on a day that is not a Business Day, such notice or other communication shall be deemed to have been duly given on the next Business Day following such receipt.

9.2 Counterparts. This Agreement may be executed and delivered by facsimile or other electronic transmission in .PDF format and in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.3 Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including, without limitation, the Linkage Disclosure Schedule and the other exhibits and schedules hereto: (a) together constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms; and (b) are not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder and shall not be assigned by operation of law or otherwise without the written consent of the other party. For the avoidance of doubt, although AsiaInfo may purchase the Shares through one of its Group Companies, the obligations of AsiaInfo set forth in this Agreement shall at all times remain obligations of AsiaInfo and may not be assigned to any Person (including any of its Group Companies) without the written consent of Linkage (or, if Linkage’s corporate existence has ceased, the Shareholders’ Agent).

9.4 Severability. In the event that any provision of this Agreement, or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.5 Specific Performance; Remedies. The parties hereto agree that irreparable harm would occur and that there will be no adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any remedies that may be available under Article 8 or otherwise pursuant to this Agreement upon such nonperformance or breach, each party hereto shall have the right to seek injunctive relief to restrain a breach or threatened breach, or otherwise to obtain specific performance, of any provision of this Agreement. For purposes of such injunctive relief or specific performance, the parties hereto consent to submit to the personal jurisdiction of any U.S. federal or State court located in New York County, in the State of New York, and agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

9.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF.

9.7 Arbitration.

(a) Except as otherwise provided in this Agreement, any dispute or claim arising out of or in connection with or relating to this Agreement, or the breach, termination or invalidity hereof, shall be finally settled by arbitration at the Hong Kong International Arbitration Centre under the rules of UNCITRAL (the “Rules”) as are in force at the date of the notice of arbitration commencing any such arbitration, but subject to the amendments made to the Rules by the rest of this Section 9.7. For the purpose of such arbitration, there shall be a board of arbitration (the “Board of Arbitration”) consisting of three arbitrators, each of AsiaInfo and the Shareholders’ Agent shall select one (1) member and the third member shall be selected by mutual agreement of the other members, or if the other members fail to reach agreement on a third member within twenty (20) days after their selection, such third member shall thereafter be selected by the Hong Kong International Arbitration Centre upon application made to it for such purpose. The place of arbitration shall be in Hong Kong. All arbitration proceedings shall be conducted in the English language. The arbitrators shall decide any such dispute or claim strictly in accordance with the governing law specified in Section 9.6 of this Agreement. Judgment upon any arbitral award rendered hereunder may be entered in any court, and/or application may be made to any such court for a judicial acceptance of the award and/or an order of enforcement, as the case may be.

(b) Each party shall cooperate in good faith to expedite (to the maximum extent practicable) the conduct of any arbitral proceedings commenced under this Agreement.

(c) The costs and expenses of the arbitration, including the fees of the arbitration, including the fees of the Board of Arbitration, shall be borne equally by each party to the dispute or claim, and each party shall pay its own fees, disbursements and other charges of its counsel.

(d) Any award made by the Board of Arbitration shall be final and binding on each of the parties that were parties to the dispute. The parties expressly agree to waive the applicability of any laws and regulations that would otherwise give the right to appeal the decisions of the Board of Arbitration so that there shall be no appeal to any court of law from the award of the Board of Arbitration, and a party shall not challenge or resist the enforcement action taken by any other party in whose favor an award of the Board of Arbitration was given.

(e) Notwithstanding this Section 9.7 or any other provision to the contrary in this Agreement, no party shall be obligated to follow the foregoing arbitration procedures where that party intends to apply to any court of competent jurisdiction for an interim injunction or similar equitable relief against the other, provided there is no unreasonable delay in the prosecution of that application.

(f) This Agreement and the rights and obligations of AsiaInfo, Linkage and the Key Linkage Shareholders shall remain in full force and effect pending the award in any arbitration proceeding hereunder.

(g) Any party will have the right of specific performance and injunctive relief giving effect to its rights under this Agreement, in addition to any and all other rights and remedies under applicable law or in equity.

9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.9 Amendment; Waiver. Any amendment or waiver of any of the terms or conditions of this Agreement must be in writing, specifying such amendment or waiver, and must be duly executed by or on behalf of the party to be charged with such waiver. The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

9.10 No Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder or partner of any party hereto or any other Person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be solely between the parties to this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, AsiaInfo, Linkage, the Key Linkage Shareholders and the Shareholders’ Agent have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

ASIAINFO HOLDINGS, INC.

By:	/s/ Steve Zhang
Name:	Steve Zhang
Title:	Chief Executive Officer

LINKAGE TECHNOLOGIES INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Libin Sun
Name:	Libin Sun
Title:	Chairman and Chief Executive Officer

KEY LINKAGE SHAREHOLDERS

By:	/s/ Libin Sun
Name:	Libin Sun
Title:

By:	/s/ Guoxiang Liu
Name:	Guoxiang Liu
Title:

By:	/s/ Xiwei Huang
Name:	Dr. Xiwei Huang
Title:

By:	/s/ Haidong Pang
Name:	Haidong Pang
Title:

By:	/s/ Libin Sun
For and on behalf of LT International Limited
Name:	Libin Sun
Title:

SHAREHOLDERS’ AGENT

By:	/s/ Libin Sun
Name:	Libin Sun
Title:

[SIGNATURE PAGE TO BUSINESS COMBINATION AGREEMENT]

ATTACHMENT 1

DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Accounting Referee” has the meaning set forth in Section 1.8(d)(v).

“Action” has the meaning set forth in Section 2.11.

“Actual Net Debt” has the meaning set forth in Section 1.9(a).

“Actual New Customer Order Amount” has the meaning set forth in Section 1.8(b).

“Actual Working Capital” has the meaning set forth in Section 1.9(a).

“Adverse Recommendation Change” has the meaning set forth in Section 4.10.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Antitrust Challenge” has the meaning set forth in Section 4.8(c).

“Antitrust Laws” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control legal requirements under any applicable jurisdictions, whether federal, state, local or foreign.

“AsiaInfo” has the meaning set forth in the introductory paragraph.

“AsiaInfo Acquisition Proposal” has the meaning set forth in Section 4.2(b)(i).

“AsiaInfo Board” means the board of directors of AsiaInfo.

“AsiaInfo Charter Documents” has the meaning set forth in Section 3.1(a).

“AsiaInfo Common Stock” has the meaning set forth in Section 1.1(b).

“AsiaInfo Disclosure Schedule” has the meaning set forth in Article 3.

“AsiaInfo Financial Statements” has the meaning set forth in Section 3.4(b).

“AsiaInfo Group Company Charter Documents” has the meaning set forth in Section 3.2(c).

“AsiaInfo Intellectual Property” has the meaning set forth in Section 3.15(a)(ii).

“AsiaInfo IP Licenses” has the meaning set forth in Section 3.15(a)(i).

“AsiaInfo Licensed Intellectual Property” has the meaning set forth in Section 3.15(a)(iii).

“AsiaInfo Material Adverse Effect” means any event, change or effect that, individually or together with all other events, changes or effects prior to the date of determination has had or would reasonably be expected to have a materially adverse effect on the financial condition, properties, assets (including, without limitation, intangible assets), liabilities, business, operations, or results of operations of AsiaInfo and its Group Companies taken together as a whole, or the ability of AsiaInfo to consummate the Combination-Related Transactions; provided, however, that an “AsiaInfo Material Adverse Effect” shall not include any event, change or effect resulting from changes exclusively attributable to (i) general economic conditions (provided such entity or group of entities is not disproportionately impacted by such conditions), (ii) general industry conditions (provided such entity or group of entities is not disproportionately impacted by such conditions), (iii) the announcement or pendency of the Combination, (iv) any action or inaction by AsiaInfo (A) taken or omitted to be taken with Linkage’s prior written consent, (B) at Linkage’s written request, or (C) required by this Agreement, (v) any modifications of or to law applicable to AsiaInfo or any generally accepted accounting principles or the interpretation or application thereof; (vi) any act of terrorism, war, calamity or act of God, to the extent that such act does not have a materially disproportionate effect on the AsiaInfo or (vii) any decrease in the trading price of AsiaInfo Common Stock due to the failure to meet any projections or budgets (provided that the underlying cause for such failure may still qualify as a Material Adverse Effect if it satisfies one of the foregoing tests).

“AsiaInfo Material Contract” has the meaning set forth in Section 3.5(a).

“AsiaInfo-Owned Intellectual Property” has the meaning set forth in Section 3.15(a)(iv).

“AsiaInfo Permits” has the meaning set forth in Section 3.9.

“AsiaInfo Preferred Stock” has the meaning set forth in Section 3.2(a).

“AsiaInfo Products” has the meaning set forth in Section 3.15(a)(v).

“AsiaInfo Registered Intellectual Property Rights” has the meaning set forth in Section 3.15(a)(vi).

“AsiaInfo SEC Reports” has the meaning set forth in Section 3.4(a).

“AsiaInfo Stockholders’ Meeting” has the meaning set forth in Section 4.9(a).

“AsiaInfo Stock Plan” has the meaning set forth in Section 3.2(a).

“AsiaInfo Variable Interest Entities” has the meaning set forth in Section 3.2(c).

“AsiaInfo Voting Proposal” has the meaning set forth in Section 4.10.

“Assignment” has the meaning set forth in Section 5.8.

“Assignment Agreement” has the meaning set forth in Section 5.8.

“Basket” has the meaning set forth in Section 8.2(c).

“Board of Arbitration” has the meaning set forth in Section 9.7.

“Business Day” means any day other than a Saturday or a Sunday or other day on which banking institutions located in the city of Beijing in the PRC or in the State of New York are authorized or required by law or other governmental action to close.

“Cash Consideration” has the meaning set forth in Section 1.1(b).

“Cash Consideration Distribution Schedule” has the meaning set forth in Section 1.2(b).

“China” or “PRC” means the People’s Republic of China. For purposes of this Agreement, “China” or “PRC” shall not include Hong Kong, the Macau Special Administrative Region of China, and Taiwan.

“Circular 75” has the meaning set forth in Section 2A.2(e).

“Claim Notice” means written notification pursuant to Section 8.3(a) of a Third Party Claim as to which indemnity under Section 8.2 is sought by an Indemnified Party, enclosing a copy of all papers served, if any, and specifying the nature of and basis for such Third Party Claim and for the Indemnified Party’s claim against the Indemnifying Party under Section 8.2, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such Third Party Claim.

“Cleanup” means all actions to: (1) clean up, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; (2) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment, that in any such case are reasonably determined by the Person taking the actions to be required under any applicable Environmental Law or reasonably determined to be desirable in order to mitigate or avoid liability under any such law.

“Closing” has the meaning set forth in Section 1.2(a).

“Closing Date” has the meaning set forth in Section 1.2(a).

“Closing Date Balance Sheet” has the meaning set forth in Section 1.8(a).

“Combination” has the meaning set forth in Recital B.

“Combination-Related Transactions” has the meaning set forth in Section 2.4(a).

“Company” has the meaning set forth in Recital B.

“Confidentiality Agreement” has the meaning set forth in Section 4.4.

“Consideration” has the meaning set forth in Section 1.1(b).

“Consideration Adjustment” has the meaning set forth in Section 1.8(b).

“Consideration Distribution Schedules” has the meaning set forth in Section 1.2(b).

“Copyrights” has the meaning set forth in Section 2.17(a).

“Dispute Period” means the period ending thirty (30) calendar days following receipt by an Indemnifying Party of either a Claim Notice or an Indemnity Notice.

“Draft Closing Date Balance Sheet” has the meaning set forth in Section 1.8(a).

“Employment Agreements” has the meaning set forth in Section 5.1.

“Encumbrances” means any and all liens, charges, security interests, mortgages, pledges, options, preemptive rights, rights of first refusal or first offer, proxies, levies, voting trusts or agreements, or other adverse claims or restrictions on title or transfer of any nature whatsoever.

“End Date” has the meaning set forth in Section 7.1(f).

“Environmental Claim” means any claim, action, cause of action, investigation, demand, letter, request for information or notice (written or oral) by any Person alleging potential liability (including potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, Release or threatened Release of any Hazardous Substance, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” means any applicable law, treaty or governmental restriction or agreement with any Governmental Authority which is in effect in the PRC relating to the protection, investigation or restoration of the environment (including natural resources) or the health or safety of human or other living organisms, including the manufacture, introduction into commerce, export, import, processing, distribution, use, generation, treatment, storage, handling, presence, disposal, transportation, Release or management of, or other activities with respect to, Hazardous Substances, in each case as in effect from time to time prior to, on and after the Closing.

“Equitable Exceptions” has the meaning set forth in Section 2.4(b).

“Escrow Agent” means an internationally recognized financial institution to be mutually agreed upon by Linkage and AsiaInfo, which shall act as escrow agent under the Escrow Agreement.

“Escrow Agreement” has the meaning set forth in Section 1.2(b).

“Escrow Amount” has the meaning set forth in Section 1.2(b).

“Escrow Distribution Schedule” has the meaning set forth in Section 1.3.

“Escrow Fund” has the meaning set forth in Section 1.3.

“Escrow Termination Date” has the meaning set forth in Section 1.3

“Exchange Act” has the meaning set forth in Section 3.4(a).

“FCPA” has the meaning set forth in Section 2.9(c).

“Final Objection Notice” has the meaning set forth in Section 1.8(d)(iv).

“Final Response Period” has the meaning set forth in Section 1.8(d)(iv).

“GAAP” has the meaning set forth in Section 2.5(b).

“Governmental Authority” has the meaning set forth in Section 2.1(a).

“Group Company” means, with respect to any Person, each of its direct and indirect Subsidiaries.

“Hazardous Substance” means (i) any petroleum or petroleum products, flammable explosives, radioactive materials, medical waste, radon, asbestos or asbestos-containing products or materials, chlorofluorocarbon-hydrofluorocarbon, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs) or lead-containing paint or plumbing; and (ii) any element, compound, substance, waste or other material that is regulated under any Environmental Law or is defined as, or included in the definition of, or deemed by or pursuant to any Environmental Law or by any Governmental Authority to be “hazardous,” “toxic,” a “contaminant,” “waste,” a “pollutant,” “hazardous substance,” “hazardous waste,” “restricted hazardous waste,” “hazardous material,” “extremely hazardous waste,” a “toxic substance,” a “toxic pollutant” or words with similar meaning (in any language).

“Indemnifiable Loss” has the meaning set forth in Section 8.2(a).

“Indemnified Party” has the meaning set forth in Section 8.2(a).

“Indemnifying Party” has the meaning set forth in Section 8.2(a).

“Indemnity Notice” means written notification pursuant to Section 8.3(b) of a claim for indemnity under Section 8.2 by an Indemnified Party, specifying the nature of and basis for such claim, together with the amount or, if not then reasonably ascertainable, the estimated amount, determined in good faith, of such claim.

“Insurance Policies” has the meaning set forth in Section 2.14(a).

“Intellectual Property” has the meaning set forth in Section 2.17(a).

“Intellectual Property Rights” has the meaning set forth in Section 2.17(a).

“Internet Properties” has the meaning set forth in Section 2.17(a).

“Key Employee” has the meaning set forth in Section 2.18(a).

“Key Linkage Shareholder” has the meaning set forth in the introductory paragraph.

“Legacy Linkage Shareholders” means the Key Linkage Shareholders and all other holders as of the date of this Agreement and as of the Closing Date of outstanding share capital or securities or other rights convertible into or exchangeable for outstanding share capital of Linkage.

“Linkage” has the meaning set forth in the introductory paragraph.

“Linkage Acquisition Proposal” has the meaning set forth in Section 4.2(a)(i).

“Linkage Board” shall mean the board of directors of Linkage.

“Linkage BVI Shares” has the meaning set forth in Recital D.

“Linkage Charter Documents” has the meaning set forth in Section 2.1(a).

“Linkage Disclosure Schedule” has the meaning set forth in Article 2.

“Linkage Financial Statements” has the meaning set forth in Section 2.5(a).

“Linkage Group Company Charter Documents” has the meaning set forth in Section 2.2(a).

“Linkage Intellectual Property” has the meaning set forth in Section 2.17(a)(iv).

“Linkage Interim Financial Statements” has the meaning set forth in Section 2.5(a).

“Linkage IP Licenses” has the meaning set forth in Section 2.17(a).

“Linkage Licensed Intellectual Property” has the meaning set forth in Section 2.17(a).

“Linkage Material Adverse Effect” means any event, change or effect that, individually or together with all other events, changes or effects prior to the date of determination has had or would reasonably be expected to have a materially adverse to the financial condition, properties, assets (including, without limitation, intangible assets), liabilities, business, operations, or results of operations of Linkage and its Group Companies taken together as a whole, or the ability of Linkage to consummate the Combination-Related Transactions; provided, however, that a “Linkage Material Adverse Effect” shall not include any event, change or effect resulting from changes exclusively attributable to (i) general economic conditions (provided such entity or group of entities is not disproportionately impacted by such conditions), (ii) general industry conditions (provided such entity or group of entities is not disproportionately impacted by such conditions), (iii) the announcement or pendency of the Combination, (iv) any action or inaction by Linkage (A) taken or omitted to be taken with AsiaInfo’s prior written consent, (B) at AsiaInfo’s written request, or (C) required by this Agreement, (v) any modifications of or to law applicable to Linkage or any generally accepted accounting principles or the interpretation or application thereof; or (vi) any act of terrorism, war, calamity or act of God, to the extent that such act does not have a materially disproportionate effect on Linkage.

“Linkage Material Contract” has the meaning set forth in Section 2.6(a).

“Linkage Most Recent Balance Sheet” has the meaning set forth in Section 2.7.

“Linkage Option Plan” has the meaning set forth in Section 2.3(c).

“Linkage Options” has the meaning set forth in Section 2.3(c).

“Linkage-Owned Intellectual Property” has the meaning set forth in Section 2.17(a).

“Linkage Parties” has the meaning set forth in the first paragraph of Article 2.

“Linkage Permits” has the meaning set forth in Section 2.10(a).

“Linkage Plan” means a Plan that Linkage or any Group Company, or any Affiliate, sponsors, maintains, has any obligation to contribute to, has or may have liability under or is otherwise a party to, or that otherwise provides benefits for employees, former employees, independent contractors or former independent contractors (or their dependents and beneficiaries) of Linkage or any Group Company, on the date of this Agreement or at any time subsequent thereto and on or prior to the Closing Date.

“Linkage Products” has the meaning set forth in Section 2.17(a).

“Linkage Registered Intellectual Property Rights” has the meaning set forth in Section 2.17(b).

“Linkage Shares” has the meaning set forth in Section 2.3(a).

“Linkage Shareholders” means, collectively and without duplication, the Key Linkage Shareholders and the Legacy Linkage Shareholders.

“Linkage Software Products” means any Software developed by or on behalf of Linkage or any of its Group Companies in connection with any products or services offered by Linkage or its Group Companies to customers.

“Lock-Up Agreements” has the meaning set forth in Section 1.4.

“Losses” has the meaning set forth in Section 2.11.

“MOFCOM” has the meaning set forth in Section 2.10(b).

“Net Debt” means, with respect to Linkage and its Group Companies on a consolidated basis, short-term debt plus long-term debt minus cash and cash equivalents.

“New Customer Orders” has the meaning set forth in Section 1.8(b)(ii).

“New Order Statement” has the meaning set forth in Section 1.8(d)(i).

“Non-Compete Agreement” has the meaning set forth in Section 5.10.

“Patents” has the meaning set forth in Section 2.17(a).

“Permits” has the meaning set forth in Section 2.10(a).

“Permitted Encumbrance” has the meaning set forth in Section 2.13(a).

“Person” means any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Authority.

“Plan” means any employment, consulting, bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, equity (or equity-based), leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, medical, dental, vision, welfare, accident, disability, workmen’s compensation or other insurance, severance, separation, termination, change of control, collective bargaining or other benefit plan, understanding, agreement, practice, policy or arrangement of any kind, whether written or oral.

“PRC Overseas Investment and Listing Regulations” has the meaning set forth in Section 2.9(e).

“Proxy Statement” has the meaning set forth in Section 4.9(a).

“Registered Intellectual Property Rights” has the meaning set forth in Section 2.17(a).

“Registration Rights Agreement” has the meaning set forth in Section 1.5.

“Related Parties” has the meaning set forth in Section 2.21.

“Release” means any releasing, spilling, leaking, discharging, disposing of, pumping, pouring, emitting, emptying, injecting, leaching, dumping or allowing to escape.

“Request Notice” has the meaning set forth in Section 1.8(d)(ii).

“Required AsiaInfo Vote” has the meaning set forth in Section 3.3(a).

“Representatives” has the meaning set forth in Section 4.2(a)(i).

“Resolution Period” has the meaning set forth in Section 8.3(a)(iii).

“Response Period” has the meaning set forth in Section 1.8(d)(ii).

“Returns” has the meaning set forth in Section 2.15(a).

“RMB” means the renminbi, the lawful currency of the PRC.

“Rules” shall have the meaning set forth in Section 9.7(a).

“SAFE Rules and Regulations” has the meaning set forth in Section 2.9(d).

“SASAC” means the State-owned Assets Supervision and Administration Commission of the State Council of the PRC and/or its relevant local counterpart, as appropriate.

“SEC” has the meaning set forth in Section 3.3(d).

“SEC Report Exclusions” has the meaning set forth in Section 3.2(c).

“Securities Act” shall have the meaning set forth in Section 1.2(b).

“Shareholders’ Agent” has the meaning set forth in the introductory paragraph.

“Shares” has the meaning set forth in Section 1.1(a).

“SIPO” has the meaning set forth in Section 5.8.

“Small AsiaInfo Acquisition Transaction” shall mean (i) any acquisition or purchase of all or substantially all of the assets of any Person or group of Persons by AsiaInfo or any of its Group Companies; or (ii) any acquisition or purchase by AsiaInfo or any of its Group Companies of a business (or all of the outstanding equity securities with respect to such business) from any Person or group of Persons; provided, that in any of such transactions in (i) or (ii), the aggregate consideration paid or to be paid by AsiaInfo or any of its Group Companies with respect to the transaction in question consists solely of cash and is not more than US$10 million.

“Software” has the meaning set forth in Section 2.17(a).

“Standard Commercial Software” has the meaning set forth in Section 2.17(a).

“Stock Consideration” has the meaning set forth in Section 1.1(b).

“Stock Consideration Distribution Schedule” has the meaning set forth in Section 1.2(b).

“Stockholders’ Agreement” has the meaning set forth in Section 5.6.

“Structuring” has the meaning set forth in Section 3.2(c).

“Structuring Documents” has the meaning set forth in Section 3.2(c).

“Subject Options” has the meaning set forth in Section 2.3(c).

“Subsidiary” means, as to any party hereto, any entity, at least 50% of the outstanding equity or financial interests of which are owned, directly or indirectly and beneficially or of record, by such party, and including any variable interest entity required under GAAP to be consolidated with such party.

“Target Net Debt” means US$12.4 million.

“Target Working Capital” means US$36.0 million.

“Tax,” “Taxes,” and “Taxation” have the meanings set forth in Section 2.15(a).

“Tax Authority” has the meanings set forth in Section 2.15(a).

“Tax Benefits” has the meaning set forth in Section 2.15(i).

“Tax Liens” has the meaning set forth in Section 2.15(e).

“Tax Relief” has the meaning set forth in Section 8.2(d)(ii).

“Third Party Claim” has the meaning set forth in Section 8.3(a).

“Trademarks” has the meaning set forth in Section 2.17(a).

“Transfer Taxes” has the meaning set forth in Section 5.11.

“U.S.” or “United States” means the United States of America.

“US$” means the United States dollar, the lawful currency of the United States.

“VAT” means any valued added tax or similar tax.

“Voting Agreement” has the meaning set forth in Section 5.7.

“Working Capital” means, with respect to Linkage and its Group Companies, consolidated current assets (including cash and cash equivalents, restricted cash, accounts receivable, inventories and contracts in progress, prepaid expenses, other current assets and the current portion of deferred tax assets), minus consolidated current liabilities (including short-term bank borrowings, accounts payable, accrued payroll and welfare, deferred revenue, accrued expenses and other payables, income tax payable, dividends payable and the current portion of deferred tax liabilities).

“Working Capital Shortfall” has the meaning set forth in Section 1.9(b).

EXHIBIT A-1

LIST OF KEY LINKAGE SHAREHOLDERS

Libin Sun, an individual with the PRC identity number 320113196301142870

Guoxiang Liu, an individual with the PRC identity number 320106640318241

Xiwei Huang, an individual with the PRC identity number 320106701217321

Haidong Pang, an individual with the PRC identity number 320113690119485

LT International Limited, a company organized under the laws of the British Virgin Islands

Annex B

FINAL VERSION

EXHIBIT C

FORM OF LOCK-UP AGREEMENT

AsiaInfo Holdings, Inc.

4th Floor, Zhongdian Information Tower

6 Zhongguancun South Street, Haidian District

Beijing 100086, China

Ladies and Gentlemen:

In connection with the Business Combination Agreement dated as of December 4, 2009, by and among AsiaInfo Holdings, Inc., a Delaware corporation (the “Company”), Linkage Technologies International Holdings Limited, a company organized under the laws of the Cayman Islands, certain shareholders of Linkage Technologies International Holdings Limited, and the Shareholders’ Agent identified therein (the “Business Combination Agreement”), the undersigned hereby agrees that it will not and will not consent or agree to, directly or indirectly, offer for sale, sell, tender, pledge, encumber, assign, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership with respect to, any of such holder’s AsiaInfo Common Stock (the “Shares”) received pursuant to the Business Combination Agreement during the period from the Closing Date to the 24-month anniversary of the Closing Date (the “Lock-Up Period”), other than Released Shares (as defined below). The number of “Released Shares” as of any date means the number of Shares (disregarding any resulting fractional share) determined by multiplying the number of Shares by the Release Ratio as follows:

Release Ratio
On the Closing Date:	0
On the six (6)-month anniversary of the Closing Date:	1/4
Plus:
For each six (6)-month period thereafter until the Release Ratio equals 1/1, an additional:	1/4

Notwithstanding the foregoing, the restrictions on the actions set forth above shall not apply to (i) transfers of Shares as a bona fide gift with the consent of the Company (which consent shall not be unreasonably withheld or delayed); (ii) transfers of Shares to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the undersigned or the immediate family of the undersigned for bona fide estate planning purposes; (iii) transfers of Shares to any beneficiary of the undersigned pursuant to a will, trust instrument or other testamentary document or applicable laws of descent; (iv) transfers of Shares to the Company by way of repurchase or redemption; or (v) transfers of Shares to any Affiliate of the undersigned with the consent of the Company (which consent shall not be unreasonably withheld or delayed); provided, that, in the case of any transfer pursuant to clause (i), (ii), (iii) or (v) above, each donee, distributee or transferee shall sign and deliver to the Company, prior to such transfer, a lock-up agreement substantially in the form of this Agreement.1 For purposes of this Agreement, “immediate family” means any relationship by blood, marriage, domestic partnership or adoption, not more remote than first cousin.

1	With respect to the lock-up agreement to be entered into by Libin Sun, in addition to the exceptions set forth above, the restrictions shall not apply to pledges, assignments or transfers of up to 50% of the Shares beneficially owned by Libin Sun in connection with bona fide margin loans or other secured financing transactions provided such Shares otherwise remain subject to the restrictions herein in all material respects.

B-1

The undersigned acknowledges that the undersigned’s AsiaInfo Common Stock shall bear a legend regarding the foregoing restrictions and that stop transfer orders shall remain in effect during the Lock-Up Period.

The undersigned acknowledges and agrees that, if the undersigned is or becomes an employee of the Company or any of its subsidiaries, the undersigned shall be subject to the Company’s written insider trading policies.

The undersigned acknowledges that money damages may not be a sufficient remedy for any breach of this letter agreement and acknowledges that AsiaInfo will be entitled to seek specific performance and injunctive or other equitable relief for any such breach.

Capitalized terms used but not defined herein have the respective meanings ascribed thereto in the Business Combination Agreement.

The terms and provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Very truly yours,

Name:

[SIGNATURE PAGE TO LOCK-UP AGREEMENT]

B-2

Annex C

EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of this      day of December, 2009 (this “Agreement”), is made by and between Linkage Technologies International Holdings Limited, a company with limited liability organized under the laws of the Cayman Islands (“Linkage”), and Lenovo IT Alliance Limited (together with its affiliates, “Lenovo”). All capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Combination Agreement (as defined below).

WHEREAS, Linkage, which owns all of the outstanding share capital of Linkage Technologies Investment Limited, a company with limited liability organized under the laws of the British Virgin Islands (“Linkage BVI”), has agreed to sell all such Linkage BVI shares to AsiaInfo Holdings, Inc., a Delaware corporation (the “Company”), on the terms and conditions set forth in that certain Business Combination Agreement dated as of December 4, 2009 (the “Combination Agreement”), by and among the Company, Linkage, and the other parties thereto;

WHEREAS, as of the date hereof, Lenovo IT Alliance Limited is the record holder of a 2,884,385 shares of common stock of the Company, 1,081,281 of which are subject to that certain escrow agreement, dated as of October 19, 2004, by and among the Company, Lenovo Group Limited, a Hong Kong corporation, Lenovo IT Alliance Limited, and JPMorgan Chase Bank, a bank organized and existing under the laws of the State of New York, U.S.A., acting through its Hong Kong Branch, as escrow agent, as amended through and to the date hereof;

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly and mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. REPRESENTATIONS AND WARRANTIES

Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the other party hereto that:

(a) such party has the full right, capacity and authority to enter into, deliver and perform this Agreement;

(b) this Agreement has been duly executed and delivered by such party and is a binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity);

(c) the execution, delivery and performance of such party’s obligations under this Agreement will not require such party to obtain the consent, waiver or approval of any Person and will not violate, result in a breach of, or constitute a default under any statute, regulation, agreement, judgment, consent, or decree by which such party is bound; and

(d) neither party has furnished the other party with any material, non-public information about the Company or its affiliates, Linkage or its affiliates, or the transactions contemplated by the Combination Agreement.

2. VOTING OF SHARES BY LENOVO

Lenovo agrees that, for so long as the Company’s Board of Directors has not made an Adverse Recommendation Change (as such term is defined in Section 4.10 of the Combination Agreement):

(a) With respect to all of the shares of AsiaInfo Common Stock of which Lenovo has voting power as defined under Rule 13d-3 promulgated by the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (together with any additional shares of AsiaInfo Common Stock acquired by Lenovo after the date hereof and not sold or transferred to a third party not affiliated with Lenovo, the “Subject Shares”), that at all times during the period commencing with the execution and delivery of this Agreement and until the Closing Date (or the earlier termination of this Agreement in accordance with its terms) (the “Voting Period”), Lenovo shall not deposit, or permit the deposit of, any of Subject Shares in a voting trust, grant any proxy in respect of any of such shares, or enter into any voting agreement or similar arrangement or commitment in contravention of Lenovo’s obligations under this Agreement with respect to any of such shares; provided, however, that notwithstanding the foregoing, Lenovo is free to sell or transfer any of the Subject Shares to third parties in transactions that are exempt from registration under the United States Securities Act of 1933, as amended (the “Securities Act”), and that any such shares of AsiaInfo Common Stock sold to a third party not affiliated with Lenovo shall not be Subject Shares subject to this Agreement.

(b) At the AsiaInfo Stockholders’ Meeting (including every adjournment or postponement thereof) Lenovo covenants and agrees to vote all of Lenovo’s Subject Shares for which Lenovo continues to exercise voting power in the following manner (or grant proxies that would cause Lenovo’s Subject Shares to be voted in the following manner):

(i) in favor of approval of the AsiaInfo Voting Proposal;

(ii) against approval of any proposal made in opposition to, or in competition with, the AsiaInfo Voting Proposal; and

(iii) against any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the AsiaInfo Voting Proposal.

(c) At all times during the Voting Period, Lenovo agrees that it will not, directly or indirectly, through any Representative or otherwise, take any action to solicit, initiate, seek, encourage, respond to or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than Linkage) regarding any AsiaInfo Acquisition Proposal. If an AsiaInfo Acquisition Proposal is received by, or such information is requested from, Lenovo, Lenovo shall promptly notify AsiaInfo and Linkage of such fact and specify the information requested and the name of the person making such proposal and/or requesting such information.

3. COVENANT TO VOTE

During the Voting Period, Lenovo shall appear in person or by proxy at any annual or special meeting of stockholders of the Company for the purpose of obtaining a quorum and shall vote, and cause the voting of, all of its Subject Shares then entitled to vote at any such meeting called for the purpose set forth in this Agreement. In addition, during the Voting Period, Lenovo shall appear in person or by proxy at any annual or special meeting of stockholders of the Company for the purpose of obtaining a quorum and shall vote, and cause the voting of, all of its Subject Shares entitled to vote upon any other matter submitted to a vote of stockholders of the Company in a manner so as to be consistent and not in conflict with, and to implement, the terms of this Agreement.

4. COVENANT NOT TO FURNISH LENOVO WITH MATERIAL, NON-PUBLIC INFORMATION

During the Voting Period, each of Linkage and Linkage BVI agrees, and shall cause each of its respective affiliates, not to furnish Lenovo with any material, non-public information regarding the Company or its affiliates, Linkage or its affiliates, or the transactions contemplated by the Combination Agreement.

5. TERMINATION

This Agreement shall commence upon execution and continue in force and effect until the earlier of the Closing Date and the termination of the Combination Agreement. Upon the termination of this Agreement, the sale or transfer of Subject Shares to third parties not affiliated with Lenovo or as otherwise set forth herein, the restrictions and obligations set forth herein shall terminate and be of no further effect.

6. GENERAL PROVISIONS

(a) Notices. All notices, requests, waivers and other communications made pursuant to this Agreement will be in writing and will be provided at the address or facsimile number for such party set forth on the signature page hereto and shall be deemed duly delivered: (i) upon receipt if delivered personally; (ii) three (3) Business Days after being mailed by registered or certified mail, postage prepaid, return receipt requested; (iii) one (1) Business Day after being sent by commercial overnight courier service; or (iv) one (1) Business Day after transmission, if sent via facsimile with confirmation of receipt to the parties. Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended; provided, however, that if such receipt is on a day that is not a Business Day, such notice or other communication shall be deemed to have been duly given on the next Business Day following such receipt.

(b) Captions and Headings. The captions and headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(c) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(d) Entire Agreement. This Agreement, together with the Combination Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and no party will be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

(e) Manner of Voting. The voting of shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law and consistent with the terms of this Agreement.

(f) Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware.

(g) Specific Performance. The parties hereto agree that irreparable harm would occur and that there will be no adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any remedies that may be available hereunder or otherwise available at law or in equity upon such nonperformance or breach, Linkage shall have the right to seek injunctive relief to restrain a breach or threatened breach, or otherwise to obtain specific performance, of any provision of this Agreement. For purposes of such injunctive relief or specific performance, Lenovo consents to submit to the personal jurisdiction and venue of U.S. federal court located in the Borough of Manhattan in the City of New York, and Lenovo agrees that it shall not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court.

(h) Action in Stockholder Capacity Only. Lenovo is signing this Agreement solely in its capacity as a record holder and beneficial owner, as applicable, of the Subject Shares.

(i) Dispute Resolution. Except with respect to equitable relief as provided for herein, any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one party hereto has delivered to any other party hereto a written request for such consultation. If within thirty (30) days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any party to such dispute with notice to the others.

(1) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be three (3) arbitrators. Each opposing party to a dispute shall be entitled to appoint one arbitrator, and the third arbitrator shall be jointly appointed by the disputing parties or, failing such agreement by thirty (30) days after the appointment by each party of its arbitrator, the HKIAC shall appoint the third arbitrator.

(2) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the UNCITRAL Arbitration Rules as administered by the HKIAC at the time of the arbitration.

(3) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of New York and shall not apply any other substantive law.

(4) Each party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the others in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(5) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party or parties may apply to a court of competent jurisdiction for enforcement of such award.

(6) Any party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(j) Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, or upon any breach or default of any other party under this Agreement, will impair any such right, power or remedy of such non-breaching or non-defaulting party nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any provisions or conditions of this Agreement, must be in writing and will be effective only to the extent specifically set forth in such writing.

(k) Counterparts; Electronic Delivery. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument. Execution and delivery of this Agreement by facsimile or other electronic transmission in .PDF format shall be deemed due execution and delivery for all purposes.

(l) Amendments. Any term of this Agreement may be amended only with the written consent of the parties hereto.

(m) No Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other person or entity shall have any right or action under this Agreement.

[Signatures begin on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

LENOVO IT ALLIANCE LIMITED

By:	/s/ Wong Wai Ming
Name:	Wong Wai Ming
Its:	Director

Address:

Facsimile:

LINKAGE TECHNOLOGIES INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Libin Sun
Name:	Libin Sun
Its:	Chairman and Chief Executive Officer

Address:

Facsimile:

[SIGNATURE PAGE TO LENOVO VOTING AGREEMENT]

Annex D

EXECUTION VERSION

VOTING AGREEMENT

This VOTING AGREEMENT, dated as of this 4th day of December, 2009, (the “Agreement”), by and among Linkage Technologies International Holdings Limited, a company with limited liability organized under the laws of the Cayman Islands (“Linkage”), Messrs. Edward Tian and James Ding (each individually an “AsiaInfo Significant Shareholder” and collectively the “AsiaInfo Significant Shareholders”). All capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

WHEREAS, Linkage, which owns all of the outstanding share capital of Linkage Technologies Investment Limited, a company with limited liability organized under the laws of the British Virgin Islands (“Linkage BVI”), has agreed to sell all such Linkage BVI shares to AsiaInfo Holdings, Inc., a Delaware corporation (the “Company”), on the terms and conditions set forth in that certain Business Combination Agreement dated as of December 4, 2009 (the “Business Combination Agreement”), by and among the Company, Linkage, and the other parties thereto.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly and mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. REPRESENTATIONS AND WARRANTIES

Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the other parties hereto that:

(a) such party has the full right, capacity and authority to enter into, deliver and perform this Agreement;

(b) this Agreement has been duly executed and delivered by such party and is a binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); and

(c) the execution, delivery and performance of such party’s obligations under this Agreement will not require such party to obtain the consent, waiver or approval of any Person and will not violate, result in a breach of, or constitute a default under any statute, regulation, agreement, judgment, consent, or decree by which such party is bound.

2. TRANSFER AND VOTING OF SHARES BY ASIAINFO SIGNIFICANT SHAREHOLDERS

(a) Each AsiaInfo Significant Shareholder agrees, with respect to all of the shares of AsiaInfo Common Stock of which such AsiaInfo Significant Shareholder is the record holder (or which such AsiaInfo Significant Shareholder otherwise controls) (together with any additional shares of AsiaInfo Common Stock acquired by such AsiaInfo Significant Shareholder after the date hereof, the “Subject Shares”), that at all times during the period commencing with the execution and delivery of this Agreement and until the Closing Date (or the earlier termination of this Agreement in accordance with its terms) (the “Voting Period”):

(i) such AsiaInfo Significant Shareholder shall not cause or permit any Transfer of any of the Subject Shares to be effected; and

(ii) such AsiaInfo Significant Shareholder shall not deposit, or permit the deposit of, any of Subject Shares in a voting trust, grant any proxy in respect of any of such shares, or enter into any voting agreement or similar arrangement or commitment in contravention of such AsiaInfo Significant Shareholder’s obligations under this Agreement with respect to any of such shares.

For purposes of this Section 2, a Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly sells, grants an option or enters into a forward contract with respect to, pledges or transfers or assigns such security to another Person; provided, however, that a “Transfer” shall not be deemed to include any sales, transfers or assignments in connection with the settlement of any options, forward contracts or pledges entered into by such Person (x) prior to the date hereof or (y) following the date hereof if such Person has retained the right to vote such security in accordance with Sections 2(b) and 3 of this Agreement in connection with such options, forward contracts or pledged shares. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, each AsiaInfo Significant Shareholder may Transfer any or all of the Subject Shares (i) by will, or by operation of law, in which case this Agreement shall bind the transferee, (ii) in connection with estate and charitable planning purposes, including Transfers to relatives, trusts and charitable organizations, or (iii) to any other Person, so long as, in the case of the foregoing clauses (ii) and (iii), the transferee, prior to such Transfer, executes a counterpart of this Agreement (with such modifications as Linkage may reasonably request solely to reflect such Transfer).

(b) At the AsiaInfo Stockholders’ Meeting (including every adjournment or postponement thereof) each AsiaInfo Significant Shareholder covenants and agrees to vote all of such AsiaInfo Significant Shareholder’s Subject Shares in the following manner (or grant proxies that would cause such AsiaInfo Significant Shareholder’s Subject Shares to be voted in the following manner):

(i) in favor of approval of the AsiaInfo Voting Proposal;

(ii) against approval of any proposal made in opposition to, or in competition with, the AsiaInfo Voting Proposal; and

(iii) against any other action that is intended, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the AsiaInfo Voting Proposal.

(c) At all times during the Voting Period, each AsiaInfo Significant Shareholder agrees that he, she or it will not, directly or indirectly, through any Representative or otherwise, take any action to solicit, initiate, seek, encourage, respond to or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any corporation, partnership, person or other entity or group (other than Linkage) regarding any AsiaInfo Acquisition Proposal. If an AsiaInfo Acquisition Proposal is received by, or such information is requested from, such AsiaInfo Significant Shareholder, such AsiaInfo Significant Shareholder shall promptly notify Linkage of such fact and specify the information requested and the name of the person making such proposal and/or requesting such information.

3. COVENANT TO VOTE

During the Voting Period, each AsiaInfo Significant Shareholder shall appear in person or by proxy at any annual or special meeting of stockholders of the Company for the purpose of obtaining a quorum and shall vote, and cause the voting of, all of his, hers, or its Subject Shares entitled to vote at any such meeting called for the purpose set forth in this Agreement. In addition, during the Voting Period, each AsiaInfo Significant Shareholder shall appear in person or by proxy at any annual or special meeting of stockholders of the Company for the purpose of obtaining a quorum and shall vote, and cause the voting of, all of his, hers, or its Subject Shares entitled to vote upon any other matter submitted to a vote of stockholders of the Company in a manner so as to be consistent and not in conflict with, and to implement, the terms of this Agreement.

4. TERMINATION

This Agreement shall commence upon execution and continue in force and effect until the earlier of the Closing Date and the termination of the Business Combination Agreement. Upon the termination of this Agreement, except as otherwise set forth herein, the restrictions and obligations set forth herein shall terminate and be of no further effect.

5. GENERAL PROVISIONS

(a) Notices. Unless otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement will be in writing and will be given in accordance with the notice provisions of the Business Combination Agreement; provided, that notice shall be given to parties hereto who are not parties to the Business Combination Agreement at the address or facsimile number for such party set forth on the signature page hereto.

(b) Captions and Headings. The captions and headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(c) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(d) Entire Agreement. This Agreement, together with the Business Combination Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and no party will be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

(e) Manner of Voting. The voting of shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law and consistent with the terms of this Agreement.

(f) Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of New York.

(g) Specific Performance. The parties hereto agree that irreparable harm would occur and that there will be no adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any remedies that may be available hereunder or otherwise available at law or in equity upon such nonperformance or breach, Linkage shall have the right to seek injunctive relief to restrain a breach or threatened breach, or otherwise to obtain specific performance, of any provision of this Agreement. For purposes of such injunctive relief or specific performance, the AsiaInfo Significant Shareholders consent to submit to the personal jurisdiction and venue of any U.S. federal or State court located in New York County, in the State of New York, and each of the AsiaInfo Significant Shareholders agrees that it shall not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court.

(h) Action in Stockholder Capacity Only. No AsiaInfo Significant Shareholder makes any agreement or understanding herein as a director or officer of the Company. Each AsiaInfo Significant Shareholder is signing this Agreement solely in such AsiaInfo Significant Shareholder’s capacity as a record holder and beneficial owner, as applicable, of the Subject Shares, and nothing herein shall limit or affect any actions taken in such AsiaInfo Significant Shareholder’s capacity as an officer or director of the Company.

(i) Dispute Resolution. Except with respect to equitable relief as provided for herein, any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one party hereto has delivered to any other party hereto a written request for such consultation. If within thirty (30) days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any party to such dispute with notice to the others.

(1) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be three (3) arbitrators. Each opposing party to a dispute shall be entitled to appoint one arbitrator, and the third arbitrator shall be jointly appointed by the disputing parties or, failing such agreement by thirty (30) days after the appointment by each party of its arbitrator, the HKIAC shall appoint the third arbitrator.

(2) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the UNCITRAL Arbitration Rules as administered by the HKIAC at the time of the arbitration.

(3) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of New York and shall not apply any other substantive law.

(4) Each party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the others in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(5) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party or parties may apply to a court of competent jurisdiction for enforcement of such award.

(6) Any party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(j) Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, or upon any breach or default of any other party under this Agreement, will impair any such right, power or remedy of such non-breaching or non-defaulting party nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any provisions or conditions of this Agreement, must be in writing and will be effective only to the extent specifically set forth in such writing.

(k) Counterparts; Electronic Delivery. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument. Execution and delivery of this Agreement by facsimile or other electronic transmission in .PDF format shall be deemed due execution and delivery for all purposes.

(l) Amendments. Any term of this Agreement may be amended only with the written consent of the parties hereto.

(m) No Third Party Beneficiaries. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors, assigns and heirs, and no other person or entity shall have any right or action under this Agreement.

[Signatures begin on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ASIAINFO SIGNIFICANT SHAREHOLDERS:

/s/ Edward Tian
Edward Tian

Address:

Facsimile:

/s/ James Ding
James Ding

Address:

Facsimile:

[ASIAINFO SIGNIFICANT SHAREHOLDERS SIGNATURE PAGE

TO VOTING AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

LINKAGE TECHNOLOGIES INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Libin Sun
For and on behalf of Linkage Technologies International Holdings Limited
Name:	Libin Sun
Title:	Chairman and Chief Executive Officer

[LINKAGE SIGNATURE PAGE TO VOTING AGREEMENT]

Annex E

FORM OF REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [—], 2010 by and among AsiaInfo Holdings, Inc., a Delaware corporation (the “Company”) and LT International Limited, a British Virgin Islands company (the “Shareholder”).

WHEREAS, Linkage Technologies International Holdings Limited, a company with limited liability organized under the laws of the Cayman Islands (“Linkage”), which owns all of the outstanding shares of Linkage Technologies Investment Limited, a company with limited liability organized under the laws of the British Virgin Islands (“Linkage BVI”), has agreed to sell all such Linkage BVI shares to the Company, and as part of the consideration therefor, the Company has agreed to issue to Linkage certain Common Shares (as defined below) of the Company, on the terms and conditions set forth in that certain Business Combination Agreement dated as of December 4, 2009 (the “Combination Agreement”), by and among the Company, Linkage, and the other parties thereto;

WHEREAS, it is intended that the Common Shares to be issued to Linkage pursuant to the Combination Agreement be distributed to the shareholders of Linkage, including the Shareholder, following the closing of the transactions contemplated in the Combination Agreement (the “Closing”);

WHEREAS, the parties hereto desire to enter into this Agreement to grant Registration Rights (as defined below) to the Shareholder;

WHEREAS, the Combination Agreement provides that the execution and delivery of this Agreement by the parties hereto shall be a condition precedent to the Closing; and

WHEREAS, the Company seeks to induce the Shareholder to consummate the transactions contemplated in the Combination Agreement, and seeks to satisfy the conditions precedent to the Closing by entering into this Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto further agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1 Definitions. Capitalized terms that are not defined in this Agreement shall have the meanings ascribed to such terms in the Combination Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Agreement” has the meaning ascribed thereto in the preamble hereto.

“Applicable Securities Law” means the securities law of the United States, including the Exchange Act and the Securities Act, and any applicable securities law of any state of the United States.

“Business Day” means any weekday that the banks in the City of New York, Beijing, Nanjing and Hong Kong are generally open for business.

“Closing” has the meaning ascribed thereto in the recitals hereof.

“Combination Agreement” has the meaning ascribed thereto in the recitals hereof.

“Commission” means the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Common Shares” means shares of common stock, par value $0.01 per share, of the Company.

“Company” has the meaning ascribed thereto in the preamble hereto.

“Demand Registration” has the meaning ascribed thereto in Section 2.1(a).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Form F-1” means a Registration Statement on Form F-1 promulgated by the Commission under the Securities Act or any substantially similar form then in effect.

“Form F-3” means a Registration Statement on Form F-3 promulgated by the Commission under the Securities Act or any substantially similar form then in effect.

“Form F-3ASR” means a Registration Statement on Form F-3ASR promulgated by the Commission under the Securities Act or any substantially similar form then in effect.

“Form F-4” means a Registration Statement on Form F-4 promulgated by the Commission under the Securities Act or any substantially similar form then in effect.

“Form S-1” means a Registration Statement on Form S-1 promulgated by the Commission under the Securities Act or any substantially similar form then in effect.

“Form S-3” means a Registration Statement on Form S-3 promulgated by the Commission under the Securities Act or any substantially similar form then in effect.

“Form S-3ASR” means a Registration Statement on Form S-3ASR promulgated by the Commission under the Securities Act or any substantially similar form then in effect.

“Form S-4” means a Registration Statement on Form S-4 promulgated by the Commission under the Securities Act or any substantially similar form then in effect.

“Form S-8” means a Registration Statement on Form S-8 promulgated by the Commission under the Securities Act or any substantially similar form then in effect.

“Holders” means the Shareholder together with its permitted transferees and assigns.

“Hong Kong” means the Hong Kong Special Administrative Region.

“Linkage” has the meaning ascribed thereto in the preamble hereto.

“Linkage BVI” has the meaning ascribed thereto in the recitals hereof.

“Majority Holders” has the meaning ascribed thereto in Section 2.1(a)(i).

“Notice of Demand Registration” has the meaning ascribed thereto in Section 2.1(a)(i).

“Notice of Piggyback Registration” has the meaning ascribed thereto in Section 2.1(b)(i).

“Other Registration Rights Holders” has the meaning ascribed thereto in Section 2.1(a).

“Person” means any natural person, corporation, limited liability company, joint stock company, joint venture, partnership, enterprise, trust, unincorporated organization or any other entity or organization.

“Piggyback Registration” has the meaning ascribed thereto in Section 2.1(b)(i).

“Registration Expenses” means all expenses incurred by the Company incident to the Company’s performance of and compliance with this Agreement, including, without limitation, all stock exchange, Commission, FINRA and state securities registration, listing and filing fees, printing expenses, fees, and disbursements of counsels for the Company, reasonable fees and disbursements of one special legal counsel to represent the Holders, not to exceed $15,000, “blue sky” fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

“Registrable Securities” means (i) the Common Shares received or to be received by the Shareholder by way of distribution from Linkage on the Closing Date or as reasonably practicable thereafter in accordance with the Combination Agreement, and (ii) any Common Shares or other securities of the Company that may be subsequently issued or issuable with respect to the shares referenced in clause (i) as a result of a stock split, dividend, sale, transfer or assignment, in each case, as permitted under this Agreement; provided, however, that the foregoing definition shall exclude in all cases any securities that (X) are effectively registered under the Securities Act and disposed of in accordance with a Registration Statement covering such securities or (Y) have been disposed of pursuant to, or that have become eligible for sale free of all restrictions contained in, Rule 144 under the Securities Act or any successor provision.

“Registration Rights” has the meaning ascribed thereto in Section 2.1.

“Registration Rights Date” means the date that is the 180th day following the Closing Date.

“Registration Statement” has the meaning ascribed thereto in Section 2.1(a)(iv).

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts and sales commissions, any additional fees and disbursements of the Holders’ legal counsel other than the Holders’ legal counsel referenced to in the definition of “Registration Expenses,” and any transfer taxes relating to the sale or disposition of the Registrable Securities by the Holders.

“Shareholder” has the meaning ascribed thereto in the preamble hereto.

“Violation” has the meaning ascribed thereto in Section 2.5(a).

Section 1.2 Other Interpretive Provisions. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II.

REGISTRATION RIGHTS

Section 2.1 Registration Rights. The Holders shall be entitled to offer for sale from time to time pursuant to a demand or piggyback Registration Statement the Registrable Securities, subject to the terms and conditions set forth herein (the “Registration Rights”).

(a) Demand Registration.

(i) Registration Rights. Subject to Section 2.1(e), any time after the Registration Rights Date with respect to the Registrable Securities, and upon the written request of the Holders holding at least a majority of the Registrable Securities then outstanding (the “Majority Holders”) specifying the number of Registrable Securities to be registered and the intended method of disposition thereof (a “Notice of Demand Registration”), the Company shall (i) within fifteen (15) Business Days after receipt of such written request give written notice of the proposed registration to all other Holders, and (ii) use its reasonable best efforts to cause, as promptly as practicable, the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such registration within fifteen (15) Business Days after the Company’s delivery of written notice, to be registered on a Registration Statement and to have such Registration Statement declared effective by the Commission (such registration being hereinafter referred to as “Demand Registration”); provided, however, the Company shall not be obligated to effect more than two

(2) Demand Registrations under this Agreement with respect to the Registrable Securities. The Company may include in such registration other securities for sale for (i) its own account or (ii) for the account of any other Person (other than the Holders or any of their Affiliates) who is contractually entitled to demand registration or piggy-back registration pursuant to registration rights grants by the Company prior to or after the date hereof (each such Person an “Other Registration Rights Holder” and collectively, the “Other Registration Rights Holders”).

(ii) A registration requested pursuant to Section 2.1(a)(i) shall not be deemed to be effected for purposes of this Section 2 if it has not been declared effective by the Commission or become effective in accordance with the Securities Act.

(iii) Limitations on Demand Registration. Notwithstanding anything herein to the contrary, the Company shall not be required to honor a request for a Demand Registration if:

(A) such request is received with respect to Registrable Securities that may immediately be sold under Rule 144 during any ninety (90) day period and in compliance with the volume limitations of Rule 144;

(B) such request is received by the Company less than sixty (60) days following the effectiveness of any previous registration statement filed by the Company (other than a Registration Statement on Form S-4 or S-8 or any successor or similar form that may be adopted by the Commission), regardless of whether the Majority Holders exercised their rights under this Agreement with respect to such registration; provided, however, that the foregoing limitation is subject to the Company’s compliance with its obligations pursuant to Section 2.1(b) to provide the Majority Holders with the Notice of Piggyback Registration, and further, provided, that in connection with the relevant Notice of Piggyback Registration the Company shall have included in such registration not less than 20% of the number of Registrable Securities proposed by the Majority Holders to be included in such registration; or

(C) the Majority Holders propose to sell less than 25% of their Registrable Securities.

(iv) Registration Statement Form. A Demand Registration hereunder may be effected on Forms S-1, F-1, S-3, F-3, S-3ASR, F-3ASR or similar form registration statement promulgated by the Commission, and shall permit the disposition of such Registrable Securities in accordance with the intended method or methods specified in the Notice of Demand Registration for such registration (any registration statement of the Company that covers Registrable Securities pursuant to this Agreement and all amendments and supplements to such registration statement, including any post-effective amendments, is hereinafter referred to as a “Registration Statement”).

(v) Priority of Cutbacks. If the Demand Registration is to be effected by way of an underwritten public offering and the managing underwriter advises the Company and those Holders participating in the registration hereunder in writing that, in its opinion, the number of securities requested to be included in such registration (including securities of the Company that are not Registrable Securities) exceeds the number that can be sold in such offering, the Company shall include in any such registration to the extent of the amount of the securities that the managing underwriter advises the Company can be sold in such offering (A) first, securities requested to be included in such registration by the Holders pro rata on the basis of the number of securities requested to be included by such Persons, if all of such securities cannot be included, (B) second, securities requested to be included in such registration by the Other Registration Rights Holders pro rata on the basis of the number of securities requested to be included by such Persons, if all of such securities cannot be included, and (C) third, other securities of the Company proposed to be included in such registration, allocated among the holders thereof and the Company, if applicable, in accordance with the priorities then existing among the Company and the holders of such other securities; and any securities so excluded shall be withdrawn from and shall not be included in the Demand Registration.

(vi) Preemption of Demand Registration. Notwithstanding anything to the contrary contained herein, at any time within thirty (30) days after receiving a written request for Demand Registration,

the Company may elect to effect an underwritten primary registration in lieu of the Demand Registration if the Company’s Board of Directors determines that such primary registration would be in the best interests of the Company or if the managing underwriter for a Demand Registration advises the Company in writing that in its opinion, in order to sell the Registrable Securities to be sold, the Company should include its own securities. If the Company so determines to effect a primary registration, the Company shall give prompt written notice to those Holders participating in the registration hereunder of its intention to effect such a registration and shall afford those Holders participating in the registration hereunder the rights contained in Section 2.1(b) with respect to Piggyback Registrations. In the event that the Company so elects to effect a primary registration after receiving a request for a Demand Registration, the requests for a Demand Registration shall be deemed to have been withdrawn and such primary registration shall not be deemed to be a Demand Registration.

(b) Piggyback Registrations

(i) Right to Include Registrable Securities. Notwithstanding any limitations contained in Section 2.1(a)(iii), and subject to Section 2.1(e) below, if the Company at any time after the Registration Rights Date proposes to file a Registration Statement under the Securities Act (other than a Registration Statement on Form S-4, Form F-4 or Form S-8 or any successor or similar form that may be adopted by the Commission) registering shares of its Common Shares, whether for sale for the account of the Company or for the account of any holder of securities of the Company (other than Registrable Securities) (a “Piggyback Registration”), it will each such time give written notice (a “Notice of Piggyback Registration”) at least fifteen (15) Business Days prior to the anticipated filing date, to each of the Holders, of its intention to do so and of such Holder’s rights under this Section 2.1(b), which Notice of Piggyback Registration shall include a description of the intended method of disposition of such securities. Upon the written request of the Holders made within fifteen (15) Business Days after receipt of a Notice of Piggyback Registration (which request shall specify the Registrable Securities intended to be disposed of by the Holders and the intended method of disposition thereof), the Company will use its commercially reasonable best efforts to include in the Registration Statement relating to such Piggyback Registration all Registrable Securities which the Company has been so requested to register. Notwithstanding the foregoing, if, at any time after giving a Notice of Piggyback Registration and prior to the effective date of the Registration Statement filed in connection with such registration, the Company shall determine for any reason not to register or to delay registration of such securities, the Company may, at its election, give written notice of such determination to those Holders participating in the registration hereunder and, thereupon, (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities in connection with such registration (but not from its obligation to pay the Registration Expense in connection therewith) without prejudice, however, to the rights of the Holder to request that such registration be effected as the Demand Registration under Section 2.1(a), and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities for the same period as the delay in registering such other securities. No registration effected under this Section 2.1(b) shall relieve the Company of its obligations to effect a Demand Registration under Section 2.1(a).

(ii) Priority in Cutbacks. If a Piggyback Registration is to be effected by way of an underwritten public offering and the managing underwriter advises the Company and the Holders in writing that, in its opinion, the number of securities requested to be included in such registration (including securities of the Company that are not Registrable Securities) exceeds the number that can be sold in such offering, the Company shall include in such registration to the extent of the amount of the securities that the managing underwriter advises the Company can be sold in such offering:

(A) if such registration as initially proposed by the Company was solely a primary registration of its securities, (x) first, the securities proposed by the Company to be sold for its own account, (y) second, securities requested to be included in such registration by the Holders and the Other Registration Rights Holders pro rata on the basis of the number of securities requested to be included by such Persons, and (z) third, any other securities of the Company proposed to be included in such registration, allocated among the holders thereof in accordance with the priorities then existing among the Company and such holders.

(B) if such registration as initially proposed by the Company was in whole or in part requested by holders of securities of the Company, other than the Majority Holders in their capacity as such pursuant to the Demand Registration, (x) first, such securities held by the holders initiating such registration and, if applicable, any securities proposed by the Company to be sold for its account, allocated in accordance with the priorities then existing among the Company and such holders, (y) second, securities requested to be included in such registration by Persons contractually entitled to registration (including the Holders), pro rata, on the basis of the number of securities requested to be included by such Persons, and (z) third, any other securities of the Company proposed to be included in such registration, allocated among the holders thereof in accordance with the priorities then existing among the Company and the holders of such securities.

Any securities so excluded shall be withdrawn from and shall not be included in such Piggyback Registration.

(c) Registration Procedures.

(i) If the Majority Holders have requested inclusion of their Registrable Securities in a Registration Statement, those Holders participating in such registration agree to provide in a timely manner information regarding the proposed distribution by the Holders of the Registrable Securities and such other information reasonably requested by the Company in connection with the preparation of and for inclusion in the Registration Statement.

(ii) If and whenever the Company is required to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2.1(a) and 2.1(b), the Company will use its reasonable best efforts to effect the registration and sale of such Registrable Securities in accordance with the intended methods of disposition thereof specified by the Majority Holders. Without limiting the foregoing, the Company in each such case shall, as expeditiously as possible, use its reasonable best efforts to keep the Registration Statement effective (subject to Section 2.3(d) hereof) and free of material misstatements or omissions (including the preparation and filing of any amendments and supplements necessary for that purposes) until the earlier of:

(A) the first date on which those Holders participating in the registration hereunder have consummated the sale of all or their Registrable Securities registered under the Registration Statement;

(B) the date on which all of the Registrable Securities registered under the Registration Statement are eligible for sale pursuant to Rule 144 (or any successor provision) without limitations under the Securities Act; or

(C) one hundred twenty (120) days after such Registration Statement becomes effective.

(iii) The Company agrees to provide to those Holders participating in the registration hereunder a reasonable number of copies of the final Registration Statement and the related prospectus (including any preliminary prospectus) and any amendments or supplements thereto. The Company further agrees that it will use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable.

(d) Offers and Sales.

All offers and sales by the Holders under any Registration Statement referred to in Section 2.1(a) or 2.1(b), if any, shall be completed within the period during which such Registration Statement is required to remain effective pursuant to Section 2.1(c)(ii), and, upon expiration of such period, each such Holder will not offer or sell any Registrable Securities under such Registration Statement. If directed by the Company, those Holders participating in the registration hereunder will return all undistributed copies of any prospectus in such Holder’s possession upon the expiration of such period. Each Holder shall promptly, but in any event no later that five (5) Business Days after a sale by it of Registrable Securities, notify the Company of any sale or other transfer by such Holder of Registrable Securities and include in such notice the number of Registrable Securities sold or transferred by such Holder.

(e) Suspension of Offering.

If the Company’s Board of Directors determines in its good faith judgment that the filing of the Registration Statement under Section 2.1(a) or 2.1(b) hereof or the use of any prospectus would (i) materially impede, delay or interfere with any pending material financing, acquisition or corporate reorganization or other material corporate development involving the Company or any of its subsidiaries, or (ii) require the disclosure of important information that the Company has a material business purpose for preserving as confidential or the disclosure of which would materially impede the Company’s ability to consummate a significant transaction, then, upon the Holders’ receipt of written certification from the Company’s Chief Executive Officer of such determination by the Company’s Board of Directors, the rights of the Holders to offer, sell, or distribute any Registrable Securities pursuant to a Registration Statement or to require the Company to take action with respect to the registration or sale of any Registrable Securities pursuant to a Registration Statement (including any action contemplated by Section 2.1(c) hereof) shall be suspended until the date (which shall be no later than the 90th day following the date of the notice of suspension) upon which the Company notifies the Holders in writing that suspension of such rights for the grounds set forth in this Section 2.1(e) is no longer necessary; provided, however, that the Company shall not exercise the right to suspend an offering pursuant to this Section 2.1(e) more than once in any twelve (12) month period.

Section 2.2 Expenses. Except as set forth in this Section 2.2, all Registration Expenses incurred in connection with any registration pursuant to Sections 2.1(a) or 2.1(b) (but excluding Selling Expenses) shall be borne by the Company. Each Holder participating in a registration pursuant to Sections 2.1(a) or 2.1(b) shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders.

Section 2.3 Obligations of the Company. Whenever required under Section 2.1 to effect the registration of any Registrable Securities, the Company shall as expeditiously as reasonably practicable:

(a) Filing of Amendments and Supplements. Prepare and file with the Commission such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities and other securities of the Company covered by the Registration Statement at all times during the period for which the Company is required to maintain the effectiveness of such Registration Statement pursuant to the terms of this Agreement.

(b) Correction and Updating of Registration Statement and Prospectus. Upon the occurrence of any event or passage of time that makes the financial statements included in a Registration Statement ineligible for inclusion therein or any statement made in such Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires any revisions to such Registration Statement, Prospectus or other documents so that, in the case of such Registration Statement or the Prospectus, as the case may be, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, as promptly as reasonably possible, prepare a supplement or amendment, including a post-effective amendment, to the affected Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, no Registration Statement or any Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Copies of Documents. Furnish to each selling Holder, without charge, such number of conformed copies of the Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the prospectus included in such Registration Statement (including each preliminary prospectus and any summary prospectus), in conformity with the requirements of the Securities Act, such documents incorporated by reference in such Registration Statement or prospectus, and such other documents, as such selling Holders may reasonably request.

(d) Opinion and Comfort Letter. Furnish to any applicable underwriter on behalf of any selling Holders (i) an opinion of the counsel representing the Company for purposes of such registration, dated the effective date of such Registration Statement (or, if such registration includes an underwritten public offering, dated the date of the closing under the underwriting agreement with respect to both the effective date of the Registration Statement and the date of the closing under the underwriting agreement), in form and substance as is customarily given by counsel for the issuer to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a “cold comfort” letter, dated the effective date of such Registration Statement (and, if such Registration Statement includes an underwritten public offering, dated the date of the closing under the underwriting agreement) signed by the independent certified public accountants who have certified the Company’s financial statements included in such Registration Statement, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters.

(e) “Blue Sky” Qualification. Use commercially reasonable efforts to register or qualify all Registrable Securities and other securities covered by such Registration Statement under the securities or blue sky laws of such jurisdictions as the applicable selling Holders (or in an underwritten offering, the managing underwriter) shall reasonably request, and do any and all other acts and things which may be necessary or advisable to enable such Selling Holders to consummate the disposition in such jurisdictions of the Registrable Securities covered by such Registration Statement, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it is not so qualified, or to subject itself to taxation in any such jurisdiction, or to consent to general service of process in any such jurisdiction.

(f) Notification of Certain Events. As promptly as practicable after becoming aware thereof, notify the applicable selling Holders of the happening of any event of which the Company has knowledge, as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly prepare and file with the Commission a supplement or amendment to the Registration Statement or other appropriate filing with the Commission to correct such untrue statement or omission, and deliver a number of copies of such supplement or amendment to such selling Holders as such selling Holders may reasonably request.

(g) SEC Stop Orders. As promptly as practicable after becoming aware thereof, notify the applicable selling Holders (and, in the event of an underwritten offering, the managing underwriters) of the issuance by the Commission of any notice of effectiveness or any stop order or other suspension of the effectiveness of the Registration Statement at the earliest possible time.

(h) Listing Requirements. Cause the Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(i) Underwriting Agreement. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form and complying with the provisions of Section 2.5, with the managing underwriter of such offering.

(j) Section 11 Information. Make available to its shareholders an earnings statement which shall satisfy the provisions of Section 11(a) of the Securities Act, provided that the Company shall be deemed to have complied with this Section 2.3(j) if it has complied with Rule 158 under the Securities Act.

(k) Other Actions. Take all other reasonable actions necessary to expedite and facilitate disposition by the applicable selling Holders of the Registrable Securities pursuant to the Registration Statement.

Section 2.4 Obligations of Holders. It shall be a condition precedent to the obligations of the Company to register the Registrable Securities of any Holder pursuant to this Section 2 that the selling Holder shall furnish to the Company such information regarding itself, the Registrable Securities held thereby and the intended method of disposition of such securities as shall be required to timely effect the registration of such Holder’s Registrable Securities.

Section 2.5 Indemnification. In the event any Registrable Securities are included in a Registration Statement under this Section 2:

(a) Company Indemnity. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, agents, any underwriter (as defined in the Securities Act) for such Holder and each Person, if any, who controls (as defined in the Securities Act) such Holder or underwriter against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under laws which are applicable in connection with any registration, qualification, or compliance, of the Company’s securities insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; or

(ii) the omission or alleged omission to state in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, a material fact required to be stated therein, or necessary to make the statements therein not misleading;

and the Company will reimburse each such Holder, its partners, officers, directors, agents, underwriters or controlling Person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.5(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, underwriter or controlling Person of such Holder.

(b) Holder Indemnity. To the extent permitted by law, in connection with any Registration Statement filed pursuant hereto, each Holder of Registrable Securities to be covered thereby will, severally and not jointly with any other Holders, indemnify and hold harmless the Company, its partners, officers, directors, agents, any underwriter (as defined in the Securities Act) for the Company and each Person, if any, who controls (as defined in the Securities Act) the Company or underwriter against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under laws which are applicable in connection with any registration, qualification, or compliance, of the Company’s securities insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any Violation to the extent that such Violation occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, and such

Holder will reimburse each of the Company, its partners, officers, directors, agents, underwriters or controlling Persons for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.5(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided further, however, that no Holder shall be required to indemnify the Company or any other indemnified party under this Section 2.5(b) with respect to any amount in excess of the amount of the total net proceeds received by such Holder from sales of the Registrable Securities of such Holder under such Registration Statement.

(c) Notice. Promptly after receipt by an indemnified party under this Section 2.5 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.5, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to a material conflict of interest between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 2.5 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not otherwise relieve it of any liability that it may have to any indemnified party under this Section 2.5.

(d) Contribution. If any indemnification provided for in this Section 2.5 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

Section 2.6 Termination of the Company’s Obligations. The registration rights granted under this Section 2 shall automatically terminate with respect to each Holder as of the date and time at which such Holder no longer beneficially owns any Registrable Securities; provided, however, that Section 2.6 and the provisions of Article III shall survive such termination.

Section 2.7 Rule 144 Reporting. With a view to making available the benefits of Rule 144 promulgated under the Securities Act and any comparable provision of Applicable Securities Law that may at any time permit the sale of the Registrable Securities to the public without registration, the Company agrees to:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act; and

(b) use reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under Applicable Securities Law, and to furnish to any Holder, upon request by such Holder, a written statement by the Company as to whether it has complied with the current public information requirements of Rule 144 under the Securities Act.

Section 2.8 Lock-Up Agreements. In connection with the registration pursuant to this Agreement of any of the Holders’ Registrable Securities in an underwritten public offering (other than a registration that counts as a Demand Registration), if the managing underwriter advises the Company and the Holders participating in the registration hereunder in writing that, in its good faith judgment, the Holders need to enter into a lock up agreement with respect to securities held by the Holders of the Company (other than the Registrable Securities covered by such Registration Statement), the Holders agree to enter into a customary lock up agreement with respect to the securities held by the Holders of the Company (other than the Registrable Securities covered by such Registration Statement).

Article III.

MISCELLANEOUS

Section 3.1 Binding Effect; Assignment.

(a) Notwithstanding anything herein to the contrary, the rights of the Shareholder under this Agreement may be assigned or transferred by the Shareholder (or any assignee or transferee permitted hereunder) to any transferee or assignee of any of the Registrable Securities held by the Shareholder (or such assignee or transferee), provided that (x) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such rights are being assigned, and (y) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Section 3.1 and the terms and conditions of each Section of this Agreement with respect to which any rights are being assigned thereto under this clause. From the time of such transfer or assignment, for all purposes of each Section of this agreement with respect to which rights are assigned thereto under this clause, such transferee or assignee shall be treated as a “Shareholder” and a “Holder”.

(b) This Agreement shall be binding upon and shall be enforceable by each party, its successors and permitted assigns. Except as provided in Section 3.1(a) and Section 3.1(b), no party may assign any of its rights or obligations hereunder without the prior written approval of the other parties.

Section 3.2 Governing Law. This Agreement shall be construed under and governed by the Laws of the State of New York.

Section 3.3 Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

Section 3.4 Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by each party entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

Section 3.5 Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (i) personally delivered, (ii) sent by a nationally recognized overnight courier service to the recipient at the address below indicated or (iii) delivered by facsimile which is confirmed in writing by sending a copy of such facsimile to the recipient thereof pursuant to clause (i) or (ii) above:

If to the Company:

AsiaInfo Holdings, Inc.

4th Floor, Zhongdian Information Tower

6 Zhongguancun South Street, Haidian District

Beijing 100086, China

Attn: Wei Li, Chief Financial Officer

+86 10 8216 6028 (tel)

+86 10 8216 6699 (fax)

and

DLA Piper Beijing Representative Office

20th Floor, South Tower, Beijing Kerry Center

No. 1 Guanghua Road, Chaoyang District

Beijing 100020, PRC

Attention: Matthew D. Adler

                    Steven Liu

+86 10 6561 1788 (tel)

+86 10 6561 5158 (fax)

If to the Holder:

[—]

and

Latham & Watkins

41/F, One Exchange Square

8 Connaught Place

Central, Hong Kong

Attn: David Zhang, Esq.

+852 2522 7886 (tel)

+852 2522 7006 (fax)

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

Except as otherwise provided herein, any notice under this Agreement will be deemed to have been given (x) on the date such notice is personally delivered or delivered by facsimile or (y) the next succeeding Business Day after the date such notice is delivered to the overnight courier service if sent by overnight courier; provided that in each case notices received after 4:00 p.m. (local time of the recipient) shall be deemed to have been duly given on the next Business Day.

Section 3.6 Complete Agreement. This Agreement, the Combination Agreement, the other agreements contemplated in the Combination Agreement and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 3.7 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

Section 3.8 Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 3.9 Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

Section 3.10 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person or corporation, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

Section 3.11 Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one party hereto has delivered to any other party hereto a written request for such consultation. If within thirty (30) days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any party to such dispute with notice to the others.

(a) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be three (3) arbitrators. Each opposing party to a dispute shall be entitled to appoint one arbitrator, and the third arbitrator shall be jointly appointed by the disputing parties or, failing such agreement by thirty (30) days after the appointment by each party of its arbitrator, the HKIAC shall appoint the third arbitrator.

(b) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the UNCITRAL Arbitration Rules as administered by the HKIAC at the time of the arbitration.

(c) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of New York and shall not apply any other substantive law.

(d) Each party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the others in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(e) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party or parties may apply to a court of competent jurisdiction for enforcement of such award.

(f) Any party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF the parties hereto have caused their duly authorized representatives to execute this Agreement as of the first date written above.

ASIAINFO HOLDINGS, INC.

By:
Name:
Title:

LT INTERNATIONAL LIMITED

By:
Name:
Title:

[SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

Annex F

EXECUTION VERSION

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT, dated as of this 4th day of December, 2009, (the “Agreement”), is entered into by and among AsiaInfo Holdings, Inc., a Delaware corporation (the “Company”), Mr. Edward Tian (“Mr. Tian”), Mr. Libin Sun (“Mr. Sun”) and Linkage Technologies International Holdings Limited, a company organized under the laws of the Cayman Islands (“Linkage,” and, together with Mr. Tian and Mr. Sun, the “Stockholders”). All capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Combination Agreement (as defined below).

WHEREAS, Linkage owns all of the outstanding shares of Linkage Technologies Investment Limited, a company organized under the laws of the British Virgin Islands (“Linkage BVI”), and has agreed to sell all such Linkage BVI shares to the Company, directly or through a subsidiary of the Company, and as part of the consideration therefor, the Company has agreed to issue to Linkage certain shares of common stock, par value $0.01 per share, of the Company (“Common Shares”), on the terms and conditions set forth in that certain Business Combination Agreement dated as of December 4, 2009 (the “Combination Agreement”), by and among the Company, Linkage, and the other parties thereto;

WHEREAS, immediately upon or as promptly as reasonably practicable following the closing of the transactions contemplated by the Combination Agreement (the “Closing”), Linkage is obligated to distribute the Common Shares to the shareholders of Linkage, including Mr. Sun; and

WHEREAS, it is a condition to entering into the Combination Agreement that the Stockholders shall have entered into this Agreement, and it is a condition precedent to the Closing that this Agreement be in full force and effect.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly and mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. REPRESENTATIONS AND WARRANTIES

(a) Each of the parties, by their respective execution and delivery of this Agreement, hereby represents and warrants to the other parties that:

(i) such party has the full right, capacity and authority to enter into, deliver and perform this Agreement;

(ii) this Agreement has been duly executed and delivered by such party and is a binding and enforceable obligation of such party, enforceable against such party in accordance with the terms of this Agreement, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity);

(iii) the execution, delivery and performance of such party’s obligations under this Agreement will not require such party to obtain the consent, waiver or approval of any Person and will not violate, result in a breach of, or constitute a default under any statute, regulation, agreement, judgment, consent, or decree by which such party is bound; and

(iv) with respect to the Stockholders only, other than such Stockholder’s Common Shares specifically enumerated in Section 2 below, such Stockholder does not beneficially own (as determined in accordance

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with Rule 13d-3 under the Exchange Act), including without limitation through voting proxies or otherwise, any Common Shares.

(b) Each of the Stockholders understands and acknowledges that the Company is entering into the Combination Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties of each such Stockholder contained herein.

2. SHARES SUBJECT TO AGREEMENT

(a) Mr. Tian agrees to vote, and cause the voting of, all Tian Voting Shares (as defined below) in accordance with the provisions of this Agreement. Mr. Sun agrees to vote, and cause the voting of, all Sun Voting Shares (as defined below) in accordance with the provisions of this Agreement. Linkage agrees to vote, and cause the voting of, all Linkage Voting Shares (as defined below) in accordance with the provisions of this Agreement.

(b) For purposes of this Agreement, “Tian Voting Shares” means (u) the 3,032,621 Common Shares held by Mr. Tian in his individual capacity, (v) the 4,000 Common Shares held in a revocable trust for the benefit of Stephanie Tian, (w), the 2,235,632 Common Shares beneficially held through PacificInfo Limited, which is wholly-owned by Mr. Tian, (x) the 2,087,704 Common Shares held by Mr. Tian’s wife, (y) any Common Shares acquired by Mr. Tian upon the exercise of any options or through the vesting of any restricted stock awards, pursuant to any equity incentive plan of the Company (in each case an “ESOP Award”), and (z) all other Common Shares that are hereafter acquired or beneficially owned by Mr. Tian (as determined in accordance with Rule 13d-3 under the Exchange Act).

(c) For purposes of this Agreement, “Sun Voting Shares” means (w) subject to adjustment in accordance with Section 1.8 of the Combination Agreement after the date hereof, the 6,216,072 Common Shares to be distributed by Linkage to Mr. Sun in his individual capacity at the Closing or as promptly as reasonably practicable thereafter pursuant to the terms of the Combination Agreement, (x) subject to adjustment in accordance with Section 1.8 of the Combination Agreement after the date hereof, the 5,083,991 Common Shares to be distributed by Linkage to LT International Limited, a company organized under the laws of the British Virgin Islands, the sole shareholder of which is Mr. Sun, at the Closing or as promptly as reasonably practicable thereafter pursuant to the terms of the Combination Agreement, (y) any Common Shares acquired by Mr. Sun pursuant to an ESOP Award, and (z) all other Common Shares that are acquired or hereafter beneficially owned by Mr. Sun (as determined in accordance with Rule 13d-3 under the Exchange Act).

(d) For purposes of this Agreement, “Linkage Voting Shares” (and, together with the Tian Voting Shares and the Sun Voting Shares, the “Voting Shares”) means all shares of the Company held by Linkage for the benefit of the shareholders of Linkage pending distribution to the shareholders of Linkage in accordance with the Combination Agreement.

(e) For purposes of this Agreement, the term “Voting Shares” does not include shares of capital stock of the Company that, by virtue of a Stockholder’s ownership of ESOP Awards, are deemed to be beneficially owned by such Stockholder pursuant to Rules 13d-3(d)(1)(i)(A) or (B) promulgated under the Exchange Act prior to the time that such Stockholder receives the underlying capital stock of the Company pursuant to such ESOP Awards.

3. OBLIGATIONS TO VOTE VOTING SHARES

At any annual or special meeting called (and every adjournment and postponement of such a meeting), or in connection with any other action (including the execution of written consents) taken for the purpose of electing directors to the board of directors of the Company (the “Board”):

(a) Mr. Tian agrees, for a period commencing on the Closing Date and ending on the Termination Date (as defined below) (the “Voting Period”), to (i) use his reasonable efforts (solely in his capacity as a stockholder of

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the Company) to support Mr. Sun as a candidate for election or re-election to the Board; and (ii) vote, and cause the voting of, all of his Voting Shares in favor of the election or re-election of Mr. Sun to the Board whenever Mr. Sun is a candidate for election or re-election to the Board;

(b) Mr. Sun agrees, during the Voting Period, to (i) use his reasonable efforts (solely in his capacity as a stockholder of the Company) to support Mr. Tian as a candidate for election or re-election to the Board; and (ii) vote, and cause the voting of, all of his Voting Shares in favor of the election or re-election of Mr. Tian to the Board whenever Mr. Tian is a candidate for election or re-election to the Board; and

(c) For the avoidance of doubt, each of Mr. Tian and Mr. Sun may vote, and cause the voting of, his respective Voting Shares in favor of the election or re-election of himself to the Board. Except as provided in subsections (a) and (b) and the first sentence of subsection (c) of this Section 3, each of Mr. Tian and Mr. Sun agree, during the Voting Period, to vote all of his Voting Shares, for or against, or to abstain or withhold authority, on all matters submitted to the stockholders of the Company for their approval, in proportion to the votes for and against, and the abstentions and withholds, of the Other Shares (as defined below) (the “Proportionate Requirement”). For purposes of this Agreement, “Other Shares” means all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, other than (i) the Voting Shares, and (ii) any Common Shares issued pursuant to the Combination Agreement that are not Voting Shares.

(d) Linkage agrees to vote, and cause the voting of, its Linkage Voting Shares in accordance with the Proportionate Requirement, on all matters submitted to the stockholders of the Company, until such time as all such Linkage Voting Shares are fully distributed to Linkage’s shareholders in accordance with the Combination Agreement (the “Linkage Termination Date”).

4. COVENANT TO VOTE

(a) During the Voting Period, at every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, each Stockholder (in such Stockholder’s capacity as such) shall appear at the meeting or otherwise cause the Voting Shares held beneficially or of record by such Stockholder to be present thereat for purposes of establishing a quorum to the fullest extent not inconsistent with all of the voting requirements set forth in Section 3. If the Stockholder is the beneficial owner, but not the record holder, of the Voting Shares, such Stockholder agrees to use commercially reasonable efforts to cause the record holder and any nominees to comply with the Proportionate Requirement with respect to the Voting Shares subject to this Agreement.

(b) Each Stockholder acknowledges and agrees that if such Stockholder attempts to vote or cause the voting of any of the Voting Shares other than in compliance with this Agreement, the Company shall not, and each Stockholder hereby unconditionally and irrevocably instructs the Company not to, record such vote, in each case unless and until such Stockholder shall have complied with the terms of this Agreement.

(c) Except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, during the Voting Period each Stockholder will not commit any act that prevents such Stockholder from voting all of the Voting Shares then owned of record or beneficially by such Stockholder in accordance with this Agreement or otherwise prevents or disables such Stockholder from performing any of such Stockholders’ obligations under this Agreement; provided, that Mr. Sun may pledge, assign or transfer up to 50% of his Voting Shares in connection with bona fide margin loans or other secured financing transactions provided such Voting Shares otherwise remain subject to the restrictions herein in all respects. Without limiting the generality of the foregoing, except for this Agreement and as otherwise permitted or required by this Agreement, during the Voting Period no Stockholder may enter into any voting agreement with any person or entity with respect to any of the Voting Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Voting Shares, deposit any of the Voting Shares in a voting trust, or otherwise enter into any similar agreement or arrangement with any person or entity limiting or affecting such Stockholder’s legal power,

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authority and right to vote the Voting Shares as set forth in this Agreement. Mr. Tian is permitted to enter into and carry out his obligations under that certain Voting Agreement of even date herewith regarding the Business Combination.

5. GRANT OF IRREVOCABLE PROXY

(a) During the Voting Period, each Stockholder (each, in such context, a “Grantor”) hereby irrevocably (to the fullest extent permitted by law) appoints the Company and its duly appointed officers, in their capacities as officers of the Company (each, in such context, a “Grantee”), as such Stockholder’s proxy and attorney-in-fact (with full power of substitution and re-substitution), for and in the name, place and stead of such Stockholder, to vote the Voting Shares, to instruct nominees or record holders to vote the Voting Shares, or grant a consent or approval or dissent or disapproval in respect of such Voting Shares (i) in accordance with Section 3 and (ii) in the discretion of the Grantee with respect to any proposed adjournments or postponements of any meeting of stockholders of the Company at which any of the matters described in Section 3 are to be considered.

(b) Each Stockholder represents to the other Stockholders and to the Grantee that any proxies heretofore given in respect of the Voting Shares that may still be in effect are revocable, and such proxies are hereby revoked.

(c) Each Grantor hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Combination Agreement, and that such irrevocable proxy is given to secure the performance of the duties of each Grantor under this Agreement. Each Grantor hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Grantor hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law. Notwithstanding this Section 5(c), the proxy granted by each Grantor shall be revoked upon the Termination Date without any further action of the Grantor or the Grantee.

(d) The Grantees may not exercise this irrevocable proxy on any other matter except as provided above. The Company may terminate the proxy held by it or any of its officers with respect to a Grantor at any time at its sole election by written notice provided to the Grantor.

6. STANDSTILL

(a) Each of the Stockholders agrees that, during the term of this Agreement, unless specifically invited in writing by a committee of the Board comprised solely of directors who are not Affiliates of such Stockholders or officers of the Company (an “Independent Committee”), neither it nor any of its Affiliates shall in any manner, directly or indirectly:

(i) effect, seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist any other Person to effect, seek, offer or propose (whether publicly or otherwise) to effect or participate in:

(A) except as set forth in subsections (b) and (c) below, as applicable, any acquisition of any Voting Securities of the Company or beneficial ownership thereof (as determined in accordance with Rule 13d-3 under the Exchange Act), for the sake of clarity including without limitation through voting proxies or otherwise, or any acquisition of assets of the Company or any of its subsidiaries. For purposes of this Agreement, “Voting Securities” means the Common Shares and any other securities entitled to vote generally for the election of directors of the Company or any other securities convertible, exchangeable or exercisable for such securities;

(B) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries;

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(C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries; or

(D) any “solicitation” of “proxies” (as such terms are used in Regulation 14A promulgated under the Exchange Act) (a “Proxy Solicitation”) or consents to vote any Voting Securities of the Company;

(ii) except as may be specifically contemplated by this Agreement, form, join or in any way participate in a “group” (as such term is used in Section 13 of the Exchange Act and Regulation 13D-G promulgated thereunder) (a “Group”) with respect to the securities of the Company;

(iii) make any public announcement with respect to, or submit an unsolicited proposal for or offer of (with or without condition), any extraordinary transaction involving the Company or its securities or assets;

(iv) otherwise act, alone or in concert with others, to seek to control or influence the management, Board or policies of the Company;

(v) take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or

(vi) enter into any discussions or arrangements with any third party with respect to any of the foregoing.

For the avoidance of doubt, the restrictions contained in this Section 6 (x) shall not apply to actions taken by directors of the Company solely in their capacity as directors and fiduciaries of the Company, and (y) are not intended to, and shall not, restrict any Linkage shareholder or any Linkage Affiliate other than Mr. Sun and his Affiliates from buying or selling securities issued by the Company for their own account in “broker’s transactions” or other transactions effectuated over internationally recognized securities exchanges.

(b) The provisions of Section 6(a) above shall not apply to the following acquisitions of Voting Securities of the Company by Mr. Tian during the term of this Agreement: (w) a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares, (x) a split or subdivision of the outstanding Common Shares or (y) an ESOP Award or any exercise or vesting thereof.

(c) The provisions of Section 6(a) above shall not apply to the following acquisitions of Voting Securities of the Company by Mr. Sun during the term of this Agreement: (x) a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares, (y) a split or subdivision of the outstanding Common Shares or (z) an ESOP Award or any exercise or vesting thereof.

7. SUSPENSION FOR SIGNIFICANT EVENTS

The obligations of the Mr. Tian and Mr. Sun pursuant to Section 3(c) (the Proportionate Requirement), Section 5(a) and Section 6 shall be suspended during the pendency of any Significant Event (but shall be automatically reinstated upon the cessation of such Significant Event if such Significant Event terminates or is not completed). For purposes of this Agreement, “Significant Event” means that a person (as such term is used in Section 13 of the Exchange Act and Regulation 13D-G promulgated thereunder) or a Group, other than Mr. Tian, Mr. Sun, or any of their respective Affiliates and other than the Company or its subsidiaries: (a) enters into an agreement providing for the merger or consolidation, or any similar transaction, involving the Company in which, following consummation of such transaction, substantially all of the persons or entities who, immediately prior to such transaction, had beneficial ownership of 50% or more of the voting power of the Company do not continue to beneficially own at least 50% of the voting power of the combined entity; (b) enters into an agreement providing for the purchase or other acquisition of, or purchases or otherwise acquires, 25% or more of the assets of the Company; (c) enters into an agreement providing for the purchase or other acquisition of, or purchases or otherwise acquires, beneficial ownership of securities representing 15% or more of the voting power of the Company; (d) announces or commences a tender offer or exchange offer which, if successful, would result in such Person or Group owning, when combined with any other Voting Securities of the Company owned

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by such Person or Group, 15% or more of the voting power of the Company; or (e) enters into an agreement or commences a Proxy Solicitation in which the Person or Group would acquire the ability to elect a majority of the directors standing for re-election at any annual or special meeting of the stockholders of the Company. For the avoidance of doubt, a Significant Event shall not affect any of the obligations of Linkage under this Agreement.

8. TRANSFER RESTRICTIONS

During the Voting Period, no Stockholder may directly or indirectly sell, transfer or assign (such sale, transfer or assignment, a “Transfer”), any of such Stockholder’s Voting Shares, except for Transfers by such Stockholder: (a) that are made in compliance with the “manner of sale” requirements in Rule 144(f) promulgated under the Securities Act or in a bona fide underwritten registered public offering; (b) are not to a transferee (whether a single transferee or a Group) who is, or as a result of the Transfer would become, a beneficial owner of 5% or more of the Voting Securities of the Company; (c) to any of such Stockholders’ controlled Affiliates, provided that such Affiliate becomes a signatory to this Agreement; (d) pursuant to a tender offer or business combination; (e) by will, or by operation of law, in which case this Agreement shall bind the transferee and the transferee shall become a signatory to this Agreement; (f) in connection with estate and charitable planning purposes, including Transfers to relatives, trusts and charitable organizations, provided that such transferee becomes a signatory to this Agreement; (g) in the case of Mr. Sun, that are pledges or other Transfers of up to 50% of his Voting Shares in connection with bona fide margin loans or other secured financing transactions provided such Voting Shares otherwise remain subject to the restrictions herein in all respects; and (h) in the case of Linkage, to the shareholders of Linkage in accordance with the distribution described in the Combination Agreement.

9. TERM AND TERMINATION

The obligations of Mr. Sun and Mr. Tian under Sections 2 through 8 shall become effective as of the Closing and this Agreement shall continue in force and effect until the earlier of (i) the conclusion of the third annual meeting of the stockholders of the Company following the Closing Date, (ii) the termination of the Combination Agreement, if such termination occurs prior to the Closing, and (iii) the date on which either of Mr. Tian or Mr. Sun beneficially owns (as defined in accordance with Rule 13d-3 under the Exchange Act) less than 5% of the Voting Securities of the Company (the “Termination Date”). The obligations of Linkage under Sections 2 through 8 shall become effective as of the Closing and shall continue in full force and effect until the Linkage Termination Date.

10. GENERAL PROVISIONS

(a) Notices. Unless otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement will be in writing and will be given in accordance with the notice provisions of the Combination Agreement.

(b) Captions and Headings. The captions and headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(c) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

(d) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and no party will be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

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(e) Equitable Relief. The parties hereto recognize that, if such party fails to perform or discharge any of its obligations under this Agreement, or threatens to breach any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the other parties. Each party hereto therefore agrees that the other parties are entitled to seek temporary and permanent injunctive relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy a court of competent jurisdiction may deem appropriate in any such case. For purposes of such injunctive relief or specific performance, the parties hereto consent to submit to the personal jurisdiction and venue of any U.S. federal or State court located in New York County, in the State of New York, and agree not to attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court.

(f) Manner of Voting. The voting of shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law and consistent with the terms of this Agreement.

(g) Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of New York.

(h) Action in Stockholder Capacity Only. No Stockholder makes any agreement or understanding herein as a director or officer of the Company. Each Stockholder is signing this Agreement solely in such Stockholder’s capacity as a record holder and beneficial owner, as applicable, of the Voting Shares, and nothing herein shall limit or affect any actions taken in such Stockholder’s capacity as an officer or director of the Company.

(i) Dispute Resolution. Except with respect to equitable relief as provided for herein, any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one party hereto has delivered to any other party hereto a written request for such consultation. If within thirty (30) days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any party to such dispute with notice to the others.

(1) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be three (3) arbitrators. Each opposing party to a dispute shall be entitled to appoint one arbitrator, and the third arbitrator shall be jointly appointed by the disputing parties or, failing such agreement by thirty (30) days after the appointment by each party of its arbitrator, the HKIAC shall appoint the third arbitrator.

(2) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the UNCITRAL Arbitration Rules as administered by the HKIAC at the time of the arbitration.

(3) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of New York and shall not apply any other substantive law.

(4) Each party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the others in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(5) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party or parties may apply to a court of competent jurisdiction for enforcement of such award.

(6) Any party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(j) Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, or upon any breach or default of any other party under this Agreement, will impair any such right, power or remedy of such non-breaching or non-defaulting party nor will it be construed to be a waiver

F-7

of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any provisions or conditions of this Agreement, must be in writing and will be effective only to the extent specifically set forth in such writing.

(k) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

(l) Amendments. Any term of this Agreement may be amended only with the written consent of the parties hereto.

[Signatures begin on next page.]

F-8

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ASIAINFO HOLDINGS, INC.

By:	/s/ Steve Zhang
Name:	Steve Zhang
Its:	Chief Executive Officer

/s/ Edward Tian
Mr. Edward Tian

/s/ Libin Sun
Mr. Libin Sun

[SIGNATURE PAGE TO STOCKHOLDERS’ AGREEMENT]

F-9

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

LINKAGE TECHNOLOGIES INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Libin Sun
Name:	Libin Sun
Its:	Chairman and Chief Executive Officer

[LINKAGE SIGNATURE PAGE TO STOCKHOLDERS’ AGREEMENT]

F-10

Annex G

FORM OF NON-COMPETITION

AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (the “Agreement”), dated as of             , is entered into by and among Lianchuang Technology Company Limited (“Lianchuang”), a joint stock limited company organized under the laws of the People’s Republic of China (the “PRC”), the beneficial owners of the outstanding share capital of Lianchuang listed on Schedule A hereto (the “Lianchuang Shareholders”, and collectively with Lianchuang, the “Lianchuang Parties”) and AsiaInfo Holdings, Inc., a Delaware corporation (“AsiaInfo”).

RECITALS

A. Simultaneously with the execution and delivery of this Agreement and pursuant to that certain Business Combination Agreement dated as of December 4, 2009 (the “Business Combination Agreement”) by and among AsiaInfo, Linkage Technologies International Holdings Limited, a company organized under the laws of the Cayman Islands (“Linkage”), and the other parties thereto, AsiaInfo is acquiring Linkage’s wholly-owned subsidiary, Linkage Technologies Investment Limited (BVI), a company organized under the laws of the British Virgin Islands (the “Company”) from Linkage (the “Combination”); and

B. Lianchuang is an affiliate of Linkage and the Company, is substantially owned by the Lianchuang Shareholders (who are also shareholders of Linkage), has valuable business contacts with clients and potential clients of the Company and with professionals in the telecommunications industry in China, has detailed knowledge of the Company’s intellectual property and other confidential and proprietary information of the Company and has gained substantial knowledge and expertise in connection with the Company’s products, organization and customers; and

C. Lianchuang has a significant number of material contracts with Linkage and the Company, which material contracts will be acquired, directly or indirectly, by AsiaInfo in connection with the Combination, and Lianchuang’s ongoing contractual relationship with AsiaInfo following consummation of the Combination will result in Lianchuang’s realization of a material benefit from the consummation of the Combination; and

D. As a material inducement to AsiaInfo and Linkage to enter into the Business Combination Agreement, the Lianchuang Parties have agreed to refrain from engaging in certain activities competitive to the Company’s business for a reasonable period of time in order that AsiaInfo may obtain the contemplated benefits from the acquisition of the Company and the goodwill associated therewith; and

E. The Lianchuang Parties acknowledge that the delivery of this Agreement to AsiaInfo is a material element of the Combination and is a condition to the closing of the Combination, and this Agreement is executed by the Lianchuang Parties to protect the legitimate interests of AsiaInfo and Linkage in connection with the Combination.

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which the parties hereto acknowledge, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Defined Terms. Capitalized terms not defined herein shall have the meanings ascribed to them in the Business Combination Agreement.

2. Effective Date. This Agreement shall be effective as of the Closing. This Agreement shall be null and void if the Combination is not consummated as contemplated by the Business Combination Agreement.

3. Non-Compete and Non-Solicit. From the Closing and for five (5) years thereafter, the Lianchuang Parties will not, and will cause their respective Affiliates (other than the Company and the other Group Companies of Linkage) not to, directly or indirectly, in the PRC:

(i) engage in, own any interest in, invest in, lend funds to, or provide any management, consulting, financial, administrative or other services to any business that competes with AsiaInfo or any of its Group Companies in the telecommunications software solutions or information technology security products and services sectors;

(ii) solicit, sell or attempt to sell goods and services offered by AsiaInfo or any of its Group Companies in the telecommunications software solutions or information technology security products and services sectors to any Person that is a customer of AsiaInfo or any of its Group Companies (or any of their respective successors);

(iii) disclose any confidential or non-public information regarding AsiaInfo or any of its Group Companies to any third party; or

(iv) directly or indirectly solicit or encourage to leave, employ, contract, or offer to employ or contract with, any Person who is an employee, was an employee during the previous 12 months, or is hired as an employee by AsiaInfo or any of its Group Companies (or any of their respective successors), including without limitation any employees of the Company or its subsidiaries who remain employees of the Company or its subsidiaries at the time of the Closing;

provided, however, that notwithstanding the foregoing, each of the Lianchuang Parties and their respective Affiliates may own (in addition to shares of Omaha Common Stock acquired by the Lianchuang Parties pursuant to the Combination-Related Transactions), directly or indirectly, solely as an investment, securities of any Person engaged in the sale of goods and services in the telecommunications software solutions or information technology security products and services sectors in the PRC that are traded on any internationally-recognized securities exchange if the Lianchuang Parties and their respective Affiliates (alone or collectively with their Affiliates) (x) do not control, are not controlled by, and are not under common control with such Person and (y) do not, directly or indirectly, own one (1) percent or more of any class of securities of such Person.

4. Intent of Parties. It is the intention of the parties that the provisions of Section 3 hereof be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of Section 3 shall not render unenforceable, or impair, the remainder of the provisions of Section 3. Accordingly, if any provision of Section 3 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

5. Acknowledgement of the Lianchuang Parties. The Lianchuang Parties acknowledge that the goodwill associated with the Company is an integral component of the value that is being acquired by AsiaInfo and is reflected in the consideration payable by AsiaInfo in connection with the Combination. The Lianchuang Parties acknowledge that the promises and the restrictions that the Lianchuang Parties are providing in this Agreement are reasonable and necessary to protect AsiaInfo’s business and AsiaInfo’s legitimate interest in its acquisition of the Company pursuant to the Business Combination Agreement. The Lianchuang Parties acknowledge that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things: (A) AsiaInfo and the Company are engaged in a highly competitive industry; (B) the Lianchuang Parties have had unique access to the trade secrets and know-how of the Company; and (C) this Agreement provides no more protection than is necessary to protect AsiaInfo’s interests in the Company, goodwill, trade secrets and confidential information.

6. Independent Review and Advice. The Lianchuang Parties represent and warrant that the Lianchuang Parties have carefully read this Agreement; that the Lianchuang Parties execute this Agreement with full knowledge of the contents of this Agreement, the legal consequences thereof, and any and all rights which each party may have with respect to one another; that the Lianchuang Parties have had the opportunity to receive independent legal advice with respect to the matters set forth in this Agreement and with respect to the rights and asserted rights arising out of such matters, and that the Lianchuang Parties are entering into this Agreement of their own free will. The Lianchuang Parties expressly agree that there are no exceptions contrary to the Agreement and no usage of trade or regular practice in the industry shall be used to modify the Agreement. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof as a result of one party having more or less influence on the drafting hereof.

7. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of each party hereto, and such party’s respective subsidiaries, successors and assigns. This Agreement shall not be assignable by the Lianchuang Parties.

8. Entire Agreement. This Agreement constitutes the entire agreement between AsiaInfo and the Lianchuang Parties relating to the subject matter hereof. This Agreement supersedes and replaces any prior verbal or written agreement between the parties relating to the subject matter hereof. In the event of any conflict or any contradictory terms in any other agreement between AsiaInfo and the Lianchuang Parties regarding the subject matter of this Agreement, the terms of this Agreement shall govern. This Agreement may be amended or altered only in a written agreement executed by a duly authorized officer of AsiaInfo and the Lianchuang Parties.

9. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard for the conflicts of laws principles thereof.

10. Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be resolved through consultation. Such consultation shall begin immediately after one party hereto has delivered to any other party hereto a written request for such consultation. If within thirty (30) days following the date on which such notice is given the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any party to such dispute with notice to the others.

(i) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be three (3) arbitrators. Each opposing party to a dispute shall be entitled to appoint one arbitrator, and the third arbitrator shall be jointly appointed by the disputing parties or, failing such agreement by thirty (30) days after the appointment by each party of its arbitrator, the HKIAC shall appoint the third arbitrator.

(ii) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the UNCITRAL Arbitration Rules as administered by the HKIAC at the time of the arbitration.

(iii) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive laws of New York and shall not apply any other substantive law.

(iv) Each party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the others in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(v) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and the prevailing party or parties may apply to a court of competent jurisdiction for enforcement of such award.

(vi) Any party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

11. Specific Performance. The Lianchuang Parties agree that any breach by the Lianchuang Parties of any of the provisions of Section 3 hereof shall cause irreparable harm to AsiaInfo and the Company that could not be adequately compensated by monetary damages and that, in the event of such a breach, the

Lianchuang Parties shall waive the defense in any action for specific performance that a remedy at law would be adequate, and AsiaInfo and the Company shall be entitled to specifically enforce the terms and provisions of Section 3 hereof, in addition to any other remedy to which AsiaInfo or the Company may be entitled at law or in equity.

12. Counterparts; Electronic Delivery. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument. Execution and delivery of this Agreement by facsimile or other electronic transmission in .PDF format shall be deemed due execution and delivery for all purposes.

[Signatures begin on next page.]

IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the Closing and subject to the consummation of the Combination.

LIANCHUANG TECHNOLOGY COMPANY LIMITED

By:
Its:

ASIAINFO HOLDINGS, INC.

By:
Its:

[SIGNATURE PAGE TO NON-COMPETITION

AND NON-SOLICITATION AGREEMENT]

IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the Closing and subject to the consummation of the Combination.

LIANCHUANG PARTIES:

[SIGNATURE PAGE TO NON-COMPETITION

AND NON-SOLICITATION AGREEMENT]

SCHEDULE A

LIANCHUANG SHAREHOLDERS

Annex H

4 December 2009

The Board of Directors

AsiaInfo Holdings, Inc.

5201 Great America Pkwy Suite 429

Santa Clara, CA 95054, USA

CC: 4/F Zhongdian Information Tower, 6 Zhongguancun South Street

Haidian District, Beijing 100086, P.R. China

Members of the Board of Directors:

We understand that AsiaInfo Holdings, Inc. (“AsiaInfo”) proposes to enter into a Business Combination Agreement, dated 4 December 2009 (the “Agreement”), by and among AsiaInfo, Linkage Technologies International Holdings Limited (“Linkage”), certain shareholders of Linkage party thereto and Libin Sun as agent for the shareholders of Linkage, pursuant to which, among other things, Linkage will sell, and AsiaInfo will purchase, all of the outstanding ordinary shares, US$0.10 par value per share (the “Shares”), of Linkage’s wholly-owned subsidiary, Linkage Technologies Investment Limited (“Target”) (the “Transaction”). The aggregate purchase price payable by AsiaInfo to Linkage for the Shares shall be equal to (i) US$60 million in cash (the “Cash Consideration”) and (ii) issuance by AsiaInfo of 26,832,731 shares of the common stock of AsiaInfo, par value $0.01 per share (“AsiaInfo Common Stock”) (such number of shares, the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to AsiaInfo of the Consideration to be paid by AsiaInfo in the Transaction.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business and financial information relating to Target and AsiaInfo;

(2)	reviewed certain financial forecasts relating to Target prepared by the management of AsiaInfo (the “AsiaInfo-Target Forecasts”) and discussed with the management of AsiaInfo its assessments as to the relative likelihood of achieving the future financial results reflected in the AsiaInfo-Target Forecasts;

(3)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of AsiaInfo furnished to or discussed with us by the management of AsiaInfo, including certain financial forecasts relating to AsiaInfo prepared by the management of AsiaInfo (such forecasts, the “AsiaInfo Forecasts”);

(4)	reviewed certain estimates as to the amount and timing of cost savings and revenue enhancements (collectively, the “Synergies”) anticipated by the management of AsiaInfo to result from the Transaction;

(5)	discussed the past and current business, operations, financial condition and prospects of Target with members of senior managements of Target and AsiaInfo, and discussed the past and current business, operations, financial condition and prospects of AsiaInfo with members of senior management of AsiaInfo;

(6)	reviewed the potential pro forma financial impact of the Transaction on the future financial performance of AsiaInfo, including the potential effect on AsiaInfo’s estimated earnings per share;

The Board of Directors

AsiaInfo Holdings, Inc.

(7)	reviewed the trading history for AsiaInfo Common Stock;

(8)	compared certain financial information of Target and financial and stock market information of AsiaInfo with similar information of other companies we deemed relevant;

(9)	compared certain financial terms of the Transaction to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(10)	reviewed the relative financial contributions of Target and AsiaInfo to the future financial performance of the combined company on a pro forma basis;

(11)	reviewed a draft, dated 4 December, 2009, of the Agreement (the “Draft Agreement”); and

(12)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of AsiaInfo and Target that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the AsiaInfo-Target Forecasts, the AsiaInfo Forecasts and the Synergies, we have assumed, at the direction of and with the consent of AsiaInfo, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of AsiaInfo as to the future financial performance of Target and AsiaInfo and the other matters covered thereby and, based on the assessments of the management of AsiaInfo as to the relative likelihood of achieving the future financial results reflected in the AsiaInfo-Target Forecasts, we have relied, at the direction of AsiaInfo, on the AsiaInfo-Target Forecasts for purposes of our opinion. We have relied, at the direction of AsiaInfo, on the assessments of the management of AsiaInfo as to AsiaInfo’s ability to achieve the Synergies and have been advised by AsiaInfo, and have assumed, that the Synergies will be realized in the amounts and at the times projected. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Target or AsiaInfo, nor have we made any physical inspection of the properties or assets of Target or AsiaInfo. We have not evaluated the solvency or fair value of Target or AsiaInfo under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of AsiaInfo, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on Target, AsiaInfo or the contemplated benefits of the Transaction. We also have assumed, at the direction of AsiaInfo, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects of the Transaction (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Transaction. Our opinion is limited to the fairness, from a financial point of view, to AsiaInfo of the Consideration to be paid in the Transaction and no opinion or view is expressed with respect to any consideration received in connection with the Transaction by the holders of any class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Transaction, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Transaction in comparison to other strategies or transactions that might be available to AsiaInfo or in which AsiaInfo might engage or as to the underlying business decision of AsiaInfo to proceed with or effect the Transaction. We are not expressing any opinion as to

The Board of Directors

AsiaInfo Holdings, Inc.

what the value of AsiaInfo Common Stock actually will be when issued or the prices at which AsiaInfo Common Stock will trade at any time, including following announcement or consummation of the Transaction. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Transaction or any related matter.

We have acted as financial advisor to AsiaInfo in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, we and certain of our affiliates may participate in the financing for the Transaction, for which services we and our affiliates would receive significant compensation, including acting as lead manager or sole bookrunner in connection with any financing transaction by AsiaInfo in connection with the Transaction. In addition, AsiaInfo has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of AsiaInfo, Target and certain of their respective affiliates.

We and our affiliates currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to AsiaInfo and in the future may receive compensation for the rendering of these services.

It is understood that this letter is for the benefit and use of the Board of Directors of AsiaInfo in connection with and for purposes of its evaluation of the Transaction.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets are experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on AsiaInfo, Target or the Transaction. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be paid in the Transaction by AsiaInfo is fair, from a financial point of view, to AsiaInfo.

Very truly yours,

MERRILL LYNCH (ASIA PACIFIC) LIMITED

Annex I

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

ASIAINFO HOLDINGS, INC.

AsiaInfo Holdings, Inc., a Delaware corporation (the “Corporation”), hereby certifies that:

1. The Corporation’s Board of Directors has duly adopted the following resolution setting forth the proposed amendment to the Corporation’s Certificate of Incorporation previously filed on June 8, 1998, as amended on each of August 27, 1999 and November 15, 2000, and as corrected on January 18, 2001 (the “Amended Certificate”):

RESOLVED, that Article FIRST of the Amended Certificate is hereby amended and restated in its entirety to read as follows:

“The name of the corporation is AsiaInfo-Linkage, Inc. (the “Corporation”).”

2. The foregoing amendment to the Amended Certificate has been duly approved by the Corporation’s Board of Directors.

3. The foregoing amendment to the Amended Certificate has been duly approved by the stockholders of the Corporation in accordance with Sections 228 and 242 of the Delaware General Corporation Law.

The undersigned declares that, under penalty of perjury under the laws of the State of Delaware, the matters set forth in this Certificate of Amendment are true to his own knowledge.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this              day of                     , 2010.

ASIAINFO HOLDINGS, INC.

By:
Steve Zhang, President and CEO

I-1

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2 AND 3.
☒
	FOR	AGAINST	ABSTAIN
1. Approval of the payment of US$60 million and the issuance of 26,832,731 shares of common stock of AsiaInfo Holdings, Inc. (“AsiaInfo”) to Linkage Technologies International Holdings (“Linkage Cayman”), as consideration for AsiaInfo’s purchase of 100% of the outstanding share capital of Linkage Cayman’s wholly-owned subsidiary, Linkage Technologies Investment Limited, pursuant to that certain Business Combination Agreement, by and among AsiaInfo, of Linkage Cayman, certain shareholders of Linkage Cayman, and Libin Sun as agent for the shareholders of Linkage Cayman, dated December 4, 2009.	☐	☐	☐
	FOR	AGAINST	ABSTAIN
2. Approval of the change of the name of AsiaInfo to “AsiaInfo-Linkage, Inc.” following the completion of AsiaInfo’s acquisition of Linkage Technologies Investment Limited and its subsidiaries from Linkage Cayman.	☐	☐	☐
	FOR	AGAINST	ABSTAIN
3. Approval of any motion to adjourn or postpone the special meeting, if necessary or appropriate, including to solicit additional proxies in the event there are not sufficient votes in favor of adoption of the proposals set forth above at the time of the special meeting.	☐	☐	☐

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2 AND 3. By my signature below, I confer to the named proxies discretionary authority on any other business that may properly come before the special meeting.

PLEASE VOTE, DATE AND SIGN BELOW AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please Sign as name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. We encourage you to take advantage of internet or telephone voting. both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the special meeting date.

INTERNET http://www.eproxy.com/asias Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

ASIAINFO HOLDINGS, INC.

SPECIAL MEETING OF STOCKHOLDERS, , 2010.

The undersigned stockholder(s) of AsiaInfo Holdings, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated                     , 2010, and hereby appoint(s) Susie Shan and Wei Li, and each of them, as proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the special meeting of stockholders of AsiaInfo Holdings, Inc., to be held on                     , 2010 at      p.m., local time, at 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidan District, Beijing, PRC and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side. You may revoke this proxy at any time prior to the vote at the special meeting.

This form of proxy must be signed by you or your attorney duly authorized in writing or, in the case of a corporation, must either be under its common seal or under the hand of an officer or attorney duly authorized.

In order to be valid, this form of proxy with the power of attorney or other authority, if any, under which it is signed, must be deposited with the transfer agent no later than 4:00 p.m., Eastern Time, on                     , 2010 in order to be counted in the special meeting on                     , 2010. You may also vote your shares in person at the special meeting. Due to the limited amount of time available before the proxy deadline, the completed proxy can be faxed (with the original to follow by mail) to the transfer agent, at +1 (201) 680-4671.

(Continued and to be marked, dated and signed, on the other side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

TO THE HOLDERS OF COMMON STOCK OF AsiaInfo Holdings, Inc.

The Bank of New York Mellon (the “transfer agent”) has received advice that the special meeting of stockholders of AsiaInfo Holdings, Inc. (the “Special Meeting”) will be held at 4th Floor, Zhongdian Information Tower, 6 Zhongguancun South Street, Haidian District, Beijing, PRC, on , 2010, at p.m., local time, for the purposes set forth in the enclosed Notice of Special Meeting.

The attached proxy is being solicited by the Board of Directors of AsiaInfo. If you are desirous of having the individuals named in the attached proxy card vote your common stock for or against the proposals or any of them, at the Special Meeting, kindly execute and forward to the transfer agent the attached proxy. The enclosed postage paid envelope is provided for this purpose. This proxy should be executed in such manner as to show clearly whether you desire the individuals named in the attached proxy card to vote for or against the proposals or any of them, as the case may be. The proxy MUST be forwarded in sufficient time to reach the transfer agent before 4:00 p.m., Eastern Time, , 2010. Only the registered holders of record at the close of business on , 2010 will be entitled to execute the proxy.

Due to the limited amount of time available before the proxy deadline, the proxy can be faxed (with the original to follow by mail) to the transfer agent at +1 (201) 680-4671.

The BNY Mellon Shareowner Services.

Date: , 2010

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